                            SCHEDULE 14A INFORMATION


                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
             THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. 2)



    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12



                                ALLIED PRODUCTS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


/ /  No fee required.
/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         NA
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         NA
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         NA
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         $112,076,041
         -----------------------------------------------------------------------
     (5) Total fee paid:
         $24,017
         -----------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

[LOGO]

10 South Riverside Plaza
Chicago, Illinois 60606
Telephone: (312) 454-1020
------------------------

TO OUR STOCKHOLDERS:


    This letter affords me the opportunity to extend a cordial invitation to all our stockholders to attend a special meeting of stockholders on March 7, 2000. At this meeting you will be voting on a proposal to transfer our Agricultural Products Group to a newly formed company and then sell 80.1% of that company to Bush Hog Investors, L.L.C.


    Enclosed you will find the Notice of our Special Meeting, together with a Proxy Statement and a Proxy card. The Proxy Statement describes the matters to be considered at the meeting. If you are unable to attend the meeting in person, please complete and return the enclosed Proxy so that your shares are represented and voted. We would appreciate your prompt attention to this matter.

Very truly yours,

RICHARD A. DREXLER
CHAIRMAN, PRESIDENT AND
CHIEF EXECUTIVE OFFICER


February 14, 2000

[LOGO]

Executive Offices:
10 S. Riverside Plaza
Chicago, Illinois 60606
------------------------------------------
NOTICE OF
SPECIAL MEETING OF STOCKHOLDERS

TUESDAY, MARCH 7, 2000 -- 9:30 A.M.

------------------------------------------


    You are hereby notified that a Special Meeting of Stockholders of Allied Products Corporation (the "Company") will be held on Tuesday, March 7, 2000 at 9:30 A.M. at 21st Floor, Bank of America, 231 South La Salle Street, Chicago, Illinois 60697 to consider and act upon the following matters:



1. To consider the approval of the Limited Liability Company Interest Purchase and Asset Contribution Agreement by and among the Company, Bush Hog, L.L.C., a Delaware limited liability company ("New Bush Hog") and Bush Hog Investors, L.L.C., a Delaware limited liability company which contemplates
    (a) the transfer from the Company to New Bush Hog of substantially all of the operating assets and some of the liabilities associated with the Company's agricultural products group in exchange for all of the outstanding membership interests of New Bush Hog and (b) the sale of membership interests representing 80.1% of the outstanding membership interests of New Bush Hog to Bush Hog Investors for a purchase price of $112,076,041, subject to post-closing adjustments.


2. To transact any other business that may properly come before the meeting or any adjournment of the special meeting.

    If you are unable to attend the meeting personally, please be sure to date, sign and return the enclosed proxy card in the envelope provided.


    Only stockholders of record on the books of the Company at the close of business on January 18, 2000, are entitled to notice of and to vote at the meeting.


    THE BOARD OF DIRECTORS OF THE COMPANY HAS ADOPTED AND APPROVED THE AGREEMENT AS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE AGREEMENT.

    The Agreement is explained in the accompanying proxy statement, which you are urged to read carefully. A copy of the Agreement is attached as Appendix A to the proxy statement.

    Your vote is very important to us. Whether or not you plan to attend the special meeting, please act promptly to vote your shares on the proposals described above. You may vote your shares by marking, signing and dating the enclosed proxy form and returning it in the return envelope provided, which requires no postage if mailed in the United States. If you attend the special meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing.

By Order of the Board of Directors,
MARK C. STANDEFER
SECRETARY


Dated: February 14, 2000

                               TABLE OF CONTENTS



QUESTIONS AND ANSWERS ABOUT THE TRANSACTION.................         1

VOTING PROCEDURES AND GENERAL INFORMATION...................         3

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING
    STATEMENTS..............................................         4

THE JOINT VENTURE PROPOSAL (PROPOSAL 1 ON PROXY CARD).......         5

BOARD OF DIRECTORS RECOMMENDATION...........................         5

THE TRANSACTION.............................................         5

  Reasons for the Transaction...............................         5

  Summary of the Transaction................................         7

  Background of the Transaction.............................         9

  ING Barings Opinion.......................................        15

  Rights of Security Holders Following the Transaction......        19

  Accounting Treatment of the Transaction...................        20

  Federal Income Tax Consequences of the Transaction........        20

  Regulatory Approvals......................................        21

  Interests of Certain Persons In Matters to be Acted
   Upon.....................................................        21

SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL
    INFORMATION.............................................        22

  Selected Historical Financial Information.................        22

  Selected Pro Forma Financial Information (unaudited)......        23

  Comparative Book Value Per Share Data (unaudited).........        23

TERMS OF THE TRANSACTION AND THE AGREEMENTS.................        24

  The Purchase Agreement....................................        24

  Sale of Membership Interests to Bush Hog Investors........        24

  Payment of Bank Indebtedness and Release of Security
   Interests................................................        24

  Adjustments to Purchase Price.............................        24

  Retained Obligations and Liabilities......................        25

  Closing...................................................        26

  Representations and Warranties............................        26

  Conduct of Business Pending Completion of the Joint
   Venture..................................................        26

  Indemnification...........................................        27

  Employees.................................................        27

  No Solicitation...........................................        27

  Conditions to Closing.....................................        28

  Termination...............................................        29

  The Buyer.................................................        29

  The Limited Liability Company Agreement...................        30

  Capital Contributions.....................................        30

  Distributions.............................................        30

  Management................................................        30

  Transfer of Membership Interests..........................        31


UNAUDITED PRO FORMA FINANCIAL INFORMATION FOR THE NINE-MONTH
    PERIOD ENDED SEPTEMBER 30, 1999 AND THE YEAR ENDED
    DECEMBER 31, 1998.......................................        32

UNAUDITED PRO FORMA FINANCIAL INFORMATION FOR THE YEARS
    ENDED
    DECEMBER 31, 1997 AND 1996..............................        40

OWNERSHIP OF ALLIED PRODUCTS CORPORATION COMMON STOCK.......        44

  Principal Stockholders and Management Ownership...........        44

INFORMATION ABOUT THE COMPANY'S BUSINESS....................        45

  Agricultural Products Group...............................        45

  Industrial Products Group.................................        47

  Sales Backlog.............................................        49

  Employees.................................................        49

  Raw Materials and Sources of Supply.......................        49

  Patents, Trademarks and Licenses..........................        49

  Major Customers...........................................        49

  Seasonality...............................................        49

  Environmental Factors.....................................        49

  Properties................................................        50

  Legal Proceedings.........................................        50

MARKET PRICE OF THE COMPANY'S COMMON STOCK AND RELATED
    SECURITY HOLDER MATTERS.................................        51

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
    AND RESULTS OF OPERATIONS...............................        52

  Overview..................................................        52

  Restatement of Prior Period Financials....................        55

  Operating Results.........................................        55

  First Nine Months of 1999 Compared to First Nine Months of
   1998.....................................................        55

  Third Quarter of 1999 Compared to Third Quarter of 1998...        57

  1998 Compared to 1997.....................................        58

  1997 Compared to 1996.....................................        59

  Financial Condition.......................................        60

  Liquidity and Capital Resources...........................        63

  Market Risk...............................................        65

  Impact From Not Yet Effective Rules.......................        65

  Year 2000 Compliance......................................        65

  Safe Harbor Statement.....................................        66

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET
    RISK....................................................        67

OTHER BUSINESS..............................................        67

STOCKHOLDERS PROPOSALS FOR 2000 ANNUAL MEETING..............        67




                                    Limited Liability Company Interest Purchase and Asset
           APPENDIX A          --     Contribution Agreement
           APPENDIX B          --   Limited Liability Company Agreement
           APPENDIX C          --   Opinion of ING Barings LLC

                  QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

 Q. WHAT IS THE PROPOSED TRANSACTION?


 A. We will transfer to a new limited liability company substantially all of the assets and some of the liabilities of our Agricultural Products Group (I.E., our Bush Hog and Great Bend divisions) and then sell 80.1% of the limited liability company to Bush Hog Investors, L.L.C. for $112,076,041, subject to post-closing adjustments that we currently expect to increase the purchase price by approximately $10 million. Bush Hog Investors is a privately held company that is directly and indirectly owned and controlled by members of the Crown family of Chicago.


 Q. WILL ANY OF THE SALES PROCEEDS BE DISTRIBUTED TO STOCKHOLDERS?

 A. No, all of the net proceeds from the sale will be used to reduce indebtedness.

 Q. WHO WILL OPERATE THE JOINT VENTURE?

 A. The officers of our Agricultural Products Group will operate the Joint Venture. CC Industries, Inc., will be the manager of the Joint Venture and will establish policy and provide strategic direction. CC Industries also is directly and indirectly owned and controlled by members of the Crown family.

 Q. HOW WILL THE PROPOSED TRANSACTION AFFECT ALLIED PRODUCTS CORPORATION?

 A. The proposed transaction will enable us to reduce our total outstanding indebtedness significantly. However, after the transfer of our Agricultural Products Group to the limited liability company, our sole remaining operations will be our Industrial Products Group and our ownership of 19.9% of the joint venture. The Industrial Products Group incurred substantial losses in 1998 and the first nine months of 1999.

 Q. WHAT WILL THE COMPANY DO IF ITS STOCKHOLDERS DO NOT APPROVE THE PROPOSED TRANSACTION?


 A. A failure to approve the proposed transaction would be an event of default under the loan agreement with our banks and we would be unable to repay our outstanding bank indebtedness on March 7, 2000, its maturity date. We would attempt to persuade our banks to forebear exercising their rights as secured creditors and to agree to extend the maturity date of the loan agreement while we sought alternative financing arrangements. However, we have no indication from the banks that they would agree to such actions and there is no assurance that we would be able to make alternative financing arrangements.


 Q. WILL THE PROPOSED TRANSACTION HELP SOLVE THE PROBLEMS OF THE INDUSTRIAL PRODUCTS GROUP?

 A. Cash generated by the proposed transaction helps to strengthen our weakened balance sheet, which has resulted from the problems of the Industrial Products Group. The cash generated by this transaction, however, will not, in and of itself, solve the problems of the Industrial Products Group. These problems, which we are trying to address, are essentially unaffected by the proposed transaction.

 Q. HOW DO I VOTE?

 A. You may vote by indicating on the enclosed proxy form how you want to vote, and signing and mailing the proxy form in the enclosed prepaid return envelope. Please vote as soon as possible to ensure that your shares are represented at the special meeting.

 Q. WHAT VOTE IS REQUIRED TO APPROVE THE AGREEMENT AND THE JOINT VENTURE
    PROPOSAL?

 A. The Agreement and the Joint Venture Proposal must be approved by a majority of our outstanding common stock.

 Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

 A. Your broker will vote your shares only if you provide your broker instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. WITHOUT INSTRUCTIONS, YOUR SHARES WILL NOT BE VOTED, WHICH WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE AGREEMENT.

 Q. CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY FORM?

 A. Yes. You can change your vote at any time before we vote your proxy at the special meeting in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy to the Secretary at the address below. Second, you can complete a new proxy form and send it to the Secretary, and the new proxy form will automatically replace any earlier proxy form you returned. Third, you can attend and vote in person at the special meeting.

    You should send any written notice or new proxy to the Secretary at the following address: Mark C. Standefer, Secretary, Allied Products Corporation, 10 South Riverside Plaza, Chicago, Illinois 60606, Telephone:
    (312) 441-5214.

 Q. WILL I HAVE DISSENTER'S OR APPRAISAL RIGHTS IF I VOTE AGAINST THE PROPOSED TRANSACTION?

 A. Under Delaware law, you do not have the right to demand the appraised value of your shares (dissenter's rights) if you vote against the transaction.

 Q. WHO DO I CONTACT IF I HAVE ADDITIONAL QUESTIONS OR WOULD LIKE ADDITIONAL COPIES OF THE PROXY STATEMENT?

 A. YOU MAY CONTACT:

                             Allied Products Corporation
                             10 South Riverside Plaza
                             Chicago, Illinois 60606
                             Attn: Secretary

                             or


                             Georgeson & Company Inc.
                             Wall Street Plaza
                             New York, New York 10005
                             Banks and Brokers call collect (212) 440-9170

                   VOTING PROCEDURES AND GENERAL INFORMATION


    This proxy statement and the accompanying proxy card are first being mailed to stockholders commencing on or about February 14, 2000. The accompanying proxy is solicited by your Board of Directors for use at the special meeting of stockholders to be held on March 7, 2000, and any adjournment or adjournments thereof. The cost of soliciting proxies will be borne by the Company. Our Directors, officers and employees may assist in the solicitation of proxies by mail, telephone, telegraph and personal interview without additional compensation. In addition, we have retained Georgeson & Company to solicit proxies on behalf of the Board of Directors at a cost of $7,500, plus reasonable out-of-pocket expenses.


    The purpose of the special meeting is to consider the following matters, as described in more detail elsewhere in this proxy statement:


1. To consider the approval of the Limited Liability Company Interest Purchase and Asset Contribution Agreement by and among the Company, New Bush Hog and Bush Hog Investors dated October 21, 1999, as amended as of December 16, 1999 and as of February 10, 2000 (the "Purchase Agreement"), which contemplates (a) the transfer, in the aggregate, from the Company to New Bush Hog, a limited liability company newly organized under the laws of Delaware, of substantially all of the operating assets and some of the liabilities associated with the Company's agricultural products group (the "Agricultural Products Group") in exchange for all of the membership interests in New Bush Hog and (b) the sale of membership interests representing 80.1% of the total membership interests of New Bush Hog to Bush Hog Investors for a purchase price of $112,076,041, subject to post-closing adjustments that we currently expect to increase the purchase price by approximately $10 million. The transactions contemplated by the Purchase Agreement are sometimes referred to in this proxy statement as the "Joint Venture" or the "Joint Venture Proposal."


2.  To transact any other business that may properly come before the meeting.

    When your proxy card is returned properly signed, your shares represented thereby will be voted by the persons named as Proxies in accordance with your directions. You are urged to specify your choices on the enclosed proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted "FOR" Proposal 1, the Joint Venture Proposal, and in the discretion of the persons named as Proxies in the manner they believe to be in the best interest of the Company as to any other matters that may properly come before the special meeting. The Board of Directors does not know of any matters other than the Joint Venture Proposal that are to come before the special meeting. You may revoke your proxy any time before it is voted at the special meeting by written notice to the Company, by voting in person at the special meeting or by submitting a later dated proxy.


    The Board of Directors has fixed January 18, 2000 as the record date for the special meeting. Only stockholders of record on the record date are entitled to notice of and to vote at the special meeting. On the record date, there were 11,847,046 shares of common stock of the Company issued and outstanding, each of which shares is entitled to one vote on all matters presented at the special meeting.


    As of September 30, 1999, our SMART and SIP Plans (employee benefit plans formed pursuant to Section 401(k) of the Internal Revenue Code) held 406,245 shares of common stock representing 3.43% of our outstanding shares of common stock. UMB Bank, N.A. acts as trustee for the SMART and SIP Plans. The shares held in the SMART and SIP Plans have been credited to the individual accounts of the participants in the SMART and SIP Plans and will be voted in accordance with instructions of such participants. Shares in the SMART and SIP Plans with respect to which participants fail to return voting instructions (other than in the PAYSOP accounts) will be voted on each issue by an advisory committee composed of three members, Lloyd A. Drexler, S.S. Sherman and Richard A. Drexler, in the same proportion as all other outstanding shares are voted. All PAYSOP account shares (approximately 4,855 shares) with respect to which participants fail to return voting instructions will not be voted. Those shares held in the SMART and SIP Plans which have not been credited to participants' accounts will be voted by the advisory committee in its discretion. The Company currently expects that the advisory committee will vote these shares in favor of the Joint Venture Proposal.

BENEFICIAL OWNERS

    Messrs. S.S. Sherman, Lloyd A. Drexler and Richard A. Drexler combined, directors of the Company, beneficially own more than 5% of the common stock. The Company expects that Messrs. S.S. Sherman,

Lloyd A. Drexler and Richard A. Drexler will vote in favor of the Joint Venture Proposal. See the table set forth under the caption "Principal Stockholders and Management Ownership" and the notes thereto for information concerning their ownership.

    The Company was notified on February 5, 1999 that Neuberger & Berman L.P., whose address is 605 Third Avenue, New York, New York 10158-3698, beneficially owned 706,876 shares of common stock representing approximately 6.01% of the outstanding shares of Allied common stock. It has sole voting power over only 482,476 shares.


    The Company was notified on February 1, 2000 that Dimensional Fund Advisors, whose address is 1299 Ocean Avenue, Santa Monica, California 90401, beneficially owned 864,067 shares of common stock representing approximately 7.29% of the outstanding shares of Allied common stock. It has sole voting power over these 864,067 shares.


    Holders of the Company's common stock are not entitled to appraisal rights with respect to the Joint Venture because neither the Certificate of Incorporation of the Company nor the Delaware General Corporation Law provides for appraisal rights for the transactions contemplated by the Purchase Agreement.

    For all proposals considered at the special meeting, the holders of a majority of the common stock issued and outstanding and entitled to vote and present in person or represented by proxy, will constitute a quorum. Shares represented by all proxies received, including proxies that withhold authority and/or abstain from voting on a proposal, as well as "broker non-votes," discussed below, count toward establishing the presence of a quorum.

    Assuming the presence of a quorum, the Joint Venture Proposal must be approved by the affirmative vote of a majority of the common stock issued and outstanding as of the record date.

    Under applicable rules, brokers who hold shares of the Company's common stock in street name have the authority to vote the shares in the broker's discretion on "routine" matters if they have not received specific instructions from the beneficial owner of the shares. The Joint Venture Proposal is NOT a "routine" matter for this purpose. With respect to matters which are determined by the appropriate broker-dealer regulatory organization to be "non-routine," such as the Joint Venture Proposal, brokers may not vote shares held in street name without specific instructions from the beneficial owner. If a broker holding shares in street name submits a proxy card on which the broker physically lines out the matter, whether it is "routine" or "non-routine," or does not indicate a specific choice ("for," "against" or "abstain") on a matter that is "non-routine," that action is called a "broker non-vote" as to that matter. Broker "non-votes" with respect to "routine" matters or "non-routine" matters (such as Proposal 1) are not counted in favor of such matters. THEREFORE, IF YOU WISH TO VOTE IN FAVOR OF THE JOINT VENTURE PROPOSAL, YOU MUST INDICATE ON THE PROXY CARD THAT YOU VOTE IN FAVOR OF THE JOINT VENTURE PROPOSAL AND NOT MERELY SIGN THE PROXY CARD.

    A representative of PricewaterhouseCoopers LLP, our independent accountants for the current year and for the most recently completed fiscal year, is expected to be present at the special meeting and will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

           CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

    This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, cash flows, financing plans, business strategies, capital and other expenditures, growth opportunities and plans and objectives of management. Forward-looking statements include, without limitation, statements containing the words "estimates," "projects," "anticipates," "believes," "expects," "intends," "future," "objective," "possible," and similar expressions. Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Important factors that could cause actual results to differ materially include: closing adjustments may reduce the amount of net proceeds available to the Company which, in turn, may result in a lower amount available to reduce the Company's indebtedness; the ability of the Company to obtain financing on favorable terms; actions of customers and competitors; production difficulties, including capacity and supply constraints, labor relations, interest rates and other risks and contingencies described in Note 10 of the Company's Notes to Consolidated Financial Statements.

                           THE JOINT VENTURE PROPOSAL
                           (PROPOSAL 1 ON PROXY CARD)

BOARD OF DIRECTORS RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS TO THE STOCKHOLDERS THAT THE STOCKHOLDERS VOTE "FOR" THE JOINT VENTURE PROPOSAL AS DESCRIBED HEREIN. THE BOARD HAS DETERMINED THAT THE TRANSACTIONS INCLUDED IN THE JOINT VENTURE PROPOSAL ARE IN THE BEST INTERESTS OF THE STOCKHOLDERS.

                                THE TRANSACTION

REASONS FOR THE TRANSACTION

INTRODUCTION

    Today we conduct our operations in two business segments through our Agricultural Products Group and our Industrial Products Group. During 1998, production difficulties in the Industrial Products Group, together with the need to complete a previously committed expansion program, resulted in an increase of approximately $100 million in our total indebtedness to banks and trade creditors. The Company believes that it does not have sufficient access to the capital resources required to reduce and restructure its total indebtedness, revitalize the Industrial Products Group and grow the Agricultural Products Group. The Company believes that among the available opportunities, selling an equity interest in the Agricultural Products Group presents the best opportunity to resolve our current liquidity concerns. See "Background of the Transaction" below for a discussion of other alternatives considered and the basis for this belief.

TIME CONSTRAINTS AND OTHER CONSTRAINTS IMPOSED BY CREDIT AGREEMENT


    In addition, a recent amendment to our credit agreement imposes a significant additional imperative to the completion of a sale of the equity interest in the Agricultural Products Group to Bush Hog Investors in accordance with the terms of the letter of intent we executed on July 15, 1999. The credit agreement, under which we had approximately $131 million in loans outstanding on December 31, 1999, has been amended a number of times recently to address changes in our financial condition. In connection with an amendment dated
July 31, 1999, as subsequently modified on October 15, 1999, December 15, 1999 and February 10, 2000, in return for a waiver of non-compliance with certain covenants, the banks required that events of default under the credit agreement be expanded to include (i) termination or material amendment of the letter of intent or any agreement succeeding the letter of intent or (ii) any other event which materially adversely affects the Company's receipt on or before December 31, 1999 (subsequently changed to March 7, 2000) of the cash proceeds contemplated under the letter of intent. Therefore, our failure to complete the Joint Venture by March 7, 2000, will be an event of default under our bank agreement, and could also lead, among other things, to cancellation of several press orders aggregating in excess of $75 million from one major customer of our Industrial Products Group.


FACTORS CONSIDERED

    In reaching its determination to approve the transfer of the Agricultural Products Group and the sale of an 80.1% interest in New Bush Hog, the Board considered, among other factors, (1) the fact that a negative vote would precipitate an event of default under our credit agreement and (2) the opinion of ING Barings LLC regarding the fairness, from a financial point of view, of the consideration to be received by the Company pursuant to the proposed transaction. See "ING Barings Opinion." The Board also considered the interests of certain members of management as described under "Interests of Certain Persons in Matters to be Acted Upon." The other material positive factors considered by the Board of Directors in reaching this determination are:


1. Management's belief that the significant improvement in the Company's balance sheet from the repayment of a substantial majority of its outstanding bank debt may help provide the Industrial Products Group flexibility to restructure and expand its operations to meet changing demands and also may help to alleviate the concerns of customers and suppliers about the long term viability of the Industrial Products Group. The Company's projected requirements for calendar year 2000 total approximately $42 million, including $27 million to finance peak working capital needs for the Verson division, reduce outstanding payables and discharge its remaining current borrowings following the sale and application of the proceeds and $4.6 million to finance the acquisition of new equipment. Verson's peak working capital requirements could vary significantly, either higher or lower, from the projected level. The working capital needs of Verson will depend upon its receipt of new press orders, the timing of its receipt of the orders, the timing of production under these orders and the extent to which the Company receives progress payments on these orders. The Company expects to borrow approximately $18 million pursuant to a term loan to be secured by its membership interest in New Bush Hog and is seeking to obtain an additional credit line secured by the assets of its Verson division to finance the remainder of its needs. The additional credit line is expected to equal the lesser of (i) $45 million and
    (ii) specified percentages of the value of Verson's outstanding receivables, raw material inventories and fixed assets. The Company's ability to consummate these loan transactions is conditioned upon consummation of the proposed transaction, the lenders' review of the Company's remaining operations and approval by the lenders' respective credit committees. Management believes that in the absence of the proposed transaction, the Company would not be able to borrow the funds necessary to finance its operations during calendar year 2000.


2. Management's belief that the significant improvement in the Company's balance sheet from the repayment of a substantial majority of its outstanding bank debt may help to alleviate the concerns of customers and suppliers about the long-term viability of the Industrial Products Group. As explained in greater detail in Management's Discussion and Analysis of Financial Condition and Results of Operations, the Company and one of its Industrial Products Group customers amended several related press orders to address the customer's concern that the Company may lack the necessary financial resources to complete orders already in production or begin production on new orders. Similarly, due to the Company's financial condition, the Company has been slower to make payments to its creditors, including its suppliers. This necessarily raises concern among suppliers about whether to continue to supply the Company and extend additional credit.


3. Management's belief that taxable profits in the transaction (estimated to exceed $25 million) will be offset by current year tax losses and prior year tax loss carryforwards, some of which would otherwise expire unutilized.


4. The retention of a 19.9% membership interest in the Agricultural Products Group and the possibility, under specified circumstances, of increasing its interest at a later date (see "Limited Liability Company Agreement" below). This permits us to retain an interest in the Agricultural Products Group and the farm equipment industry.

5. The Company's ability under limited circumstances specified in the limited liability company agreement to sell its New Bush Hog membership interests in the future. This should enable the Company to borrow against the value of our New Bush Hog membership interests or liquidate our investment on a reasonable basis.

    Material negative factors presented by management of the Company and considered by the Board of Directors in reaching its determination are:

1. The transaction will result in a significant reduction in the size of the Company's total operations and operating revenues. The Company's reported income per share will be decreased (or loss per share will be increased) because the elimination of reported income before interest and taxes from the Agricultural Products Group will more than offset the savings in interest expense and other cost savings resulting from the transaction. See "Pro Forma Financial Information" in this proxy statement.


2. The transaction consists of the sale of 80.1% of the portion of the Company's operations which has been consistently profitable. The remainder of the Company's operations, its Industrial Products Group, suffered cost overruns and delays in the delivery of presses during 1998 and the first nine months of 1999 which resulted in substantial operating losses as well as customer dissatisfaction. The Group's operating results in 2000 will be adversely affected by (1) the current low level of the Group's backlog ($73 million at September 30, 1999 compared to $145 million a year earlier) and
    (2) the fact that approximately 64% of the backlog at September 30, 1999 represented no margin or low margin work booked before 1999. The transaction, by itself, will not solve the problems of the Industrial Products Group. The Group's ability to restore its profitability in 2000 requires the generation of new orders with appropriate margins and the reduction of production costs.

3. Management's belief that unless the Industrial Products Group is able to reduce production costs and return to the profit levels experienced earlier in the 1990's, the transaction will further decrease the likelihood of the Company being able to utilize all of its remaining tax loss carry forwards.


4. As indicated in paragraph 2 above, the transaction by itself will not solve the problems of the Industrial Products Group. The Company currently anticipates that the difficulties of the Industrial Products Group, including the insufficiency of the current backlog and the relatively high level of low margin and no margin work in the backlog, will continue to adversely affect its profitability in 2000. The Company also recognizes that it will have to regain the confidence of its customers. The Company remains committed to the Industrial Products Group and has no present intention to dispose of the Industrial Products Group. The Company has been working to correct the problems and has taken several significant steps which it believes will help to correct the problems. These steps include a new management team and structure for the Group, development of a new planning system that will help the Company plan and track engineering, purchasing and manufacturing costs, the acquisition of equipment which should enable the Company to reduce outsourcing work substantially and the expansion of assembly capacity.


5. The Company will remain responsible for certain accrued liabilities and for claims, including product liability claims, arising out of events associated with operations of the Agricultural Products Group before the closing of the transaction for which the Company currently projects its expense to be approximately $6.5 million. The Company also will remain responsible for costs of defense and any monetary damages under a racial discrimination employee class action suit for which no reserve has been established. The Company will not have the full benefit of the earnings of the Agricultural Products Group to satisfy such liabilities. See "Terms of the Transaction and the Agreements -- Retained Obligations and Liabilities."


6. Following completion of the transaction, the Company will retain a minority interest in New Bush Hog and will have no ability to control the direction and development of New Bush Hog. It is not currently expected that New Bush Hog will require additional capital contributions in excess of cash distributions to its members to finance existing operations. However, if New Bush Hog makes acquisitions in the future additional capital contributions may be required and, depending on the size and number of the acquisitions, the contributions could be substantial. The Company expects to borrow approximately $18 million against its membership interest in New Bush Hog. The Company currently could not finance its pro rata share of future capital contributions from its own resources and it is doubtful that the Company could generate additional borrowing on a comparable basis to finance future capital contributions. If the Company is unable to contribute its pro rata share of future capital contributions, its percentage interest in New Bush Hog will decline.


SUMMARY OF THE TRANSACTION

    The following discussion is only a summary of the material terms of the Purchase Agreement and the Limited Liability Company Agreement (the "Agreements") and is qualified in its entirety by reference to the Agreements, which are attached as appendices to this proxy statement. For a more detailed discussion of the Agreements, see "Terms of the Transaction and the Agreements" below. Any words in this summary which are capitalized and then are not defined in this proxy statement have the meanings given them in the Agreements.


    ASSET TRANSFER AND MEMBERSHIP SALE. Pursuant to the Purchase Agreement, the Company has agreed (i) to transfer to New Bush Hog substantially all of the assets and certain liabilities of the Bush Hog and Great Bend divisions constituting the Agricultural Products Group in exchange for all of the outstanding membership interests of New Bush Hog and (ii) to sell to Bush Hog Investors membership interests representing 80.1% of the total outstanding membership interests of New Bush Hog for a purchase price of $112,076,041, subject to post-closing adjustment as described below under the caption "Terms of the Transaction and the Agreements -- Adjustments to Purchase Price." We currently expect that as a result of the post-closing adjustments, the purchase price will be increased by approximately $10 million, however, there can be no guarantee that such adjustments will result in such an increase. The post-closing adjustments are not limited by any ceiling or floor. Upon consummation of the Joint Venture, New Bush Hog will own substantially all of the assets of the Agricultural Products Group subject to some of its liabilities, the Company will have significantly reduced its bank indebtedness, Bush Hog Investors will become the owner of 80.1% of the outstanding membership interests of New Bush Hog and the Company will own 19.9% of the outstanding membership interests of New Bush Hog. Upon consummation of the Joint Venture, the officers and employees of the

Agricultural Products Group will become officers and employees of New Bush Hog. They will not remain officers or employees of the Company. The Company's remaining operations will consist solely of the operations of the Industrial Products Group and our 19.9% interest in New Bush Hog. To complete the transactions contemplated by the Purchase Agreement, we must obtain the consent of the banks under our credit agreement and the release of outstanding security interests held by the banks in assets of the Agricultural Products Group. The banks have consented to such transactions and have agreed to release the security interests, subject to our repayment of our entire indebtedness owing to the banks on the closing. In contemplation of the transaction and to help finance the build up of receivables and inventories in the Agricultural Products Group during December and January, an affiliate of Bush Hog Investors has agreed to loan us $5 million, secured by the Group's real property in Selma, Alabama. The loan is repayable on the earlier of the closing of the transaction or March 7, 2000. Simultaneous with the closing, we expect to borrow additional funds, secured by our 19.9% membership interest in New Bush Hog. A portion of these new borrowings, together with the cash proceeds received from Bush Hog Investors, net of fees and expenses, will be applied to repay our current indebtedness to the bank and the Bush Hog Investors affiliate. If we terminate the Purchase Agreement in order to accept a third party acquisition, the Company is required to pay a termination fee of $5 million.



    LIMITED LIABILITY COMPANY AGREEMENT. The Limited Liability Company Agreement contemplates that, CC Industries, Inc., directly and indirectly owned and controlled by members of the Crown family, will act as Manager of New Bush Hog and will provide administrative services to New Bush Hog. For these services, the Manager will be paid an annual management fee, initially $1,250,000. Bobby Middlebrooks, who is currently a senior vice president of the Company and the president of the Bush Hog division, will become president and chief executive officer of New Bush Hog. New Bush Hog will make quarterly distributions to its members approximating its quarterly income. It is contemplated that New Bush Hog will utilize both debt financing and equity capital from its members to finance current operations, as well as future acquisitions. It is not currently expected, however, that the financing of existing operations will require capital from the members in excess of the reinvestment of their quarterly distributions. If New Bush Hog makes any acquisitions, however, New Bush Hog may require additional capital over and above the reinvestment of quarterly distributions. The Company and Bush Hog Investors may, but are not obligated to, provide additional equity capital (including the reinvestment of quarterly distributions) to maintain their respective percentage interests, except that after total additional equity capital has been provided (in proportion to Bush Hog Investors' and the Company's percentage interests) equal to the sum of $30 million plus aggregate quarterly distributions (net of tax distributions), the Company may provide up to 50% of subsequent equity capital until the Company's and Bush Hog Investors' percentage interests become 30% and 70%, respectively.



    An example may help to illustrate the effect of various levels of capital contributions on the Company's proportionate ownership interest in New Bush Hog. For purposes of this illustration only, assume that New Bush Hog's initial adjusted book value is $152 million (which represents the adjusted purchase price of $122 million ($112 million purchase price with a $10 million net working capital adjustment) divided by .801) and New Bush Hog has earnings before taxes of $40 million that it distributes to its members. Of the $40 million, assume that $16 million represents distributions to cover tax payments and the balance, $24 million, represents mandatory quarterly distributions (of which the Company's 19.9% share would equal $4.8 million). Then, assume that within 2 years of the closing of the Joint Venture Proposal, New Bush Hog requires additional capital of $75 million. If the Company declines to contribute its proportionate share ($14.9 million), Bush Hog Investors could contribute the entire $75 million and its percentage interest in New Bush Hog would increase from 80.1% to 86.8% and the Company's ownership would decrease from 19.9% to 13.2%. If the Company elected to contribute its proportionate share of the capital ($14.9 million), the Company's ownership interest would remain at 19.9%. If, however, the Company elected to make its maximum permitted contribution, it would contribute its proportionate share of distributed earnings ($4.8 million of the $24 million distributed), its proportionate share ($6 million) of the next $30 million and 50% of the $21 million balance ($75 million less $24 million reinvested distributions less $30 million additional equity = $21 million). As a result, of the $75 million total capital addition, the Company would have invested $21.3 million and Bush Hog Investors would have contributed $53.7 million, with the Company's ownership percentage increasing to 22.6% while Bush Hog Investors ownership percentage would decrease to 77.4%. However, as indicated previously, it currently appears unlikely that the Company will be able to finance a substantial additional capital contribution to New Bush Hog.

    The Company may offer its New Bush Hog membership interests to New Bush Hog or Bush Hog Investors at a price based on the fair market value of New Bush Hog, as determined by an investment banking firm or accounting firm to be chosen by the Company and Bush Hog Investors. The Company may not otherwise transfer its membership interests except to affiliates. If neither New Bush Hog nor Bush Hog Investors purchase New Bush Hog membership interests offered by the Company, the Company and Bush Hog Investors have agreed to cause New Bush Hog to sell all of its assets through an investment banker.

BACKGROUND OF THE TRANSACTION


    During 1996, 1997 and 1998, the Company's Verson division received four major orders for automated, multi-station stamping presses, each of which contained significant new features Verson had not previously manufactured. Two of the major orders were for the design and manufacture of several automated, multi-station stamping presses incorporating a new state-of-the art "three-slide" design. Verson believes that it is the first manufacturer to design and manufacture a stamping press incorporating this design. These orders were to be completed over a three-year period from 1997 through 1999 and involved projected revenues of approximately $195 million. In hindsight, it appears that when added to Verson's other press business, the orders severely strained Verson's then existing press manufacturing capacity. While the Company took steps during 1997 and 1998 to expand Verson's facility, hire more engineering and manufacturing staff and increase its total capacity, the expansion was not completed early enough to alleviate production scheduling difficulties. In addition, Verson experienced significant difficulties during 1998 in the manufacturing of the presses under these orders in a timely and cost effective manner. These manufacturing delays in turn caused delays and additional costs in the manufacture of presses in 1998. As described below, difficulties primarily associated with the manufacture of presses under the orders described above and the resulting stresses on manufacturing capacity caused Verson and the Company to incur losses in 1998 and the first half of 1999. These difficulties, along with an increased cost structure which has adversely affected margins on new press orders during 1999 and is expected to continue to adversely affect margins in the near future, are expected to continue to have a negative impact on earnings in 2000.


    Verson began work in 1997 on the two presses covered by the first order. In February 1998, Verson significantly revised its cost estimates on the presses in view of difficulties experienced in manufacturing the presses during 1997. By the third quarter of 1998, the first of these presses was assembled and was in the final test phase. In the testing process, the electronic controls furnished by subcontractors proved to be incompatible, causing the press to physically crash on more than one occasion, resulting in extensive damage to the press and requiring replacement of many press components. The crashes caused a significant escalation in Verson's costs and resulted in a production bottleneck, delaying the work on the presses being manufactured behind it and requiring Verson to incur overtime and increase the amount of work subcontracted out rather than done in house.


    Also during the third quarter of 1998, while the presses to be manufactured pursuant to the last two of the major orders were still in a preliminary stage, Verson significantly revised its cost estimates on the presses to be manufactured under these orders. As a consequence, the Company announced the recognition of a pretax charge of approximately $16,000,000. Approximately $5,300,000 of this charge was subsequently recorded in 1997 as noted above. In the fourth quarter of 1998, events of the third quarter continued to have a significant negative impact on costs to complete projects. Given these ongoing circumstances and concern over further escalation of costs, Verson undertook a comprehensive review of the compilation of costs and revenue recognition associated with each press in relation to revised delivery schedules, current estimated costs to complete the presses in production and available manufacturing capacity. Verson recorded additional changes to cost estimates of approximately $21,000,000 to reflect the recognition of estimated losses on certain orders in process and a revision of estimated costs on other orders. The Company restated its financial statements for the first three quarters of 1998.


    The losses incurred in the Verson division, together with increases in work-in-process inventories resulting from the failure to complete the manufacture of presses on schedule, imposed an additional debt burden on the Company. This burden was exacerbated by the additional debt incurred during 1998 in connection with an expansion of the assembly capacity of the Verson plant (approximately $30 million), the purchase of two small businesses for the Agricultural Products Group and capital expenditures for the Agricultural Products Group (a total of approximately $19 million for such purchases and capital expenditures) and the purchase of approximately 145,000 treasury shares during 1998 ($1.6 million). Our total bank indebtedness increased during 1998 from approximately $50 million to approximately $120 million. Our indebtedness to trade creditors increased by $30 million during 1998.

    During the summer of 1998 at the suggestion of our banks, we retained an investment banking firm to explore the possibility of issuing subordinated debentures to reduce bank indebtedness to more acceptable levels. The investment banking firm subsequently advised us that a placement of subordinated debentures on terms satisfactory to the Company was not feasible in view of then prevailing market conditions and our financial condition. We then terminated the firm's services.

    At a Board meeting on February 17, 1999, management briefed the directors on the current status of the problems encountered in the Verson division and the resulting effect on our liquidity. Management also reviewed the merits and feasibility of various strategic alternatives it had identified to address our financial condition. The Board directed management to retain investment banking firms to assist us in reviewing our alternatives.

    The two strategies given greatest consideration by management were to:
(1) maintain the status quo with the Company continuing to own and operate both the Agricultural Products Group and the Industrial Products Group, while seeking debt financing to replace our outstanding indebtedness and (2) attempt to sell all or a part of the Agricultural Products Group directly or with the assistance of an investment banking firm.

    While the option of maintaining the status quo was the only strategy which would not result in a reduction in the size of the Company and a decrease in our income (or an increase in our losses) management concluded that this option did not address our immediate need to improve our balance sheet and reduce significantly our outstanding indebtedness to banks and other creditors. Management believed that it would be difficult to arrange for financing on acceptable terms to replace our bank indebtedness, and that, even if we were able to find other lenders to assume our bank indebtedness, our continuing weak financial condition would make it difficult for us to pursue future growth opportunities in either the Agricultural Products or the Industrial Products Group.

    Management believed that the transfer of the Agricultural Products Group to a limited liability company followed by a sale of an interest in that company could permit the Company to reduce its outstanding indebtedness significantly, utilize part of our net operating loss carryforwards, and allow us to concentrate management attention and financial resources on the rejuvenation of the Industrial Products Group. However, management also recognized that the elimination of a part of the income of the Agricultural Products Group as a result of a sale of a partial interest in the group would more than offset the interest savings resulting from a reduction in total indebtedness and other cost savings. Consequently, the effect of the sale would be to reduce the Company's income (or increase its losses).


    Following the February 17, 1999 board meeting, we began discussions with investment banking firms, including ING Barings and J.P. Morgan Securities Inc. ("J.P. Morgan") regarding our strategic alternatives. During this time, we also held preliminary discussions on separate occasions with three prospective corporations regarding a possible transaction involving the Agricultural Products Group. Discussion with two of the corporations terminated after the initial meetings. During March, 1999 the third corporation confirmed by letter its interest in pursuing negotiations to acquire all of the assets of the Agricultural Products Group at a price of approximately $120 million, plus the assumption of normal working capital liabilities.



    Under the proposal, the Company would have retained long term liabilities of approximately $3.4 million including capitalized lease liabilities, and apparently would also have been responsible for post-closing product liability claims which are difficult to quantify but could exceed $10 million. The price would have been adjusted to reflect the difference between closing working capital and average working capital over the twelve months preceding the closing. The Company believed that since the closing of the acquisition was likely to occur in August or September when working capital typically reaches its low point, there would have been a negative adjustment of the proposed purchase price of approximately $5 million.


    At a Board meeting on March 15, 1999, the Board was apprised of our receipt of the expression of interest in exploring a possible purchase of the Group. At this meeting, management also reviewed with the Board two presentations that had been made by investment banking firms regarding their potential retention to assist us in formulating and carrying out a course of action. Both presentations indicated that an initial public offering of stock of the Agricultural Products Group was not a feasible or desirable alternative under current market conditions. One presentation also pointed out the negative effect on our income of the elimination of income generated by the Agricultural Products Group resulting from a sale of all or a part of the Group. The presentations also included preliminary estimates of the range of values of the Agricultural Products Group. These estimates ranged from a low of $90 million to a high of $180 million, depending upon the valuation methodology utilized.

    The Board considered at length the expression of interest to initiate discussions for the purchase of the Agricultural Products Group for approximately $120 million, subject to a likely reduction based upon a closing working capital adjustment, as well as the investment banker presentations. By unanimous action, the Board directed management to reject the sale proposal, because it did not meet the Board's expectations as to the value that could be realized from a sale of the Agricultural Products Group. The Board also authorized management to retain J.P. Morgan to assist in exploring the potential sale of all or part of the Agricultural Products Group. No decision to sell the Agricultural Products Group was made at this meeting. Management was also authorized to pursue with the Company's investment bankers the alternative course of seeking debt financing to replace our indebtedness under our outstanding credit agreement.

    Pursuant to an engagement letter dated April 2, 1999, we agreed to pay J.P. Morgan (i) an engagement fee of $150,000 payable upon execution of the letter,
(ii) a transaction fee of $1,350,000, subject to increases as described below, payable upon consummation of a transaction, and (iii) $150,000 payable upon delivery of a fairness opinion in the event the transaction value was less than $150 million, which fee would be increased to $250,000 if the transaction value was $150 million or greater. The transaction fee was to be increased by 2% of the transaction value, in excess of $150 million and less than or equal to $160 million, and 3% of the transaction value in excess of $160 million. The engagement letter also provided for payment of the transaction fee to J.P. Morgan on any transaction consummated within eighteen months after termination by the Company of J.P. Morgan's services.

    Following its retention, J.P. Morgan advised us that it would not be feasible to arrange alternative debt financing until we had reported positive quarterly earnings and demonstrated a reasonable likelihood of continuing to report positive quarterly earnings. Therefore, with our consent, J.P. Morgan focused its initial efforts on the preparation of a confidential offering memorandum for the proposed sale of the Agricultural Products Group. After completing the first draft of an offering memorandum and reviewing revised internal forecasts relating to the Agricultural Products Group, J.P. Morgan advised us that in view of then current internal forecasts and also in light of prevailing market conditions for the securities of agricultural equipment companies, it recommended that we either reduce our price expectations or terminate our efforts to sell the Agricultural Products Group. At a special meeting of the Board on April 28, 1999, our directors discussed in detail the J.P. Morgan recommendation, including the recent transactions involving agricultural equipment companies analyzed by J.P. Morgan. By unanimous action, the directors authorized the Company's officers to terminate the services of J.P. Morgan.


    In late April, 1999, members of management arranged a meeting with representatives of the Crown family to inquire if the Crown family had any interest in purchasing either a substantial equity interest in the Company or a substantial equity interest in our Agricultural Products Group. The Crown family currently owns approximately 4.62% of the Company's outstanding common stock. The Crown representatives indicated an interest in acquiring all or part of the Agricultural Products Group. In May, 1999 the parties executed a confidentiality agreement and representatives of the Crown family toured the Agricultural Product Group's facilities in Selma, Alabama and met with members of the Group's management. The Crown representatives thereafter requested that we outline the terms under which we would sell an equity interest in the Agricultural Products Group. During June, the Agricultural Products Group reevaluated its 1999 projections on the basis of actual results through May and more encouraging prospects for the remainder of the year and revised its 1999 projections for revenues and earnings significantly above the levels utilized by J.P. Morgan in the preparation of the draft offering memorandum. The revised forecasts and the J.P. Morgan draft confidential offering memorandum were provided to the Crown representatives on June 16, 1999 (See "Projected Financial Information"). The Company proposed to sell a 50% interest in the Agricultural Products Group to the Crown family for $75 million. In connection with that proposal, the Company indicated it would retain responsibility for any monetary damages resulting from an employee class action racial discrimination suit filed against the Agricultural Products Group.

    During the same time frame as we were providing information about the Agricultural Products Group to the Crown family, we also were pursuing debt financing arrangements with several finance companies with the objective of generating an alternative to a possible transaction with the Crown family. One finance company proposed that it be retained, for a fee, to attempt to arrange a syndicate of lenders, pending completion of a due diligence investigation of the Company. The other finance companies contacted declined to make a proposal.


    At a meeting on July 8, 1999, representatives of the Crown family indicated an interest in a purchase of an 80.1% interest in the Agricultural Products Group for approximately $120 million. Representatives of Crown delivered a proposed letter of intent to the Company on the evening of July 14, 1999 containing those general terms. The letter of intent also provided for a payment by the Company to the Crown family of $5 million in the event we terminated discussions with Crown and sold a percentage interest or all of our Agricultural Products Group to a third party prior to July 15, 2000. With the exception of that provision (and certain other nonmonetary provisions), the terms of the letter of intent were preliminary and nonbinding, and were subject to a due diligence investigation by representatives of Crown, the execution of a definitive agreement and approval of the transaction by Bush Hog Investors' directors and our directors and stockholders. At a meeting on July 15, our Board of Directors unanimously authorized management to execute the letter of intent with such changes as the officers deemed necessary.


    During the remainder of July 15, representatives of Crown and the Company held numerous telephone conversations discussing proposed revisions to the letter of intent. The Crown representatives submitted a revised letter of intent to the Company, which we signed and returned on the evening of July 15. Immediately thereafter, we arranged for representatives of Crown to begin their due diligence investigation of the Agricultural Products Group.

    In a letter dated August 2, 1999, we and J.P. Morgan agreed that the transaction fee payable to J.P. Morgan, as provided in the April 2 engagement letter, upon consummation of a transaction with Bush Hog Investors would be reduced from $1,350,000 to $650,000. We and J.P. Morgan also agreed that if the Company requested the delivery of a fairness opinion, we would negotiate a mutually acceptable fee. We were unable to reach agreement on a fee with J.P. Morgan, and on August 3, the Company retained ING Barings to review the proposed transaction and render an opinion to the Board as to the fairness from a financial point of view of the consideration to be received by the Company pursuant to the transaction.

    On August 20, Bush Hog Investors delivered to the Company a first draft of the Purchase Agreement. The draft agreement provided several categories of "excluded liabilities" to be retained by the Company, the most significant of which were product liabilities and warranty claims with respect to all products manufactured before the closing, regardless of whether the injury or claim arose before or after the closing. Additional excluded liabilities included
(1) liabilities and obligations for other claims made with respect to events occurring before the closing, regardless of when reported or discovered, including workers' compensation and environmental claims and claims regarding employment practices, (2) long term liabilities including obligations under capitalized leases and (3) tax liabilities and liabilities and obligations related to employees, employee compensation or employee benefits including termination pay for employees not employed by New Bush Hog. Other provisions in the draft agreement included a requirement that the Company would retain title to a small lake located adjacent to the Company's plant in Great Bend, Kansas and a requirement that a portion of the purchase price be withheld to secure any indemnification claims by the buyer.

    The Company responded to the draft agreement by indicating an agreement to be responsible for product liability claims arising out of injuries occurring before the closing, but contended New Bush Hog should be liable for all post-closing product liability claims regardless of when the product giving rise to the claim was manufactured. The Company also contended that New Bush Hog should assume all capitalized lease obligations and all employee obligations, that the small lake was an asset of the Agricultural Products Group and should be transferred to New Bush Hog and that no portion of the purchase price should be subject to a hold back.

    Bush Hog Investors then conceded that normal payroll and benefit accruals could be assumed by New Bush Hog, but not executive bonus accruals. All of the Company's other proposals were rejected.

    At a meeting with the representatives of Bush Hog Investors on August 31, representatives of the Company pointed out that the largest dollar issue dividing the parties, product liability claims for post-closing injuries, was difficult to quantify but could exceed $10 million. The parties discussed the post closing product liability issue and the other issues at some length, but were unable to reach agreement on any of the issues.

    The parties renewed their discussions at a meeting on September 15, during which they resolved their differences on major economic issues in the following manner. New Bush Hog would assume liability for all post-closing product liability and warranty claims. Responsibility for capitalized leases would be divided between the parties with New Bush Hog assuming liability for capitalized leases for trucks and trailers as of December 31, 1998 (approximately $1 million) and the Company retaining liability for other capitalized lease obligations as of December 31, 1998 (approximately $830,000). The parties also agreed that New Bush Hog would assume the liability as of December 31, 1998 for an executive supplemental retirement program (approximately $400,000), but the Company would be responsible for 1999 accruals (approximately $15,000 per month) to the plan. Liabilities to be retained by the Company constituting current rather than long term liabilities, including tax liabilities and liabilities for employee bonuses and regarding employee plans would be eliminated in the computation of working capital in the closing balance sheet. The purchase price would be increased by 80.1% of the resulting increase in the closing working capital, thereby reimbursing the Company for 80.1% of the amount of the liabilities so retained. No portion of the purchase price would be withheld. Instead the parties would negotiate other means of providing security to the buyer for potential indemnity claims.

    The Company would retain responsibility for all pre-closing claims of any nature as well as post-closing environmental claims arising out of the operations of the Agricultural Products Group before the closing. The liabilities to be retained by the Company include (1) liabilities described above (approximately $1.7 million) for which the Company will be partially reimbursed through an increase in the purchase price, (2) product liability and worker compensation claims arising out of injuries occurring before the closing for which the Company currently projects its exposure to be approximately $4.0 million, (3) indebtedness of $.7 million and (4) legal fees incurred and any monetary damages awarded in the racial discrimination case. The parties subsequently agreed that capitalized leases for equipment other than trucks and trailers (including new leases executed in 1999) would be assumed by New Bush Hog rather than retained by the Company, and the purchase price would be decreased by 80.1% of the leases so assumed (approximately $700,000).

    In the following weeks, the parties and their counsel met several times to discuss other issues in the draft purchase agreement as well as issues arising out of the buyer's continuing due diligence investigations. As a result of their investigations, both parties proposed changes in "base adjusted working capital," the amount against which closing working capital is measured in computing an adjustment of the purchase price. Base adjusted working capital was originally set at $57,920,000, the amount of projected working capital as of September 30, 1999 provided in the Group's budget prepared earlier in 1999. Bush Hog Investors contended that base adjusted working capital should be increased by $2.2 million to reflect exclusion of a pension plan liability which would be retained by the Company and substantially eliminated when the plan was frozen at closing. The Company accepted Bush Hog Investors' contention, but proposed other changes in the base adjusted working capital amount to correct other errors in the earlier projections of working capital at September 30. The parties compromised their differences by increasing base adjusted working capital by approximately $1.1 million to $59,022,000.

    In negotiating the terms of the Limited Liability Company Agreement, the parties agreed that New Bush Hog could withhold dividend payments to Allied equal to any indemnity claims asserted by Bush Hog Investors, thereby providing Bush Hog Investors security for their potential indemnity claims.

    Prior to a special meeting of the Company's Board of Directors held on October 8, 1999 to consider and discuss the proposed transaction, the Company provided its directors with copies of the July 31, 1999 amendment to the Credit Agreement between the Company and its banks and current drafts of the Purchase Agreement and Limited Liability Company Agreement. Also attending the October 8 meeting were counsel for the Company and representatives of ING Barings. The directors noted that the July 31 amendment to the Company's credit agreement included among the events of default the termination or material adverse change in the letter of intent with Bush Hog Investors. Therefore, because the Company would not want to cause an event of default under the amended credit agreement, the Company was effectively foreclosed from pursuing any alternative course of action.

    The directors thereupon reviewed in detail with the Company's counsel the terms of the Purchase Agreement and Limited Liability Company Agreement. It was pointed out that the purchase price was decreased by approximately $700,000 to reflect the assumption by New Bush Hog of capitalized lease obligations which the parties had previously agreed would be retained by the Company. A representative of ING Barings presented to the Board its preliminary analysis of the financial terms of the proposed sale and delivered its preliminary opinion regarding the fairness of the consideration to be received by the Company, from a financial point of view, pursuant to the proposed transaction. Management made a presentation to the Board concerning the current operations and future prospects of the Industrial Products Group. Management also reviewed with the Board the likelihood that the Company's earnings for 2000 and 2001 would be reduced, or its losses increased, as a result of the sale of an 80.1% interest in the Agricultural Products Group since the elimination of interest costs and other costs as a result of the sale would be more than offset by the elimination of 80.1% of the Group's earnings.

    The Board considered the option of again retaining an investment banker to seek either alternative debt financing or a sale of the entire Agricultural Products Group, rather than proceeding with the proposed transaction with Bush Hog Investors. Because the Company's credit agreement had recently been amended to provide that termination or material adverse change in the letter of intent relating to the Joint Venture, or in any succeeding agreement, would constitute an event of default under the credit agreement, it was observed that the Company's rejection of the proposed Bush Hog Investors transaction would trigger an event of default under its amended credit agreement. The directors concluded that to attempt to seek alternative debt financing rather than proceed with the proposed transaction with Bush Hog Investors would be imprudent and not in the best interests of the Company's stockholders. The Board further considered that execution of an agreement with another purchaser before July 15, 2000 would obligate the Company to pay $5 million to Bush Hog Investors pursuant to the terms of the letter of intent. Taking into account these facts and the preliminary opinion of ING Barings that the consideration to be received by the Company pursuant to the proposed transaction with Bush Hog Investors was fair from a financial point of view, the directors attending the meeting unanimously concluded that consummation of the proposed transaction with Bush Hog Investors was in the best interests of the Company and its stockholders.

    The directors attending the meeting then voted unanimously to approve the transfer of the Agricultural Products Group to a newly formed limited liability company and the sale of an 80.1% interest in that company to Bush Hog Investors. The appropriate officers of the Company were authorized and directed to execute the Purchase Agreement with such further changes as they deemed appropriate.


    The Purchase Agreement provided that Crown could terminate the Purchase Agreement if the transactions contemplated therein do not close on or before February 15, 2000. On February 9, 2000, it was clear that the transactions could not close by the February 15 deadline due to the notice periods required to obtain stockholder approval of the transaction. At a meeting on February 9, 2000, the Company was informed by Bush Hog Investors that Bush Hog Investors would not agree to extend the deadline (and therefore would exercise its right to terminate the Purchase Agreement) unless the Company reduced the purchase price for the membership interests representing 80.1% of the outstanding membership interests of New Bush Hog by $8,010,000 to $112,076,041.



    The Board considered the proposal of Bush Hog Investors on February 10, 2000 and approved the reduction in the purchase price. The Board noted that the overall purchase price remained in the range as set forth in the ING Barings opinion dated as of October 8, 1999. Please note that the opinion of ING Barings was based on a cash purchase price as of October 8 of approximately
$120 million, not the current $112 million cash purchase price and that due to timing considerations the Board did not ask ING Barings to reconfirm its opinion based on the reduced purchase price. The Board considered the fact that termination of the Purchase Agreement could result in a default under the Company's bank agreements. The Board also considered other options available to the Company and concluded that allowing the Purchase Agreement to lapse would be imprudent and not in the best interests of the Company's stockholders.

ING BARINGS OPINION

    On October 8, 1999, ING Barings delivered its oral opinion to the Board of Directors, which opinion it subsequently confirmed in a written opinion dated as of October 8, 1999, stating that as of such date and based upon the assumptions made, matters considered and the limitations of the review undertaken in connection therewith, the cash portion of the purchase price plus the 19.9% continuing interest in New Bush Hog (collectively the "Consideration") to be received by the Company in exchange for its contribution of the Agricultural Products Group to New Bush Hog was fair to the Company, from a financial point of view.


    PLEASE NOTE THAT THE OPINION DELIVERED BY ING BARINGS ON OCTOBER 8, 1999 AND DISCUSSED BELOW WAS BASED ON A CASH PURCHASE PRICE OF APPROXIMATELY
$120 MILLION AND WAS NOT BASED ON THE CURRENT, REDUCED PRICE OF $112 MILLION. THE BOARD DID NOT ASK ING BARINGS TO RECONFIRM, AND ING BARINGS HAS NOT RECONFIRMED, ITS OPINION BASED ON THE REDUCED PURCHASE PRICE.


    A COPY OF THE FULL TEXT OF THE OPINION OF ING BARINGS DATED OCTOBER 8, 1999, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS APPENDIX C. THIS SUMMARY DISCUSSION OF SUCH OPINION OF ING BARINGS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE ENGAGEMENT OF ING BARINGS AND ITS OPINION ARE FOR THE BENEFIT OF THE COMPANY'S BOARD OF DIRECTORS IN CONNECTION WITH ITS CONSIDERATION OF THE JOINT VENTURE PROPOSAL. ING BARINGS OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO THE COMPANY AND DOES NOT ADDRESS ANY OTHER ASPECTS OF THE JOINT VENTURE PROPOSAL, INCLUDING THE DECISION BY THE BOARD OF DIRECTORS TO PROCEED WITH THE TRANSACTION. THE OPINION IS NOT INTENDED TO, AND DOES NOT CONSTITUTE, A RECOMMENDATION TO ANY HOLDER OF COMMON STOCK AS TO WHETHER SUCH HOLDER SHOULD VOTE FOR THE JOINT VENTURE PROPOSAL. HOLDERS OF COMMON STOCK ARE URGED TO READ THE OPINION OF ING BARINGS IN ITS ENTIRETY.

    No limitations were imposed by the Board on the scope of ING Barings' investigation or the procedures to be followed by ING Barings in rendering its opinion. In arriving at its opinion, ING Barings, among other things,
(i) reviewed the Letter of Intent dated July 15, 1999; (ii) reviewed the Draft Limited Liability Company Interest Purchase and Asset Contribution Agreement dated October 5, 1999; (iii) reviewed the terms of the draft Limited Liability Company Agreement dated October 4, 1999; (iv) reviewed the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1997 and 1998, including the audited consolidated financial statements contained therein;
(v) reviewed the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999, including the unaudited consolidated financial statements contained therein; (vi) reviewed the Company's Proxy Statement dated June 18, 1999; (vii) reviewed all Form 8-K's filed by the Company over the past three years; (viii) reviewed selected recent research reports published by Wall Street securities firms; (ix) had discussions with the senior management of the Company regarding the business, operations and prospects of the Agricultural Products Group; (x) reviewed certain internal information and other data related to the Company including pro forma historical information for the five year period ending December 31, 1998 as well as forecasts and projections for the five year period ending December 31, 2003 concerning the Agricultural Products Group; (xi) performed various analyses, as ING Barings deemed appropriate, using generally accepted analytical methodologies, including (a) the application to the financial results of the Agricultural Products Group of the public trading multiples of companies which ING Barings deemed generally comparable to the Agricultural Products Group; (b) the application to the financial results of the Agricultural Products Group of the multiples reflected in recent merger and acquisition transactions involving businesses which ING Barings deemed generally comparable to the financial results of the Agricultural Products Group; and
(c) discounting the projected cash flows of the Agricultural Products Group's operations; (xii) reviewed historical trading prices and volume of the Company's common stock and the common stock of other companies deemed generally comparable to the Agricultural Products Group; and (xiii) performed such other of the financial studies, analyses, inquiries and investigations, as deemed appropriate. ING Barings did not obtain appraisals of any assets of the Agricultural Products Group.

    ING Barings also held discussions with members of senior management of the Company and the Agricultural Products Group to discuss the information reviewed by ING Barings. ING Barings also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria which it deemed relevant, including ING Barings' assessment of general economic, monetary and market conditions.

    In preparing its opinion, ING Barings assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to ING Barings or discussed with or reviewed by or for ING Barings by the Company and the Agricultural Products Group, or otherwise publicly available, and did not independently verify any such information. With respect to the financial forecast information made available to ING Barings by the Company and the Agricultural Products Group, ING Barings assumed that such forecasts had been reasonably prepared and reflected the best currently available estimates and judgments of the Company and the Agricultural Products Group's management as to the expected future financial performance of the Agricultural Products Group. ING Barings expressed no opinion with respect to such forecasts or the assumptions upon which they are based.

    The matters considered by ING Barings in arriving at its opinion are necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated by ING Barings on, and the information made available to it, as of the date of its opinion. ING Barings disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion that is brought to its attention after the date of its opinion.

    The engagement of ING Barings and its opinion were for the benefit of the Company's Board of Directors and its opinion was rendered to the Board for its use in connection with its consideration of the Joint Venture Proposal. ING Barings' opinion is directed only to the fairness, from a financial point of view, of the consideration to be received by the Company. Such opinion does not constitute a recommendation as to any action the Board of Directors or any stockholder of the Company should take in connection with the Joint Venture Proposal or any aspect of the Joint Venture Proposal. ING Barings' opinion is not an opinion as to the structure, terms or effect of any other aspect of the Joint Venture Proposal or of any of the transactions contemplated in connection therewith or as to the merits of the underlying decision of the Company to enter into the Joint Venture Proposal or any alternative potential transaction.

    In preparing its opinion, ING Barings performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying ING Barings' opinion or of the presentation by ING Barings to the Company's Board of Directors. ING Barings performed various financial and comparative analyses, including valuing the Agricultural Products Group on a stand alone basis in order to arrive at an implied range of value for the Agricultural Products Group in its entirety and in a joint venture context, performing a similar set of analyses adjusting the historical and projected financial performance of the Agricultural Products Group by the $1.25 million annual management fee to be applied by Bush Hog Investors in connection with the Joint Venture Proposal. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, ING Barings did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, ING Barings believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying the preparation of its opinion. In its analyses, ING Barings made numerous assumptions with respect to the Agricultural Products Group, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Agricultural Products Group. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. ING Barings' opinion and analyses were only one of many factors considered by the Company's Board in its evaluation of the Joint Venture Proposal and should not be viewed as determinative of the view of the Board or management of the Company with respect to the consideration or the Joint Venture Proposal.

    The following is a summary of certain financial and comparative analyses performed by ING Barings in connection with its opinion.

ANALYSIS OF COMPARABLE PUBLICLY TRADED COMPANIES

    Using publicly available information, ING Barings compared selected historical and projected financial data of the Agricultural Products Group to the corresponding data of the following publicly-traded companies, giving particular emphasis to those comparable publicly-traded companies with market capitalizations of less than $1 billion, that ING Barings deemed to be generally comparable to the Agricultural Products Group (collectively the "Comparable Companies"):

    Agricultural Products Group

    - AGCO Corporation (*)

    - Alamo Group (*)

    - Deere & Company

    - Gehl Company (*)

    - New Holland N.V.

    - Titan International, Inc (*)

    - The Toro Company (*)

------------------------
(*) Denotes a publicly traded generally comparable company with a market capitalization of less than $1 billion.


    ING Barings compared (i) market capitalizations (defined as share price times total shares outstanding) to calendar year 1999 and calendar year 2000 unlevered net incomes for the selected Comparable Companies; and
(ii) enterprise values (defined as market capitalization plus total debt, preferred stock and minority interest, and capitalized leases less cash and cash equivalents) to calendar year 1999 and 2000 revenues, earnings before interest and taxes ("EBIT") and earnings before interest, taxes, depreciation and amortization ("EBITDA") for the selected Comparable Companies. ING Barings determined that the high and low ratios of price to projected 1999 unlevered net income of comparable publicly traded companies with market capitalizations of less than $1 billion ranged from a low of 5.7x to a high of 37.7x with a median of 13.3x. Applying these multiples to the projected 1999 unlevered net income of the Agricultural Products Group resulted in a range of values of $55,815,000 to $370,260,000 and a median value of $130,428,000. The application of other comparables, including revenues, EBITDA and EBIT, resulted in high and low value ranges within $56 million-$370 million and median values ranging from $88 million to $194 million. ING Barings did not determine an enterprise value for the Agricultural Products Group which could be compared to the publicly traded companies. In ING Barings' calculation of the theoretical value of the Company's continuing 19.9% minority investment in New Bush Hog, ING Barings adjusted the Agricultural Product Group's projected financial performance for the years ending December 31, 1999 and December 31, 2000 by applying an annual
$1.25 million pre-tax management fee and performing similar analyses.


COMPARABLE TRANSACTION ANALYSIS

    Using publicly available information, ING Barings analyzed certain financial and operating information relating to the following selected acquisition transactions in the agricultural equipment industry, giving particular emphasis to transactions whose value was less than $1 billion, each of which were consummated after March 31, 1995 (the purchaser is listed first and is followed by the seller):

      New Holland N.V./Case Corporation (*)

      JLG Industries, Inc./Gradall Industries, Inc. (+)

      Lehman Brothers Merchant Banking Partners II/Blount International, Inc.

      Deere & Company/Cameco Industries

      AGCO Corporation/Cargill Inc.'s Willmar Products (+)

      AGCO Corporation/Melroe Company's Spra Coupe

      Case Corporation/Tyler Industries (*)

      Keystone Inc/Hanson plc.'s Grove Worldwide Division (+)

      Textron Inc./Ransomes plc (+)

      Blount International, Inc./Frederick and Orbex Companies (+)

      Terex Corporation/O&K Mining GmbH (+)

      AGCO Corporation/Dronningborg Industries

      Omniquip/Figgie International's Snorkel Unit (+)

      Case Corporation/Fortschritt Erntemaschinen GmbH

      Gehl Corporation/Mustang Manufacturing Division of Brunel Holdings plc.
      (+)

      Case Corporation/Gem Sprayers Ltd.

      Terex Corporation/Simon Access (+)

      Volvo Construction Equipment/Champion Road Machinery (+)

      AGCO Corporation/Xaver Fendt GmbH (+)

      Case Corporation/Bor-Mor Inc.

      AGCO Corporation/Deutz Argentina S.A. (+)

      Case Corporation/Fermec Holdings Limited

      Toro Corporation/James Hardie Irrigation Group (+)

      Citicorp Venture Capital Ltd./Clark Materials Handeling (+)

      Lucas Industries plc./Varity Corporation

      AGCO Corporation/Western Combine Corporation and Portage Manufacturing Inc. (+)

      AGCO Corporation/Maxion Agricultural Equipment Business (+)

      Case Corporation/Austoft Holdings Limited

      Case Corporation/Concord Inc.

      Alamo Group Inc./Herschel Corporation (+)

      Ingersoll Rand/Clark Equipment

      Terex Corporation/PPM Cranes (+)

      Alamo Group Inc./M&W Gear Company (+)

      Volvo AB/VME Group N.V. (+)

      AGCO Corporation/Ag Equipment Group (+)

------------------------
(*)  Pending as of October 8, 1999

(+) Denotes transactions with publicly disclosed transaction values below $1 billion.

    With respect to each of the transactions analyzed, ING Barings computed the equity costs (where applicable, the offer price per share multiplied by total common shares outstanding (the "Equity Cost")) and the adjusted price (the Equity Cost plus latest reported total debt, capitalized leases, preferred stock and minority interest minus total cash and cash equivalents) paid in such transactions and divided the adjusted price by the acquired company's revenues, EBIT and EBITDA, for the latest twelve month period ("LTM") period corresponding to the date the transaction was announced as well as comparing the Equity Cost to the acquired company's unlevered net income for the LTM period corresponding to the date the transaction was announced. ING Barings analyzed the consideration paid in comparable transactions as a multiple of aggregate value to the target companies' last twelve months (LTM) revenues, LTM EBITDA and LTM EBIT. Such analysis yielded a range of low, high and median multiples of .52x, 1.45x and .97x LTM revenues, 3.9x, 11.1x and 7.4x LTM EBITDA and 4.5x, 17.3x and 8.3x EBIT. ING Barings then applied the forgoing multiples to the Agricultural Equipment Group's LTM revenues, LTM EBITDA and LTM EBIT to determine an implied value for the Group ranging from a low of $58 million to a high of $221 million. The median multiples ranged from a low of $106 million to a high of $131 million. In ING Barings' calculation of the theoretical value of the Company's continuing 19.9% minority investment in New Bush Hog, ING Barings adjusted the Agricultural Products Group's LTM financial performance by applying an annual $1.25 million pre-tax management fee and performing a similar analysis.

DISCOUNTED CASH FLOW ("DCF") ANALYSIS

    ING Barings performed a DCF analysis using financial forecasts supplied to ING Barings by management of the Company and the Agricultural Products Group for the years ending December 31, 1999 through December 31, 2003. The DCF was calculated as the sum of the present values, using a range of discount rates from 10% to 14% of (i) the projected unlevered free cash flows for the years ending December 31, 1999 to December 31, 2003 for the Agricultural Products Group, and (ii) the year ending December 31, 2003 terminal value based upon a range of multiples from 5.0x to 7.0x projected EBITDA (which is within the range of 1999 multiples for comparable companies) for the year ending December 31, 2003 to get a range of equity values for the Agricultural Products Group. ING Barings considered the Group's debt to be immaterial and therefore did not take the debt into account in its analysis. The range of values produced from such calculations was approximately $117 million to $173 million. In ING Barings' calculation of the theoretical value of the Company continuing 19.9% minority investment in New Bush Hog, ING Barings adjusted the Agricultural Products Group's projected financial performance by applying an annual $1.25 million pre-tax management fee and performed a similar DCF analysis utilizing the same discount rates and terminal value multiples.


    Based on the above analyses, ING Barings derived a range of enterprise values for the Agricultural Products Group on a standalone basis of $55.8 million to $370.3 million. The maximum range of values under all of the analyses as a group set forth above coincided with the range of values in the analysis of comparable publicly traded companies. Based upon a similar set of analyses, ING Barings derived a range for the Company's continuing 19.9% minority investment in New Bush Hog assuming no indebtedness at New Bush Hog and before applying any illiquidity discount, of $10.3 million to $68.1 million. The range of values of a 19.9% interest in the joint venture takes into account the annual management fee payable to the Manager. Therefore, the value is somewhat less than 19.9% of the enterprise value determined on a standalone basis. Applying a typical illiquidity discount of 20% to 40% to take into account the reduction in value because of the lack of marketability would generate a range for the value of the 19.9% continuing interest in a debt-free New Bush Hog of $6.2 million to $40.8 million. Taken together with the cash portion of the purchase price, ING Barings arrived at a theoretical range of value of the consideration, assuming a 20% to 40% illiquidity discount and no indebtedness at New Bush Hog, of $119.2 million to $181.1 million. This range of $119 to $181 million does not reflect a range of the value assigned by ING Barings to the value of the Agricultural Products Group. As described in the first sentence of this paragraph, ING Barings derived a range of enterprise values for the entire Agricultural Products Group on a standalone basis of $56 million to $370 million. In order to assess the value of the total consideration Allied would be receiving for transferring 80% of the Group, ING Barings utilized the purchase price plus a range of values for the remaining 19.9% interest (based on the total enterprise value discussed above and taking into account an illiquidity discount related to such a minority interest) to come up with a number that represents the range of values ($119 million to $181 million) assigned to what the Company was to receive in the transaction.


    Pursuant to the terms of ING Barings' engagement by the Company, the Company has agreed, among other things, to pay ING Barings for its services in connection with the Joint Venture Proposal a financial advisory fee of $325,000 regardless of the outcome of the opinion or the consummation of the Joint Venture Proposal. The Company has also agreed to reimburse ING Barings for its reasonable out-of-pocket expenses incurred in performing its services, including the reasonable fees and expenses of its outside legal counsel, and to indemnify ING Barings and related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

    ING Barings, as part of its investment banking business, is continually engaged in the valuation of businesses or their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. ING Barings has in the past provided investment banking services to the Company for which it has received customary fees. In addition, certain employees of ING Barings hold positions in the Company's common stock and Mitchell I. Quain, an Executive Vice President of ING Barings, serves as a member of the Board of Directors of the Company.

    ING Barings, in the normal course of its business, may trade in securities of the Company for its own account and for the accounts of its customers and, accordingly, may hold a long or short position in such securities.

RIGHTS OF SECURITY HOLDERS FOLLOWING THE TRANSACTION

    There will be no difference in the rights of holders of our common stock following the consummation of the Joint Venture.

ACCOUNTING TREATMENT OF THE TRANSACTION

    We expect the sale of membership interests of New Bush Hog to Bush Hog Investors will become effective during the first quarter of 2000 resulting in a profit which will be recorded as a nonrecurring item. We anticipate costs of approximately $2 million associated with the formation of the Joint Venture and the sale of membership interests of New Bush Hog. We intend to apply the proceeds of the sale, net of associated costs, to reduce or eliminate our total outstanding bank indebtedness.

    The Company's remaining interest in New Bush Hog is expected to be accounted for under the cost method of accounting which means that the investment in New Bush Hog will be reflected in the Company's balance sheet at cost and dividends from New Bush Hog will be taken into income as they are received to the extent distributions are not a return of capital. New Bush Hog is obligated to pay quarterly dividends approximately equal to quarterly income.

FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION

    IN GENERAL. The following summary of the anticipated federal income tax consequences to the Company of the formation of the Joint Venture and the sale of membership interests of New Bush Hog to Bush Hog Investors is not intended to be a complete description of the federal income tax consequences of the proposed transaction. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), as presently in effect, the rules and regulations promulgated thereunder, current administrative interpretations and court decisions. No assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not significantly change these authorities (possibly with retroactive effect).

    No rulings have been requested or received from the Internal Revenue Service ("IRS") as to the matters discussed in this proxy statement and there is no intent to seek any ruling from the IRS. Accordingly, we can provide no assurance that the IRS will not challenge the tax treatment of certain matters discussed or, if it does challenge the tax treatment, that it will not be successful.

    FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY. The Company will not recognize gain or loss upon the transfer of the assets and liabilities of the Agricultural Products Group of the Company pursuant to the Purchase Agreement to a newly formed limited liability company, New Bush Hog. The sale by the Company of membership interests representing 80.1% of the total outstanding membership interests of New Bush Hog to Bush Hog Investors will be treated for tax purposes as a taxable sale by the Company of 80.1% of each asset of the Agricultural Products Group transferred to New Bush Hog. The amount of gain or loss recognized by the Company with respect to the sale of a particular asset will be measured by the difference between the amount realized by the Company on the sale of that asset and the Company's tax basis in that asset. The amount realized by the Company on the sale will include the amount of cash received, plus 80.1% of the amount of liabilities of the Company assumed by New Bush Hog. For purposes of determining the amount realized by the Company with respect to specific assets, the total amount realized by the Company will generally be allocated among the assets according to the rules prescribed under the Code. The Company's tax basis in the assets of the Agricultural Products Group sold exceeds their book value for financial purposes by approximately $11 million.

    The determination of whether gain or loss is recognized by the Company will be made with respect to each of the assets to be sold. Accordingly, the Company may recognize gain on the sale of some assets and loss on the sale of others, depending on the amount of consideration allocated to an asset as compared with the basis of that asset. The gains and losses may offset, except that capital losses may be used to offset only capital gains.

    The Company believes that it will have tax losses in 2000 as well as prior year tax loss carry forwards available to offset all of the taxable profit resulting from the sale. However, the profit will nevertheless be subject to tax at the alternative minimum tax rate, which is not expected to exceed $1 million.

    Following completion of the sale of membership interests of New Bush Hog to Bush Hog Investors, New Bush Hog, as a limited liability company, will not be subject to federal income tax on its taxable income. Instead, the Company and Bush Hog Investors will include in their respective income tax returns the percentage of the taxable income of New Bush Hog representing their respective percentage ownership of New Bush Hog, subject to certain special allocations.

REGULATORY APPROVALS

    We believe that no regulatory approvals are required in connection with the sale.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

    Mr. Mitchell I. Quain, a director of the Company, is an Executive Vice President with ING Barings. As described in this proxy statement under the caption "ING Barings Opinion," ING Barings delivered an opinion to the Company's Board of Directors regarding the fairness, from a financial point of view, of the consideration to be received by the Company in the Joint Venture Proposal. Also as described in that section, the Company paid ING Barings a fee of $325,000 in connection with rendering such opinion.

    Mr. Bobby Middlebrooks, currently a Senior Vice President of the Company and President of the Bush Hog division, will become President, Chief Executive Officer and a Director of New Bush Hog. As part of the transaction, it is expected that Mr. Middlebrooks will enter into an employment agreement with New Bush Hog.

    Mr. James A. Star, a member of the Crown family, will become a member of the Board of Directors of the Company effective upon the closing of the transaction. Mr. Star is the President and Chief Investment Officer of Star Partners, L.P., a private investment limited partnership he founded in 1998. Mr. Star also serves as the Vice President-Investments for Henry Crown and Company, a private investment company that is owned and controlled by members of the Crown family. As described below under the caption "Terms of the Transaction and the Agreements -- The Buyer," members of the Crown family also directly and indirectly own and control Bush Hog Investors (the purchaser of 80.1% of New Bush Hog) and CC Industries (the Manager of New Bush Hog).


    Henry Crown and Company (Not Incorporated), an affiliate of Bush Hog Investors, has agreed to loan $5 million to the Company under a loan agreement dated December 16, 1999. The loan bears interest at prime plus 4% per annum, is repayable on the earlier of the closing of the transaction or March 7, 2000 and is secured by the Agricultural Products Group's real property in Selma, Alabama. In December, 1999 the Company acquired a number of trailer trucks for an aggregate of $1,288,379, financing for which was provided by an affiliate of Bush Hog Investors, as lessor under a capitalized lease agreement. The Company believes the terms of the lease are no less favorable to the Company than could be obtained from independent third parties.

        SELECTED HISTORICAL AND UNAUDITED PROFORMA FINANCIAL INFORMATION

SELECTED HISTORICAL FINANCIAL INFORMATION

    The selected historical financial data of the Company in the table below as of and for each of the five fiscal years ended December 31, 1998 has been derived from the Company's audited consolidated financial statements. The unaudited financial data as of and for the nine months ended September 30, 1999 and 1998 has been derived from the Company's unaudited condensed consolidated financial statements. This selected historical financial data should be read in conjunction with the Company's management's discussion and analysis of financial condition and results of operations, as well as the financial statements and notes thereto included elsewhere in this proxy statement.

                               NINE MONTHS ENDED                                  YEAR ENDED
                                 SEPTEMBER 30,                                   DECEMBER 31,
                         -----------------------------   -------------------------------------------------------------
                             1999            1998            1998            1997            1996            1995
                         -------------   -------------   -------------   -------------   -------------   -------------
INCOME STATEMENT DATA:
Net sales from
  continuing
  operations...........  $226,196,000    $229,000,000    $273,834,000    $270,562,000    $274,414,000    $260,861,000
Income (loss) from
  continuing
  operations...........  $(13,451,000)   $  5,283,000(3) $(14,113,000)   $ 15,646,000(3) $ 16,089,000(3) $ 33,989,000
Earnings (loss) per
  common share
  (diluted) from
  continuing
  operations(1)(2).....        $(1.14)          $0.44          $(1.19)          $1.27(3)        $1.17(3)        $2.34
Cash dividend declared
  per common share(1)..          $.12            $.12            $.16           $.147           $.133            $.05

                          YEAR ENDED
                         DECEMBER 31,
                         -------------
                             1994
                         -------------
INCOME STATEMENT DATA:
Net sales from
  continuing
  operations...........  $215,529,000
Income (loss) from
  continuing
  operations...........  $ 19,687,000
Earnings (loss) per
  common share
  (diluted) from
  continuing
  operations(1)(2).....         $1.28
Cash dividend declared
  per common share(1)..           $--



                               SEPTEMBER 30,                                           DECEMBER 31,
                       -----------------------------   -----------------------------------------------------------------------------
                           1999            1998            1998            1997            1996            1995            1994
                       -------------   -------------   -------------   -------------   -------------   -------------   -------------
BALANCE SHEET DATA:
Total assets.........  $257,253,000    $299,378,000(3) $275,804,000    $195,064,000(3) $172,509,000(3) $167,303,000(3) $150,555,000
Long-term debt
  (including
  capitalized leases
  and redeemable
  preferred stock)...  $  1,797,000    $  1,168,000    $  2,298,000    $    670,000    $    489,000    $    315,000    $ 12,130,000


------------------------------

(1) Restated prior to 1997 to reflect the effect of a three-for-two stock split in 1997.

(2) Restated prior to 1997 to reflect the effect of adopting SFAS 128 -- Earnings per Share -- in 1997.

(3) Restated, see Note 1 of Notes to Consolidated Financial Statements and of the Notes to Condensed Consolidated Financial Statements.

SELECTED PRO FORMA FINANCIAL INFORMATION (UNAUDITED)


    The selected pro forma financial data in the table below is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the Joint Venture Proposal had been consummated as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the Company. The pro forma consolidated income statement data is unaudited and was derived from the consolidated statements of income (loss) of the Company for the fiscal year ended December 31, 1998 and the condensed consolidated statements of income (loss) of the Company for the nine months ended September 30, 1999, and gives effect to the Joint Venture Proposal and the related repayment of debt, as if it had been completed on January 1, 1998, the beginning of the earliest period presented. As discussed elsewhere in this Proxy Statement, as part of the transaction, the Company will create a single-member limited liability company (New Bush Hog) and then transfer to New Bush Hog substantially all of the assets and some of the liabilities of the Agricultural Products Group. The assets will be transferred at historical cost. The Company will then sell to Bush Hog Investors 80.1% of the membership interests in New Bush Hog for $112,076,041 subject to post-closing adjustments. This sale will be accounted for by the Company as a sale of assets at the Company's historical cost. The Company will apply the net proceeds from the sale to repay existing indebtedness. The pro forma consolidated balance sheet data is unaudited and was derived from the consolidated balance sheet of the Company as of September 30, 1999 and was prepared as if the Joint Venture Proposal had occurred as of September 30, 1999. It is important that you read the unaudited pro forma consolidated statements of income (loss) and pro forma consolidated balance sheet and accompanying discussion and notes that are included in this proxy statement under "Unaudited Pro Forma Financial Information."



                                                                   NINE MONTHS ENDED        YEAR ENDED
                                                                  SEPTEMBER 30, 1999    DECEMBER 31, 1998
                                                                  -------------------   ------------------
                                                                                (Unaudited)
INCOME STATEMENT DATA:
Net sales...................................................          $113,230,000         $137,020,000
Net income (loss)...........................................          $(20,053,000)        $(26,944,000)
Earnings (loss) per common share (diluted)..................                $(1.69)              $(2.27)


                                                                          SEPTEMBER 30, 1999
                                                                          ------------------
BALANCE SHEET DATA:
Total assets................................................                 $167,690,000
Long-term debt (including capitalized lease obligations)....                   $188,000

COMPARATIVE BOOK VALUE PER SHARE DATA (UNAUDITED)

    The following table sets forth certain audited historical book value per share data and pro forma book value per share data on an unaudited pro forma basis after giving effect to the Joint Venture Proposal. This data should be read in conjunction with the unaudited pro forma consolidated financial statements and the separate historical consolidated financial information included elsewhere in this proxy statement. The unaudited pro forma book value comparative per share data is presented for illustrative purposes only and is not necessarily indicative of the per share amounts that would have been achieved if the Joint Venture Proposal had been consummated as of the beginning of the periods presented, nor is it necessarily indicative of the per share amounts. The unaudited pro forma book value per share data as of September 30, 1999 was derived from the unaudited pro forma consolidated balance sheet as of September 30, 1999. The unaudited pro forma consolidated balance sheet was derived from the historical consolidated balance sheet of the Company as of September 30, 1999 and was prepared as if the transaction had occurred as of September 30, 1999. The unaudited pro forma book value per share as of December 31, 1998 was derived from the historical consolidated balance sheet of the Company as of December 31, 1998 and was prepared as if the transaction had occurred as of December 31, 1998.


                                                              FISCAL YEAR ENDED     NINE MONTHS ENDED
                                                              DECEMBER 31, 1998    SEPTEMBER 30, 1999
                                                              ------------------   -------------------
(HISTORICAL)................................................        $6.07                 $4.80
(PRO FORMA).................................................        $8.92                 $7.65

                  TERMS OF THE TRANSACTION AND THE AGREEMENTS

    The following discussion is only a summary of the material terms of the Purchase Agreement and the Limited Liability Company Agreement appended as Appendix A and Appendix B to this Proxy Statement and is qualified in its entirety by reference to the Agreements.

THE PURCHASE AGREEMENT

    Pursuant to the Purchase Agreement, the Company has agreed to form New Bush Hog, with the Company initially owning all of the membership interests in New Bush Hog. The Company also has agreed to make a capital contribution to New Bush Hog of substantially all of the operating assets of the Company's Bush Hog and Great Bend divisions and specified liabilities of those divisions, including wages and salaries, obligations under capitalized leases, ordinary course obligations, warranty claim obligations, and supplemental retirement payments for Mr. Middlebrooks. The liabilities not transferred to and assumed by New Bush Hog are discussed below under the caption "Retained Obligations and Liabilities."

SALE OF MEMBERSHIP INTERESTS TO BUSH HOG INVESTORS


    The Company has further agreed that immediately following contribution of the assets and liabilities described above, the Company will sell to Bush Hog Investors membership interests representing 80.1% of the total membership interests in New Bush Hog for a purchase price of $112,076,041, subject to adjustments as provided below that are currently expected to result in a net increase of the purchase price of approximately $10 million.


PAYMENT OF BANK INDEBTEDNESS AND RELEASE OF SECURITY INTERESTS

    Simultaneous with the transfer of assets and liabilities to New Bush Hog and the sale of an 80.1% membership interest in New Bush Hog to Bush Hog Investors, the Company will repay all of its outstanding bank indebtedness and the Company's banks will release their security interests in the assets transferred to New Bush Hog, as well as in all of the Company's other assets. The Company will fund this repayment with the net proceeds received from Bush Hog Investors, plus new bank borrowings to make up any difference.

    Upon consummation of these transactions, New Bush Hog will hold substantially all of the assets (exclusive of real property located in Great Bend, Kansas), free and clear of any bank indebtedness or security interests but subject to specified liabilities of the Company's former Bush Hog and Great Bend divisions. New Bush Hog will lease the Great Bend real estate for $1 per year and will also have an option to purchase this real estate for $1. Bush Hog Investors will become the owner of 80.1% of the membership interests of New Bush Hog. The Company will retain ownership of 19.9% of the membership interests of New Bush Hog and will retain specified liabilities and obligations relating to the operations of its former Bush Hog and Great Bend divisions as discussed below. The Company will also retain ownership of the assets of its Industrial Products Group.


    The Company believes that, in addition to the sales proceeds of the transaction net of costs and taxes, it will utilize approximately $42 million in additional borrowings to, among other things, extinguish its outstanding indebtedness to the banks and to affiliates of New Bush Hog, to reduce outstanding payables, to finance peak working capital requirements of the Industrial Products Group and to finance the acquisition of new equipment. Verson's peak working capital requirements could vary significantly, either higher or lower, from the projected level. The working capital needs of Verson will depend upon the receipt of new press orders, the timing of the receipt of those orders, the timing of production under the orders and the extent to which the Company receives progress payments on these orders.


ADJUSTMENTS TO PURCHASE PRICE

    NET TANGIBLE INVESTMENT ADJUSTMENT. The purchase price will be increased or decreased by 80.1% of the amount, if any, by which the net tangible assets (i.e., plant and equipment) of the Agricultural Products Group increases or decreases from January 1, 1999 through the closing date. If, however, such adjustment would result in an amount owing by the Company to Bush Hog Investors, then the Company will only be obligated to pay to the extent the decrease exceeds $2,258.90 times the number of days that have elapsed between December 31, 1998 and the closing date.

    At this time, the Company does not anticipate that any adjustment of the purchase price by reason of the net tangible investment adjustment will be made.

    LONG-TERM ASSUMED LIABILITIES ADJUSTMENT. The purchase price will be increased or decreased by 80.1% of the amount, if any, by which the long-term assumed liabilities decreases or increases from December 31, 1998 to the closing.


    The Company currently anticipates that the long-term assumed liabilities adjustment will result in a decrease in the purchase price of approximately $1 million.



    WORKING CAPITAL ADJUSTMENT. The purchase price will be increased or decreased by 80.1% of the amount by which the adjusted net working capital transferred to New Bush Hog on the closing is greater than or less than, respectively, $59,022,000. Adjusted net working capital determined on the same basis as of December 31, 1998 was $62,348,000 and as of September 30, 1999 was $57,566,000. If adjusted working capital at closing was equal to adjusted working capital on December 31, 1998, the working capital adjustment would be $3,326,000 and the adjusted purchase price would be approximately $115,402,041. At this time, the Company expects that working capital at closing will be approximately $71,522,000, resulting in an adjusted purchase price of approximately $122,076,041.



    The working capital requirements of the Agricultural Products Group typically peak at the end of March, at the beginning of the farmers' growing season, reach a low point in August, at the end of the growing season and then gradually increase during the fourth quarter. The seasonal build up of inventories and receivables, together with the elimination of certain liabilities retained by the Company is expected to result in an amount of net working capital transferred to New Bush Hog at closing in excess of $71 million. The Company therefore anticipates that the working capital adjustment will result in an adjusted purchase price of approximately
$122 million. However, the increase in working capital at closing over the amount prevailing at December 31, 1998 must be financed either from 1999 operating cash flows from the Company or by additional bank borrowings. Consequently, an increase in the purchase price resulting from such build up would merely offset operating cash flow or the additional borrowings required to finance the build up and will not increase cash available to the Company following the closing.


RETAINED OBLIGATIONS AND LIABILITIES


    The Company will retain all liabilities and obligations for claims made with respect to events or injuries occurring before the closing, including product liability, workers' compensation and environmental claims and claims regarding employment practices. The liabilities retained by the Company include liabilities under existing product liability claims, any additional claims, including product liability claims, arising out of events associated with operations of the Agricultural Product Group before the Closing, and workers' compensation claims, for which the Company currently projects its liability to be approximately $6.5 million. The Company also will remain responsible for monetary liabilities, if any, under a race discrimination class action suit brought by seven former or present employees of the Company's Bush Hog division for which no reserve has been established. The Company will also retain the obligation to make future contributions, if any, required to fund obligations under the Bush Hog Salaried Pension Plan. Benefits under the Plan will be frozen as of the Closing. Certain of these obligations, for which we are not permitted under applicable accounting standards to establish an accrual, may effect future results of operations when such obligations become probable and estimable.


    In addition, the Company will retain liabilities for taxes and other governmental charges relating to operations before the closing and liabilities under employee benefit plans, which plans, other than the Bush Hog Salaried Pension Plan, are to be discontinued at closing. However, since the Company's retention of these liabilities at closing will result in an increase in the adjusted closing net working capital, the purchase price will be increased by the amount of such retained liabilities.

CLOSING

    It is expected that the closing will take place immediately following the approval of the Company's shareholders at this special meeting. The closing is conditioned upon approval of the transactions by the Company's stockholders, and the satisfaction or waiver of the other conditions to closing described in the Purchase Agreement. If the Company waives any material conditions to closing following approval by the stockholders, the Company will advise the stockholders of such waiver and resolicit their vote.

REPRESENTATIONS AND WARRANTIES

    The Purchase Agreement contains representations and warranties of the Company as to:

    - organization and qualification;

    - authority and no conflicts with the Purchase Agreement;

    - subsidiaries and investments

    - the financial statements of the Agricultural Products Group and their compliance with generally accepted accounting principles;

    - absence of material adverse changes or events;

    - absence of undisclosed liabilities;

    - tax matters;

    - title to purchased assets;

    - real estate matters;

    - collectibility of accounts receivable;

    - quality and salability of inventory;

    - possession of necessary licenses and permits

    - employee benefit and labor matters;

    - compliance with applicable laws and regulations

    - environmental matters;

    - insurance coverage;

    - customers and suppliers;

    - product and service warranties;

    - product liability claims;

    - intellectual property matters;

    - Year 2000 readiness;

    - capitalization.

CONDUCT OF BUSINESS PENDING COMPLETION OF THE JOINT VENTURE

    The Company has agreed to:

    - provide Bush Hog Investors and its representatives access to the books and records of the Agricultural Products Group;

    - use its best efforts to obtain all required consents;

    - use its reasonable best efforts consistent with sound business practice to refrain from taking any action that would render any of its representations or warranties inaccurate;

    - furnish interim financial statements to Bush Hog Investors;

    - engage environmental consultants to devise a remediation plan for selected environmental issues;

    - cooperate with and assist Bush Hog Investors in the procurement, at the Company's expense, of title insurance and surveys;

    - obtain licenses for all software to be transferred to Bush Hog Investors;

    - use its best efforts to obtain financing secured by its membership interests in New Bush Hog, that will be sufficient, along with the sale proceeds to be received from Bush Hog Investors, to repay the Company's existing bank debt.

INDEMNIFICATION

    The Company has agreed to indemnify Bush Hog Investors for damages arising out of breaches, if any, of the Company's representations, warranties and covenants under the Purchase Agreement. The Company's indemnity obligations will be secured by an Indemnity Security Agreement granting Bush Hog Investors a security interest in the Company's rights to distributions from New Bush Hog. The Company will also grant Bush Hog Investors a security interest in its membership interest in New Bush Hog. However, this security interest will be subordinated to the security interests of the Company's lenders.

EMPLOYEES

    New Bush Hog has agreed to offer employment to not less than 95% of the employees of the Agricultural Products Group on substantially equivalent terms and conditions. New Bush Hog will provide health insurance and other employee benefits approximating the benefits currently provided by the Company.

NO SOLICITATION

    The Purchase Agreement requires the Company to stop immediately all existing discussions and negotiations about an Alternative Acquisition (which is defined below), if any, with any other persons conducted prior to the date of the Purchase Agreement.

    The Company also has agreed that it will not, directly or indirectly,

    - solicit, engage in discussions or negotiate with any person (whether such negotiations are initiated by the Company or otherwise) or take any other action intended or designed to facilitate the efforts of any person, other than Bush Hog Investors, relating to an Alternative Acquisition;

    - provide information with respect to the Agricultural Products Group to any person other than Bush Hog Investors;

    - enter into an agreement with any person other than Bush Hog Investors providing for a possible Alternative Acquisition;

    - make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any person other than Bush Hog Investors.

    An "Alternative Acquisition" means the acquisition of the Company or the Agricultural Products Group (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of the Company's capital stock or assets.

    In addition, the Company will notify Bush Hog Investors of any unsolicited offer or proposal to enter into discussions or negotiations relating to an Alternative Acquisition, within 24 hours of its receipt and will give Bush Hog Investors 48 hours advance notice of any agreement to be entered into with respect to an Alternative Acquisition.

    However, the Board of Directors of the Company may furnish information regarding the Company and the Agricultural Products Group to a third party or negotiate with a third party concerning an Alternative Acquisition if:

    - such third party has made a written proposal that identifies a price or range of values to be paid, and based on the advice of the Company's investment bankers, the Board of Directors has determined that such proposal is financially more favorable to the stockholders of the Company than the terms of the Joint Venture Proposal (a "Superior Proposal");

    - the Company's Board of Directors has determined, based on the advice of its investment bankers, that such third party is financially capable of consummating such Superior Proposal;

    - the Company's Board of Directors has determined, after consulting with its outside legal counsel, that its fiduciary duties require it to furnish information to and negotiate with such third party; and

    - the Company notifies Bush Hog Investors in writing of such Superior Proposal and provides Bush Hog Investors a copy of such proposal.

CONDITIONS TO CLOSING

    CONDITIONS TO THE OBLIGATIONS OF BUSH HOG INVESTORS

    The obligations of Bush Hog Investors to complete the Joint Venture are subject to the following conditions, unless waived in writing:

    - the Company having performed in all material respect the covenants and agreements required to be performed by it under the Purchase Agreement;

    - the representations and warranties of the Company being true and correct in all material respects as of the closing date other than those representations (i) relating to organization, authority and title to property, which shall be true in all respects, (ii) that are already qualified by materiality, and (iii) relating to changes specifically permitted by the Purchase Agreement or resulting from any transaction consented to in writing by Bush Hog Investors;

    - Bush Hog Investors having received an officer's certificate from the Company stating that specified conditions have been satisfied;

    - the Company having taken all corporate action, including obtaining the requisite shareholder approval, necessary to approve the Joint Venture;

    - there not being any actions, suits, investigations or proceedings pending or threatened in writing by any third party, governmental or regulatory agency to restrain, prohibit or otherwise challenge the legality or validity of the Joint Venture;

    - the Company having obtained all required third-party consents and approvals, all necessary regulatory approvals, and all required landlord consents and estoppels, as well as having terminated the required intercompany agreements;

    - Bush Hog Investors having received an opinion from Gardner, Carton & Douglas, counsel to the Company, as to specified legal matters;

    - the Company having obtained the release or substitution of its open letters of credit; and

    - the Company having obtained sufficient funds to repay its existing bank indebtedness so that the bank's lien against the assets of the Agricultural Products Group will be released.

    CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

    The obligations of the Company to complete the Joint Venture are subject to the following conditions, unless waived in writing:

    - Bush Hog Investors having performed in all material respect the covenants and agreements required to be performed by it under the Purchase Agreement;

    - the representations and warranties of Bush Hog Investors being true and correct in all material respects as of the closing date other than those representations (i) relating to organization and authority, which shall be true in all respects, (ii) that are already qualified by materiality, and
      (iii) relating to changes specifically permitted by the Purchase Agreement or resulting from any transaction consented to in writing by the Company;

    - the Company having received an officer's certificate from Bush Hog Investors stating that specified conditions have been satisfied;

    - Bush Hog Investors having taken all corporate action necessary to approve the Joint Venture;

    - there not being any actions, suits, investigations or proceedings pending or threatened in writing by any third party, governmental or regulatory agency to restrain, prohibit or otherwise challenge the legality or validity of the Joint Venture;

    - the Company having obtained all third-party consents and approvals (including stockholder approval), all necessary regulatory approvals, and all required landlord consents and estoppels, as well as having terminated the required intercompany agreements;

    - the Company having received an opinion from Gould & Ratner, counsel to Bush Hog Investors, as to specified legal matters;

    - Bush Hog Investors having the financial wherewithal to consummate and perform its obligations under the Purchase Agreement; and

    - the Company having received the purchase price.

TERMINATION

    TERMINATION AND TERMINATION FEES

    The Purchase Agreement may be terminated at any time prior to closing:

    - by mutual written consent of the parties;

    - by either the Company or Bush Hog Investors if there has been a material breach, inaccuracy or non-fulfillment by the other party of any of its covenants, agreements or representations or warranties after 30 days written notice and opportunity to cure, which material breach, inaccuracy or non-fulfillment would have a material adverse effect;

    - by either the Company or Bush Hog Investors if any of the conditions to their closing of the Joint Venture described above have not been satisfied in all material respects, provided such terminating party is not in material breach of the Purchase Agreement at the time; and

    - by the Company if such termination is necessary to allow the Company to enter into an agreement with respect to a Superior Proposal.

    If the Company terminates the Purchase Agreement in order to accept a Superior Proposal, then the Company must pay to Bush Hog Investors a termination fee of $5,000,000.

THE BUYER

    The buyer, Bush Hog Investors, L.L.C., is a Delaware limited liability company formed specifically to acquire membership interests in New Bush Hog. The buyer is a privately held company that is directly and indirectly owned and controlled by members of the Crown family of Chicago. The Company has been informed that the buyer will obtain the funds necessary to consummate the transaction from cash on hand. The transaction is not contingent on the buyer or the Crown family obtaining any financing. CC Industries, Inc., the Manager of New Bush Hog, is also directly and indirectly owned and controlled by members of the Crown family.

    The Crown family, through CC Industries and other entities, have diversified investment portfolios, including investments in the real estate, transportation and furniture industries, and own and control approximately 4.62% of the common stock of the Company (546,498 shares). An additional 87,075 shares of common stock of the Company (approximately .74%) are managed by Bellmore Asset Management, Inc., for the benefit of members of the Crown family. No member of the Crown family possesses any direct or indirect control over these outside managed shares.

THE LIMITED LIABILITY COMPANY AGREEMENT

    At the closing, the Company and Bush Hog Investors will enter into the Limited Liability Company Agreement which will govern the operation and management of New Bush Hog, as well as the relationship between Bush Hog Investors and the Company. As described above, as a result of the Purchase Agreement, Bush Hog Investors will be a member of New Bush Hog, owning 80.1% of the membership interests, and the Company will also be a member, owning the remaining 19.9% of the membership interests.

CAPITAL CONTRIBUTIONS


    If the Manager of New Bush Hog determines that it needs additional equity capital, then, subject to the last sentence of this paragraph, the Manager will first request the members to contribute additional funds in proportion to their percentage interests. No member is required, however, to contribute additional funds. If a member declines to contribute its entire pro rata share, then the other member will have the opportunity to make an additional contribution in an amount equal to the amount the first member declined to contribute. If such additional contributions are made by the members other than in proportion to their membership interests, then their percentage interest will be adjusted to reflect the additional contributions. For the first two years, the adjustment will be calculated based on the adjusted book value of New Bush Hog. Thereafter, the adjustment will be based on an appraised value of New Bush Hog. If the members decline to contribute all the requested additional capital, then the Manager may allow third parties to make such capital contributions. Any third party contributing capital will become a member and be bound by the Limited Liability Company Agreement. Notwithstanding the foregoing, once additional capital equal to the sum of $30 million plus aggregate distributions (net of tax distributions) has been contributed by the members (pro rata in accordance with their percentage interests) the Company will have the right to contribute up to 50% of subsequent additional capital until the Company's membership interest reaches 30%.


DISTRIBUTIONS


    New Bush Hog will make mandatory quarterly distributions to its members approximately equal to its net income, provided that no such distributions will be required if Allied ceases to be a reporting company under the Exchange Act or during the pendency of a claim for indemnification against Allied under the Purchase Agreement and provided further that New Bush Hog is not required to borrow money or request capital to pay such distributions. If such quarterly distributions are not required, then the Manager will make mandatory annual distributions to its members equal to amounts which are estimated to be the amount the members would have to pay in Federal and state income taxes on the income of New Bush Hog if they were individuals subject to the maximum Federal and Illinois income tax rates.


MANAGEMENT

    The business and affairs of New Bush Hog will be directed and managed by a Manager. The Manager will have full authority to manage the business. The initial Manager will be CC Industries, Inc., which is directly and indirectly owned and controlled by members of the Crown family. The Manager may withdraw at any time and may be removed by members holding 51% or more of the membership interests. Pursuant to a separate management agreement to be entered into between New Bush Hog and CC Industries, CC Industries will be paid an annual management fee of $1,250,000 and will be reimbursed for reasonable out-of-pocket expenses. If gross annual sales by New Bush Hog exceed $175 million, the amount of the management fee will be reviewed and revised based on the size, operations and activities of New Bush Hog.


    It is currently expected that the officers of New Bush Hog will be:
Bobby M. Middlebrooks, President; James A. Bearden, Executive Vice President/General Manager; Robert O. Moore, Vice President of Sales; Charlie C. Johnson, Vice President of Engineering; Wallace W. Gamel, Vice President of Manufacturing; Michael E. Giles, Controller; Keith T. Meyer, Director of Distribution and Data Management; and David Middlebrooks, Director of Human Resources. All of the above individuals are currently employees of Allied

Products' Agricultural Products Group. Other than Mr. Bobby Middlebrooks, who will own approximately 9,036 shares of Allied Products common stock following the closing, none of these individuals will have a substantial portion of stock, or options to acquire stock, of Allied Products. It is not expected that any officers of New Bush Hog will serve as officers of Allied Products subsequent to the transaction.


TRANSFER OF MEMBERSHIP INTERESTS

    The Company may only sell or transfer its membership interest in New Bush Hog in limited circumstances. Except as described below, the Company may not sell its membership interest (or withdraw as a member of New Bush Hog) without the prior consent of Bush Hog Investors. If the Company wishes to sell its membership interests, it must notify Bush Hog Investors of the terms upon which it would like to sell. Bush Hog Investors and New Bush Hog will then have the option to purchase the Company's interests on the terms proposed by the Company, or at an appraised fair market value (without taking into account any minority interest discount) at Bush Hog Investors' or New Bush Hog's election.

    If neither Bush Hog Investors nor New Bush Hog elect to purchase the Company's membership interest (either on the Company's terms or at the appraised value) then the Company has the option to require the Manager to sell all of the assets of New Bush Hog. The Manager will have sole discretion to negotiate the terms and conditions of any such sale. If the Manager has not, within 180 days, made reasonable efforts to effectuate the sale transaction, then the Company may engage an investment banking firm on New Bush Hog's behalf or otherwise pursue such a sale transaction.

    If Bush Hog Investors elects to sell all of its membership interests in New Bush Hog, then Bush Hog Investors may require the Company to also sell its membership interests on the same economic terms and conditions. If Bush Hog Investors elects to sell less than all of its membership interests (or elects to sell all of its membership interests but does not also require the Company to sell), then the Company will have the right to sell the same proportion of its membership interests on the same economic terms and conditions.

   UNAUDITED PRO FORMA FINANCIAL INFORMATION FOR THE NINE-MONTH PERIOD ENDED
            SEPTEMBER 30, 1999 AND THE YEAR ENDED DECEMBER 31, 1998



    The following unaudited pro forma consolidated financial statements for the nine-month period ended September 30, 1999 and the year ended December 31, 1998 are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the Joint Venture Proposal had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the Company. These unaudited pro forma consolidated financial statements should be read in conjunction with the Company's Management's Discussion and Analysis of Financial Condition and Results of Operations, and the historical consolidated financial statements and related notes of the Company contained elsewhere in this proxy statement.



    The unaudited pro forma consolidated statements of income (loss) for the nine months ended September 30, 1999 and for the year ended December 31, 1998 reflects the removal of the revenues and expenses associated with the Agricultural Products Group and assume the Joint Venture transaction had been completed on January 1, 1998, the beginning of the earliest period presented. As discussed elsewhere in this Proxy Statement, as part of the transaction, the Company will create a single-member limited liability company (New Bush Hog) and then transfer to New Bush Hog substantially all of the assets and some of the liabilities of the Agricultural Products Group. The assets will be transferred at historical cost. The Company will then sell to Bush Hog Investors 80.1% of the membership interests in New Bush Hog for $112,076,041 plus post-closing adjustments. This sale will be accounted for by the Company as a sale of assets at the Company's historical cost. The Company's remaining interest in New Bush Hog is expected to be accounted for under the cost method of accounting which means that the investment in New Bush Hog will be reflected in the Company's balance sheet at cost and dividends from New Bush Hog will be taken into income as they are received to the extent distributions are not a return of capital. New Bush Hog is obligated to pay quarterly dividends approximately equal to quarterly income, provided that New Bush Hog is not obligated to borrow money or request additional capital to make such distributions. Except under limited circumstances described in the Limited Liability Company Agreement, these quarterly distributions will not be limited by losses, if any, in prior years.



    The Company will apply the net proceeds from the sale to repay existing indebtedness. The one time gain on the sale of the Agricultural Products Group business estimated to be $40,321,000, (net of estimated transaction costs of $2,000,000 and deferred income tax expense related to the assets sold of $3,420,000), is not included in the pro forma consolidated statements of income
(loss). Additionally, there is a $6,600,000 charge related to certain other temporary differences associated with continuing operations discussed in Note 8 to the unaudited pro forma consolidated financial statements. The currently payable tax normally due is offset by the utilization of current tax losses and prior net operating loss carryforwards. The unaudited pro forma consolidated balance sheet at September 30, 1999 reflects the utilization, by the Company, of the proceeds received in connection with the Joint Venture transaction to reduce outstanding debt and the income tax effects of the Joint Venture transaction and assumes the Joint Venture transaction had been completed on September 30, 1999.


    The "Allied Products Corporation As Restated" amounts show the effects on reported consolidated results of operations of Allied assuming the proposed transaction was consummated and reported as a discontinued operation. These financial statements are presented on a unaudited pro forma basis pending the occurrence of the events that would establish the measurement date for treatment of the sale of the Agricultural Products Group business as a discontinued operations, namely the approval of the transaction by Allied's shareholders.

    The unaudited pro forma financial statements contain, in the opinion of management, all adjustments necessary for a fair presentation.

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES
               PRO FORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
               ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
                                  (UNAUDITED)


                                        HISTORICAL
                               ----------------------------
                                                 DEDUCT
                                 ALLIED       DISCONTINUED                                PRO FORMA
                                PRODUCTS      AGRICULTURAL    ALLIED PRODUCTS   -----------------------------
                               CORPORATION   PRODUCTS GROUP   CORPORATION AS     PRO FORMA
                               AS REPORTED   BUSINESSES(1)      RESTATED(2)     ADJUSTMENTS        PRO FORMA
                               -----------   --------------   ---------------   -----------       -----------
Net sales....................   $ 226,196       $112,966         $113,230        $  --            $  113,230
Cost of goods sold...........     199,632         84,535          115,097           --               115,097
                                ---------       --------         --------        ---------        ----------
Gross profit.................      26,564         28,431           (1,867)          --                (1,867)
                                ---------       --------         --------        ---------        ----------
Other operating expenses:
  Selling and
   administrative............      31,509         14,610           16,899           --                16,899
  Interest expense...........       8,236          3,880            4,356           (3,167)(3)         1,189
  Other (income) expense.....         270            172               98           --                    98
                                ---------       --------         --------        ---------        ----------
                                   40,015         18,662           21,353           (3,167)           18,186
Income (loss) from continuing
  operations before taxes....     (13,451)         9,769          (23,220)           3,167           (20,053)
(Provision) benefit for
  income taxes...............      --            --               --                --                --
                                ---------       --------         --------        ---------        ----------
Income (loss) from continuing
  operations.................     (13,451)         9,769          (23,220)           3,167           (20,053)
Income (loss) from
  discontinued operations....      --            --                 9,769           (9,769)(4)        --
                                ---------       --------         --------        ---------        ----------
Net income (loss)............   $ (13,451)      $  9,769         $(13,451)       $  (6,602)       $  (20,053)
                                =========       ========         ========        =========        ==========
Basic and diluted earnings
  (loss) per share:
  Continuing Operations......   $   (1.14)                       $  (1.97)                        $    (1.69)
  Discontinued Operations....      --                                0.83                             --
                                ---------                        --------                         ----------
    Total....................   $   (1.14)                       $  (1.14)                        $    (1.69)
                                =========                        ========                         ==========
Weighted average basic and
  diluted shares
  outstanding................      11,834                          11,834                             11,834
                                =========                        ========                         ==========



        See Notes to Pro Forma Consolidated Financial Statements for the
 Nine Months Ended September 30, 1999 and for the Year Ended December 31, 1998.

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES
               PRO FORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                      FOR THE YEAR ENDED DECEMBER 31, 1998
               ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
                                  (UNAUDITED)


                                          HISTORICAL                                      PRO FORMA
                                 ----------------------------                    ---------------------------
                                                   DEDUCT
                                   ALLIED       DISCONTINUED        ALLIED
                                  PRODUCTS      AGRICULTURAL       PRODUCTS
                                 CORPORATION   PRODUCTS GROUP    CORPORATION      PRO FORMA
                                 AS REPORTED   BUSINESSES(1)    AS RESTATED(2)   ADJUSTMENTS       PRO FORMA
                                 -----------   --------------   --------------   -----------       ---------
Net sales......................   $273,834        $136,814         $137,020       $                $137,020
Cost of goods sold.............    250,169         102,180          147,989         --              147,989
                                  --------        --------         --------       --------         --------
Gross profit...................     23,665          34,634           10,969         --              (10,969)
                                  --------        --------         --------       --------         --------
Other operating expenses:
  Selling and administrative...     38,145          17,448           20,697         --               20,697
  Interest expense.............      6,201           2,468            3,733         (3,157)(3)          576
  Other (income) expense.......        962              47              915         --                  915
                                  --------        --------         --------       --------         --------
                                    45,308          19,963           25,345         (3,157)          22,188
                                  --------        --------         --------       --------         --------
Income (loss) from continuing
  operations before taxes......    (21,643)         14,671          (36,314)         3,157          (33,157)
(Provision) benefit for income
  taxes........................      7,530           1,317            6,213         --                6,213
                                  --------        --------         --------       --------         --------
Income (loss) from continuing
  operations...................    (14,113)         15,988          (30,101)         3,157          (26,944)
Income (loss) from discontinued
  operations...................     --             --                15,988        (15,988)(4)        --
                                  --------        --------         --------       --------         --------
Net income (loss)..............   $(14,113)       $ 15,988         $(14,113)      $(12,831)        $(26,944)
                                  ========        ========         ========       ========         ========
Basic and diluted earnings
  (loss) per share:
  Continuing Operations........   $  (1.19)                        $  (2.53)                       $  (2.27)
  Discontinued Operations......     --                                 1.34                           --
                                  --------                         --------                        --------
    Total......................   $  (1.19)                        $  (1.19)                       $  (2.27)
                                  ========                         ========                        ========
Weighted average basic and
  diluted shares outstanding...     11,895                           11,895                          11,895
                                  ========                         ========                        ========



        See Notes to Pro Forma Consolidated Financial Statements for the
 Nine Months Ended September 30, 1999 and for the Year Ended December 31, 1998.

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1999
                            ALL AMOUNTS IN THOUSANDS
                                  (UNAUDITED)


                                           HISTORICAL                ADD                 PRO FORMA
                                  ----------------------------   AGRICULTURAL   ----------------------------
                                                    DEDUCT         PRODUCTS
                                    ALLIED       AGRICULTURAL      RELATED
                                   PRODUCTS     PRODUCTS GROUP     BUSINESS
                                  CORPORATION   BUSINESSES NET    INVESTMENT     PRO FORMA
                                  AS REPORTED   ASSETS SOLD(5)   RETAINED(6)    ADJUSTMENTS        PRO FORMA
                                  -----------   --------------   ------------   ------------       ---------
ASSETS
Current assets:
  Cash and cash equivalents.....   $    914        $--             $--          $    --            $    914
  Notes and accounts receivable,
   less allowance for losses....     73,118         45,835          --               --              27,283
  Inventories...................     72,938         26,055          --               --              46,883
  Deferred tax asset............     15,060         --              --                   600 (7)      5,640
                                                                                     (10,020)(8)
  Prepaid expenses..............        101             39          --               --                  62
                                   --------        -------         -------      ------------       --------
    Total current assets........    162,131         71,929          --                (9,420)        80,782
                                   --------        -------         -------      ------------       --------
Plant and Equipment:
  Plant and Equipment cost......    134,343         46,006          --               --              88,337
  Less: Accumulated depreciation
   and amortization.............    (54,297)       (23,789)         --               --             (30,508)
                                   --------        -------         -------      ------------       --------
    Plant and Equipment, net....     80,046         22,217          --               --              57,829
                                   --------        -------         -------      ------------       --------
Other assets:
  Deferred tax asset............      4,165         --              --               --               4,165
  Goodwill, net of
   amortization.................      5,820          4,641          --               --               1,179
  Joint venture investment......     --             --              16,605           --              16,605
  Other.........................      5,091            539          --                 2,578 (9)      7,130
                                   --------        -------         -------      ------------       --------
    Total other assets..........     15,076          5,180          16,605             2,578         29,079
                                   --------        -------         -------      ------------       --------
    Total assets................   $257,253        $99,326         $16,605      $     (6,842)      $167,690
                                   ========        =======         =======      ============       ========



      See Notes to the Pro Forma Consolidated Financial Statements for the
 Nine Months Ended September 30, 1999 and for the Year Ended December 31, 1998.

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1999
                            ALL AMOUNTS IN THOUSANDS
                                  (UNAUDITED)


                                          HISTORICAL                ADD                  PRO FORMA
                                 ----------------------------   AGRICULTURAL   -----------------------------
                                   ALLIED          DEDUCT         PRODUCTS
                                  PRODUCTS      AGRICULTURAL      RELATED
                                 CORPORATION   PRODUCTS GROUP     BUSINESS
                                     AS        BUSINESSES NET    INVESTMENT      PRO FORMA
                                  REPORTED     ASSETS SOLD(5)   RETAINED(6)     ADJUSTMENTS        PRO FORMA
                                 -----------   --------------   ------------   -------------       ---------
LIABILITIES AND SHAREHOLDERS'
  INVESTMENT
Current liabilities:
  Revolving credit.............   $130,100        $--             $--          $    (106,700)(10)  $ 23,400
  Current portion of long-term
   debt........................        627            550          --                    (77)(10)     --
  Accounts payable.............     36,634          9,517          --               --               27,117
  Accrued expenses.............     26,327          4,296          --               --               22,031
                                  --------        -------         -------      -------------       --------
    Total current
     liabilities...............    193,688         14,363          --               (106,777)        72,548
                                  --------        -------         -------      -------------       --------
Long-term debt:
  Capitalized lease
   obligations.................      1,797            986          --                   (623)(10)       188
  Other........................      4,911            535          --                                 4,376

Commitments and Contingencies..     --             --              --               --                --
Shareholders' investment.......     56,857         83,442          16,605            100,558 (11)    90,578
                                  --------        -------         -------      -------------       --------
    Total liabilities and
     shareholders'
     investment................   $257,253        $99,326         $16,605      $      (6,842)      $167,690
                                  ========        =======         =======      =============       ========



      See Notes to the Pro Forma Consolidated Financial Statements for the
 Nine Months Ended September 30, 1999 and for the Year Ended December 31, 1998.

 NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS FOR THE NINE-MONTH PERIOD
   ENDED SEPTEMBER 30, 1999 AND THE YEAR ENDED DECEMBER 31, 1998 (UNAUDITED)
                           (all amounts in thousands)


(1) Reflects revenues and expenses associated with the Agricultural Products Group businesses. Income taxes have been allocated to continuing operations on a with and without basis. Interest expense was allocated to continuing and discontinued operations based on the proportion of invested capital. Industry segment information reported in the September 30, 1999 Form 10-Q and the December 31, 1998 Form 10-K differs from that reported herein, as for management reporting purposes certain expenses are not recorded at the division level but are recorded at the corporate level.

(2) Reflects the historical financial statements of the Company, restated to allocate operations between continuing and discontinued operations. Earnings per share was allocated between continuing and discontinued operations using continuing operations as the control amount.


(3) Represents a decrease in interest expense related to continuing operations (8.7% and 7.1% weighted average interest rate for the periods ending September 30, 1999 and December 31, 1998, respectively) attributable to decreased borrowings under the Company's Second Amended and Restated Credit Agreement and an Industrial Revenue bond, as if the transaction and repayment of debt occurred as of January 1, 1998. The final adjusted sales proceeds and debt repayments are estimated as follows:



Sales proceeds..............................................  $112,100
Estimated adjustments based on September 30, 1999 amounts...    (2,100)
                                                              --------
Adjusted sale proceeds......................................   110,000
Transaction costs...........................................    (2,000)
AMT income taxes............................................      (600)
                                                              --------

Net Proceeds (net of tax)...................................  $107,400
                                                              ========

Repay Second Amended and Restated Credit Agreement..........  $106,700
Repay Industrial Revenue Bond...............................       700
                                                              --------

    Total Repayments........................................  $107,400
                                                              ========



(4) Pro forma adjustment needed to remove the effect of discontinued operations upon sale of the Agricultural Products Group businesses. The Pro Forma Consolidated Statements of Income (Loss) for the year ended December 31, 1998 and for the nine months ended September 30, 1999 excludes future quarterly dividends that New Bush Hog is obligated to pay (approximately equal to quarterly income). While mandatory dividends are required by the Limited Liability Company Agreement, such dividends are subject to the following:



    1.  Declaration by the Manager of New Bush Hog.



    2.  Absence of claims with respect to the Purchase Agreement.



    3. New Bush Hog is not obligated to borrow money or request capital in order to pay such dividends.



    4. New Bush Hog can request an optional capital call equivalent to the dividend.



    As a result of the above conditions, no future dividends have been reflected as adjustments in the Pro Forma Consolidated Statements of Income (Loss) for the year ended December 31, 1998 and for the nine months ended
    September 30, 1999.



    If dividends had been reflected in the Pro Forma Consolidated Statements of Income (Loss) for the year ended December 31, 1998 and for the nine months ended September 30, 1999, the pro forma loss would have been reduced by $2,933 and $1,757, respectively ($.25 and $.15 per basic and diluted share outstanding, respectively).

(5) This column represents the historical cost of the Agricultural Products Group business net assets contributed to New Bush Hog as part of the Limited Liability Company Interest Purchase and Asset Contribution Agreement by and between the Company, Bush Hog Investors and New Bush Hog.



(6) This column reflects the Company's 19.9% investment retained in New Bush Hog at the historical cost of the net assets contributed as part of the Limited Liability Company Interest Purchase and Asset Contribution Agreement by and between the Company, Bush Hog Investors and New Bush Hog.



(7) The profit upon sale of the 80.1% interest to Crown will be subject to tax at the Alternative Minimum Tax rate, which is estimated at $600 for pro forma purposes and could be more or less, depending on the closing tax basis of the assets sold, but is not expected to exceed $1 million.



(8) Of the $10,020 reflected, $3,420 is for the estimated reduction of net deferred tax assets arising upon completion of the sale of net assets and $6,600 is for a valuation allowance for certain temporary differences that are expected to reverse and become, in the near term, NOL carryforwards subject to expiration. The valuation allowance was based on management's belief that unless the Industrial Products Group is able to reduce production costs and return to profit levels experienced earlier in the 1990's, the proposed transaction will further decrease the likelihood of the Company being able to utilize all of its remaining tax loss carryforwards. The Company currently has a 100% valuation allowance on all NOL carryforwards.



    The pro forma adjustment related to the valuation allowance reflects management's judgement that the likelihood of utilizing the deferred tax asset associated with certain temporary differences is further decreased in the near term as a result of the proposed transaction, and that tax loss carryforwards subject to expiration will most likely arise.



(9) Reflects the estimated pension curtailment gain which will arise when the Company assumes the pension plan obligations and assets related to the Agricultural Products Group employees. This one-time gain is not included in the pro forma statements of income (loss).



(10) The final adjusted sales proceeds and debt repayments are estimated as follows:



Sales proceeds..............................................  $112,100
Estimated adjustments based on September 30, 1999 amounts...    (2,100)
                                                              --------
Adjusted sale proceeds......................................   110,000
Transaction costs...........................................    (2,000)
AMT income taxes............................................      (600)
                                                              --------

  Net Proceeds (net of tax).................................  $107,400
                                                              ========

Repay Second Amended and Restated Credit Agreement..........  $106,700

Repay Industrial Revenue Bond ($77 current and $623
  non-current)..............................................       700
                                                              --------

  Total Repayments..........................................  $107,400
                                                              ========



(11) To record the effect on the Company equity related to the pro forma adjustments referred to in notes (7), (8), (9) and (10). The ending equity can be reconciled as follows:



Opening Company equity......................................  $ 56,857
Gain on sale................................................    40,321
Charge related to other temporary differences associated
  with continuing operations................................    (6,600)
                                                              --------
Ending Company equity.......................................  $ 90,578
                                                              ========

    The gain on sale, which is excluded from the pro forma consolidated statement of income as it is a nonrecurring credit directly attributable to the transaction, is summarized as follows:



Adjusted sales proceeds.....................................  $110,000
Net assets transferred to New Bush Hog......................   (83,442)
Investment retained in New Bush Hog.........................    16,605
Transaction costs...........................................    (2,000)
Pension curtailment gain....................................     2,578
Deferred income taxes on assets sold........................    (3,420)
                                                              --------
  Net gain on sale..........................................  $ 40,321
                                                              ========



    Additionally, there is a $6,600 charge related to certain other temporary differences associated with continuing operations, discussed in Note 8 above.

UNAUDITED PRO FORMA FINANCIAL INFORMATION FOR THE YEARS ENDED DECEMBER 31, 1997
                                    AND 1996


The following unaudited Pro forma Consolidated Statements of Income (Loss) for the years ended December 31, 1997 and 1996 show the effects on reported results of operations of Allied assuming the proposed transaction was consummated on January 1, 1998. These Consolidated Statements of Income (Loss) are presented on a pro forma basis reflecting the occurrence of the event that would establish the measurement date for treatment of the Agricultural Products Group business as a discontinued operation, mainly the approval by Allied's shareholders. The unaudited Pro forma Consolidated Statements of Income (Loss) should be read in conjunction with the historical financial statements and the related notes thereto of Allied included elsewhere in this proxy statement. The unaudited Pro forma Consolidated Statements of Income (Loss) are not necessarily indicative of the results that actually would have occurred if the transaction had been consummated during those periods or of the results which may be attained in the future.


           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES
               PRO FORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                      FOR THE YEAR ENDED DECEMBER 31, 1997
               ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
                                  (UNAUDITED)


                                                            HISTORICAL
                                         ------------------------------------------------
                                                                    DEDUCT DISCONTINUED     ALLIED PRODUCTS
                                             ALLIED PRODUCTS       AGRICULTURAL PRODUCTS    CORPORATION AS
                                         CORPORATION AS REPORTED   RELATED BUSINESSES(12)    RESTATED(13)
                                         -----------------------   ----------------------   ---------------
Net sales..............................         $270,562                   $119,471            $151,091
Cost of goods sold.....................          210,033                     86,934             123,099
                                                --------                   --------            --------
  Gross profit.........................           60,529                     32,537              27,992
                                                --------                   --------            --------
Other operating expenses:
  Selling and administrative...........           35,499                     14,024              21,475
  Interest expense.....................            3,306                      1,417               1,889
  Other (income) expense...............           (3,111)                       (93)             (3,018)
                                                --------                   --------            --------
                                                  35,694                     15,348              20,346
                                                --------                   --------            --------
Income (loss) from continuing
  operations before taxes..............           24,835                     17,189               7,646
(Provision) benefit for income taxes...           (9,189)                    (6,360)             (2,829)
                                                --------                   --------            --------
Income (loss) from continuing
  operations...........................           15,646                     10,829               4,817
Income (loss) from discontinued
  operations...........................        --                         --                     10,829
                                                --------                   --------            --------
Net income (loss)......................         $ 15,646                   $ 10,829            $ 15,646
                                                ========                   ========            ========
Basis earnings (loss) per share:
  Continuing operations................         $   1.29                                       $   0.40
  Discontinued operations..............        --                                                  0.89
                                                --------                                       --------
      Total............................         $   1.29                                       $   1.29
                                                ========                                       ========
Diluted earnings (loss) per share:
  Continuing operations................         $   1.27                                       $   0.39
  Discontinued operations..............        --                                                  0.88
                                                --------                                       --------
      Total............................         $   1.27                                       $   1.27
                                                ========                                       ========
Weighted average shares outstanding:
  Basic................................           12,107                                         12,107
                                                ========                                       ========
  Diluted..............................           12,353                                         12,353
                                                ========                                       ========


        See Notes to Pro Forma Consolidated Financial Statements for the
                    years ended December 31, 1997 and 1996.

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES
               PRO FORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                      FOR THE YEAR ENDED DECEMBER 31, 1996
               ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
                                  (UNAUDITED)


                                                             HISTORICAL
                                          ------------------------------------------------
                                                                     DEDUCT DISCONTINUED     ALLIED PRODUCTS
                                              ALLIED PRODUCTS       AGRICULTURAL PRODUCTS    CORPORATION AS
                                          CORPORATION AS REPORTED   RELATED BUSINESSES(12)    RESTATED(13)
                                          -----------------------   ----------------------   ---------------
Net sales...............................         $274,414                   $108,354            $166,060
Cost of goods sold......................          209,118                     82,207             126,911
                                                 --------                   --------            --------
  Gross profit..........................           65,296                     26,147              39,149
                                                 --------                   --------            --------
Other operating expenses:
  Selling and administrative............           37,885                     14,741              23,144
  Interest expense......................            1,557                        711                 846
  Other (income) expense................              631                       (118)                749
                                                 --------                   --------            --------
                                                   40,073                     15,334              24,739
                                                 --------                   --------            --------
Income (loss) from continuing operations
 before taxes...........................           25,223                     10,813              14,410
(Provision) benefit for income taxes....           (9,134)                    (3,910)             (5,224)
                                                 --------                   --------            --------
Income (loss) from continuing
 operations.............................           16,089                      6,903               9,186
Income (loss) from discontinued
 operations.............................        --                         --                      6,903
                                                 --------                   --------            --------
Net income (loss).......................         $ 16,089                   $  6,903            $ 16,089
                                                 ========                   ========            ========
Basis earnings (loss) per share:
  Continuing operations.................         $   1.19                                       $   0.68
  Discontinued operations...............        --                                                  0.51
                                                 --------                                       --------
        Total...........................         $   1.19                                       $   1.19
                                                 ========                                       ========
Diluted earnings (loss) per share:
  Continuing operations.................         $   1.17                                       $   0.67
  Discontinued operations...............        --                                                  0.50
                                                 --------                                       --------
        Total...........................         $   1.17                                       $   1.17
                                                 ========                                       ========
Weighted average shares outstanding:
  Basic.................................           13,505                                         13,505
                                                 ========                                       ========
  Diluted...............................           13,718                                         13,718
                                                 ========                                       ========


        See Notes to Pro Forma Consolidated Financial Statements for the
                    years ended December 31, 1997 and 1996.

      NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS THE YEARS ENDED
                     DECEMBER 31, 1997 AND 1996 (UNAUDITED)
                           (all amounts in thousands)


(12) Reflects revenues and expenses associated with the Agricultural Products Group businesses. Income taxes have been allocated to continuing operations on a with and without basis. Interest expense was allocated to continuing and discontinued operations based on the proportion of invested capital.



(13) Reflects the historical financial statements of the Company, restated to allocate operations between continuing and discontinued operations. Earnings per share was allocated between continuing and discontinued operations using continuing operations as the control amount.



                        PROJECTED FINANCIAL INFORMATION



    During the course of discussions between the Company and Bush Hog Investors that led to the execution of the Purchase Agreement, the Company provided Bush Hog Investors with certain projected financial data regarding the Agricultural Products Group for the years ending December 31, 1999, 2000 and 2001 (the "Projections").



    THE COMPANY DOES NOT, AS A MATTER OF COURSE, PUBLICLY DISCLOSE FORWARD-LOOKING INFORMATION (SUCH AS THE PROJECTIONS REFERRED TO ABOVE) AS TO FUTURE REVENUES, EARNINGS OR OTHER FINANCIAL INFORMATION. PROJECTIONS OF THIS TYPE ARE BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC, INDUSTRY AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS WOULD BE REALIZED OR THAT ACTUAL RESULTS WOULD NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN THOSE PROJECTED. IN ADDITION, THESE PROJECTIONS WERE PREPARED BY THE COMPANY SOLELY FOR INTERNAL USE AND NOT FOR PUBLICATION OR WITH A VIEW TO COMPLYING WITH THE PUBLISHED GUIDELINES OF THE COMMISSION REGARDING PROJECTIONS OR WITH THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS GUIDE FOR PROSPECTIVE FINANCIAL STATEMENTS AND ARE INCLUDED IN THIS PROXY STATEMENT ONLY BECAUSE THEY WERE FURNISHED TO BUSH HOG INVESTORS. IN ADDITION, PRICEWATERHOUSECOOPERS LLP, THE INDEPENDENT AUDITORS FOR THE COMPANY, HAS NEITHER COMPILED NOR EXAMINED THE PROJECTIONS AND, ACCORDINGLY, DOES NOT EXPRESS ANY OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO, ASSUMES NO RESPONSIBILITY FOR, AND DISCLAIMS ANY ASSOCIATION WITH THE PROJECTIONS. THE PROJECTIONS NECESSARILY MAKE NUMEROUS ASSUMPTIONS WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS AND ECONOMIC CONDITIONS, ACCESS TO MARKETS AND DISTRIBUTION CHANNELS, PRICING OF AGRICULTURAL PRODUCTS AND OTHER MATTERS, ALL OF WHICH ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES AND MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. ONE CANNOT PREDICT WHETHER THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL BE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THIS FORWARD-LOOKING INFORMATION SHOULD NOT BE REGARDED AS FACT OR AN INDICATION THAT BUSH HOG INVESTORS, THE COMPANY OR ANYONE WHO RECEIVED THIS INFORMATION CONSIDERED IT A RELIABLE PREDICTOR OF FUTURE RESULTS, AND THIS INFORMATION SHOULD NOT BE RELIED ON AS SUCH.

    The following information has been excerpted from the materials presented by the Company to Bush Hog Investors in June 1999:



                          AGRICULTURAL PRODUCTS GROUP
                    MANAGEMENT PROJECTIONS FOR YEARS ENDING
                        DECEMBER 31, 1999, 2000 AND 2001
                             (DOLLARS IN THOUSANDS)



                                                                1999        2000        2001
                                                              ---------   ---------   ---------
Net Sales...................................................  $145,426    $154,290    $168,096
Profit......................................................  $ 19,100    $ 22,002    $ 25,023
Gross Profit Margin.........................................      13.1%       14.3%       14.9%
Cash Flow...................................................  $ 14,168    $ 16,958    $ 17,998
Average Investment..........................................  $ 86,013    $ 94,367    $ 99,638
Return on Investment........................................      22.2%       23.3%       25.1%
Ending Receivables..........................................  $ 52,424    $ 54,631    $ 61,165
Ending Inventory............................................  $ 25,968    $ 28,343    $ 28,710
Asset Additions.............................................  $  3,017    $  6,506    $  5,915
Depreciation................................................  $  3,478    $  3,860    $  4,441


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL

               OWNERSHIP OF ALLIED PRODUCTS CORPORATION COMMON STOCK

PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

    The following table sets forth information as of December 1, 1999, regarding the beneficial ownership of capital stock of the Company by each director of the Company, the Company's Chief Executive Officer, each of the Company's four other highest paid executive officers during 1998, who is currently an officer of the Company and the directors and executive officers of the Company as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investing powers with respect to the capital stock owned by them.


      NAME OF BENEFICIAL OWNER OR GROUP          CLASS       AMOUNT      PERCENT OF CLASS
      ---------------------------------        ---------   -----------   ----------------
Lloyd A. Drexler.............................   Common         589,827(1)           4.66
Richard A. Drexler...........................   Common         600,617(2)           4.75
Robert J. Fleck..............................   Common          66,525(3)       *
Stanley J. Goldring..........................   Common          43,500(4)       *
John E. Jones................................   Common          86,188(4)       *
Bobby Middlebrooks...........................   Common          45,286(5)       *
Mitchell I. Quain............................   Common         108,750(6)       *
S.S. Sherman.................................   Common       1,067,172(7)           8.43
Mark C. Standefer............................   Common          30,911(8)       *
All Executive officers and directors as a
 group (9 persons)...........................   Common       2,638,776(9)          20.85


------------------------------

*   Less than 1% of class.

(1) Includes 236,567 shares in his own name of which 135,898 are shares of restricted stock; 251,260 shares owned by a partnership of which Mr. Lloyd Drexler is a partner and 63,000 shares owned by Mr. Drexler's wife and by a family trust of which Mr. Drexler's wife is the trustee. Also includes 39,000 shares which Mr. Drexler has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.


(2) Includes 210,537 shares in his own name of which 56,713 are shares of restricted stock; 145,000 shares owned by a family corporation, of which Mr. Drexler is President; 53,830 shares credited to Mr. Drexler's account in the Company's 401(k) Plan; 30,000 held in joint tenancy with his spouse and 161,250 shares which Mr. Drexler has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.


(3) Consists of 1,062 shares of restricted stock; 16,963 shares credited to Mr. Fleck's account in the Company's 401(k) Plan and 48,500 shares which Mr. Fleck has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.

(4) Includes 39,000 shares which each of Messrs. Goldring and Jones has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.


(5) Consists of 3,100 shares of restricted stock; 36,250 shares which Mr. Middlebrooks has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement; and 5,936 shares credited to Mr. Middlebrooks' account in the Company's 401(k) Plan.


(6) Includes 38,250 shares which Mr. Quain has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.

(7) Includes 458,048 shares in his own name of which shares 93,244 are restricted stock; 570,124 shares owned by a family corporation of which Mr. Sherman, his wife and children are stockholders and a foundation controlled by Mr. Sherman's spouse; and 39,000 shares which Mr. Sherman has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.

(8) Consists of 165 shares of restricted stock; 6,496 shares credited to Mr. Standefer's account in the Company's 401(k) Plan and 24,250 shares which Mr. Standefer has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.

(9) Includes 424,065 shares which the group has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement; 84,929 shares credited to the accounts of members of the group in the Company's 401(k) Plan; and 290,182 shares of restricted stock.

                    INFORMATION ABOUT THE COMPANY'S BUSINESS

    The Company was organized under Delaware law in 1967 as the successor to a Michigan corporation, which was formed in 1928. Our principal executive offices are at 10 South Riverside Plaza, Chicago, Illinois 60606 and our telephone number is (312) 454-1020.

    The Company's operations are divided into two business segments -- the Agricultural Products Group (which consists of the Bush Hog and Great Bend divisions) and the Industrial Products Group (which consists of the Verson, Precision Press Industries and Verson Pressentechnik operations, as well as the Coz division which was sold in the last quarter of 1997). Please see Note 11 of Notes to Consolidated Financial Statements included elsewhere in this proxy statement for an analysis of operations by industry segment.

    Approximately 3%, 6% and 16% of the Company's net sales in 1998, 1997 and 1996, respectively, were exported, principally to Canada and Mexico.

AGRICULTURAL PRODUCTS GROUP

    PRODUCTS. The Bush Hog division offers a comprehensive line of implements and machinery used by farmers, ranchers, large estate owners, commercial turf mowing and landscape contractors, golf courses and municipalities. Implements and machinery sold by Bush Hog include rotary cutters, tractor mounted loaders, hay mowers, tillers, cultivators, backhoes, zero-turn mowers, landscape tools, and turf and golf course mowing equipment.

    Bush Hog-Registered Trademark- rotary cutters are used to shred stalks after the crop has been harvested, to mow pasture, for land maintenance and for governmental right-of-way mowing. The use season for rotary cutters extends from early spring to late fall, and even longer in warmer climates. Bush Hog has a major market share (approximately 40%) of rotary cutters sold in North America.

    Front end loaders are used by farmers and ranchers for material handling. Cultivators are used for weed control after crops have been planted.

    In April 1998, the Company purchased the assets of Great Bend Manufacturing Company (Great Bend) located in Great Bend, Kansas. Great Bend is a manufacturer of front end loaders with significant geographical marketing emphasis in the Midwest, Southwest and high plains areas of the United States. Like Bush Hog, Great Bend offers a complete line of quality front end loaders, with particular emphasis on high lift loaders which adapt to higher horsepower tractors.

    Due to the separation of dealer networks, the Company has chosen to take advantage of both Bush Hog and Great Bend trade names by maintaining separate manufacturing and marketing identities. Certain products have been selected for cross marketing under both name brands and joint engineering efforts will be utilized in specific new product development.

    The Company believes that the combined sales of front end loaders generated by Bush Hog and Great Bend places it among the top five front end loader manufacturers in total North America market share.

    In addition to the acquisition of Great Bend, the Company also acquired in April 1998 the assets of Universal Turf Corporation (Universal Turf) located in Opp, Alabama. Universal Turf is a manufacturer of turf maintenance products for golf courses, athletic complexes and sod farms. Products manufactured by Universal Turf include reel mowers, verti-cut mowers, chemical sprayers and reel grinders.

    The acquisition of Universal Turf not only broadened Bush Hog's turf equipment offering but also provides additional manufacturing capacity for components utilized in the manufacturing of agricultural implements at Bush Hog's two facilities in Selma, Alabama.

    Implements tend to have a shorter life than tractors and other self-propelled machines, and purchases of implements are less likely to be deferred in times of economic uncertainty, somewhat dampening cyclical swings in demand. Sales of replacement parts accounted for approximately 14% of the Agricultural Products Group's revenue in 1998.

    In order to maintain and expand their market position, the divisions of the Agricultural Products Group continually update and improve their product offerings. This is done through a combination of internal development and external acquisition of technology.

    Contributing to Bush Hog's record sales in 1998 were several new products released during 1997 and 1998. Products of major significance were a series of five, six, seven and eight-foot rotary cutters, which received widespread customer acceptance. A new line of backhoes, which are used by farmers and contractors, was released in 1998, and also gained widespread customer acceptance. The introduction of the acquired Universal Turf product line under the Bush Hog-Registered Trademark- name complemented the revolutionary new mulching mower which Bush Hog introduced to the golf industry in 1998. A network of forty turf product distributors has been established to market the broadened line of turf maintenance products.

    Other products that were developed in 1998 and are expected to generate sales in 1999 include an eight-foot mulching mower, a new line of five, six, and seven-foot economy rotary cutters, and a new line of zero-turn mowers for use by homeowners and landscape mowing contractors. Zero-turn mowers were previously outsourced from other manufacturers. The new line of zero-turn mowers will be manufactured by Bush Hog at its Selfield manufacturing operation in Selma, Alabama.

    In keeping with Bush Hog's philosophy of being among the industry leaders in new product introductions, currently twenty-eight new product or product enhancement projects are scheduled for release during the next twenty-four months.

    MARKETING. Bush Hog and Great Bend market their products, except for commercial turf and golf course mowing equipment, through commissioned manufacturer's representatives, operating as independent contractors within defined territories. The Bush Hog sales force consists of fifty-eight representatives and the Great Bend sales force consists of thirty representatives. None of the total eighty-eight representatives market both lines. The manufacturer's representatives call on dealers located within their territories which have been approved to carry either Bush Hog-Registered Trademark- or Great Bend product lines. In all, there are approximately 2,600 Bush Hog-Registered Trademark- dealers and 1,000 Great Bend dealers. In general, the dealers are independent, local businessmen who have an established local clientele developed over the years and represent almost 50% of the total farm equipment dealerships in the United States and Canada. The Bush Hog-Registered Trademark- brand name is particularly strong in the southeastern and southwestern states while the Great Bend name is strong in the southwestern, high plains, and portions of the Midwestern states.

    Bush Hog has also contracted with independent distributors to market commercial turf and golf course mowing equipment within defined territories.

    The retail season for most farm equipment begins in March/April and, depending upon the product, ends in September/October. Due to capacity and shipping constraints, the Company cannot build and ship $130 million of products during this time frame. To manage these constraints, the Company levels out its factory production schedule and offers dealers extended payment terms with cash discount incentives for their orders, to benefit both the Company and the dealers. The extended payment terms are offered in the form of floor plan financing which is customary within the industry. The dealer cash discount provides the dealer with an incentive to sell the equipment as early as possible or pay for the equipment early in the floor plan financing period in order to take advantage of the cash discount. The Company retains a security interest in the inventory held by dealers. Under certain state and provincial statutes, a dealer may return floor plan equipment to a manufacturer upon termination of the dealership.

    Bush Hog services its network of dealers through three manufacturing facilities and eight service parts distribution centers strategically located in the United States and Canada. Great Bend services its dealer network through its manufacturing facility in Great Bend, Kansas.

    COMPETITION. Competition for the type of equipment sold by Bush Hog and Great Bend includes the major line manufacturers of tractors and landscape equipment, along with several hundred companies producing one or more models of shortline farm or landscape implements and machinery. Price, quality, service and availability are all factors in brand selection. The objective of Bush Hog and Great Bend is to be a low cost producer of high quality products. To do this they continue to modernize their facilities to improve efficiency.

    INDUSTRY. The agricultural equipment industry in North America is a mature industry engaged in producing replacement equipment for a declining number of farmers. It is dominated by a small number of major line manufacturers, which market a full range of farm machinery, including tractors, grain combines and various implements through their own dealer organizations and account for approximately 60% of the dollar volume of industry shipments. The remaining 40% of the market is shared by approximately 700 companies that generally concentrate their production on shortline implements such as plows, harrows, cultivators, livestock equipment, grain handling equipment or hay equipment.

INDUSTRIAL PRODUCTS GROUP

    PRODUCTS. The Verson division manufactures a broad line of both medium and large technologically advanced mechanical and hydraulic metal forming presses. These products are used in the manufacture of components for the automotive, appliance, office equipment, farm equipment, ordnance, aerospace and general metal working industries. A transfer press is a specialized mechanical press that combines a series of operations by transferring a work piece from one station to another inside of a single press. Each station in the press has a separate die that is individually adjustable. This process allows all operations, from initial draw to finished product, to take place in one press, resulting in increased output and reduced labor expense. Prices vary by type and size. Size categories for transfer presses range from "A" (largest) to "D" (smallest). An "A" transfer press is generally 13 to 15 feet wide, 80 to 90 feet long and stands four stories tall. By comparison, a "B" transfer press is approximately 10 feet wide, 60 feet long and four stories tall. The difference between these machines is the component part size they stamp. Investment in a large transfer press can range from $15-$35 million.

    Approximately 10-15% of Verson's revenue was generated by customer special services. Items included in the special services area are: repair parts, complete remanufacturing of used presses, contract machining and manufacturing, die consultation and training. In addition to the fabrication and machining of components, Verson provides complete tooling and engineering services necessary for turnkey systems.

    Complimenting the manufacturing of presses by Verson, a new division of Allied Products, Precision Press Industries (PPI), began operation in November 1997. PPI is engaged in the fabrication of large components weighing up to 240,000 pounds and is located in a 40,000 square foot facility in Hobart, Indiana. The Company believes PPI uses some of the most sophisticated welding machinery and processes available. Supplier agreements, production scheduling and control methods enable PPI to work in a just-in-time format. Extensive employee training and ongoing process documentation activities are intended to provide that PPI operates in accordance with ISO9000 guidelines. The division currently does work exclusively for the Verson division, but retains the capability to perform custom fabrication work for third party customers.

    During the fourth quarter of 1998, the Company announced that its Verson division formed a joint venture with Theodor Grabener GmbH & Co. KG of Germany and Automatic Feed Company of Napoleon, Ohio, that will help the two American companies more effectively penetrate the European market for large stamping presses and related systems. The new entity, Verson Pressentechnik GmbH, is located in Netphen-Werthenbach, Germany, and is expected to benefit from the resources of the Grabener group of companies.

    The joint venture, in which Verson holds a 60% stake, will act as the main commercial and technical support arm for the activities of both Verson and Automatic Feed in Europe. Its European staff will have the responsibility of marketing Verson and Automatic Feed products to customers throughout Europe. Drawing on the strengths of the Grabener group of companies, the joint venture also will assist in customizing Verson and Automatic Feed equipment to meet the requirements of European customers, and it will provide ongoing training and service support once the equipment is up and running at a customer's plant.


    In August, 1999, the Company acquired a conditional option to purchase the engineering drawings, as well as certain fixed assets and inventories of the Niagara Machine Tool Division of CNB International, Inc. D.I.P. ("CNB") for a purchase price equal to the sum of $8.5 million plus the fair value of inventories as determined by the parties estimated at $3.5 million. The option was subject to the acquisition of substantially all of the assets of CNB by the grantor of the option, Enprotech Corp., and was to be exercised within 60 days after such acquisition. As consideration for the option, the Company agreed not to participate with any other potential buyer in the acquisition of CNB. Enprotech had negotiated an agreement with CNB for the purchase of the CNB assets, subject to bankruptcy court approval. However, a secured creditor of CNB asked the court to reject the Enprotech agreement and to consider an alternative proposal by another prospective buyer or investor. The court deferred ruling pending further discussion between the secured creditors. On January 14, 2000 Enprotech terminated its agreement to purchase the assets of CNB, which had the effect of terminating the Company's conditional option to purchase the assets of CNB's Niagara division. The Company has been advised that approval will be sought for a plan of reorganization of CNB whereby the operations of its Niagara division would be consolidated with the remainder of CNB's operations, CNB's indebtedness to its secured creditors would be extended and an investor other than Enprotech would provide new equity capital. Even if Enprotech should offer an alternative reorganization plan, the Company has no basis for predicting which plan would be approved or whether any plan would be approved. While the Company continues to be interested in purchasing certain of the Niagara assets, it is not certain under these circumstances whether such assets will be available for purchase by the Company.


    The Niagara Machine Tool Division and its predecessor manufactured small and medium size metal forming presses and press parts under the Niagara name in a large plant in Buffalo, New York over the course of several decades. However, declining revenues and declining margins for Niagara presses contributed to CNB's deteriorating financial condition leading CNB to seek the protection of the bankruptcy courts in 1999. Niagara discontinued manufacturing operations in 1999, terminated all manufacturing personnel and subcontracted with third parties for the completion of outstanding press orders. Niagara has continued its after market press parts and services business by subcontracting the manufacture of the press parts. Based upon unaudited financial statements for the calendar year 1998 and the nine months ended September 30, 1999 furnished to the Company by CNB, Niagara reported losses before interest and taxes of $9,544,000 and $3,398,000, respectively on revenues of $28,455,000 and
$15,425,000, respectively. Sales of press parts and after market services were $5,889,000 in 1998 and $4,088,000 for the nine months ended September 30, 1999.


    The Company's primary interest in Niagara is the engineering drawings as well as the inventory of Niagara parts. If the Company were to acquire any of the Niagara assets, it would probably utilize additional borrowings to be secured by assets of the Verson division. If the Company were to acquire the Niagara assets, the Company expects it would establish a sales office in Buffalo to sell Niagara parts and a small number of Niagara presses utilizing existing Niagara engineering drawings. The Company currently anticipates that it would subcontract the manufacture of all Niagara parts. The Company's management believes that the acquisition of the Niagara engineering drawings and spare parts inventories could complement Verson's existing operations.


    On October 14, 1997, the Company sold its Coz division. Coz provided a complete line of thermoplastic resins and related services to the plastic molding and extrusion industry.

    MARKETING. Verson's marketing group department is headed by a Vice President of Marketing and Sales, with responsibility for all Verson products and services. Verson sells and promotes its products by using a direct sales force that concentrates in strategically significant markets and contract representatives which focus on lower volume potential markets.

    Verson's major customers are the U.S. automobile manufacturers (both U.S. and foreign owned) and first and second tier automotive parts producing companies, which, on average, account for approximately 85% of Verson's annual revenue. The other major market served by Verson is the appliance industry where the division's customers include all major brand names.

    The Company believes Verson is the technology leader, having designed the world's first transfer press in 1939, the world's first electronic feed in 1981, a cross bar feed in 1992 which significantly improves production, and most recently, a Dynamic OrientationTM system which further improves production and saves space.

    COMPETITION. There are only a few companies in the world that supply large transfer press systems similar to those provided by Verson. Verson is now the only American owned company competing in this upper end segment. Principal competition comes from German and Japanese manufacturers. Press manufacturers compete on the basis of technology, capability, reliability and price. The barriers to entry for new competitors are high due to the large capital expenditures required.

    INDUSTRY. Domestic automobile manufacturers are seeking to become more cost-effective by requiring quality parts, implementing just-in-time concepts, obtaining price reductions from suppliers, redesigning cost out of automobiles, and restructuring and automating their manufacturing processes.

    In response to these market factors and an unprecedented incoming order rate in 1994, the Verson division completed a 40,000 square foot expansion of its assembly facilities in 1995. An additional 117,000 square foot expansion of its assembly facilities was completed at the end of 1998. These additions have expanded the division's capacity for manufacturing large transfer presses and have increased the division's fixed costs.

SALES BACKLOG

    Sales backlog as of September 30, 1999 was $112,283,000 compared to $187,116,000 at September 30, 1998. Sales backlog as of December 31, 1998 was $180,617,000 compared to $204,988,000 at December 31, 1997. Approximately 50% of the backlog orders at September 30, 1999 are expected to be filled prior to the end of 1999.

EMPLOYEES

    The Company currently employs approximately 1,800 individuals, including approximately 500 employees in the Version division who are represented by a union. While the Company considers its relations with its Verson Division employees to be satisfactory, the Company suffered a strike during the summer of 1997 at the expiration of the last union contract. The contract agreed to upon settlement of the strike expires in June 2000.

RAW MATERIALS AND SOURCES OF SUPPLY

    The principal raw materials used by all of the Company's manufacturing operations include steel and other metals and purchased components. During 1998, the materials needed by Allied Products generally were available from a variety of sources in adequate quantities and at prevailing market prices. No one supplier is responsible for supplying more than 10% of the principal raw materials used by the Company.

PATENTS, TRADEMARKS AND LICENSES

    The Company owns the federally registered trademarks "Bush Hog," which is used on its agricultural, landscape, and turf and golf course equipment, "Verson," which is used on its metal forming presses, and "ETF", "MultiMode" and "Dynamic Orientation" which are used on the electronically controlled transfer feeds manufactured by the Verson division. The Company considers each of the above registered trademarks to be material to its business. While the Company believes that the other trademarks used by each of its operations are important, none of the patents, licenses, franchises or such other trademarks are considered material to the operations of its business.

MAJOR CUSTOMERS

    Approximately 26%, 31% and 39% of the Company's net sales in 1998, 1997 and 1996, respectively, were derived from sales by the Industrial Products Group to the three major U.S. automobile manufacturers. During 1998, General Motors accounted for approximately 10.9% of net sales and Daimler-Chrysler and Ford each accounted for less than 10% of net sales. With the exception of the three major automobile manufacturers, no material part of the Company's business is dependent upon a single customer.

SEASONALITY

    Retail sales of and cash collected for farm equipment tend to occur during or just preceding the use seasons previously described. Sales and cash receipts for the other divisions are not affected by seasonality.

ENVIRONMENTAL FACTORS

    Please see Note 10 of Notes to Consolidated Financial Statements included elsewhere in this proxy statement for a discussion of important environmental factors and matters.

PROPERTIES

    The Company leases one and owns five manufacturing facilities in four states for the production of its various products and maintains warehouse facilities in various locations throughout the United States and Canada.

    Management is of the opinion that all facilities are of sound construction, in good operating condition and are adequately equipped for carrying on the business of the Company.

    Operations of the Agricultural Products Group are conducted in Selma and Opp, Alabama and Great Bend, Kansas in three owned facilities and one leased facility containing approximately 940,000 square feet in total. The group also maintains several leased facilities in various states and Canada which are used as warehouses and parts depots. Operations of the Industrial Products Group are conducted in Chicago, Illinois and Hobart, Indiana in owned facilities containing approximately 561,000 square feet. In addition, a small office located in Netphen-Werthenbach, Germany is being leased by Verson Pressentechnik.

LEGAL PROCEEDINGS

    In May 1999 and June 1999, the Company was served with two complaints purporting to be class action lawsuits on behalf of shareholders who purchased the Company's common stock between February 6, 1997 and March 11, 1999. The complaints, which were filed in the United States District Court for the Northern District of Illinois, appear to be virtually identical. They allege various violations of the federal securities laws, including misrepresentation or failure to disclose material information about the Company's results of operations, financial condition, weakness in its financial internal controls, accounting for long-term construction contracts and employee stock option compensation expense. In August 1999, the District Court ordered that the two cases be consolidated for all purposes. A Consolidated Amended Complaint was filed on October 12, 1999. The claims in the Consolidated Amended Complaint appear to be virtually identical to the claims in the prior complaints filed in May 1999 and June 1999. The Company filed a Motion to Dismiss on December 13, 1999.

    Please also see Note 10 of Notes to Consolidated Financial Statements and Notes 4 and 5 of Notes to Condensed Consolidated Financial Statements included elsewhere in this proxy statement for a discussion of the Company's involvement in legal proceedings as a defending party.

                   MARKET PRICE OF THE COMPANY'S COMMON STOCK
                      AND RELATED SECURITY HOLDER MATTERS

    The Company's Common Stock is listed on the New York and Pacific Stock Exchanges. On July 14, 1999, the date preceding the public announcement of the Joint Venture, the high and low sale prices of the Company's common stock on the New York Stock Exchange were 4-15/16 and 4-1/2, respectively. The price range of the Common Stock on the New York Stock Exchange for 1997, 1998 and 1999, as adjusted for the three-for-two stock split effected on August 15, 1997, is as follows:


BEGINNING OF                       2000
    YEAR                           QTR.           HIGH            LOW        DIVIDEND
-------------                  ------------   -------------   ------------   --------
$ 3 9/16                        1 (through    $ 4 3/16        $ 3 1/2          --
                               February 10)

BEGINNING OF                       1999
    YEAR        END OF YEAR        QTR.           HIGH            LOW        DIVIDEND
-------------   ------------   ------------   -------------   ------------   --------
$ 6 5/16        $ 3 9/16            1         $ 7 1/2         $ 2 15/16       $.0400
                                    2           5 7/8           2 1/2          .0400
                                    3           5 5/8           3              .0400
                                    4           4 7/8           3 3/16         .0400

BEGINNING OF                       1998
    YEAR        END OF YEAR        QTR.           HIGH            LOW        DIVIDEND
-------------   ------------   ------------   -------------   ------------   --------
$24             $ 6 5/16            1         $25 3/16        $20 1/4         $.0400
                                    2          24 3/4          20 1/16         .0400
                                    3          22 7/8           6 3/16         .0400
                                    4           8 7/8           5 7/8          .0400

BEGINNING OF                       1997
    YEAR        END OF YEAR        QTR.           HIGH            LOW        DIVIDEND
-------------   ------------   ------------   -------------   ------------   --------
$19 13/16       $24                 1         $21 13/16       $18 1/2         $.0333
                                    2          23 5/16         18 9/16         .0333
                                    3          26              21 3/16         .0400
                                    4          27              23 1/4          .0400



    As of December 31, 1999, the approximate number of holders of record of the Company's Common Stock was 2,200.


    The Company paid no dividends from 1982 until 1995. Restrictions from paying dividends were removed in 1995. Subsequent to the end of 1995, the Company increased its quarterly dividend from $.0167 per share to $.0333 per share. During the third quarter of 1997, the Company increased its quarterly dividend to $.04 per share. Subsequent to the end of 1998, dividend payments are limited to $2,000,000 per year under the Second Amended and Restated Credit Agreement and the First Amendment and Waiver to the Credit Agreement-see Note 5 of Notes to Consolidated Financial Statements.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW




    In August, 1996 and April, 1997, the Company's Verson division received major orders from Ford and General Motors, respectively, for the design and manufacture of a total of six automated, multi-station stamping presses. Ford ordered two and General Motors ordered four of the presses. All six of the presses incorporated a new state-of-the-art "three-slide" design which was considered superior in speed and efficiency to any transfer press previously manufactured. Verson believes that it was the first manufacturer to design and manufacture a stamping press incorporating this design. These orders were to be completed over a three-year period from 1997 through 1999. The contracts for the two presses to be manufactured for Ford specified delivery in January and April of 1998, while the contracts for the four presses to be manufactured for General Motors specified delivery in February, April, August, and October of 1999. By agreement, the specified delivery dates were revised to May, August, September, and December of 1999 shortly after the orders were accepted. Projected revenues from the orders for the six presses approximated $120 million. In June, 1997 and May, 1998, Verson received orders from Chrysler Corporation totaling approximately $75 million for four identical large automated multi-station stamping presses with two slides only, but incorporating other new design features. The orders called for completion of these presses during 1998 and 1999. Specifically, the contract for the press ordered by Chrysler in June of 1997 required delivery in June of 1999. While we were designing and building these multi-slide presses described above, Verson also accepted orders to manufacture and deliver approximately 15 smaller presses. Most of these presses were to be delivered between November of 1998 and September of 1999. While these presses were of a smaller and less complicated design, the combined impact on engineering and production was significant. In hindsight, it appears that when added to Verson's other press business, the orders for the ten large, newly designed multi-slide presses severely strained Verson's then existing press manufacturing capacity. During 1997 and 1998 the Company took steps to expand Verson's facility, hire more engineering and manufacturing staff and increase its total capacity. The cost of the physical expansion at Verson was approximately $30,000,000, and included the addition of approximately 117,000 square feet to the Verson assembly building plus other infrastructure improvements. The expansion was not completed early enough to alleviate production scheduling difficulties, however. The expansion in fixed assets together with significant increases in indirect labor increased Verson's overhead costs. In addition, Verson experienced significant difficulties during 1998 in the manufacture of the multi-slide and other presses under the above-described orders in a timely and cost effective manner. The decline in manufacturing efficiency was traceable in part to overcrowded conditions and in part to the inefficiencies which can occasionally arise in the manufacture of new products. These manufacturing delays in turn caused delays and additional costs in the manufacture of virtually all presses in 1998 and led Verson to rely heavily on subcontractors for the manufacture of certain components in order to meet delivery commitments. As described in more detail below, difficulties primarily associated with the manufacture of presses under the three orders described above and the resulting stresses on manufacturing capacity caused Verson and the Company to incur losses in 1998 and the first nine months of 1999. These difficulties, along with an increased cost structure which has adversely affected margins on new press orders during 1999 and is expected to continue to adversely affect margins in the near future, are expected to continue to have a negative impact on earnings in 2000.



    Verson began work in 1997 on the two presses covered by the Ford order. As work progressed on the first press, several component parts had to be re-engineered and reworked, significantly increasing costs. In view of these difficulties, Verson revised its cost estimates on these presses by $3,700,000 in February, 1998 and at the same time increased its cost estimates on other presses by $1,600,000.



    By the third quarter of 1998, the first Ford press was assembled and was in the final test phase. In the testing process, the electronic controls furnished by subcontractors proved to be incompatible, causing the press to physically crash on more than one occasion, resulting in extensive damage to the press and requiring replacement of many press components. The crashes caused a significant escalation in Verson's costs and resulted in a production bottleneck, delaying the work on the presses being manufactured behind it and requiring Verson to incur overtime and increase the amount of work subcontracted out rather than done in house. Verson ultimately delivered the first Ford press approximately one year after the original specified delivery date, and the second Ford press approximately four months after the original specified delivery date.

    Also during the third quarter of 1998, in view of its experiences on the two Ford presses, Verson significantly revised its cost estimates on all six of the three-slide presses (the Ford and GM orders), as well as on other presses. As a consequence, the Company announced the recognition of a pretax charge of approximately $16,000,000. Approximately $5,300,000 of this charge was subsequently recorded in 1997 as noted below. In the fourth quarter of 1998, events of the third quarter continued to have a significant negative impact on costs to complete projects. Given these ongoing circumstances and concern over further escalation of costs, Verson undertook a comprehensive review of the compilation of costs and revenue recognition associated with each press in relation to revised delivery schedules, current estimated costs to complete the presses in production and available manufacturing capacity. Verson recorded additional changes to cost estimates of approximately $21,000,000 to reflect the recognition of estimated losses on certain orders in process and a revision of estimated costs on other orders. The Company restated its financial statements for 1997 and for the first three quarters of 1998. Reference is made to Note 13 of Notes to Consolidated Financial Statements.



    The Verson division's gross loss for 1998 for the six "three-slide" transfer presses under construction for Ford and General Motors totaled approximately
$14 million, including reserves for future losses of approximately $10 million. This more than offset gross profits of approximately $4 million on the remainder of the division's operations in 1998. The division's gross loss for the nine months ended September 30, 1999 on the six "three-slide" presses, including additions to the reserves for losses, was approximately $6 million. The division's gross profits from the remainder of its operations during the nine months ended September 30, 1999, including gross profits on the Chrysler presses, totaled approximately $8 million. The Company's cumulative loss on the "three-slide" design presses, taking into account a gross profit of approximately $8 million in 1997 is approximately $12 million through September 30, 1999.



    The Company believes that the identifiable factors contributing to its failure to generate positive gross margins and instead to incur losses on the six "three-slide" transfer presses included, in particular, unanticipated subcontracting costs and increases in overhead costs.



    Verson's increased workload translated into the need for additional manufacturing, office and hourly personnel and to increases in recruitment costs and exempt and hourly wages along with related fringe benefits. The pressure to meet delivery schedules resulted in increased shop overtime and the new facility added higher depreciation costs. A prolonged computer system implementation and the lower productivity associated with recently hired employees altered the historical relationship between direct and indirect hours.



    The Company believes that the reduction in gross margins for its standard press business during 1998 and the nine months ended September 30, 1999 was also attributable primarily to unanticipated subcontracting costs associated with the overload in the Verson factory and increases in overhead costs.


    Verson's backlog as of September 30, 1999, composed of revenues to be recorded in future years on orders received, included revenues of approximately $31,000,000 on orders for which estimated losses were recorded in 1998 and 1999 and on which no gross margin is expected to be recognized in 1999 through 2001. Uncertainties associated with these contracts make it reasonably possible that additional losses could occur. The September 30, 1999 backlog for Verson also included future revenue of approximately $16,000,000 to be recorded principally in 1999 for which Verson anticipates gross margins lower than levels prior to 1998. The remaining backlog at September 30, 1999 (approximately $26,000,000) includes future press revenues as well as orders for parts and field services with anticipated pre-1998 historical gross margins.

    In view of the difficulties in estimating costs encountered by Verson in 1998 and the first half of 1999, the Company has determined that on press orders where margin levels could not be reasonably estimated, the Company will not recognize any gross profit margin until the particular press in process reaches a point in production where the gross profit margin can be reasonably estimated. Reference is made to Note 1 of Notes to Consolidated Financial Statements Revenue Recognition and Inventories. This method of accounting for gross margins on presses will be continued until such time as Verson is satisfied that its methods of estimating costs have been validated.

    The backlog of low margin and no margin work in process as of September 30, 1999 will have a substantial negative effect on Verson's earnings in 1999 and, to a lesser extent, in 2000 and 2001. In addition, the deferral of the recognition of gross margins until the later stages of the production of a press may result in fluctuations in quarter-to-quarter results.


    Because of the difficulties Verson encountered in 1998, Verson has failed to meet delivery date requirements provided in several press orders. Verson reserved for penalties of approximately $1.2 million in 1998 as a result of delays in shipments. Through September 30, 1999, the Company had incurred penalties of approximately $1.6 million, $1.2 million of which was charged against the reserve. The Company may receive additional claims for significant penalty payments or damages in the remainder of 1999 and 2000. The Company has established an additional reserve of $750,000 for these potential claims. Reference is made to Note 10 of Notes to Consolidated Financial Statements. The Company's difficulties in completing orders during 1998 and 1999 could adversely affect its relationships with one or more of its customers and therefore could have a negative impact on the Company's ability to obtain future business from such customers. In particular, the Company experienced delays in completing presses for each of the three major auto manufacturers during 1998 and 1999. Together these customers accounted for approximately 26% of the Company's (52% of the Industrial Products Group) sales. The Company also experienced delays in completing many of its smaller presses. In addition, failure to complete the Joint Venture and the resulting financial strain that it would impose on the Company could further exacerbate problems with existing customers and make it more difficult to attract new customers. In response to General Motors' concerns that the Company's cash flow problems would further delay or preclude the Company from completing four presses that were in various stages of production, the Company recently entered into two amendments to purchase orders with General Motors. The aggregate sales price of the presses covered by these purchase orders exceeds $75 million.



    Under the terms of the first amendment, the Company and General Motors agreed to revised shipping, payment and testing schedules that allow the Company to ship components of, and receive payments for, the first two of the four presses earlier than it would have been able to under the terms of the original purchase orders. Most of the components of the first press were shipped in the fall of 1999, approximately five months later than the specified delivery date. The components for the second press will be shipped in the near future, approximately six months later than the specified delivery date. Payment terms for the third and fourth presses were largely unchanged from the original order (i.e., 90% upon completion, testing and shipment), however, delivery dates (and related payments) have been extended so that the components of the last press will not be shipped until the fourth quarter of 2000 and final payment will not be received until the first quarter of 2002, following completion of assembly and testing at the General Motors facility. The third press must be assembled and tested at Verson by the end of January, 2001, approximately nine months later than the specified delivery date. Upon fulfillment of certain conditions set forth in the first amendment, General Motors will waive and release the Company from all claims arising from or attributable to the Company's alleged late delivery defaults on all presses and will accept delivery of the last two
(2) presses covered by this order. Among the conditions set forth in the first amendment was the requirement that the Company complete the sale of the Agricultural Products Group by the earlier of the expiration of the Company's financing arrangements with its secured lenders or December 31, 1999. Final shareholder approval and closing of the sale of the Agricultural Products Group is not expected to occur until the first quarter of 2000. The Company and its lenders recently amended the Second Amended and Restated Credit Agreement to extend the maturity date of this agreement to the earlier of the termination of the Purchase Agreement or March 7, 2000. The Company and General Motors also recently entered into a second amendment to their purchase order to reflect the change in the projected closing date of the sale of the Agricultural Products Group. The amendment requires the Company to complete the sale and establish a commitment for sufficient working capital by February 29, 2000. The Company has requested that General Motors extend that date to at least March 7, 2000.


    In addition, the Company also has had discussions with some of its suppliers who have expressed concern that the Company's financial condition has caused increasingly slower payment on invoices. To date, the Company has been able to convince its major suppliers to continue to supply the Company with the raw materials necessary for the Company to fulfill its press orders, but there can be no assurance that such deliveries will continue if the Company is unable to timely pay its suppliers.

RESTATEMENT OF PRIOR PERIOD FINANCIALS


    Subsequent to the end of 1998, the Company determined that the accounting for certain stock option exercise transactions during 1996 and 1997 was incorrect. Compensation expense for certain stock option exercises during 1996 and 1997 should have been recognized for cashless stock option exercises and treasury stock transactions involving non-mature stock option shares acquired by the Company. Compensation expense which was not recognized in previously issued financial statements is now reflected in the accompanying restated financial statements. The periods restated were the only periods where material exercises occurred that gave rise to the restatement.



    As described in the Overview section above, the Company also determined that gross profit margins at the Verson division of the Industrial Products Group required restatement in 1997. During December 1998 through March 1999, Verson undertook a comprehensive review of the compilation of costs and revenue recognition associated with each press in production during 1998. In connection with that review, Verson's auditors advised corporate management that because information regarding increased February 1998 cost estimates with respect to the two Ford jobs was available to Verson Division personnel prior to the release of the Company's Form 10-K for 1997 (but after the public release of the Company's earnings for 1997), that under these circumstances the effect of the increased cost estimates of the Ford jobs should have been reflected in the Company's 1997 financial statements. Since the cost estimates on the Ford jobs were revised in February 1998 following the release of the Company's earnings for 1997, management mistakenly believed that the revised cost estimates on those jobs should be reflected in the financial statements issued subsequent to the revisions using the reallocation method. As interpreted by management, the accounting rules permitted the use of the reallocation method of accounting for these changes in estimates. Consequently, the Company prorated the increase in costs for the Ford jobs over the remaining months of production for each job. The information regarding the increased cost estimates was not excluded from the Company's periodic remaining cost estimation. As noted above, the Company was subsequently informed by its auditors that the reallocation method was not generally accepted and that the Company should have used the cumulative catch-up method, which immediately recognizes these changes in estimates, rather than the reallocation method. The effect of the change to the cumulative catch-up method was included in the restated 1997 financial statements as well as in the restated quarterly results for 1998. Reference is made to Note 1 of Notes to Consolidated Financial Statements for a reconciliation of the amounts previously reported to the amounts currently being reported in the consolidated statements of income (loss) for the years ended December 31, 1997 and 1996. Reference is also made to Note 13 of Notes to Consolidated Financial Statements regarding the reconciliation of amounts previously reported to the amounts currently being reported in the quarterly consolidated statements of income (loss) for the years ended December 31, 1998 and 1997.



    It was further determined that the Company should have accrued for product liability claims incurred but not reported prior to 1996. The product liability adjustment ($1,040,000 net of tax) had no impact on operating results reported on within this report, had no impact on the appropriateness of the revenue recognition associated with related sales and is reflected as an adjustment to retained earnings at December 31, 1995. The products to which the claims primarily relate are products currently manufactured by the Company's Agricultural Products Group and products related to discontinued operations for which the Company contractually retained certain product liability claims, generally claims arising prior to sale of the related business. To reasonably estimate the liability for such claims, the Company historically used estimates provided by legal counsel based on existing claims experience in all years, and in 1998 also obtained actuarial information which was based on the Company's historical claim experience to estimate incurred but not reported claims for the period December 31, 1995 to December 31, 1998. The results of such analysis supported the Company's accrual estimates for periods subsequent to December 31, 1995.


OPERATING RESULTS

FIRST NINE MONTHS OF 1999 COMPARED TO FIRST NINE MONTHS OF 1998

    Consolidated net sales for the first nine months of 1999 were $226,196,000 compared to consolidated net sales of $229,000,000 reported in the first nine months of 1998. Loss before taxes in the first nine months of 1999 was $13,451,000 compared to income before taxes (on a restated basis) of $8,252,000 in the first nine months of the prior year. Net loss for the first nine months of 1999 was $13,451,000 ($1.14 per common share-diluted) compared to net income (on a restated basis) of $5,283,000 ($0.44 per common share-diluted) in the first nine months of 1998.

    Within the Agricultural Products Group, net sales increased to $112,965,000 in the first nine months of 1999 from $109,288,000 reported in the first nine months of the prior year. Increases were primarily related to turf/landscape products (approximately $6.4 million) and improved loader sales (approximately $5.6 million). In the past few years, the Company's Bush Hog division has concentrated on its turf and landscape product line through the development of new products and the acquisition in April 1998 of Universal Turf
($1.0 million). Improvements in the loader product line sales were also associated with product development and the acquisition of the Great Bend Manufacturing Company in April 1998 ($4.3 million). These increases were partially offset by the effects of lower sales of cutter and disc mower products (approximately $9.2 million) in the first nine months of 1999. External financial conditions in the U.S. agricultural sector have weakened since the early part of 1998 and are expected to remain weak for the remainder of 1999 and on into 2000. Commodity prices are lower for a majority of major crops and for most livestock segments compared to twelve months ago. Net farm cash income decreased in 1998 and is projected to decline further in 1999 and 2000. However, the U.S. Senate recently passed legislation to add $7.5 billion to the year 2000 agricultural appropriations bill for emergency purposes, which is designed to alleviate some of these issues. Income before taxes decreased to $15,629,000 in the first nine months of 1999 compared to income before taxes of $18,306,000 reported in the first nine months of 1998. Gross profit margins decreased by approximately 2.25 percentage points in 1999 due primarily to the effects of increased cash discounts and decreased production levels in the current year. Additional cash discounts have been offered to dealers in 1999 to help reduce the amount of dealer inventory levels. Lower production levels were the result of decreased demand by large farming operations which have been impacted most by the overall agricultural economy described above. Increases in selling and administrative expenses in the first nine months of 1999 (approximately $700,000) were related to the acquisition of the Great Bend division and Universal Turf operations ($942,000) as noted above. The increase was offset in part by lower commission expenses at the Bush Hog division ($300,000) due to the effects of lower sales volume and the mix of products sold.

    Within the Industrial Products Group, net sales decreased to $113,231,000 in the first nine months of 1999 compared to net sales of $119,712,000 reported in the first nine months of the prior year. The decrease was related to lower small press (size C and under) sales (production) at the Verson division. Larger press (size B and higher) sales (production) in the first nine months of 1999 increased slightly (less than 2%) from levels of the first nine months of the prior year. Production continues on orders for four large presses to one major U.S. automobile manufacturer. Production on another set of orders for four large presses to another major U.S. automobile manufacturer is nearing completion at the end of the third quarter of 1999.

    The Industrial Products Group reported a loss before taxes of $12,354,000 in the first nine months of 1999 compared to income before taxes (on a restated basis) of $65,000 in the first nine months of 1998. In 1998, the Industrial Products Group recorded a loss of $12,079,000 on certain jobs in process including reserves of $8,813,000 (none in the first nine months) for estimated future losses on those jobs. The Company indicated in its annual report that it was reasonably possible that additional losses would occur. In the first nine months of 1999, the Company revised its cost estimates on these jobs and increased the reserves for future losses by $8,663,000. The excess of costs over revenues in the first nine months of 1999 (approximately $2,100,000) compared to gross profits in the same period in 1998 of approximately $9,100,000. The 1999 amount was negatively affected by a charge to the reserve for future losses of $8,663,000, partially offset by a $2,900,000 gain from a payment relating to the recovery of a claim associated with a prior period. The 1998 amount was positively impacted in the amount of $5,000,000 from a payment relating to the recovery of a claim associated with a prior period. There was no charge to the reserve for future losses in the first nine months of 1998. The Company does not expect any additional recoveries relating to this claim associated with a prior period.

    Two factors affected the low margins reported in the first nine months of 1999. First, the Industrial Products Group's sales backlog at December 31, 1998 included revenues of approximately $50,000,000 to be recognized in 1999 through 2001 on the loss jobs described above. No gross margins are expected to be recognized on those revenues. The backlog also included future revenues of approximately $95,000,000 to be recorded principally in 1999 and 2000 for which anticipated gross margins will be lower than historical levels prior to 1998.

    Second, the Industrial Products Group is reporting no gross profit on any press manufactured during 1999 until a point in production when all manufacturing costs can be reasonably estimated. Currently, that point is when the press is in final assembly. This method of recognition of gross profits adversely affected results for the first nine months of 1999.

    Selling and administrative expenses increased approximately $1,700,000 in the first nine months of 1999. Most increases were related to salary and fringe cost increases (approximately $800,000), an additional provision for doubtful accounts approximately ($700,000) and selling expenses related to the joint venture (Verson Pressentechnik) (approximately $300,000) formed in the fourth quarter of 1998 in which Verson holds a 60% stake.

    The Industrial Products Group sales backlog at September 30, 1999 was approximately $73,000,000 compared to a sales backlog of approximately $145,000,000 at December 31, 1998.

    Corporate expenses consisted primarily of administrative charges and other (income) expense. Administrative expenses increased in the first nine months of 1999. The majority of the increase was related to the effects of a matching provision now provided by the Company for its 401(k) pension plans and increased professional fees related to the extended 1998 audit and refinancing efforts of the Company. In the first nine months of 1998, administrative expenses included $1,119,000 of compensation expense (none in the first nine months of 1999) related to the exercise of certain stock options previously discussed. Reference is made to Note 11 of Notes to Condensed Consolidated Financial Statements for an analysis of other (income) expense in the first nine months of 1999 and 1998.

    Interest expense in the first nine months of 1999 was $8,236,000 compared to interest expense of $4,339,000 reported in the first nine months of 1998. The increase was primarily associated with increased borrowings related to greater receivable levels, fixed asset additions and the acquisition of the Great Bend and Universal Turf operations in the second quarter of 1998. Interest rates on borrowings outstanding have also increased under new and amended credit agreements during the current year. Reference is made to Note 12 of Notes to Condensed Consolidated Financial Statements in relation to increased interest rates.

    No current or deferred tax benefit was recorded in the first nine months of 1999 as a result of the Company's pretax loss. Reference is made to Note 9 of Notes to Condensed Consolidated Financial Statements.

THIRD QUARTER OF 1999 COMPARED TO THIRD QUARTER OF 1998

    Consolidated net sales for the third quarter of 1999 were $69,332,000 compared to consolidated net sales of $77,184,000 reported in the third quarter of 1998. Income before taxes in the third quarter of 1999 was $540,000 compared to a loss before taxes (on a restated basis) of $10,796,000 in the third quarter of the prior year. Net income for the third quarter of 1999 was $540,000 ($0.05 per common share-diluted) compared to a net loss (on a restated basis) of $7,148,000 ($0.60 per common share-diluted) in the third quarter of 1998.

    Within the Agricultural Products Group, net sales in the third quarter of 1999 were $38,930,000 compared to net sales of $34,068,000 reported in the third quarter of 1998. All major product lines (cutters, turf/ landscape, loaders and parts) recorded improved sales in the third quarter of the current year. Approximately half of the total increase was related to the turf/landscape product line. Much of the increase was related to new products developed in the last 18 months. Improved loader sales in the third quarter of 1999 reflects the impact of cross marketing these products under the Bush Hog and Great Bend brand names and new products developed by both divisions. Income before taxes for the Agricultural Products Group increased to $5,471,000 in the third quarter of 1999 compared to income before taxes of $3,520,000 reported in the third quarter of the prior year. Gross profits and gross profit margins improved in the third quarter of 1999 compared to the same quarter of the prior year. Approximately half of the increase in gross profits was associated with the increased sales volume as noted above. The remainder of the increase in gross profits and the improvement in the gross profit margin was principally related to improved manufacturing variances associated with reduced spending levels. Selling and administrative expenses increased by approximately 3% in the third quarter of 1999 compared to the same quarter of the prior year. The majority of the increase was related to increased commissions, the direct result of the increase in sales noted above.

    Within the Industrial Products Group, net sales decreased to $30,402,000 in the third quarter of 1999 compared to net sales of $43,116,000 reported in the third quarter of 1998. Revenues have decreased due to a decreasing number of presses currently in production compared to the prior year. In addition, many of the presses currently in production are nearing completion. Orders for presses, large and small, have decreased significantly in 1999. The Verson division is concentrating on completing current press orders in a timely manner to avoid late delivery penalties on certain orders. While the division is actively seeking press orders from both automobile manufacturers and tier one and two suppliers, orders are not being pursued which would cause delays on presses currently in production. This decrease in obtaining production orders has resulted in decreased revenue recognition. Income before taxes in the third quarter of 1999 was $912,000 compared to a loss before taxes (on a restated basis) of $9,952,000 reported for the third quarter of 1998. As previously noted, no gross profit on any press manufactured during 1999 would be recognized until the press reaches a point in production when all manufacturing costs can be reasonably estimated. During the third quarter of 1999, production on orders for four large presses neared completion and accordingly, gross profits on these jobs were recognized. Gross profit margins in the third quarter of 1998 includes a charge of $11,180,000 for revised cost estimates for several newly designed, automated, multi-station transfer presses which were in production at that time. The need for revised cost estimates was identified in the third quarter of 1998 and reflects the impact of production bottlenecks in the assembly process as well as greater than anticipated increases in subcontracting costs. Increases in selling and administrative expenses in the third quarter of 1999 compared to the third quarter of the prior year (approximately $400,000) resulted from the realignment of the reporting of certain departments to selling expenses and costs associated with the joint venture (Verson Pressentechnik) formed in the fourth quarter of 1998.

    As noted above, corporate expenses consisted primarily of administrative charges and other (income) expense. Administrative expense increases in the third quarter of 1999 were principally associated with increased professional fees as previously discussed. Reference is made to Note 11 of Notes to Condensed Consolidated Financial Statements for an analysis of other (income) expense in the third quarter of 1999 and 1998.

    Interest expense in the third quarter of 1999 was $3,038,000 compared to interest expense of $1,802,000 reported in the third quarter of 1998. The increase was related to the effect of increased interest rates under loan agreement terms in effect during each quarter and the impact of increased borrowing levels for reasons previously discussed. Reference is made to Note 12 of Notes to Condensed Consolidated Financial Statements in relation to increased interest rates.

1998 COMPARED TO 1997

    Net sales for 1998 were $273,834,000 compared to net sales of $270,562,000 reported in 1997. Loss before taxes in 1998 was $21,643,000 compared to income before taxes of $24,835,000 in 1997. The net loss in 1998 was $14,113,000 ($1.19 per diluted share) versus net income of $15,646,000 ($1.27 per diluted share) in 1997.

    Within the Agricultural Products Group, net sales in 1998 increased to $136,814,000 from $119,471,000 in 1997. Approximately half of the increase was related to the acquisitions of the Great Bend and Universal Turf operations in the second quarter of 1998. The remainder of the increase was principally associated with increased cutter sales by the Bush Hog division to cattle ranchers, particularly in the first half of the year. Cattle ranchers use the cutters for grazing pasture maintenance. Cutter sales in 1998 were also favorably affected by new/redesigned products for the turf and landscaping market for utilization by commercial turf (sod) growers and by golf courses for maintenance. During the last half of 1998, sales were negatively affected by lower prices for major crops (corn, wheat, soybeans) and livestock commodities (cattle and hogs), which reduced farm income. Strong crop yields in the Midwest and fewer exports are expected to keep crop and livestock prices at a low level in 1999. Within the Agricultural Products Group, income before taxes decreased slightly in 1998 compared to the prior year. Gross profit margins decreased slightly in 1998. Decreases were principally related to increased discounts offered to dealers and the impact of the mix of products sold. These decreases were partially offset by favorable manufacturing variances resulting from increased facility utilization and increased labor efficiencies at the Bush Hog division in 1998 and the effect of increased sales volume noted above from the acquisitions of Great Bend and Universal Turf. Selling and administrative expenses increased in 1998 within the Agricultural Products Group compared to the prior year. The majority of the increase related to the acquired operations of Great Bend and Universal Turf. Other increases were associated with increased commissions (due to increased sales volume) and advertising costs in 1998.

    Within the Industrial Products Group, sales decreased in 1998 to $137,020,000 compared to net sales of $151,091,000 reported in 1997. The entire decrease was related to the loss of revenue from the Coz division which was sold in the early part of the fourth quarter of 1997. Revenue and profits are recognized on a percentage of completion basis at the Verson division. As described above, difficulties primarily associated with the manufacture of presses under three orders and the resulting stresses on manufacturing capacity caused Verson to incur losses in 1998. Loss before taxes for the Industrial Products Group was $23,129,000 in 1998 compared to income before taxes of $16,584,000 in 1997. Operating results in 1998 and 1997 were favorably affected by the Company's recovery of a claim associated with prior periods of $5,000,000 in 1998 and $2,500,000 in 1997.

    Selling and administrative expenses increased approximately $3,700,000 within the Industrial Products Group in 1998 due to staff expansions in these areas at the Verson division. During 1997, Verson established an international sales and marketing department, resulting in increased salaries and travel costs.

    Corporate expenses consisted primarily of administrative charges and other (income) expense. Administrative expenses decreased due to a reduction in staffing levels, the subleasing of a portion of the Corporate Office during 1998 and decreased compensation expense related to stock option exercises see
Note 11 of Notes to Consolidated Financial Statements. Reference is made to
Note 12 of Notes to Consolidated Financial Statements for an analysis of other (income) expense in 1998 and 1997.

    Interest expense in 1998 was $6,201,000 compared to interest expense of $3,306,000 in the prior year. Increased borrowing needs were related to higher consolidated receivable levels (associated with increases at all manufacturing operations of the Company) and increased inventory levels (primarily associated with the Verson division where orders for a total of 9 multi-station transfer presses were in production at December 31, 1998 and shipment and production delays have occurred). Other borrowing needs include fixed asset additions over the past year ($38,837,000 including the Verson plant expansion), the acquisitions of Great Bend and Universal Turf in the second quarter of 1998 and the impact of the stock buyback program from the prior years. Interest expense in 1998 was partially offset by the capitalization of $979,000 of interest costs relating to the Company's building expansion project at the Verson division.

    Reference is made to Note 4 of Notes to Consolidated Financial Statements for an analysis and explanation of the current and deferred provision (benefit) for income taxes in 1998 and 1997.

1997 COMPARED TO 1996

    The Company's net sales in 1997 were $270,562,000 compared to net sales of $274,414,000 in 1996. The decrease in consolidated net sales in 1997 was associated with the effects of the sale of the Coz division as noted above. Net sales of the Coz division for 1997 were $11,000,000 less than net sales of the prior year. Income before taxes in 1997 was $24,835,000 compared to income before taxes of $25,223,000 for the prior year. Net income in 1997 was $15,646,000 ($1.27 per diluted share) compared to net income of $16,089,000 ($1.17 per diluted share) in 1996. Earnings per common share and weighted average shares outstanding for 1996 have been adjusted to reflect the effects of a three-for-two stock split which occurred during the third quarter of 1997.

    Net sales within the Agricultural Products Group increased to $119,471,000 in 1997 compared to net sales of $108,355,000 in 1996. The majority of the increase was associated with the cutter and loader product lines. Sales increases in the cutter and loader product lines were associated with the upturn in cow/calf prices in the spring of 1997. Cattle ranchers use the cutters and loaders for grazing pasture and feed lot maintenance, respectively. Cutter sales were also favorably affected by new/redesigned products introduced in prior years aimed at the turf and landscaping market for utilization by commercial turf (sod) growers and for maintenance of golf courses. Service parts sales also increased in 1997. Gross profits and gross profit margins increased within the Agricultural Products Group in 1997 compared to the prior year. Approximately half of the increase in the gross profit was associated with the increased sales volume discussed above. The improved gross profit margin resulted primarily from continued improvements in the manufacturing process resulting in greater direct labor efficiencies and better control of overhead costs. The group also benefited from increased facility utilization during 1997. Selling and administrative expenses decreased within the Agricultural Products Group in 1997. These decreases were associated with a commission rate decrease in 1997 and lower advertising costs.

    At the Industrial Products Group, net sales decreased to $151,091,000 in 1997 compared to net sales of $166,059,000 reported in 1996. The decrease in net sales was associated with the effects of the disposition of the Coz division in the fourth quarter of 1997 and lower revenue recognized on press production at the Verson division due to the mix of products in process during each respective year. Revenue and profits are recognized on a percentage of completion basis for press production at the Verson division. During the first quarter of 1997, production was completed on the last press of an order for three "A" size transfer presses for Chrysler. The first two presses related to this order were produced and shipped in 1996. Production in 1997 reflected a smaller portion of production against this order and a larger portion of production related to smaller presses with lower margins. Production was also affected in 1997 by a four week strike in the middle of the year. Production continued on a limited basis during the strike through the use of supervisory employees. Gross profits and gross profit margins decreased within the Industrial Products Group in 1997 compared to 1996. The decrease in gross profits and gross profit margins was primarily associated with decreased facility utilization at the Verson division in 1997. Production hours decreased by 14% in 1997 due to the effects of the impact of outsourced production, a four week strike and the mix of products manufactured as noted above. Also impacting gross profits and margins were increased overtime costs necessary to meet delivery schedules following the strike and costs associated with a program undertaken to identify improvements in the manufacturing process. These cost increases were offset in part by the recovery of a claim associated with prior periods of $2,500,000 and lower warranty costs. Selling and administrative expenses increased within the Industrial Products Group in 1997. These increases included the effect of the establishment of an international sales and marketing department at the Verson division during 1997 resulting in personnel and travel cost additions. Administrative staffing levels were also increased at this operation during 1997. These increases were partially offset by the effect of the sale of the Coz division as noted above.

    Corporate expenses consisted primarily of administrative charges and other (income) expense. Administrative expenses decreased due to a reduction in compensation expenses related to stock option exercises see Note 11 of Notes to Consolidated Financial Statements. Reference is made to Note 12 of Notes to Consolidated Financial Statements for an analysis of other (income) expense in 1997 and 1996.

    Interest expense in 1997 increased to $3,306,000 from $1,557,000 in the prior year. Increased borrowing needs were associated with the Verson division where the number of presses in process increased and the division was awaiting final payment on presses being installed. The Company also purchased over $21,500,000 of treasury stock during 1997 as a part of a program to purchase up to 2,250,000 shares of the Company's common stock.

    Reference is made to Note 4 of Notes to Consolidated Financial Statements for an analysis and explanation of the current and deferred provisions for income taxes in 1997 and 1996.

FINANCIAL CONDITION

SEPTEMBER 30, 1999

    Working capital at September 30, 1999 was $(31,557,000) and the current ratio was .84 to 1.00 compared to working capital of $(14,955,000) and a current ratio of .92 to 1.00 at December 31, 1998. Net receivables increased by $4,291,000 since the end of 1998. Approximately two-thirds of the increase was associated with the Agricultural Products Group where cash collections are dependent upon the retail sale of the product by the dealer. The majority of sales to the dealer are typically strong in the first quarter of the year or just prior to the use season by the farmer. Extended payment terms are offered to dealers in the form of floor plan financing which is customary in the industry. Receivable levels within this group have also been impacted by the overall downturn in the agricultural economy in the United States brought about by lower commodity prices, excess grain inventory levels and decreased exports of grain, particularly to the far eastern countries. These economic factors have led to decreased agricultural equipment sales by dealers and, in turn, increased dealer receivable levels. The remainder of the increase in receivables was associated with the Industrial Products Group where receivables are a function of press shipments. Net consolidated inventory levels decreased by $23,906,000 since the end of 1998. Over 85% of the decrease was related to the Industrial Products Group. As noted above, production has decreased at the Verson division, particularly in the third quarter of 1999 as presses in production are nearing completion. Orders for new presses have decreased in the current year resulting in additional reductions in production and decreased inventory levels. The remainder of the decrease in inventories was related to the Agricultural Products Group and reflects normal seasonal decreases.

    Fixed asset additions in the first nine months of 1999 totaled $6,094,000. Half of this amount represents building costs at the Verson division, primarily associated with completing the assembly facility addition, construction of which began in 1998. The majority of the remaining fixed asset additions in 1999 were related to manufacturing machinery and equipment purchases at both the Agricultural Products and Industrial Products groups. There were no major fixed asset dispositions in the first nine months of 1999.

    The net decrease in accounts payable and accrued expenses ($13,931,000) during the first nine months of 1999 was primarily related to customer deposits at the Verson division. Verson initially accounts for customer deposits received against orders as a liability. As production continues on such orders, the division reduces the amount classified as a liability and credits the amount as a reduction in work in process inventory. Borrowings under the Company's revolving credit agreement increased by $10,800,000 in the first nine months of 1999.

    Fixed asset additions in the first half of 1999 totaled $5,087,000. Over $3,000,000 of this amount represent building costs at the Verson division, primarily associated with the assembly facility addition. The majority of the remaining fixed asset additions in 1999 were related to manufacturing machinery and equipment purchases at both the Agricultural Products and Industrial Products Group. There were no major fixed asset dispositions in the first half of 1999.

    Net increases in accounts payables ($7,735,000) and accrued expenses ($2,305,000) were primarily related to increased production levels at the Verson division. Borrowings under the Company's revolving credit agreement increased by $5,600,000 in the first half of 1999.

DECEMBER 31, 1998

    Working capital at December 31, 1998 was $(14,955,000) and the current ratio was .92 to 1.00. Net accounts receivable increased by $14,098,000 since the end of 1997. Approximately two-thirds of this increase was related to the Agricultural Products Group. Receivable levels within this group have been impacted by the overall downturn in the agricultural economy in the United States brought about by lower commodity prices, excess grain inventory levels and decreased exports of grain, particularly to the far eastern countries. These economic factors have led to decreased agricultural equipment sales by dealers and, in turn increased dealer receivable levels. Other factors leading to increased receivables within the Agricultural Products Group include record sales to dealers by the Bush Hog division and the effect of the acquisitions of the Great Bend and Universal Turf operations during 1998. The Company acquired these operations for $10,953,000 in cash and the assumption of $1,369,000 of liabilities. These acquisitions were funded through increased borrowings under the Company's existing bank credit agreement. The remainder of the net receivable increase was associated with the Industrial Products Group where a large press order was shipped in the last quarter of 1998. Net inventory levels increased by $23,421,000 during 1998. Approximately 30% of this increase was related to the Agricultural Products Group. Cutter sales at the Bush Hog division decreased in the last half of 1998 beyond production expectations resulting in increased inventory levels. The previously mentioned acquisitions in 1998 also contributed to the group's inventory level increase. Within the Industrial Products Group, inventory levels also increased as a large number of presses were in production at the end of 1998.

    Fixed asset additions ($38,837,000) included construction costs associated with an assembly building expansion project at the Verson division. The project approximately doubled the size of Verson's assembly facility and is expected to increase the division's assembly capacity by approximately 30%. A new powder paint system was installed at the Bush Hog division during 1998. The system is expected to result in a higher quality finish on equipment manufactured and overall reduced paint costs and environmental emissions. Remaining capital expenditures included improved production machinery and equipment, which are expected to result in reduced manufacturing costs and improvements in product quality, and upgrades in computer hardware and software. Funds to finance these additions include borrowings under the Amended and Restated Credit Agreement. Other than the sale of the former White-New Idea facility in Coldwater, Ohio (which had been leased to the purchaser of the operation since 1994), there were no major asset dispositions in 1998.

    The changes in the net deferred tax assets (classified as both current and other assets) were associated with changes in timing differences between book and tax income. The Company continued to evaluate the appropriateness of the net deferred tax asset valuation allowance associated with net operating loss and tax credit carryforwards, particularly in light of current operating results. Such evaluation is performed periodically in conjunction with the Company's periodic financial reporting. Reference is made to Note 4 of Notes to Consolidated Financial Statements regarding the Company's current tax position.

    Net borrowings under the Amended and Restated Credit Agreement increased by $68,900,000 since the end of 1997. These borrowings were used to finance working capital needs and fixed asset additions as described above, the acquisitions of the Great Bend and Universal Turf operations and the purchase of approximately 145,000 treasury shares during 1998. During 1998, the Company completed the purchase of treasury shares under a plan announced in 1996 to purchase 2,250,000 shares of common stock. During the third quarter of 1998, the Company announced the authorization to purchase an additional 500,000 shares, of which approximately 74,000 shares have been purchased through the end of 1998. Subsequent to the end of 1998, the Company entered into a Second Amended and Restated Credit Agreement and a subsequent amendment thereto see Note 5 of Notes to Consolidated Financial Statements replacing the then current Amended and Restated Credit Agreement. Under the terms of the new agreement, the purchase of additional shares of the Company's common stock is not permitted.

DECEMBER 31, 1997

    Working capital at December 31, 1997 was $46,213,000 and the current ratio was 1.48 to 1.0. Net accounts receivables increased by $1,815,000 in 1997. Within the Agricultural Products Group, net receivables increased by approximately $7,000,000 in 1997. Net sales levels increased to record levels in 1997, including an increase in net sales of over 20% in the fourth quarter, resulting in increased receivable levels at the end of 1997. Within the Industrial Products Group, net receivables decreased in 1997. The majority of the decrease was related to the sale of the Coz division as noted above. On a consolidated basis, net inventories increased by $16,633,000 in 1997. Agricultural Products Group inventories decreased slightly in 1997. Within the Industrial Products Group, inventories increased by over $17,000,000 in 1997. The entire increase was associated with the Verson division. While the level of accumulated costs of presses in process decreased at the end of 1997, the level of customer deposits and progress payments decreased by a greater amount (over $36,000,000) at the end of 1997, resulting in a net increase in the work in process inventory level. The above noted increase was partially offset by the effects of the sale of the Coz division as noted above.

    Fixed asset additions ($15,334,000) included the purchase of a 40,000 square foot facility for the PPI division (for manufacturing capabilities and the opportunity to expand the Verson business with the manufacturing of other related equipment), the upgrade of the Verson engineering area and new machinery and equipment at the Bush Hog and Verson operations (to reduce manufacturing costs and improve product quality). During the fourth quarter of 1997, the Company announced a $28,000,000 capital expansion project as part of a three-year program to increase production capacity at the Verson division. This project more than doubled the size of Verson's assembly facility and is expected to increase the division's capacity by approximately 30%. This expansion was completed at the end of 1998. Funds to finance these additions include borrowings under the Amended and Restated Credit Agreement. Other than the sale of the Coz division (cash proceeds in excess of $14,700,000), there were no major asset dispositions in 1997.

    The changes in the net deferred tax assets (classified as both current and other assets) were associated with changes in timing differences between book and tax income. The continued earnings history of the Company and prospects for future earnings makes it more likely than not that the Company will utilize the benefits arising from the deferred tax assets noted above. See Note 4 of Notes to Consolidated Financial Statements.

    Net borrowings under the Amended and Restated Credit Agreement increased by $23,400,000 since the end of 1996. These borrowings, along with the proceeds from the sale of the Coz division and internally generated cash, were used to finance working capital needs and fixed asset additions described above and the purchase of approximately 975,000 treasury shares during 1997. Through the end of 1997, the Company had purchased approximately 2,182,000 shares of its common stock under the 1996 authorization to repurchase up to 2,250,000 shares of the common stock. Some treasury shares purchased have been reissued upon the exercise of stock options.

    During the third quarter of 1997, the Company's Board of Directors authorized a three-for-two stock split for stockholders of record on August 15, 1997. The Board also authorized a dividend increase of 20% over the second quarter's dividend.

LIQUIDITY AND CAPITAL RESOURCES

    At September 30, 1999, the Company's sales backlog was $112,283,000. The majority of this amount was related to the Industrial Products Group and consists of orders for new presses as well as revenue not yet recorded representing the uncompleted portion of presses currently being manufactured. Production against these orders (and orders received subsequent to September 30,1999) extends out to the middle part of 2000. Accumulated production costs of these orders are not invoiced until shipment of the related press. Orders for new presses recorded in 1998 exceeded $100,000,000 and a significant portion of the new orders were accompanied by deposits and/or progress payments. Cash requirements for these new press orders will be less dependent on internally generated cash and borrowings under current loan arrangements. However, the production and delivery of many press orders currently in process have been delayed by numerous factors including late delivery of subcontracted and internally manufactured components, capacity constraints in the assembly area related to the number of presses in this phase of production and revised delivery schedules at the request of customers. These situations will result in delayed invoicing of the presses and final collection of amounts due as well as the possible cancellations of orders, imposition of penalties or claims for damages under certain contracts.

    Within the Agricultural Products Group, cash collections associated with machine sales generally occur upon the retail sale of the product by the dealer. The retail season for most farm equipment begins in March/ April and, depending upon the product, ends in September/October. Due to capacity and shipping constraints, the Company cannot build and ship $130 million of products during this time frame. To manage these constraints, the Company levels out its factory production schedule and offers dealers extended payment terms with cash discount incentives for their orders, to benefit both the Company and the dealers. The extended payment terms are offered in the form of floor plan financing which is customary within the industry. The dealer cash discount provides the dealer with an incentive to sell the equipment as early as possible or pay for the equipment early in the floor plan financing period in order to take advantage of the cash discount. The Company retains a security interest in the inventory held by dealers. This approach to managing the capacity and shipping constraints reduces the Company's inventory carrying costs, as it requires less warehouse space. As a result, the Agricultural Products Group typically experiences a build up of receivables and inventory beginning in the fourth quarter through the first quarter. This seasonal fluctuation is typical in the agricultural equipment business. The Company does, however, try to reduce the seasonality where it can. For instance, the Company has expanded its loader business, which is less seasonal, through the acquisition of Great Bend and the development of new loader products. The Company also has made capital equipment expenditures to reduce manufacturing lead times and coordinated production plans with its vendors, thus allowing both the Company and its vendors to react more quickly.

    Net farm cash income decreased in 1998 and the first nine months of 1999 as prices for major crops (corn, wheat, soybeans) decreased. This condition was brought about by strong crop yields in the Midwest and a significant reduction in commodity exports to the Far East. Livestock (cattle and hogs) prices also decreased during 1998 and the first nine months of 1999. Extreme weather conditions (flooding in California, severe drought in Texas and Oklahoma and moderate drought conditions in the South) also resulted in lower crop yields and loss of income to farmers during 1998 and the first nine months of 1999. The Company expects farm income to continue to decline in 1999 despite a recently enacted emergency government aid package and anticipates that retail demand for agricultural equipment will decline in 1999. The Company anticipates that the Agricultural Products Group's financial results for 1999 will be adversely affected by

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decreased production of certain product lines associated with the lower level of demand. These decreases may be partially offset by expansions within the loader product line and improved sales in the turf and landscape product lines associated with new products developed in 1998.

    Due to significant losses in the last quarter, no current Federal tax provision was recorded in 1998. Reference is made to Note 4 of Notes to Consolidated Financial Statements for an explanation of the $5,639,000 deferred tax benefit recorded in 1998. The Company projects that future Federal income tax provisions and payments will be based upon the Alternative Minimum Tax rate as substantial tax loss carryforwards still exist for tax reporting purposes.


    Reference is made to Note 10 of Note to Consolidated Financial Statements for a current discussion of outstanding environmental and legal issues and other contingent liabilities. To the extent that any of these claims are not covered by insurance or are ultimately resolved for amounts in excess of the Company's applicable insurance coverage, it could have a significant negative impact on the Company's cash flow and its ability to finance its operations.



    On July 31, 1999, the Company entered into a Second Amendment and Waiver to the Second Amended and Restated Credit Agreement ("Second Amendment"). Under the terms of the Second Amendment, the maximum indebtedness under the agreement may remain at $135,000,000 from July 31 through November 29, 1999 rather than decrease on specific dates to $110,000,000 as originally scheduled. Interest rates related to amounts outstanding under this amendment have also been increased. The final maturity date of the agreement was accelerated from February 28, 2000 to November 30, 1999. The Second Amendment specifies that termination of or a materially adverse change in the letter of intent relating to the Joint Venture Proposal with Bush Hog Investors, or in any succeeding agreement, will constitute an event of default under the credit agreement. The Second Amendment also provides for a waiver of noncompliance by the Company as of June 30, 1999 with the minimum consolidated operating cash flow provision of the agreement. On October 15, 1999, the Company entered into a Third Amendment and Waiver to the Second Amended and Restated Credit Agreement. The Third Amendment extended the final maturity date to December 31, 1999 and provided for a waiver of noncompliance by the Company as of August 31 and September 30 with the minimum consolidated operating cash flow provision of the agreement. Effective December 15, 1999, the Company entered into a Fourth Amendment and Waiver to the Second Amended and Restated Credit Agreement to extend the maturity date to February 15, 2000 (subsequently extended to the earlier of the termination of the Purchase Agreement or March 7, 2000).


    As of September 30, 1999, the Company had cash and cash equivalents of $914,000 and additional funds of $3,321,000 available under the Second Amended and Restated Credit Agreement and related amendments. Absent completion of the Joint Venture or renegotiation of its credit agreement, the Company believes that its expected operating cash flow and funds available under the Second Amended and Restated Credit Agreement and related amendments may not be adequate to finance its operations and capital expenditures beyond 1999. The Joint Venture Proposal, if consummated, should result in the Company receiving cash proceeds which would significantly reduce the amounts outstanding under this agreement. Additional financing will be necessary to maintain operations of the Industrial Products Group. The Company is exploring additional or alternate sources of financing necessary to continue these remaining operations in a normal manufacturing environment and to finance necessary capital expenditures. During the second and third quarters of 1999, the Company was not in compliance with certain provisions of the Second Amended and Restated Credit Agreement. As noted above, subsequent to the end of the second quarter of 1999, the Company entered into a Second Amendment and a Third Amendment to the agreement which provided for a waiver of this noncompliance.

    Reference is made to Note 16 of Notes to Condensed Consolidated Financial Statements in relation to the Company's announcement on July 29, 1999 of a New Stockholders' Right Plan and the redemption of the Common Share Purchase Rights currently outstanding. Reference is made to Note 4 of Notes to Condensed Consolidated Financial Statements in relation to the Company acquiring a conditional option to purchase certain fixed assets and inventories of the Niagara Machine Division of CNB International, Inc. D.I.P.

    Reference is made to Note 7 of Notes to Condensed Consolidated Financial Statements as it relates to the Company's involvement in legal proceedings as a defending party.

MARKET RISK


    The Company's market risk is the exposure to adverse changes in interest rates. From time to time, the Company enters into interest rate swap agreements as a vehicle to manage its exposure related to the ratio of fixed to floating rate debt with the objective of achieving a mix that management believes is appropriate. At December 31, 1998, the Company's total debt outstanding (revolving credit agreement and capitalized leases) totaled $122,225,000. Capitalized lease debt ($2,925,000) is represented by fixed rate financing and is not subject to market rate fluctuations. The remaining portion of the Company's debt at December 31, 1998 ($119,300,000) was subject to the terms of the Amended and Restated Credit Agreement that provides for interest rates at either a floating prime or fixed LIBOR rate, plus 1.5%. The base interest rates are periodically agreed to with the lender for fixed periods of 30 to 90 days. With the interest rate swap agreement entered into during 1998, the Company effectively capped increases in LIBOR base interest rates at 7.49% on $50,000,000 of its outstanding borrowings under the Credit Agreement through May 2001. The swap fair market value at December 31, 1998 was a negative $1,100,000. The remaining balance of the Credit Agreement debt outstanding at December 31, 1998 of $69,300,000 was not covered by the swap agreement and approximates fair market value. A hypothetical immediate 10% increase in interest rates would adversely affect 1999 earnings and cash flows by approximately $485,000 based on the composition of debt levels at December 31, 1998.



    The interest rate swap was terminated subsequent to the end of the second quarter of 1999 at no cost to the Company. At September 30, 1999, the Company's total debt outstanding (revolving credit agreement and capitalized leases) totaled $132,524,000. Capitalized lease debt ($2,424,000) is represented by fixed rate financing and is not subject to market rate fluctuations. The remaining portion of the Company's debt at September 30, 1999 ($130,100,000) was subject to the terms of the Amended and Restated Credit Agreement that provides for interest rates at either a floating prime or fixed LIBOR rate, plus 4%. The base interest rates are periodically agreed to with the lender for fixed periods of 30 to 90 days. The balance outstanding at September 30, 1999, approximates fair market value. A hypothetical immediate 10% increase in interest rates would adversely affect 2000 earnings and cash flows by approximately $1,245,000, based on the composition of debt levels at September 30, 1999.


    The Company may enter into interest rate swap agreements from time to time in the future to the extent management determines such agreements are an appropriate vehicle to manage interest rate market risk.

IMPACT FROM NOT YET EFFECTIVE RULES

    In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 133 Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. This statement is effective for all quarters of fiscal years beginning after June 15, 2000. The Company is in the process of evaluating the impact of this statement on its financial reporting.

YEAR 2000 COMPLIANCE


    Many older computer software programs refer to years in terms of their final two digits only. Such programs may interpret the year 2000 to mean the year 1900 instead. If not corrected, these programs could cause date-related transaction failures. As of the date of this proxy statement, the Company has not experienced any Year 2000 problems, either internally or with third party vendors or customers. Although the Company is not aware of any Year 2000 problems experienced by its third party vendors and does not expect that its operations will be affected by any Year 2000 problems in the future, there can be no assurance that the Company's operations will not be affected by Year 2000 problems. However, the Company believes that the possibility of significant interruptions of normal operations is remote.



    The Company recently purchased and installed financial software which is year 2000 compliant. Outside service bureau financial software currently in place was determined and tested to be year 2000 compliant. Payroll services for the Company are currently being provided by an outside service that uses year 2000 compliant software. Compliance certificates were received, and compliance testing was completed, for non personal computer systems owned/leased by the Company. All personal computers used within the Company (both financial and non financial applications) have been purchased within the last two years as a part of the Company's normal upgrade program and are year 2000 compliant.



    Manufacturing/engineering process controls and equipment includes equipment to manufacture and design products sold by the Company. Design equipment used in the engineering of agricultural equipment was tested and determined to be year 2000 compliant. At the Verson division, year 2000 compliance certificates were received on all major purchased hardware and software applications for designing equipment and programs. The division relied on these certificates (due to the quality of the information received and the reputation of the vendors involved), although some testing was completed with no exceptions noted. The majority of internally developed design software at Verson was determined not to contain date fields. Programs which do contain date fields were determined to be year 2000 compliant. The Company does not have a significant amount of manufacturing equipment with embedded computer chips or hardware/software that could have presented a problem at the beginning of the year 2000. Compliance certificates were received from the majority of equipment manufacturers and internal tests of production machinery were completed with no exceptions noted. Outside consultants also evaluated the status of production equipment at the Verson division and determined that the division was unlikely to experience year 2000 problems in the area reviewed.



    None of the equipment manufactured by the Agricultural Products Group include hardware/software or embedded computer chips. Stamping presses manufactured by the Verson division contain software and embedded computer chips. Compliance certificates were received on all software included in the presses sold. Some internal testing was also performed. The Company believes that it has little, if any, exposure related to equipment manufactured by its divisions in relation to the year 2000 issue.



    The Company identified key outside vendors which provide services which, if not year 2000 compliant, could have affected the operations of the Company. Sources include banking, investment, pension obligations, insurance, utilities, etc. businesses. During 1999, these service providers were asked to update the Company on the status of their year 2000 compliance. The Company did not receive any notification from any outside service provider indicating non year 2000 compliance on behalf of the vendor and, as described above, the Company has not yet experienced any year 2000 problems associated with its vendors.



    The total cost associated with required modifications to become year 2000 compliant was financed through operating cash flows and was not material to the Company's financial position. This total cost does not include the cost of internal efforts to complete the project. The costs associated with the replacement of computerized systems, substantially all of which were capitalized, are not included in the above estimate as such replacements or upgrades were necessary to operate efficiently and such costs would have been incurred even if year 2000 compliance was not an issue. Other major system projects were not deferred due to the year 2000 compliance project.


SAFE HARBOR STATEMENT

    Statements contained within the description of the business of the Company and the Management Discussion and Analysis of Financial Conditions and Results of Operations that relate to future operating periods are subject to risks and uncertainties that could cause actual results to differ from management's projections. Operations of the Company include the manufacturing and sale of agricultural and industrial machinery. In relation to the Agricultural Products Group, forward-looking statements involve certain factors that are subject to change. These elements encompass interrelated factors that affect farmers and cattle ranchers' confidence, including demand for agricultural products, grain stock levels, commodity prices, weather conditions, crop and animal diseases, crop yields, farm land values and government farm programs. Other factors affecting all operations of the Company include actions of competitors in the industries served by the Company, production difficulties including capacity and supply constraints, labor relations, interest rates and other risks and uncertainties. The Company's outlook is based upon assumptions relating to the factors discussed above.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    The information required by this item is incorporated herein by reference to the section entitled, "Market Risk" in the Company's Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                 OTHER BUSINESS

    In addition to the business described above, there will be remarks by the Chief Executive Officer and a general discussion, during which stockholders will have an opportunity to ask questions about the Company. As described above, the opinion of ING Barings and the presentation to the Board summarized above were among the many factors taken into consideration by the Board in making its determination to approve and adopt, and to recommend that its stockholders approve and adopt, the transaction. ING Barings, however, does not make any recommendation to any of the Company's stockholders (or to any other person or entity) as to whether the transaction is in such shareholder's best interests.

                 STOCKHOLDERS PROPOSALS FOR 2000 ANNUAL MEETING


    In order for a stockholder proposal to be included in the proxy statement and form of proxy relating to the Company's 2000 Annual Stockholders' meeting it had to be received by the Secretary of the Company on or before January 15, 2000.


    Proposals received by that date, deemed to be proper for consideration at the Annual Meeting and otherwise conforming to the rules of the Securities and Exchange Commission, will be included in the 2000 proxy statement.

    A stockholder who intends to submit a stockholder proposal for consideration at the Annual Meeting, but does not want it included in the proxy statement, must follow the procedures established by the By-laws. These procedures require that the stockholder notify the Company in writing of the proposal. The notice must be received by the Corporate Secretary at least 30 days, but not more than 60 days, prior to the meeting and must contain the following information:

    - a brief description of the business desired to be brought before the Annual meeting and the reasons for conducting such business at the Annual Meeting

    - the name and address of the stockholder submitting the proposal, and any other stockholders known to support it

    - the number of shares of Common stock which are beneficially owned by the stockholder

    - any material financial interest the stockholder may have in the business being proposed

                  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                PAGE
                                                              --------
Report of Independent Accountants...........................     F-2

Consolidated Statements of Income (Loss) for the Years Ended
  December 31, 1998, 1997 and 1996..........................     F-3

Consolidated Balance Sheets as of December 31, 1998 and
  1997......................................................     F-4

Consolidated Statements of Cash Flow for the Years Ended
  December 31, 1998, 1997 and 1996..........................     F-6

Consolidated Statements of Shareholders' Investment for the
  Years Ended December 31, 1998, 1997 and 1996..............     F-8

Notes to Consolidated Financial Statements..................    F-10

Condensed Consolidated Balance Sheets as of September 30,
  1999 and December 31, 1998................................    F-35

Condensed Consolidated Statements of Income (Loss) for the
  Three and Nine Months Ended September 30, 1999 and 1998...    F-37

Condensed Consolidated Statements of Cash Flow for the Nine
  Months Ended September 30, 1999 and 1998..................    F-38

Notes to Condensed Consolidated Financial Statements........    F-39

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Allied Products Corporation.


    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income (loss), shareholders' investment and cash flows listed in the index on page F-1 of the Proxy Statement (pages F-3 through F-34) present fairly, in all material respects, the consolidated financial position of Allied Products Corporation and its subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 (1997 and prior as restated see Note 1), in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


    As discussed in Note 1 to the consolidated financial statements, Allied Products Corporation has restated previously issued consolidated financial statements to change its accounting for certain stock option exercises, revisions to contract cost estimates impacting the percentage of completion gross profit margin computation and unreported product liability claims.


                                          /s/ PricewaterhouseCoopers LLP


                                          PricewaterhouseCoopers LLP

Chicago, Illinois
April 15, 1999

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                                                                  YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------------
                                                           1998            1997            1996
                                                       -------------   -------------   -------------
Net sales............................................  $273,834,000    $270,562,000    $274,414,000
Cost of products sold................................   250,169,000     210,033,000     209,118,000
                                                       ------------    ------------    ------------

    Gross profit.....................................  $ 23,665,000    $ 60,529,000    $ 65,296,000
                                                       ------------    ------------    ------------

Other costs and expenses:
    Selling and administrative expenses..............  $ 38,145,000    $ 35,499,000    $ 37,885,000
    Interest expense.................................     6,201,000       3,306,000       1,557,000
    Other (income) expense, net......................       962,000      (3,111,000)        631,000
                                                       ------------    ------------    ------------
                                                       $ 45,308,000    $ 35,694,000    $ 40,073,000
                                                       ------------    ------------    ------------

Income (loss) before taxes...........................  $(21,643,000)   $ 24,835,000    $ 25,223,000
Provision (benefit) for income taxes:
    Current..........................................       109,000       1,195,000         921,000
    Deferred.........................................    (7,639,000)      7,994,000       8,213,000
                                                       ------------    ------------    ------------
Net income (loss)....................................  $(14,113,000)   $ 15,646,000    $ 16,089,000
                                                       ============    ============    ============
Earnings (loss) per common share:
  Basic..............................................  $      (1.19)   $       1.29    $       1.19
                                                       ============    ============    ============
  Diluted............................................  $      (1.19)   $       1.27    $       1.17
                                                       ============    ============    ============

Weighted average shares outstanding:
  Basic..............................................    11,895,000      12,107,000      13,505,000
                                                       ============    ============    ============
  Diluted............................................    11,895,000      12,353,000      13,718,000
                                                       ============    ============    ============

          The accompanying notes to consolidated financial statements are an integral part of these statements.

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                  1998            1997
                                                              -------------   -------------
                                          ASSETS
Current Assets:
    Cash and cash equivalents...............................  $    727,000    $    609,000
                                                              ------------    ------------

    Notes and accounts receivable, less allowances of
     $519,000 and $531,000, respectively....................  $ 68,827,000    $ 54,729,000
                                                              ------------    ------------
    Inventories:
      Raw materials.........................................  $ 11,529,000    $  6,193,000
      Work in process.......................................    68,296,000      52,811,000
      Finished goods........................................    17,019,000      14,419,000
                                                              ------------    ------------
                                                              $ 96,844,000    $ 73,423,000
                                                              ------------    ------------
    Deferred tax asset......................................  $ 15,060,000    $ 12,773,000
                                                              ------------    ------------
    Prepaid expenses........................................  $    406,000    $    415,000
                                                              ------------    ------------
      Total current assets..................................  $181,864,000    $141,949,000
                                                              ------------    ------------

Plant and Equipment, at cost:
    Land....................................................  $  2,430,000    $  2,243,000
    Buildings and improvements..............................    57,022,000      40,750,000
    Machinery and equipment.................................    69,196,000      51,339,000
                                                              ------------    ------------
                                                              $128,648,000    $ 94,332,000
    Less -- Accumulated depreciation and amortization.......    48,181,000      48,811,000
                                                              ------------    ------------
                                                              $ 80,467,000    $ 45,521,000
                                                              ------------    ------------

Other Assets:
  Deferred tax asset........................................  $  4,165,000    $  4,631,000
  Deferred charges (goodwill), net of amortization..........     6,154,000       1,491,000
  Other.....................................................     3,154,000       1,472,000
                                                              ------------    ------------
                                                              $ 13,473,000    $  7,594,000
                                                              ------------    ------------
                                                              $275,804,000    $195,064,000
                                                              ============    ============

          The accompanying notes to consolidated financial statements are an integral part of these statements.

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    LIABILITIES AND SHAREHOLDERS' INVESTMENT

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                  1998            1997
                                                              -------------   -------------
Current Liabilities:
    Revolving credit agreement..............................  $119,300,000    $ 50,400,000
    Current portion of long-term debt.......................       627,000         268,000
    Accounts payable........................................    52,634,000      19,923,000
    Accrued expenses........................................    24,258,000      25,145,000
                                                              ------------    ------------
        Total current liabilities...........................  $196,819,000    $ 95,736,000
                                                              ------------    ------------
Long-term debt, less current portion shown above............  $  2,298,000    $    670,000
                                                              ------------    ------------
Other long-term liabilities.................................  $  4,957,000    $ 10,105,000
                                                              ------------    ------------
Commitments and Contingencies
Shareholders' Investment:
    Preferred stock:
      Undesignated -- authorized 1,500,000 shares at
       December 31, 1998 and 1997; none issued..............  $    --         $    --
      Common stock, par value $.01 per share; authorized
       25,000,000 shares; issued 14,047,249 shares at
       December 31, 1998 and 1997...........................       140,000         140,000
      Additional paid-in capital............................    98,377,000      98,518,000
      Retained earnings.....................................    16,131,000      32,148,000
                                                              ------------    ------------
                                                              $114,648,000    $130,806,000
      Less: Treasury stock, at cost: 2,228,640 and 2,144,263
       shares at December 31, 1998 and 1997, respectively...   (42,918,000)    (42,253,000)
                                                              ------------    ------------
        Total shareholders' investment......................  $ 71,730,000    $ 88,553,000
                                                              ------------    ------------
                                                              $275,804,000    $195,064,000
                                                              ============    ============

          The accompanying notes to consolidated financial statements are an integral part of these statements.

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                      ---------------------------------------------
                                                          1998            1997            1996
                                                      -------------   -------------   -------------
Cash Flows from Operating Activities:
  Net income (loss).................................  $ (14,113,000)  $ 15,646,000    $  16,089,000
  Adjustments to reconcile net income (loss) to net
   cash provided from (used for) operating
   activities:......................................
    Gains on sales of operating and nonoperating
     assets.........................................     (1,936,000)    (1,662,000)        (106,000)
    Depreciation and amortization...................      6,096,000      5,026,000        5,075,000
    Amortization of deferred charges................        356,000        177,000          177,000
    Deferred income tax provision (benefit).........     (7,639,000)     7,994,000        7,964,000
    Provision for inventory valuation...............      8,813,000
    Stock option compensation.......................      1,119,000      1,375,000        4,485,000
    Changes in noncash assets and liabilities, net
     of effects of assets/businesses acquired or
     sold and noncash transactions:
  (Increase) in accounts receivable.................    (11,577,000)    (5,976,000)      (8,835,000)
    (Increase) in inventories.......................    (29,395,000)   (20,615,000)      (4,384,000)
    (Increase) decrease in prepaid expenses.........         27,000       (294,000)         132,000
    Increase (decrease) in accounts payable and
     accrued expenses...............................     30,635,000     (3,230,000)      (6,621,000)
    Other, net......................................       (975,000)      (456,000)         478,000
                                                      -------------   ------------    -------------
  Net cash provided from (used for) operating
   activities.......................................  $ (18,589,000)  $ (2,015,000)   $  14,454,000
                                                      -------------   ------------    -------------
Cash Flows from Investing Activities:
  Additions to plant and equipment..................  $ (38,837,000)  $(15,334,000)   $  (4,684,000)
  Payment for businesses acquired, net of cash
   acquired.........................................    (10,953,000)
  Proceeds from sales of plant and equipment........      3,426,000        504,000          207,000
  Proceeds from sales of assets/businesses..........                    14,737,000
                                                      -------------   ------------    -------------
  Net cash used for investing activities............  $ (46,364,000)  $    (93,000)   $  (4,477,000)
                                                      -------------   ------------    -------------
Cash Flows from Financing Activities:
  Borrowings under revolving credit agreements......  $ 186,000,000   $122,000,000    $ 119,650,000
  Payments under revolving credit agreements........   (117,100,000)   (98,600,000)    (103,850,000)
  Payments of short and long-term debt..............       (392,000)      (270,000)        (696,000)
  Common stock issued...............................                                      1,501,000
  Purchases of treasury stock.......................     (1,624,000)   (21,572,000)     (25,993,000)
  Dividends paid....................................     (1,904,000)    (1,770,000)      (1,808,000)
  Stock option transactions.........................         91,000      2,096,000        1,308,000
                                                      -------------   ------------    -------------
  Net cash provided from (used for) financing
   activities.......................................  $  65,071,000   $  1,884,000    $  (9,888,000)
                                                      -------------   ------------    -------------
  Net increase (decrease) in cash and cash
   equivalents......................................  $     118,000   $   (224,000)   $      89,000
  Cash and cash equivalents at beginning of year....        609,000        833,000          744,000
                                                      -------------   ------------    -------------
  Cash and cash equivalents at end of year..........  $     727,000   $    609,000    $     833,000
                                                      =============   ============    =============

          The accompanying notes to consolidated financial statements are an integral part of these statements.

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED DECEMBER 31,
                                                             ------------------------------------
                                                                1998         1997         1996
                                                             ----------   ----------   ----------
Supplemental Information:
(A)  Noncash investing and financing activities:

1.   Assets acquired through the assumption of debt........  $1,559,000   $  526,000   $  442,000
                                                             ==========   ==========   ==========

2.   Treasury shares received in lieu of cash for stock
       option exercise.....................................  $        0   $        0   $   86,000
                                                             ==========   ==========   ==========

3.   Treasury shares issued for noncash exercise of stock
       options.............................................  $        0   $        0   $  773,000
                                                             ==========   ==========   ==========

(B)  Interest paid during year.............................  $6,033,000   $3,225,000   $1,636,000
                                                             ==========   ==========   ==========

(C)  Income/franchise taxes paid during year, net of
       refunds.............................................  $1,072,000   $1,313,000   $1,291,000
                                                             ==========   ==========   ==========

The accompanying notes to consolidated financial statements are an integral part of these statements.

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' INVESTMENT

                           COMMON AND TREASURY STOCK

                                                                  COMMON          TREASURY
                                                              ($.01 PAR VALUE      STOCK,
                                                                PER SHARE)        AT COST
                                                              ---------------   ------------
Balance at December 31, 1995................................     $ 91,000       $    --
  Issuance of 226,500 common shares in connection with the
   exercises of stock options...............................        3,000            --
  Purchase of 1,016,309 common shares for treasury
   purposes.................................................      --             (26,079,000)
  Treasury shares issued (111,238) in connection with the
   exercises of stock options...............................      --               2,540,000
                                                                 --------       ------------
Balance at December 31, 1996................................     $ 94,000       $(23,539,000)
  Issuance of 4,682,405 common shares in connection with a
   three-for-two stock split................................       46,000            --
  Purchase of 974,930 common shares for treasury purposes...      --             (21,572,000)
  Treasury shares issued (188,273) in connection with the
   exercises of stock options...............................      --               2,858,000
                                                                 --------       ------------
Balance at December 31, 1997................................     $140,000       $(42,253,000)
  Purchase of 144,943 common shares for treasury purposes...      --              (1,624,000)
  Treasury shares issued (60,566) in connection with the
   exercises of stock options...............................      --                 959,000
                                                                 --------       ------------
Balance at December 31, 1998................................     $140,000       $(42,918,000)
                                                                 ========       ============

The accompanying notes to consolidated financial statements are an integral part of these statements.

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' INVESTMENT

                ADDITIONAL PAID-IN CAPITAL AND RETAINED EARNINGS

                                                              ADDITIONAL     RETAINED
                                                                PAID-IN      EARNINGS
                                                                CAPITAL      (DEFICIT)
                                                              -----------   -----------
Balance at December 31, 1995, as previously reported........  $93,143,000   $ 5,031,000
  Restatement for the cumulative effect on prior years
   related to product liability reserves, net of tax........      --         (1,040,000)
                                                              -----------   -----------
Balance at December 31, 1995, as restated...................  $93,143,000   $ 3,991,000
  Net income for the year...................................      --         16,089,000
  Common dividends declared and paid -- $.133 per share.....                 (1,808,000)
  Issuance of 226,500 common shares in connection with the
   exercises of stock options...............................    4,912,000       --
  Treasury shares issued in connection with the exercises of
   stock options............................................     (597,000)      --
  Tax benefit associated with stock option exercises........      128,000
                                                              -----------   -----------
Balance at December 31, 1996................................  $97,586,000   $18,272,000
  Net income for the year...................................      --         15,646,000
  Common dividends declared and paid -- $.147 per share.....      --         (1,770,000)
  Issuance of 4,682,405 common shares in connection with a
   three-for-two stock split................................      (46,000)      --
  Treasury shares issued in connection with the exercises of
   stock options............................................      613,000       --
  Tax benefit associated with stock option exercises........      365,000
                                                              -----------   -----------
Balance at December 31, 1997................................  $98,518,000   $32,148,000
  Net loss for the year.....................................      --        (14,113,000)
  Common dividends declared and paid -- $.16 per share......      --         (1,904,000)
  Treasury shares issued in connection with the exercises of
   stock options............................................     (141,000)      --
                                                              -----------   -----------
Balance at December 31, 1998................................  $98,377,000   $16,131,000
                                                              ===========   ===========

          The accompanying notes to consolidated financial statements are an integral part of these statements

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS


    Subsequent to the end of 1998, the Company determined that the accounting for certain stock option exercise transactions during 1996 and 1997 was incorrect. Compensation expense for certain stock option exercises during 1996 and 1997 should have been recognized for cashless stock option exercises and treasury stock transactions involving non-mature stock option shares acquired by the Company. Compensation expense which was not recognized in previously issued financial statements is now reflected in the accompanying restated financial statements. Periods restated were the only periods where material exercises occurred of the type that gave rise to the restatement.



    The Company also determined that the percentage of completion gross profit margins on contracts at the Verson division of the Industrial Products Group required restatement in 1997 and interim periods in 1998 (See Note 13). Certain significant contract cost estimate revisions should have been recognized at December 31, 1997. During December 1998 through March 1999, Verson undertook a comprehensive review of the compilation of costs and revenue recognition associated with each press in production during 1998. In connection with that review, Verson's auditors advised corporate management that because information regarding increased February 1998 cost estimates with respect to the two Ford jobs was available to Verson Division personnel prior to the release of the Company's Form 10-K for 1997 (but after the public release of the Company's earnings for 1997), that under these circumstances the effect of the increased cost estimates of the Ford jobs should have been reflected in the Company's 1997 financial statements. Additionally, revisions in contract cost estimates impacting the percentage of completion gross profit margin computation were computed using the reallocation method, which allocates the revisions in the contract cost estimates over the remaining life of the contract, rather than the cumulative catch-up method, which immediately recognizes these changes in estimates.


    The following table reconciles the amounts previously reported to the amounts currently being reported in the consolidated statement of income (loss) for the years ended December 31, 1997 and 1996:


                                                                            EARNINGS          EARNINGS
                              INCOME          TAX                          (LOSS) PER        (LOSS) PER
                              BEFORE       PROVISION         NET             COMMON            COMMON
                               TAXES       (BENEFIT)        INCOME       SHARE -- BASIC   SHARE -- DILUTED
                            -----------   -----------   --------------   --------------   ----------------
1997
  As previously
   reported...............  $31,489,000   $11,518,000   $   19,971,000       $1.65             $1.62
  Restatement associated
   with Verson gross
   profit margin..........   (5,279,000)   (1,848,000)      (3,431,000)(1)      (.28)           (.28)
  Restatement associated
   with stock option
   compensation...........   (1,375,000)     (481,000)        (894,000)       (.08)             (.07)
                            -----------   -----------   --------------       -----             -----
  As restated.............  $24,835,000   $ 9,189,000   $   15,646,000       $1.29             $1.27
                            ===========   ===========   ==============       =====             =====
1996
  As previously
   reported...............  $29,708,000   $10,704,000   $   19,004,000       $1.41             $1.39
  Restatement associated
   with stock option
   compensation...........   (4,485,000)   (1,570,000)      (2,915,000)       (.22)             (.22)
                            -----------   -----------   --------------       -----             -----
  As restated.............  $25,223,000   $ 9,134,000   $   16,089,000       $1.19             $1.17
                            ===========   ===========   ==============       =====             =====



(1) Amount attributable to changing from the reallocation method to the cumulative catch-up method was ($1,018). For quarterly amounts in 1997 and 1998, see Note 13.

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)


    It was further determined that the Company should have accrued, prior to 1996, for product liability claims incurred but not reported. This adjustment ($1,600,000 less a tax benefit of $560,000) had no impact on the operating results reported on for the years ended December 31, 1998, 1997 and 1996, had no impact on the appropriateness of the revenue recognition associated with related sales and is reflected as an adjustment to retained earnings at December 31, 1995. The products to which the claims primarily relate are products currently manufactured by the Company's Agricultural Products Group and products related to discontinued operations for which the Company contractually retained certain product liability claims, generally claims arising prior to sale of the related business. To reasonably estimate the liability of such claims, the Company historically used estimates provided by legal counsel based on existing claims experience in all years, and in 1998 also obtained actuarial information which was based on the Company's historical claim experience to estimate incurred but not reported claims for the period December 31, 1995 to December 31, 1998. The results of such analysis supported the Company's accrual estimates for periods subsequent to December 31, 1995. The impact of the restatement associated with Verson's gross profit margins in 1997 was offset in the current year by a like amount resulting in a restatement of operating results for the first three quarters of 1998 -- see Note 13. Operating results for the first quarter of 1998 were also restated for compensation expense not previously recognized in connection with certain stock option exercises during this period -- see Note 13.


    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All significant intercompany items and transactions have been eliminated.

    NATURE OF OPERATIONS

    Allied Products Corporation manufactures large metal stamping presses (through its Industrial Products Group) and implements and machinery used in agriculture, landscaping and ground maintenance businesses (through its Agricultural Products Group). The Company's Coz division, which was part of the Industrial Products Group and supplied thermoplastic compounds and additives, was sold in the fourth quarter of 1997. All manufacturing operations are within the United States. Implements and machinery manufactured by the Agricultural Products Group are primarily sold through dealerships in the United States with some limited export sales to Canada. Metal stamping presses produced by the Industrial Products Group are sold directly to the end users which include automobile manufacturers, first and second tier automotive parts producing companies and the appliance industry. Automobile manufacturers and automotive parts producing companies account for approximately 85% of the Industrial Products Group's revenues in 1998. Press sales generally are concentrated in the United States and Mexico.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Due to the nature of percentage of completion estimates, it is reasonably possible that cost estimates will be revised in the near term.

    REVENUE RECOGNITION

    Sales by the Agricultural Products Group are recorded when products are shipped to independent dealers in accordance with industry practices. Provisions for sales incentives and other sales related expenses are made at the time of the sale.

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)


    Revenue and costs related to press manufacturing within the Industrial Products Group are recognized on the percentage of completion method. Prior to 1997, the Company's basis for measuring progress on contracts was based primarily on internal labor hours. At the time, labor hours of Company employees was considered a reasonable indicator of the progress on the contract. In late 1996, because of a significant increase in the Company's backlog, significantly more subcontracting was starting to be initiated on each project. In the first quarter of 1997, it was concluded that using Verson labor hours as a basis for measuring progress was not consistent with how business was being done. The Company concluded that it was more appropriate to use a production milestone approach by individual press in the first quarter of 1997. This approach to measuring progress focused on engineering, manufacturing and final check-out as the key measures on individual presses manufactured under one contract. At the beginning of each job, cost and revenue estimates were made for both engineering and manufacturing work. Estimates were also made on the amount of time the engineering and manufacturing work would take to complete.



    Under this contract milestone approach, the key progress measures were based on the estimated timeframe associated with the engineering and production process of each individual press. The determination of progress was based upon the months of engineering or production incurred, compared to total engineering or production scheduled for each individual press.



    Verson personnel monitored progress on individual presses on an ongoing basis. Such monitoring would result in changes based upon changes in the estimated time to complete engineering and manufacturing work.



    In the fourth quarter of 1998, the Company undertook a comprehensive review of the compilation of costs and revenue recognition associated with each press and recorded additional changes to cost estimates of approximately $21 million. The Company determined that, in an environment where there were significant production delays, sub-contract delays, internal space constraints, cost overruns and inefficiencies, reassessment of the appropriateness of measuring progress based on contract milestones was required. Commencing in the fourth quarter of 1998, the Company discontinued using contact milestones to measure contract progress and began measuring progress on contracts based on the percentage that incurred costs to date bear to the total estimated costs after giving effect to the most recent estimates of total costs. The cumulative impact of revisions in total cost estimates during the manufacturing process is reflected in the period in which the changes become known. On press orders where margin levels cannot be reasonably estimated, the Company does not recognize any gross profit margin until the particular press in process reaches a point in production where the gross profit margin can be reasonably estimated. Margins are then recognized over the remaining period of production. Certain press orders contain penalties for late delivery. Such penalties are considered part of the cost of the press when late delivery of the press appears probable. Losses expected to be incurred on jobs in process are charged to income as soon as such losses are known. The Company has recorded contract losses of $12,079,000 (including reserves of $8,813,000 for estimated future losses expected to be incurred on jobs in process) associated with several jobs in process having a total sales value of $104,734,000 at December 31, 1998. While these contracts contain no penalty provision for late delivery, other uncertainties associated with these contacts make it reasonably possible that additional losses could occur in the near term -- see Note 10.


    ACCOUNTS RECEIVABLE

    Current accounts receivables for the Agricultural Products Group are net of provisions for sales incentive programs and returns and allowances. Extended payment terms (up to one year) are offered to dealers in the form of floor plan financing which is customary within the industry. Such receivables (with the exception of receivables associated with service parts) are generally not collected until the dealer sells the related piece of equipment to a retail customer. The Company maintains a security interest in the equipment related to such receivables to minimize the risk of loss.

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

    INVENTORIES

    The basis of all of the Company's inventories is determined by using the lower of FIFO cost or market method.

    Included in work in process inventory are accumulated costs ($70,400,000 at December 31, 1998 and $47,256,000 at December 31, 1997) associated with contracts under which the Company recognizes revenue on a percentage of completion basis. These balances include unbilled actual production costs incurred plus a measure of estimated profit ($695,000 at December 31, 1998 and $13,883,000 at December 31, 1997) recognized in relation to the sales recorded, less customer payments ($25,902,000 at December 31, 1998 and $7,357,000 at December 31, 1997) associated with the work in process inventory. A significant portion of the work in process inventory will be completed, shipped and invoiced prior to the end of the following year.

    PLANT AND EQUIPMENT

    Expenditures for the maintenance and repair of plant and equipment are charged to expense as incurred. Expenditures for major replacement or betterment are capitalized. Interest costs of $979,000 were capitalized in 1998 (none in 1997 or 1996) in relation to the construction of a building addition at the Verson division of the Industrial Products Group. The cost and related accumulated depreciation of plant and equipment replaced, retired or otherwise disposed of is removed from the accounts and any gain or loss is reflected in earnings.

    DEPRECIATION

    Depreciation of the original cost of plant and equipment is charged to expense over the estimated useful lives of such assets calculated under the straight-line method. Estimated useful lives are 20 to 40 years for buildings and improvements and 3 to 12 years for machinery and equipment.

    DEFERRED CHARGES (GOODWILL)

    Deferred charges (goodwill) associated with the 1998 acquisition of the Great Bend Manufacturing Company (approximately $5,019,000) and the 1986 acquisition of Verson (approximately $13,113,000) are being amortized on a straight line basis over a period of 20 years. The Company assesses at each balance sheet date whether there has been a permanent impairment in the value of goodwill. Such assessment includes obsolescence, demand, new technology, competition and other pertinent economic factors and trends that may have an impact on the value of remaining useful life of goodwill.

    STOCK SPLIT

    On July 24, 1997, the Company announced that the Board of Directors authorized a three-for-two stock split effected by means of a stock dividend to shareholders of record on August 15, 1997. A total of 4,682,405 additional common shares were issued in conjunction with the stock split. The Company distributed cash in lieu of fractional shares resulting from the stock split. All applicable share and per share data have been adjusted for the stock split.

    EARNINGS (LOSS) PER COMMON SHARE

    During 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128 (SFAS 128) -- Earnings per Share. Basic earnings (loss) per common share is based on the average number of common shares outstanding -- 11,895,000, 12,107,000 and 13,505,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Diluted earnings (loss) per common share is based on the average number of common shares outstanding, as noted above, increased by the dilutive

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

effect of outstanding stock options -- 246,000 and 213,000 for the years ended December 31, 1997 and 1996, respectively. For the year ended December 31, 1998, dilutive securities were excluded from the calculation of diluted loss per share as their effect would have been antidilutive.

    INCOME TAXES

    Income taxes are accounted for under the asset and liability method in accordance with FASB SFAS 109 -- Accounting for Income Taxes. See Note 4.

    STATEMENT OF CASH FLOWS

    For purposes of the Consolidated Statements of Cash Flows, the Company considers investments with original maturities of three months or less to be cash equivalents.

    FINANCIAL INSTRUMENTS

    The fair value of cash and cash equivalents approximates the carrying value of these assets due to the short maturity of these instruments. The fair value of the Company's debt, current and long-term, is estimated to approximate the carrying value of these liabilities based upon borrowing rates currently available to the Company for borrowings with similar terms.

    RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1998, the FASB issued SFAS 133 -- Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. This statement is effective for all quarters of fiscal years beginning after June 15, 1999. The Company is in the process of evaluating the impact of this statement on its financial reporting.

2. ACCRUED EXPENSES:

    The Company's accrued expenses consist of the following:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1998          1997
                                                              -----------   -----------
Salaries and wages..........................................  $ 6,573,000   $ 5,560,000
Warranty....................................................    5,794,000     4,938,000
Self insurance accruals.....................................    2,905,000     2,858,000
Pensions, including retirees' health........................    4,644,000     6,439,000
Taxes, other than income taxes..............................      888,000     1,158,000
Environmental matters.......................................    1,225,000     1,810,000
Other.......................................................    2,229,000     2,382,000
                                                              -----------   -----------
                                                              $24,258,000   $25,145,000
                                                              ===========   ===========

3. ACQUISITIONS AND DISPOSITIONS:

    ACQUISITIONS

    In April 1998, the Company acquired for cash substantially all of the assets and assumed certain liabilities of Great Bend Manufacturing Company (Great Bend) located in Great Bend, Kansas. Great Bend manufactures and sells tractor-mounted front end loaders which are used principally in agricultural applications. The

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

3. ACQUISITIONS AND DISPOSITIONS: (CONTINUED)

Company also acquired for cash in April 1998 substantially all of the assets of Universal Turf Equipment Corporation (Universal Turf) located in Opp, Alabama. Universal Turf manufactures and sells turf maintenance implements including reel mowers, verti-cut mowers, reel grinders and spraying equipment. Both operations acquired are part of the Agricultural Products Group. Total cash purchase price for both of these operations was $10,953,000.

    In October 1998, the Company's Verson division formed a joint venture with Theodor Grabener GmbH & Co. KG of Germany and Automatic Feed Company of Napoleon, Ohio, that will help the two American companies more effectively penetrate the European market for large stamping presses and related systems. The new entity, Verson Pressentechnik GmbH, is located in Netphen-Werthenbach, Germany. This operation, in which Verson holds a 60% stake, is part of the Industrial Products Group. These acquisitions, taken individually and in the aggregate, are not material to the Company's consolidated operations.

    DISPOSITIONS

    During the fourth quarter of 1997, the Company sold for cash (approximately $14,700,000) substantially all of the assets of its Coz division. The purchaser also assumed certain specified liabilities associated with this division. The sale resulted in a pretax gain of approximately $1,530,000 and is included in Other (income) expense under the caption "Net gain on sales of operating and non-operating assets" -- see Note 12.

    At the end of 1993, the Company sold for cash substantially all of the assets and liabilities of the White-New Idea Farm Equipment division. In connection with this sale, the purchaser was required to purchase the real estate located in Coldwater, Ohio upon the issuance of a covenant not to sue and related no further action letter by the Ohio Environmental Protection Agency. The Company completed the necessary environmental remediation during 1997 and, in 1998, the purchaser acquired the real estate for cash resulting in a gain of approximately $1,947,000, which is included in Other (income) expense under the caption "Net gain on sales of operating and non-operating assets" -- see Note 12.

    RESTRUCTURING COSTS

    Prior to 1994, the Company provided $14,700,000 for the impact of an operational restructuring plan designed to reduce operating losses by closing, consolidating or scaling back certain operations. The restructuring of the Company was substantially completed during 1996 with the remaining reserve being allocated to accruals associated with certain noncontinuing businesses. Net charges to the restructuring reserve in 1996 was $748,000.

4. INCOME TAXES:

    Provision (benefit) for income taxes in 1998, 1997 and 1996 consists of the following:

                                                                    YEAR ENDED DECEMBER 31,
                                                             -------------------------------------
                                                                1998          1997         1996
                                                             -----------   ----------   ----------
Federal -- current.........................................  $   --        $  617,000      688,000
Federal -- deferred........................................   (7,639,000)   7,994,000    8,213,000
State -- current...........................................      109,000      578,000      233,000
                                                             -----------   ----------   ----------
Total provision (benefit)..................................  $(7,530,000)  $9,189,000   $9,134,000
                                                             ===========   ==========   ==========

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

4. INCOME TAXES: (CONTINUED)

    The provision (benefit) for income taxes in 1998, 1997 and 1996 differs from amounts computed by applying the statutory rate to pretax income as follows:

                                                                    YEAR ENDED DECEMBER 31,
                                                             -------------------------------------
                                                                1998          1997         1996
                                                             -----------   ----------   ----------
Income tax provision (benefit) at statutory rate...........  $(7,575,000)  $8,692,000   $8,828,000
Current net operating loss not benefited...................    5,598,000       --           --
State income tax, net of federal tax benefit...............       71,000      376,000      151,000
Permanent book over tax differences on acquired assets.....       62,000       62,000      104,000
Reversal of deferred tax liability.........................   (5,639,000)      --           --
Other, net.................................................      (47,000)      59,000       51,000
                                                             -----------   ----------   ----------
Total provision (benefit)..................................  $(7,530,000)  $9,189,000   $9,134,000
                                                             ===========   ==========   ==========

    The significant components of net deferred tax assets were as follows:

                                                             DECEMBER 31,
                                                      ---------------------------
                                                          1998           1997
                                                      ------------   ------------
Deferred tax assets:
  Net operating loss and tax credit carryforwards...  $ 52,052,000   $ 52,845,000
  Self-insurance accruals...........................     2,507,000      2,424,000
  Inventories.......................................     4,635,000      2,421,000
  Receivables.......................................       172,000        417,000
  Sale/leaseback transaction........................     1,557,000      1,557,000
  Employee benefits, including pensions.............     4,338,000      4,928,000
  Warranty..........................................     2,096,000      1,803,000
  Sales allowances..................................     3,107,000      2,616,000
  Environmental matters.............................       447,000        658,000
  Other.............................................       366,000        580,000
                                                      ------------   ------------
  Net deferred tax asset before valuation
   allowance........................................  $ 71,277,000   $ 70,249,000
  Valuation allowance...............................   (52,052,000)   (52,845,000)
                                                      ------------   ------------
  Net deferred tax asset............................  $ 19,225,000   $ 17,404,000
                                                      ============   ============

    The prospects for future earnings of the Company makes it more likely than not that the Company will utilize the benefits arising from the net deferred tax asset noted above. During 1998, the Company recorded a deferred tax benefit of $5,639,000 as a part of the current year's tax provision. This benefit represents a reversal of a tax liability accumulated in years prior to 1998. The net operating loss carryforwards expire between 1999 and 2013, and investment tax credit carryforwards of $1,217,000 expire between 1999 and 2004.

    The Company provided a valuation allowance in both 1998 and 1997 for deferred tax assets related to net operating loss and tax credit carryforwards based upon a determination that current negative evidence out weighs positive evidence with respect to realization being more likely than not in the future for this component of the net deferred tax asset. The Company projects that future Federal income tax provisions and payments will be based upon the Alternative Minimum Tax rate as substantial tax loss carryforwards still exist for tax reporting purposes.

    Tax returns for the years subsequent to 1994 are potentially subject to audit by the Internal Revenue Service.

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

5. FINANCIAL ARRANGEMENTS:

    The Company's debt consists of the following:

                                                                 DECEMBER 31,
                                                            ----------------------
                                                               1998        1997
                                                            ----------   ---------
Capitalized lease obligations, at interest rates up to 12%
  (weighted average of 7.8% and 10.4% at December 31,
  1998 and 1997, respectively), due in varying amounts
  through 2004 (Note 6)...................................  $2,925,000   $938,000
Less current portion......................................     627,000    268,000
                                                            ----------   --------
                                                            $2,298,000   $670,000
                                                            ==========   ========

    Scheduled maturities of the noncurrent portion of long-term debt at December 31, 1998 are due as follows:

2000........................................................  $  628,000
2001........................................................     448,000
2002........................................................     339,000
2003........................................................     321,000
2004........................................................     562,000
                                                              ----------
                                                              $2,298,000
                                                              ==========

    During 1996, the Company entered into an Amended and Restated Credit Agreement with two banks. The Amended and Restated Credit Agreement was subsequently amended during 1997 and 1998. The amended agreement provided for up to $145,000,000 of borrowings and/or letters of credit at either a floating prime or fixed LIBOR (with the rate dependent on the ratio of Funded Debt to Operating Cash Flow) rate. Under the Amended and Restated Credit Agreement, the Company was required to meet certain periodic financial tests, including minimum net worth, debt coverage and fixed charge coverage ratio and maximum funded debt/operating cash flow ratio. Beginning in 1998, the Company was required to reduce revolving loans under this agreement to $60,000,000 or less for thirty
(30) consecutive days during each fiscal year while the agreement remained in effect. At the end of the third and fourth quarters of 1998, the Company was not in compliance with certain provisions under the Amended and Restated Credit Agreement. Subsequent to the end of each of these quarters, the lenders waived compliance.

    During 1998, the Company entered into an interest rate lock in anticipation of a private debt placement of up to $75,000,000. The Company anticipated that by entering into a private placement agreement, favorable fixed interest rates could be obtained on a long-term basis and that exposure to floating interest rates under the Amended and Restated Credit Agreement would be reduced. During the fourth quarter of 1998, the Company suspended efforts to secure financing through a private placement. Hedging losses of $3,005,000 were incurred in 1998 in the final settlement of the interest rate lock and are included in Other (income) expense under the caption "Treasury lock settlement" -- see Note 12.


    During 1998, the Company entered into an interest rate swap agreement for a notional amount of $50,000,000, expiring May 2001. Under the terms of the swap agreement, the Company paid the counterparty a fixed rate of interest (5.99%) and received in return a floating rate based on LIBOR. This interest rate swap had the effect of turning $50,000,000 of the Company's floating rate debt under its credit agreement into a fixed rate obligation. At December 31, 1998, the fixed interest rate paid by the Company under the swap agreement exceeded the average borrowing rate under the Credit Agreement by .64%. This rate differential was recorded as interest expense on a monthly basis. The swap fair market value at December 31, 1998 was a negative $1,100,000. The Company's weighted average interest rate, independent of the interest paid on the

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

5. FINANCIAL ARRANGEMENTS: (CONTINUED)


interest rate swap, was approximately 7% at December 31, 1998 (7.2% including the interest paid on the interest rate swap). Subsequent to the end of the second quarter of 1999, the interest rate swap was terminated at no cost to the Company.


    The weighted average interest rate on borrowings outstanding at December 31, 1998 and 1997 were 7.2% and 6.9%, respectively.

    SUBSEQUENT EVENT

    Effective February 1, 1999, the Company entered into a Second Amended and Restated Credit Agreement ("Credit Agreement") with the same two banks, replacing the Amended and Restated Credit Agreement. Effective April 15, 1999, the Company entered into a First Amendment and Waiver to the Credit Agreement ("First Amendment"). The amended agreement provides for up to $140,000,000 (decreasing at specified dates through January 31, 2000 to $110,000,000) of borrowings and/or letters of credit at either a floating prime or fixed LIBOR (LIBOR plus 3.5%) rate. The amount available under this agreement is determined monthly by a borrowing base formula related to receivable, inventory and machinery and equipment balances plus an over advance allowance of $40,000,000 initially, increasing to $47,600,000 in June 1999 then decreasing over the next seven months to $27,800,000 in January 2000. Under this agreement, the Company must, on or before May 15, 1999, grant a lien upon and security interests in all of the assets (except real estate) of the Company and its subsidiaries to the lenders and meet certain periodic financial tests, including minimum debt coverage, operating cash flow and fixed charge coverage ratio. Upon the grant of the lien and security interests to the lenders, the ratios to be met by the Company are lowered. Capital expenditures, stock purchases and dividends (limited to $2,000,000 in 1999) are also limited on an annual basis throughout the term of the loan. The agreement, which expires on February 28, 2000, permits the lenders to accelerate the obligations in the event of a material adverse event and requires prepayment in certain circumstances. The terms of the interest rate swap agreement described above as a part of the Amended and Restated Credit Agreement are applicable to the Credit Agreement and First Amendment. If the Credit Agreement and First Amendment had been in effect as of December 31, 1998, the Company had the capacity to borrow up to $18,863,000.

6. LEASES:

    CAPITAL LEASES --

    The Company leases various types of manufacturing, office and transportation equipment.

    Capital leases included in Machinery and equipment in the accompanying balance sheets are as follows:

                                                               DECEMBER 31,
                                                          -----------------------
                                                             1998         1997
                                                          ----------   ----------
Capitalized cost........................................  $3,622,000   $2,490,000
Less-Accumulated amortization...........................   1,081,000    1,528,000
                                                          ----------   ----------
                                                          $2,541,000   $  962,000
                                                          ==========   ==========

    See Note 5 for information as to future debt payments relating to the above leases.

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

6. LEASES: (CONTINUED)

    OPERATING LEASES --

    Rent expense for operating leases, which is charged against income, was as follows:

                                                    YEAR ENDED DECEMBER 31,
                                              ------------------------------------
                                                 1998         1997         1996
                                              ----------   ----------   ----------
Minimum rentals.............................  $1,215,000   $1,989,000   $1,943,000
Contingent rentals..........................      87,000       41,000       79,000
                                              ----------   ----------   ----------
                                              $1,302,000   $2,030,000   $2,022,000
                                              ==========   ==========   ==========

    Contingent rentals are composed primarily of truck fleet unit charges for actual usage. Some leases contain renewal and purchase options. The leases generally provide that the Company pay taxes, maintenance, insurance and certain other operating expenses.

    At December 31, 1998, future minimum rental payment commitments under operating leases that have initial or remaining noncancelable lease terms in excess of one year are as follows:

                                                                           NET
                                              MINIMUM                    MINIMUM
                                               ANNUAL      SUBLEASE       ANNUAL
                                               RENTAL       RENTAL        RENTAL
                                              PAYMENTS      INCOME       PAYMENTS
                                             ----------   -----------   ----------
Year ending December 31,
  1999.....................................  $1,376,000   $  (728,000)  $  648,000
  2000.....................................   1,424,000      (794,000)     630,000
  2001.....................................     594,000       (64,000)     530,000
  2002.....................................     447,000       (67,000)     380,000
  2003.....................................     403,000       (68,000)     335,000
  Later....................................     123,000       (22,000)     101,000
                                             ----------   -----------   ----------
                                             $4,367,000   $(1,743,000)  $2,624,000
                                             ==========   ===========   ==========

7. PREFERRED STOCK:

    The Company has 2,000,000 shares of authorized preferred stock of which 350,000 shares are designated as Series B Variable Rate Cumulative Preferred Stock and 150,000 shares are designated as Series C Cumulative Preferred Stock. All shares of the Series B and Series C Preferred Stock have been redeemed. The remaining 1,500,000 shares of authorized preferred stock are undesignated and unissued at December 31, 1998.

8. COMMON STOCK AND OPTIONS:

    The Company has an incentive stock plan (the 1977 plan) which authorizes stock incentives for key employees in the form of stock awards, stock appreciation rights and stock options. Options under the 1977 plan, which are granted at fair market value at date of grant, are non-qualified options (not "incentive stock options" as defined by the Internal Revenue Code). Options currently outstanding under the 1977 plan become exercisable to the extent of 25% one year from date of grant and 25% in each of the next three years, and expire 10 years from the date of grant. There were no stock awards issued under this plan in 1998, 1997 or 1996. No stock appreciation rights have been granted to date under this plan. There are 22,065 options outstanding under this plan at December 31, 1998 and are included in the following table. Additional stock incentives will not be issued under this plan.

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

8. COMMON STOCK AND OPTIONS: (CONTINUED)

    In 1990, the Company's Board of Directors approved a new incentive stock plan, the 1990 Long Term Incentive Stock Plan (the 1990 plan) which authorizes stock incentives for key employees in the form of stock awards and stock options. The 1990 plan, as amended, authorizes the issuance of up to 1,500,000 shares of the Company's Common Stock. Options under the 1990 plan, which are granted at fair market value at date of grant, may be granted as either incentive stock options or non-statutory stock options. Options granted become exercisable to the extent of 50% one year from date of grant and the remaining 50% two years from date of grant. Since the inception of the 1990 plan, the Company has issued options to purchase 1,436,252 shares (net of forfeitures) of the Company's Common Stock at prices between $1.00 and $19.00 per share. There are 347,025 options outstanding under this plan at December 31, 1998 and are included in the following table. At December 31, 1998, the Company has the capacity to issue an additional 63,748 stock incentives under the 1990 plan.

    In 1994, stockholders approved a new incentive plan, the 1993 Directors Incentive Plan (the 1993 plan) which authorizes the issuance of stock options to members of the Board of Directors who are not employees of the Company. Options under the 1993 plan, which are granted at fair market value at date of grant, are granted as non-statutory stock options. Options granted become exercisable to the extent of 50% one year from date of grant and the remaining 50% two years from date of grant. Since the inception of the 1993 plan, the Company has issued options to purchase 114,750 shares of the Company's Common Stock at prices between $8.34 and $19.01 per share. All options issued are outstanding under this plan at December 31, 1998 and are included in the table below.

    In 1997, stockholders approved a new incentive stock plan, the 1997 Incentive Stock Plan (the 1997 plan) to replace the 1990 plan and the 1993 plan described above. The 1997 plan permits a committee of the Company's Board of Directors to grant incentive awards in the form of non-qualified stock options, incentive stock options, stock awards including restricted stock, stock appreciation rights and performance units to key employees and non-employee directors. The 1997 plan authorizes the issuance of up to 750,000 shares of the Company's Common Stock pursuant to the grant or exercise of stock options, stock appreciation rights, restricted stock and performance units. Non-qualified stock options issued under this plan were granted at fair market value at date of grant. Options granted become exercisable over a period of up to three years from date of grant with no option exercisable prior to one year from date of grant. Since the inception of the 1997 plan, the Company has issued options to purchase 576,100 shares (net of forfeitures) of the Company's Common Stock at prices between $7.9375 and $24.875. All options issued under this plan (net of forfeitures) are outstanding at December 31, 1998 and are included in the table below. At December 31, 1998, the Company has the capacity to issue an additional 173,900 stock incentives under the 1997 plan.

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

8. COMMON STOCK AND OPTIONS: (CONTINUED)

    Stock option transactions in 1998, 1997 and 1996 were as follows:

                                                          YEAR ENDED DECEMBER 31,
                                     -----------------------------------------------------------------
                                             1998                  1997                   1996
                                     --------------------   -------------------   --------------------
                                                 WEIGHTED              WEIGHTED               WEIGHTED
                                                 AVERAGE               AVERAGE                AVERAGE
                                                 EXERCISE              EXERCISE               EXERCISE
                                      SHARES      PRICE      SHARES     PRICE      SHARES      PRICE
                                     ---------   --------   --------   --------   ---------   --------
Outstanding at beginning of year...    810,360    $13.89     931,758    $12.15    1,148,025    $ 7.71
  Granted..........................    369,100      8.31     110,000     24.65      413,250     16.18
  Exercised........................   (111,520)    12.09    (188,273)    11.14     (627,018)     6.69
  Expired..........................     --         --           (375)    16.09       --         --
  Forfeited........................     (8,000)    16.41     (42,750)    15.87       (2,499)     9.50
                                     ---------    ------    --------    ------    ---------    ------
Outstanding at end of year.........  1,059,940    $12.11     810,360    $13.89      931,758    $12.15
                                     =========    ======    ========    ======    =========    ======
Options exercisable at end of
  year.............................    610,340    $13.09     523,529    $10.93      474,509    $ 9.60
Weighted average fair value of
  options granted during the
  year.............................  $    1.89              $   6.60              $    3.81

    The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1998       1997       1996
                                                       --------   --------   --------
Risk free interest rate..............................    4.29%      6.10%      5.80%
Dividend yield.......................................    0.97%      0.70%      0.80%
Expected lives.......................................  4 years    4 years    4 years
Volatility...........................................   22.50%     23.00%     22.00%

    The following table summarizes information about stock options outstanding at December 31, 1998:

                                                      OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                                               ----------------------------------   -------------------
                                                            WEIGHTED
                                                             AVERAGE     WEIGHTED              WEIGHTED
                                                            REMAINING    AVERAGE               AVERAGE
                                                           CONTRACTUAL   EXERCISE              EXERCISE
RANGES OF EXERCISE PRICES                       SHARES        LIFE        PRICE      SHARES     PRICE
-------------------------                      ---------   -----------   --------   --------   --------
$1.75-3.84...................................     30,525    3.0 years     $ 2.62     30,525     $ 2.62
7.9375-12.92.................................    606,850    8.0 years       8.31    252,750       8.83
15.26-24.875.................................    422,565    7.7 years      18.27    327,065      17.37
                                               ---------                            -------
$1.75-24.875.................................  1,059,940    7.7 years     $12.11    610,340     $13.09
                                               =========                            =======

    At December 31, 1998, the Company has four stock options plans, which are described above. The Company applied Accounting Principles Board (APB) Opinion 25 and related interpretations in accounting for these plans. Compensation costs recognized in relation to certain stock option exercises discussed in Note 1 amounted to $1,119,000, $1,375,000 and $4,485,000 for the years ended
December 31, 1998, 1997 and 1996, respectively. No compensation costs have been recognized for the years ended December 31, 1998, 1997 and 1996 in relation to the issuances of options in each of the respective years. Had compensation costs for the Company's stock option plans been determined based on the fair value at the grant date for options

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

8. COMMON STOCK AND OPTIONS: (CONTINUED)

granted under these plans consistent with the method of SFAS 123-Accounting for Stock-Based Compensation, the Company's net income (loss) and earnings (loss) per share would have been revised to the pro forma amounts indicated below:

                                                                  YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------
                                                              1998          1997          1996
                                                          ------------   -----------   -----------
Net income (loss)            As reported................  $(14,113,000)  $15,646,000   $16,089,000
                             Pro forma..................   (14,978,000)   15,135,000    15,666,000
Basic earnings (loss) per
  share                      As reported................  $      (1.19)  $      1.29   $      1.19
                             Pro forma..................         (1.26)         1.25          1.16
Diluted earnings (loss) per
  share                      As reported................  $      (1.19)  $      1.27   $      1.17
                             Pro forma..................         (1.26)         1.23          1.14

    On February 15, 1991, the Company declared a dividend distribution of one right ("Right") to purchase an additional 1.5 shares of the Company's Common Stock for $50 on each 1.5 shares of Common Stock outstanding. The Rights become exercisable 10 days after a person or group acquires, or tenders for, 20% or more of the Company's Common Stock. The Company is entitled to redeem the Rights at $.01 per Right at any time until 10 days after any person or group has acquired 20% of the Common Shares. If a person or group acquires 20% or more of the Company's Common Stock (other than pursuant to an acquisition from the Company or pursuant to a tender offer deemed fair by the Board of Directors), then each Right, other than Rights held by the acquiring person or group, entitles the holder to purchase for $50 that number of shares of the Company's Common Stock having a current market value of $100. If a person or group acquires 20% or more of the Company's Common Stock and prior to the person or group acquiring 50% of such outstanding stock, the Company may convert each outstanding Right, other than the Rights held by the acquiring person or group, into 1.5 new shares of the Company's Common Stock. If a person or group acquiring more than 20% of the Company's Common Stock merges with the Company or engages in certain other transactions with the Company, each Right, other than Rights held by the acquiring person or group, entitles the holder to purchase shares of common stock of the acquiring person or group having a current market value of $100 for $50. The Rights attach to all of the Company's Common Stock outstanding as of February 15, 1991, or subsequently issued, and have a term of 10 years. The Rights also expire upon a merger or acquisition of the Company undertaken with the consent of the Company's Board of Directors.

9. RETIREMENT, PENSION AND POSTRETIREMENT HEALTH PLANS:

    In 1998, the Company adopted the revised disclosure requirements of SFAS-132 Employers' Disclosures about Pensions and Other Postretirement Benefits.
SFAS 132 standardized the disclosures of pensions and other postretirement benefits into a combined format, but did not change the accounting for these benefits. Prior years' information has been reclassified to conform to the 1998 disclosure format.

    The Company sponsors several defined benefit pension plans which cover certain union and office employees. Benefits under these plans generally are based on the employee's years of service and compensation during the years immediately preceding retirement. The Company's general funding policy is to contribute amounts deductible for Federal income tax purposes.

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

9. RETIREMENT, PENSION AND POSTRETIREMENT HEALTH PLANS: (CONTINUED)

    The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the two-year period ending December 31, 1998, and a statement of the financial status as of December 31, 1998 and 1997:

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1998           1997
                                                              -----------   ------------
Change in Benefit Obligation:
  Benefit obligation at beginning of year...................  $38,606,000   $ 33,762,000
  Service cost..............................................      718,000        758,000
  Interest cost.............................................    2,684,000      2,717,000
  Amendments................................................       56,000        --
  Actuarial losses..........................................    2,227,000      3,797,000
  Benefits paid.............................................   (3,690,000)    (2,428,000)
                                                              -----------   ------------
  Benefit obligation at end of year.........................  $40,601,000   $ 38,606,000
                                                              ===========   ============
Change in Plan Assets:
  Fair value of plan assets at beginning of year............  $46,162,000   $ 41,270,000
  Actual return on plan assets..............................   (6,849,000)     7,320,000
  Employer contributions....................................    1,145,000        --
  Benefits paid.............................................   (3,690,000)    (2,428,000)
                                                              -----------   ------------
  Fair value of plan assets at end of year..................  $36,768,000   $ 46,162,000
                                                              ===========   ============
Funded Status:
  Funded status at end of year..............................  $(3,833,000)  $  7,556,000
  Unrecognized transition obligation........................     (482,000)      (954,000)
  Unrecognized prior service cost...........................    1,927,000      2,147,000
  Adjustment for minimum liability..........................      --            (289,000)
  Unrecognized net actuarial (loss).........................     (772,000)   (13,196,000)
                                                              -----------   ------------
  Accrued pension cost at end of year.......................  $(3,160,000)  $ (4,736,000)
                                                              ===========   ============

    The projected benefit obligation and accumulated benefit obligation for pension plans with accumulated benefit obligations in excess of plan assets were $1,484,000 and $802,000, respectively, as of December 31, 1998 and $2,200,000 and $1,815,000, respectively, as of December 31, 1997. There were no assets associated with these related plans.

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

9. RETIREMENT, PENSION AND POSTRETIREMENT HEALTH PLANS: (CONTINUED)

    The expected long-term rate of return used in determining the net periodic pension cost in all years was 7.5%. The actuarial present value of the benefit obligation was determined using a discount rate of 6.75% in 1998, 7.5% in 1997 and 7.75% in 1996. The rate of compensation increase used to measure the benefit obligation in three plans was 5%. All other plans are based on current compensation levels.

    The plans' assets include common stocks, fixed income securities, short-term investments and cash. Common stock investments include approximately 281,810 and 246,000 shares of the Company's Common Stock at December 31, 1998 and 1997.

    The following table provides the amounts recognized in the balance sheet as of December 31, 1998 and 1997:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1998          1997
                                                              -----------   -----------
Accrued benefit liability...................................  $(3,299,000)  $(5,026,000)
Intangible asset............................................      139,000       290,000
                                                              -----------   -----------
Accrued pension cost at end of year.........................  $(3,160,000)  $(4,736,000)
                                                              ===========   ===========

    Net periodic pension costs as they relate to defined benefit plans were as follows:

                                                                 YEAR ENDED DECEMBER 31,
                                                        ------------------------------------------
                                                            1998           1997           1996
                                                        ------------   ------------   ------------
Service cost..........................................  $    718,000   $    758,000   $    658,000
Interest cost.........................................     2,684,000      2,717,000      2,438,000
Expected return on plan assets........................    (2,938,000)    (2,678,000)    (2,274,000)
Amortization of transition obligation.................      (472,000)      (473,000)      (473,000)
Amortization of prior service costs...................       277,000        328,000        153,000
Amortization of actuarial (gain) loss.................      (409,000)      (327,000)       123,000
                                                        ------------   ------------   ------------
Net periodic pension cost (income)....................  $   (140,000)  $    325,000   $    625,000
Curtailment loss......................................       --             210,000        --
                                                        ------------   ------------   ------------
Net periodic pension cost (income) after
  curtailment.........................................  $   (140,000)  $    535,000   $    625,000
                                                        ============   ============   ============

    Curtailment loss in 1997 was related to the retirement of certain Corporate executives.

    Certain employees of the Company are also eligible to become participants in the Save Money and Reduce Taxes (SMART) 401(k) plan. Under terms of the plan, the trustee is directed by each employee on how to invest the employee's deposit. Investment alternatives include a money market fund, four mutual funds and a fixed income fund. As of December 31, 1998 and 1997, assets of the SMART plan include approximately 434,000 and 511,000 shares, respectively, of the Company's Common Stock.

    Effective October 1, 1998, the Company instituted the Allied Products Corporation Savings Incentive 401(k) Plan for Bush Hog salaried employees. Except for supplemental contributions that are payable under the SMART Plan, terms of the plan are identical to those of the SMART plan. Employees eligible under the new plan are not eligible for the SMART plan.

    Also effective October 1, 1998, the Company instituted a matching provision for voluntary deposits by employees (up to 6% of their salaries) on the basis of $1 for every $2 deposited. This matching feature is available to participants in the SMART plan and the Allied Products Corporation Savings Incentive Plan. Matching funds are allocated by the employee to the investment alternatives noted above. The Company's total contribution into these plans amounted to $205,000 in 1998.

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

9. RETIREMENT, PENSION AND POSTRETIREMENT HEALTH PLANS: (CONTINUED)

    Effective January 1, 1998, the Company instituted a supplemental contribution feature to the SMART plan described above. This discretionary noncontributory feature replaces the Target Benefit Plan and a defined contribution plan -- see below. Currently, all employees eligible for the SMART plan receive an allocation which is based upon a percentage of the earnings of the employees. This supplemental contribution is allocated by the employee to the same investment alternatives as the SMART plan. The Company's total supplemental contribution amounted to $680,000 in 1998.

    Effective January 1, 1995, the Company instituted a noncontributory defined contribution retirement plan called the Target Benefit Plan. All non union employees not covered by pension plans were covered under the Target Benefit Plan. Under the terms of the Target Benefit Plan, the Company made an actuarially determined annual contribution based upon each eligible employee's years of service and earnings as defined. Employee investment alternatives include a money market fund, four mutual funds and a fixed income fund. Provisions for the contribution to this plan in 1997 and 1996 were $664,000 and $773,000, respectively. Effective January 1, 1998, this plan was terminated. On this date, all employees previously receiving benefits under this plan now receive benefits under the SMART plan described above. Benefits earned under the Target Benefit Plan were transferred to the SMART plan.

    The Company also has a defined contribution retirement plan which covers certain employees. There are no prior service costs associated with this plan. The Company follows the policy of funding retirement contributions under this plan as accrued. Contributions to this plan were $222,000 in 1997 and $217,000 in 1996. Benefits under this plan were frozen effective January 1, 1998. On this date, all employees previously receiving benefits under this plan now receive benefits under the SMART plan described above.

    The Company provides medical benefits for retirees and their spouses at one operating division and certain other former employees of several discontinued operations. Accruals for such costs are recognized in the financial statements over the service lives of these employees. Contributions are required of most retirees for medical coverage. The current obligation was determined by application of the terms of the related medical plans, including the effects of established maximums on covered costs, together with relevant actuarial assumptions and health-care cost trend rates projected at annual rates ranging ratably from 7.4% for retirees under age 65 (7% for retirees age 65 and older) in 1999 to 5.5% over 22 years. The effect of a 1% annual increase (decrease) in these assumed cost trend rates would increase the accumulated postretirement benefit obligation by approximately $68,000 and $74,000 for the years ended December 31, 1998 and 1997, respectively. The annual service and interest costs would not be materially affected.

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

9. RETIREMENT, PENSION AND POSTRETIREMENT HEALTH PLANS: (CONTINUED)

    The following table provides a reconciliation of the changes in the plans' benefit obligations over the two year period ending December 31, 1998 and a statement of the financial status as of December 31, 1998 and 1997:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1998          1997
                                                              -----------   -----------
Change in Benefit Obligation:
  Benefit obligation at beginning of year...................  $   799,000   $   767,000
  Service cost..............................................       55,000        50,000
  Interest cost.............................................       56,000        56,000
  Actuarial (gains) losses..................................       50,000        15,000
  Benefits paid.............................................      (96,000)      (89,000)
                                                              -----------   -----------
  Benefit obligation at end of year.........................  $   864,000   $   799,000
                                                              ===========   ===========
Funded Status:
  Funded status at end of year..............................  $  (864,000)  $  (799,000)
  Unrecognized prior service cost...........................       10,000        11,000
  Unrecognized net actuarial (loss).........................     (175,000)     (241,000)
                                                              -----------   -----------
  Accrued postretirement benefit cost at end of year........  $(1,029,000)  $(1,029,000)
                                                              ===========   ===========

    Net periodic postretirement benefit costs include the following:

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1998        1997       1996
                                                              ---------   --------   ---------
Service cost................................................  $ 55,000    $50,000    $ 50,000
Interest cost...............................................    56,000     56,000      53,000
Amortization of unrecognized net (gains) losses.............   (10,000)   (11,000)     (4,000)
Amortization of prior plan amendments.......................     1,000      1,000       1,000
                                                              --------    -------    --------
Net periodic postretirement benefit cost....................  $102,000    $96,000    $100,000
                                                              ========    =======    ========

    Measurement of the postretirement benefit obligation was based on a discount rate of 6.75% in 1998, 7.5% in 1997 and 7.75% in 1996.

10. ENVIRONMENTAL, LEGAL AND CONTINGENT LIABILITIES:

    ENVIRONMENTAL MATTERS --

    The Company's manufacturing plants generate both hazardous and nonhazardous wastes, the treatment, storage, transportation and disposal of which are subject to federal, state and local laws and regulations. The Company believes that its manufacturing plants are in substantial compliance with the various federal, state and local laws and regulations, and does not anticipate any material expenditures to remain in compliance.

    Under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (CERCLA), and other statutes, the United States Environmental Protection Agency (EPA) and the states have the authority to impose liability on waste generators, site owners and operators, and others regardless of fault or the legality of the original disposal activity. Accordingly, the Company has been named as a potentially responsible party
(PRP), or may otherwise face potential liability for environmental remediation

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

10. ENVIRONMENTAL, LEGAL AND CONTINGENT LIABILITIES: (CONTINUED)

or cleanup, in connection with the sites described below that are in various stages of investigation or remediation. Under applicable law, the Company, along with each other PRP, could be held jointly and severally liable for the total remediation costs of PRP sites.

    At one site, the Company is one of seven PRP's because of its apparent absentee ownership of four parcels of land from 1967 to 1969 which may have held part or all of one or more settling ponds operated by a tenant business. The Company has already paid $85,000 as its share of a settlement of an EPA demand for $415,000 in past response costs, and the EPA has sought payment from the PRP's of an additional $572,000 in response costs. The Company is not aware of any other parties' inability to pay. The EPA has ordered the Company and one other PRP to undertake the design and construction of the remediation project. All PRP's have agreed to undertake the design and construction of the remediation project pursuant to a financial participation agreement. The EPA estimates the present value of the cost to implement its selected cleanup method to be approximately $1,869,000. The Company has accrued its estimated share of the remaining cleanup cost which is not considered significant. The Company has also filed a claim against its insurers.

    Pursuant to a consent decree entered into in November 1991 with the U.S. Department of Justice, the Company closed and remediated a landfill leased by the Company and formerly used for the disposal of spent foundry sands. During 1995, remedial action required by the consent decree was completed, and the EPA approved the Remedial Action Report submitted by the Company. The Company's remaining obligations under the consent decree include periodic inspections, monitoring and maintenance as needed.

    The Company has also been named as a PRP, along with numerous parties, at various hazardous waste sites undergoing cleanup or investigation for cleanup. The Company believes that at each of these sites, it has been improperly named or will be considered to be a "de minimis" party.

    The Company is a defendant in an action filed in July 1991 in the United States District Court, Northern District of New York where a private party, ITT Commercial Finance Corp., seeks recovery of costs associated with an environmental cleanup at a site formerly owned by the Company. At this site, which the Company or one of its subsidiaries owned from 1968 until 1976, the plaintiff and current owner seeks to recover in excess of $4,000,000, including attorney fees, from the Company and other defendants. The Company has denied liability and asserted cross-claims against the co-defendants. The Company has also filed claims against its insurers.

    The Company is in the process of investigating or has determined the need to perform environmental remediation or clean up at certain manufacturing sites formerly operated and still owned by the Company. At the sites where the Company has determined that some remediation or cleanup is required, the Company has provided for the estimated cost for such remediation or cleanup.

    One site, located in Coldwater, Ohio, was sold to the purchaser of the White-New Idea business. That sale was contingent on the issuance of a covenant not to sue and related no further action letter by the State of Ohio under the Ohio Voluntary Action Program. The Company completed all necessary investigation and remediation, and expended approximately $1,300,000 in this effort. Upon submission of the final report, a covenant not to sue and no further action letter was issued by the Ohio Environmental Protection Agency. While this project was underway, the Company entered into a series of agreements for financial contribution with both the prior owner and the purchaser of the facility, and recovered approximately 50% of the $1,300,000 spent.

    During 1998, 1997 and 1996, the Company recorded credits of approximately $151,000, $1,181,000 and $418,000, respectively, toward various environmental matters discussed above. At December 31, 1998, the Company has accruals on a non-discounted basis, including those discussed above, of $1,225,000 for the estimated cost to resolve its potential liability with the above and other, less significant, matters. Additional liabilities are possible and the ultimate outcome of these matters may have an effect on the financial position

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

10. ENVIRONMENTAL, LEGAL AND CONTINGENT LIABILITIES: (CONTINUED)

or results of operations in a future period. However, the Company believes that the above accruals are adequate for the resolution of known environmental matters and the outcome of these matters is not expected to have a material adverse effect on the Company's financial position or its ongoing results of operations.

    OTHER --

    In connection with the sale of the business and assets of the Littell division in 1991, the Company entered into a "License Agreement" pursuant to which the Company licensed certain technology to the purchaser for which the purchaser agreed to pay royalties totaling $8,063,000 plus interest, in minimum quarterly installments of $312,500 commencing in November 1992, with a final lump sum payment of approximately $7,300,000 due May 22, 1996. The purchaser's payment obligation was secured by the technology license and was guaranteed by the purchaser's parent. The Company initially recorded this agreement as a long-term note receivable. In 1995, however, the Company established a reserve of $7,699,000 (reduced to $7,165,000 at December 31, 1996) against the receivable, due to published adverse financial information about the purchaser and its parent which raised serious concerns about the collectability of the receivable. During 1997, the Company entered into a settlement agreement with the purchaser of the business. Under the terms of the agreement, the purchaser agreed to pay the Company $3,000,000 and all parties agreed to the dismissal/ release of certain actions, claims and security interests. All amounts due under this agreement were collected in 1998 ($610,000) and 1997 ($2,390,000).


    In January 1998, an adversary proceeding was filed against the Company in United States Bankruptcy Court, Southern District of Texas, Houston Division by Cooper Manufacturing Corp. a debtor in a bankruptcy proceeding. The transactions and occurrences on which the adversary proceeding is based are the Company's sale of the assets of a former division and certain financial transactions related thereto. Causes of action described in the adversary proceeding include accounting, turnover, fraudulent transfers, "alter ego," economic duress, unjust enrichment and restitution. One case pending against the Company in the United States District Court for the Northern District of Alabama, Southern Division, is a race discrimination class action lawsuit brought by seven plaintiffs who are current or former employees. The complaint, which was filed in May 1998, but not served on the Company until October 1998, alleges discrimination with respect to compensation, promotions, job assignments, discipline and other terms and conditions of employment and seeks injunctive relief, back pay, compensatory and punitive damages, attorney fees and costs. The potential class identified by plaintiffs could include several hundred current or former employees. No class certification hearing has been held and no order has been entered. The Company denies the allegations of the plaintiffs and is vigorously defending this claim. No estimate can currently be made as to the ultimate outcome of these two claims, however, an unfavorable outcome in either of these two claims could have a material adverse effect on the Company's financial position and results of operations.


    The Company is involved in a number of other legal proceedings as a defending party, including product liability claims for which additional liability is reasonably possible. It is the Company's policy to reserve on a non-discounted basis for all known and estimated unreported product liability claims, with necessary reserves ($4,674,000 and $4,200,000 at December 31, 1998 and 1997, respectively) determined in consultation with independent insurance companies and legal counsel. Payment of these claims may take place over the next several years. Additional liabilities are possible and the ultimate outcome of these matters may have an effect on the financial position or results of operations in a future period. For one product liability claim filed in December of 1998 in the Circuit Court of Hinds County, Mississippi, First Judicial District, the amount of damages claimed against all defendants is $100 million, which exceeds the Company's liability insurance limits of $50 million. Although there is no guarantee that the ultimate outcome of this claim against the Company will not exceed such limits, the Company currently believes that the ultimate outcome of this claim will not exceed its insurance coverage. However, changes in the estimate in the near term could be material to the financial position and results of operations if an unfavorable outcome were to occur. For all other matters,

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

10. ENVIRONMENTAL, LEGAL AND CONTINGENT LIABILITIES: (CONTINUED)

after consideration of relevant data, including insurance coverage and accruals, management believes that the eventual outcome of these matters will not have a material adverse effect on the Company's financial position or its ongoing results of operations.

    As described in Note 1, the Verson division may not be able to meet delivery schedules for certain presses currently on order or in production. Certain customers of this division have advised the Company that they will seek to recover damages for late delivery, which could include downtime, lost sales and lost profit. The Company cannot at this time determine the amount of any potential claim that may be asserted due to late delivery, however, such claims could have a material adverse effect on the financial position and results of operations in the near term, if an unfavorable outcome were to occur.

    At December 31, 1998, the Company was contingently liable for approximately $1,632,000 primarily relating to outstanding letters of credit.

    The Company has entered into agreements with certain executive officers of the Company which provide that, if within one year following a defined change in ownership or control of the Company there shall be an involuntary termination of such executive's employment, or if there shall be defined patterns of activity during such period by the Company causing such executive to resign, then, subject to prevailing tax laws and regulations, the executive shall be entitled to payments of up to approximately three years' compensation.

11. OPERATIONS BY INDUSTRY SEGMENT:

    During 1998, the Company adopted SFAS 131 -- Disclosures about Segments of a Business Enterprise and Related Information. The determination of business segments is based upon the nature of the products manufactured and current management and internal financial reporting. The prior years' segment information has been restated to reflect its business segments noted below.

    The Company's operations are divided into two business segments -- the Agricultural Products Group (which consists of the Bush Hog and Great Bend divisions) and the Industrial Products Group (which consists of the Verson, Precision Press Industries and Verson Pressentechnik operations) as well as the Coz division (net sales and pretax income of $22,887,000 and $1,093,000, respectively, for the year ended December 31, 1997 and net sales and pretax income of $33,892,000 and $2,419,000, respectively, for the year ended December 31, 1996) which was sold in the last quarter of 1997. The nature of the products offered by the Company's operations is described elsewhere in this Annual Report.

    Approximately 3%, 6% and 16% of the Company's net sales in 1998, 1997 and 1996, respectively, were exported principally to Canada (48%, 46% and 15% of export sales in 1998, 1997 and 1996, respectively) and Mexico (48%, 43% and 84% of export sales in 1998, 1997 and 1996, respectively).

    Approximately 26%, 31% and 39% of the Company's total net sales in 1998, 1997 and 1996, respectively, were derived from sales by the Industrial Products Group to the three major U.S. automobile manufacturers.

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

11. OPERATIONS BY INDUSTRY SEGMENT: (CONTINUED)

    Information relating to operations by industry segment follows (in thousands of dollars):

                                                     AGRICULTURAL      INDUSTRIAL
                                                       PRODUCTS         PRODUCTS       CORPORATE      CONSOLIDATED
                                                     ------------      ----------      ---------      ------------
1998
  Net sales to unaffiliated customers..........        $136,814         $137,020       $  --            $273,834
  Income (loss) before taxes(a)................          18,570(c)       (23,129)       (17,084)(d)      (21,643)
  Depreciation and amortization................           2,780            2,988            328            6,096
  Capital expenditures.........................           9,603           30,438            355           40,396
  Total assets.................................         102,069          149,911         21,824 (b)      273,804
1997
  Net sales to unaffiliated customers..........        $119,471         $151,091       $  --            $270,562
  Income (loss) before taxes(a)................          19,735(c)        16,584        (11,484)(d)       24,835
  Depreciation and amortization................           2,159            2,254            613            5,026
  Capital expenditures.........................           4,902           10,709            249           15,860
  Total assets.................................          71,700          101,061         22,303 (b)      195,064
1996
  Net sales to unaffiliated customers..........        $108,355         $166,059       $  --            $274,414
  Income (loss) before taxes(a)................          12,256(c)        29,382        (16,415)(d)       25,223
  Depreciation and amortization................           2,048            2,249            778            5,075
  Capital expenditures.........................           1,055            3,898            173            5,126
  Total assets.................................          62,256           83,457         26,796 (b)      172,509

------------------------------

(a) Segment income (loss) before taxes does not reflect an allocation or charge for general corporate income or expenses, or interest expense.

(b) Corporate assets consist principally of cash, deferred income taxes, other assets, properties not used in operations and investment in a unconsolidated joint venture.

(c) Includes interest income of $111,000 in 1998, $77,000 in 1997 and $108,000 in 1996.

(d) Corporate income (loss) before taxes consists of the following:

                                                      1998       1997       1996
                                                    --------   --------   --------
General corporate income and expense..............  $ (6,845)  $ (6,853)  $(10,377)
Treasury lock settlement (Note 5).................    (3,005)     --         --
Stock option compensation (Note 1)................    (1,119)    (1,375)    (4,485)
Interest expense..................................    (6,201)    (3,306)    (1,557)
Interest income...................................        86         50          4
                                                    --------   --------   --------
Total.............................................  $(17,084)  $(11,484)  $(16,415)
                                                    ========   ========   ========

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

12. SUMMARY OF OTHER (INCOME) EXPENSE:

    Other (income) expense consists of the following:

                                                                   YEAR ENDED DECEMBER 31,
                                                            --------------------------------------
                                                               1998          1997          1996
                                                            -----------   -----------   ----------
Interest income...........................................  $  (197,000)  $  (127,000)  $ (112,000)
Goodwill amortization.....................................      355,000       177,000      177,000
Loan cost expenses/amortization...........................      284,000       --           333,000
Environmental related expenses (credits)..................     (151,000)   (1,181,000)    (418,000)
Net gain on sales of operating and non-operating assets...   (1,936,000)   (1,662,000)    (106,000)
Provision (credit) for collectability (recovery) of
  long-term note receivable (Note 10).....................     (610,000)   (2,390,000)    (534,000)
Idle facility income......................................     (183,000)     (368,000)    (147,000)
Litigation settlements/insurance provisions...............      --          2,125,000    1,512,000
Treasury lock settlement..................................    3,005,000       --            --
Other miscellaneous.......................................      395,000       315,000      (74,000)
                                                            -----------   -----------   ----------
                                                            $   962,000   $(3,111,000)  $  631,000
                                                            ===========   ===========   ==========

13. QUARTERLY FINANCIAL DATA (UNAUDITED):

    Summarized restated quarterly financial data for 1998 and 1997 are as follows (in thousands of dollars, except per share data):

                                                                        QUARTER ENDING
                                                      ---------------------------------------------------
                                                      MARCH 31    JUNE 30    SEPTEMBER 30    DECEMBER 31
                                                      ---------   --------   -------------   ------------
1998
  Net sales.........................................   $62,831    $88,985       $77,184        $ 44,834
  Gross profit (loss)...............................    19,155     19,215           956         (15,661)
  Net income (loss).................................     5,330      7,101        (7,148)        (19,396)
  Net income (loss) per common share -- diluted.....       .44        .59          (.60)          (1.64)
1997
  Net sales.........................................   $72,881    $76,902       $63,714        $ 57,065
  Gross profit......................................    18,258     18,337        16,621           7,313
  Net income (loss).................................     5,506      5,399         5,287            (546)
  Net income (loss) per common share -- diluted.....       .44        .44           .43            (.05)

    Subsequent to the end of 1998 and as discussed in Note 1, the Company determined that the accounting for certain stock option exercise transactions during 1997 and 1998 was incorrect. Compensation expense for certain option exercises during each of these periods should have been recognized. The Company also

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

13. QUARTERLY FINANCIAL DATA (UNAUDITED): (CONTINUED)

determined that gross profit margins at the Verson division were incorrect in all quarters of 1997 and the first three quarters of 1998. The following table reconciles the quarterly operating results as previously reported to the restated amounts presented above:


                                                                        QUARTER ENDING
                                                      ---------------------------------------------------
                                                      MARCH 31    JUNE 30    SEPTEMBER 30    DECEMBER 31
                                                      ---------   --------   -------------   ------------
1998
  Gross profit (loss):
  As previously reported............................   $18,857    $19,077       $ (3,887)             (1)
  Net change associated with Verson gross profit
   margins..........................................       298        138          4,843              (1)
                                                       -------    -------       --------       -------
  Restated..........................................   $19,155    $19,215       $    956              (1)
                                                       =======    =======       ========       =======
  Net income (loss):
  As previously reported............................   $ 5,865    $ 7,010       $(10,296)             (1)
  Net change associated with Verson gross profit
   margins..........................................       298(2)     138(2)       4,843(3)           (1)
  Net change associated with stock option
   compensation.....................................    (1,119)     --           --                   (1)
  Tax impact of above changes.......................       286        (47)         (1695)             (1)
                                                       -------    -------       --------       -------
  Restated..........................................   $ 5,330    $ 7,101       $ (7,148)             (1)
                                                       =======    =======       ========       =======
1997
  Gross profit:
  As previously reported............................   $17,655    $19,579       $ 16,199       $12,375
  Net change associated with Verson gross profit
   margins..........................................       603(2)  (1,242)(2)         422(2)    (5,062)(4)
                                                       -------    -------       --------       -------
  Restated..........................................   $18,258    $18,337       $ 16,621       $ 7,313
                                                       =======    =======       ========       =======
  Net income (loss):
  As previously reported............................   $ 5,171    $ 6,206       $  5,013       $ 3,581
  Net change associated with Verson gross profit
   margins..........................................       603(2)  (1,242)(2)         422(2)    (5,062)(4)
  Net change associated with stock option
   compensation.....................................       (87)                                 (1,288)
  Tax impact of above changes.......................      (181)       435           (148)        2,223
                                                       -------    -------       --------       -------
  Restated..........................................   $ 5,506    $ 5,399       $  5,287       $  (546)
                                                       =======    =======       ========       =======


------------------------------

(1) No restatements occurred during this quarter.


(2) Entire amount was attributable to changing from the reallocation method to the cumulative catch-up method.



(3) Amount attributable to changing from the reallocation method to the cumulative catch-up method was $582. The balance was attributable to a subsequent event that affected 1997 (See Note 1).



(4) Amount attributable to changing from the reallocation method to the cumulative catch-up method was ($801). The balance was attributable to a subsequent event that affected 1997 (See Note 1).


    Operating results in the fourth quarter of 1998 included the effects of charges to cost of sales for increased estimated costs on contracts of $9,324,000, reduced estimated gross profit margins on contracts to

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

13. QUARTERLY FINANCIAL DATA (UNAUDITED): (CONTINUED)

reflect the lower end of the range of margin of $3,516,000 and an additional contract loss estimate of $8,538,000. It also included a $3,005,000 charge to other (income) expense related to hedging losses associated with an interest rate lock see -- Note 5.

14. SUBSEQUENT EVENTS (UNAUDITED)


    During this first quarter of 1999, the Company entered into a Second Amended and Restated Credit Agreement replacing the former Amended and Restated Credit Agreement. This new agreement was amended in April 1999. Effective July 31, 1999, the Company entered into a Second Amendment and Waiver to the Second Amended and Restated Credit Agreement ("Second Amendment"). Under the terms of the Second Amendment, the maximum indebtedness under the agreement may remain at $135,000,000 from July 31 through November 29, 1999 rather than decrease on specific dates to $110,000,000 as originally scheduled. Interest rates related to amounts outstanding under this amendment have also been increased. The final maturity date of the agreement was accelerated from February 28, 2000 to November 30, 1999. The Second Amendment refers to the below noted letter of intent between CC Industries, Inc. and the Company. The Second Amendment specifies that termination of or a materially adverse change in the letter of intent or in any succeeding agreement will constitute an event of default under the credit agreement. The Second Amendment also provides for a waiver of noncompliance by the Company as of June 30, 1999 with the minimum consolidated operating cash flow provision of the agreement. See Note 5 of Notes to Consolidated Financial Statements for more detailed explanation of financial arrangements. The amendment dated July 31, 1999 was subsequently modified on October 15, 1999, and in return for a waiver of non-compliance with certain covenants, the banks required that events of default under the credit agreement be expanded to include (i) termination or material amendment of the letter of intent or any agreement succeeding the letter of intent, or (ii) any other event which materially adversely affects the Company's receipt on or before December 31, 1999 of the cash proceeds contemplated under the letter of intent. In addition, the final maturity date of the indebtedness under the credit agreement was accelerated from February 28, 2000 to December 31, 1999. Effective December 15, 1999, the Company entered into a Fourth Amendment and Waiver to the Second Amended and Restated Credit Agreement to extend the maturity date to February 15, 2000 (subsequently extended to the earlier of the termination of the Purchase Agreement or March 7, 2000). Therefore, our failure to complete the Joint Venture by March 7, 2000, will be an event of default under our bank agreement, and could also lead, among other things, to cancellation of one or more of the major press orders of our Industrial Products Group.



    On July 15, 1999, the Company and CC Industries, Inc., a privately held firm headquartered in Chicago, signed a letter of intent to form a joint venture for the ownership and operation of the Company's Agricultural Products Group. On October 26, 1999 the Company announced that it had signed a definitive agreement to sell 80.1% of the Agricultural Products Group for approximately $120,000,000, which was reduced on February 10, 2000 to approximately $112,100,000. If the transaction is approved by the Company's shareholders, Bush Hog L.L.C., a new joint-venture company, will acquire the business, assets and certain liabilities of the division within the Agricultural Products Group. Under the final agreement, the Company will sell an 80.1% interest in Bush Hog L.L.C. to an affiliate of C.C. Industries, Inc. Final shareholder approval and closing of the transaction is not expected to occur until the first quarter of 2000.


    On July 29, 1999, the Company announced that its Board of Directors approved the redemption of its current Common Share Purchase Rights and adopted a new Stockholder Rights Plan. The new plan is designed to continue the assurance of fair and equal treatment of all stockholders in the event of any proposed takeover. The plan involves the distribution of the new rights and a redemption payment for current rights to all common stockholders of record as of July 30, 1999. Those stockholders will receive one purchase right for a new series of junior preferred stock for each outstanding share of the Company's common stock and a redemption payment on August 10, 1999 of $0.01 per share for the Common Share Purchase Rights

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

14. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)

declared under a 10-year rights agreement adopted in January 1990. Each Preferred Share Purchase Right entitles the holder to purchase from the Company under certain circumstances one one-thousandth of a share of the new junior preferred stock. The rights may be exercised if a person or group announces its intention to acquire or acquires 15% or more of Allied Products' common stock. However, an exception is made for certain significant stockholders of the Company who are holding the Company's common stock for investment purposes. They may acquire up to 20% of Allied Product's common stock without triggering the Rights Plan. Under certain circumstances, the holders of the rights will be entitled to purchase at below market value either shares of common stock of Allied Products Corporation or the common stock of the acquiring company. Unless redeemed or exchanged earlier, the Preferred Share Purchase Rights will expire in 10 years.


    In response to General Motors' concerns that the Company's cash flow problems would further delay or preclude the Company from completing four presses that were in various stages of production, the Company recently entered into two amendments to purchase orders with General Motors. The aggregate sales price of the presses covered by these purchase orders exceeds $75 million. Under the terms of the first amendment, the Company and General Motors agreed to revised shipping, payment and testing schedules that allow the Company to ship components of, and receive payments for, the first two of the four presses earlier than it would have been able to under the terms of the original purchase orders. Payment terms for the third and fourth presses were largely unchanged from the original order (i.e., 90% upon completion, testing and shipment), however, delivery dates (and related payments) have been extended so that the last press will not be shipped until the first quarter of 2001 and final payment will not be received until the first quarter of 2002. Upon fulfillment of certain conditions set forth in the first amendment, General Motors will waive and release the Company from all claims arising from or attributable to the Company's alleged late delivery defaults on all presses and will accept delivery of the last two (2) presses covered by this order. Among the conditions set forth in the first amendment was the requirement that the Company complete the sale of the Agricultural Products Group by the earlier of the expiration of the Company's financing arrangements with its secured lenders or December 31, 1999. Final shareholder approval and closing of the sale of the Agricultural Products Group is not expected to occur until the first quarter of 2000. The Company has recently amended the Second Amended and Restated Credit Agreement to extend the maturity date of this agreement to the earlier of the termination of the Purchase Agreement or March 7, 2000. The Company and General Motors have recently entered into a second amendment to their purchase order to reflect the change in the projected closing date of the sale of the Agricultural Products Group. The amendment requires the Company to complete the sale and establish a commitment for sufficient working capital by February 29, 2000. The Company has requested that General Motors extend that date to at least March 7, 2000.


    As discussed in Note 10, Cooper Manufacturing Corp., a debtor in a bankruptcy proceeding had filed an adversary proceeding against the Company. On November 4, 1999, the Company entered into an agreement to settle the adversary proceeding. Under the terms of the agreement, the Company paid $615,000, plus interest accruing at the rate of 8% per annum on any amount unpaid after November 12, 1999. Final payment of the entire settlement amount, plus accrued interest, has been made.

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                   UNAUDITED
                                     ASSETS

                                                              SEPTEMBER 30, 1999    DECEMBER 31, 1998
                                                              -------------------   ------------------
Current Assets:
  Cash and cash equivalents.................................     $    914,000          $    727,000
                                                                 ------------          ------------
  Notes and accounts receivable, less allowances of
   $1,321,000 and $519,000, respectively....................     $ 73,118,000          $ 68,827,000
                                                                 ------------          ------------
Inventories:
  Raw materials.............................................     $ 10,193,000          $ 11,529,000
  Work in process...........................................       50,201,000            68,296,000
  Finished goods............................................       12,544,000            17,019,000
                                                                 ------------          ------------
                                                                 $ 72,938,000          $ 96,844,000
                                                                 ------------          ------------
Deferred tax asset..........................................     $ 15,060,000          $ 15,060,000
                                                                 ------------          ------------
Prepaid expenses............................................     $    101,000          $    406,000
                                                                 ------------          ------------
    Total current assets....................................     $162,131,000          $181,864,000
                                                                 ------------          ------------
Plant and Equipment, at cost:
  Land......................................................     $  2,412,000          $  2,430,000
  Buildings and improvements................................       60,050,000            57,022,000
  Machinery and equipment...................................       71,881,000            69,196,000
                                                                 ------------          ------------
                                                                 $134,343,000          $128,648,000
Less -- Accumulated depreciation and amortization...........       54,297,000            48,181,000
                                                                 ------------          ------------
                                                                 $ 80,046,000          $ 80,467,000
                                                                 ------------          ------------
Other Assets:
  Deferred tax asset........................................     $  4,165,000          $  4,165,000
  Deferred charges (goodwill), net of amortization..........        5,820,000             6,154,000
  Other.....................................................        5,091,000             3,154,000
                                                                 ------------          ------------
                                                                 $ 15,076,000          $ 13,473,000
                                                                 ------------          ------------
                                                                 $257,253,000          $275,804,000
                                                                 ============          ============

     The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                   UNAUDITED

                    LIABILITIES AND SHAREHOLDERS' INVESTMENT

                                                              SEPTEMBER 30, 1999    DECEMBER 31, 1998
                                                              -------------------   ------------------
Current Liabilities:
  Revolving credit agreement................................     $130,100,000          $119,300,000
  Current portion of long-term debt.........................          627,000               627,000
  Accounts payable..........................................       36,634,000            52,634,000
  Accrued expenses..........................................       26,327,000            24,258,000
                                                                 ------------          ------------
    Total current liabilities...............................     $193,688,000          $196,819,000
                                                                 ------------          ------------
Long-term debt, less current portion shown above............     $  1,797,000          $  2,298,000
                                                                 ------------          ------------
Other long-term liabilities.................................     $  4,911,000          $  4,957,000
                                                                 ------------          ------------
Commitments and Contingencies
Shareholders' Investment:
  Preferred stock:
    Undesignated-authorized 1,500,000 shares at
     September 30, 1999 and December 31, 1998; none
     issued.................................................     $  --                 $  --
  Common Stock, par value $.01 per share; authorized
   25,000,000 shares; issued 14,047,249 shares at
   September 30, 1999 and December 31, 1998.................          140,000               140,000
  Additional paid-in capital................................       97,971,000            98,377,000
  Retained earnings.........................................        1,263,000            16,131,000
                                                                 ------------          ------------
                                                                 $ 99,374,000          $114,648,000

  Less: Treasury stock, at cost: 2,200,203 and 2,228,640
   shares at September 30, 1999 and December 31, 1998,
   respectively.............................................      (42,517,000)          (42,918,000)
                                                                 ------------          ------------
    Total shareholder's equity..............................     $ 56,857,000          $ 71,730,000
                                                                 ------------          ------------
                                                                 $257,253,000          $275,804,000
                                                                 ============          ============

     The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

               CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                                   UNAUDITED

                                              THREE MONTHS ENDED             NINE MONTHS ENDED
                                                SEPTEMBER 30,                  SEPTEMBER 30,
                                          --------------------------   -----------------------------
                                             1999           1998           1999            1998
                                          -----------   ------------   -------------   -------------
Net sales...............................  $69,332,000   $ 77,184,000   $226,196,000    $229,000,000
Cost of products sold...................   55,295,000     76,228,000    199,632,000     189,674,000
                                          -----------   ------------   ------------    ------------
  Gross profit..........................  $14,037,000   $    956,000   $ 26,564,000    $ 39,326,000
                                          -----------   ------------   ------------    ------------

Other costs and expenses:

  Selling and administrative expenses...  $10,148,000   $  9,571,000   $ 31,509,000    $ 28,220,000

  Interest expense......................    3,038,000      1,802,000      8,236,000       4,339,000

  Other (income) expense, net...........      311,000        379,000        270,000      (1,485,000)
                                          -----------   ------------   ------------    ------------

                                          $13,497,000   $ 11,752,000   $ 40,015,000    $ 31,074,000
                                          -----------   ------------   ------------    ------------

Income (loss) before taxes..............  $   540,000   $(10,796,000)  $(13,451,000)   $  8,252,000

Provision (credit) for income taxes.....      --          (3,648,000)       --            2,969,000
                                          -----------   ------------   ------------    ------------

Net income (loss) and comprehensive
  Income (loss).........................  $   540,000   $ (7,148,000)  $(13,451,000)   $  5,283,000
                                          ===========   ============   ============    ============

Earnings (loss) per common share:

  Basic.................................  $      0.05   $      (0.60)  $      (1.14)   $       0.44
                                          ===========   ============   ============    ============

  Diluted...............................  $      0.05   $      (0.60)  $      (1.14)   $       0.44
                                          ===========   ============   ============    ============

Weighted average shares outstanding:

  Basic.................................   11,847,000     11,914,000     11,834,000      11,920,000
                                          ===========   ============   ============    ============

  Diluted...............................   11,854,000     11,914,000     11,834,000      12,069,000
                                          ===========   ============   ============    ============

Dividends per common share..............  $      0.04   $       0.04   $       0.12    $       0.12
                                          ===========   ============   ============    ============

     The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   UNAUDITED

                                                                    NINE MONTHS ENDED
                                                                      SEPTEMBER 30,
                                                              -----------------------------
                                                                  1999            1998
                                                              -------------   -------------
Cash Flows from Operating Activities:
  Net income(loss)..........................................  $(13,451,000)   $  5,283,000
  Adjustments to reconcile net income (loss) to net cash
   used for operating activities:
    Gains on sales of operating and nonoperating assets.....       (79,000)     (1,962,000)
    Depreciation and amortization...........................     6,489,000       4,406,000
    Amortization of deferred charges........................       334,000         240,000
    Deferred income tax provision...........................       --            2,414,000
    Provision for inventory valuation.......................     8,663,000       1,906,000
    Stock option compensation...............................       --            1,119,000
    Changes in noncash assets and liabilities, net of
     noncash transactions:
      (Increase) in accounts receivable.....................    (5,201,000)     (7,710,000)
      (Increase) decrease in inventories....................    15,243,000     (59,572,000)
      (Increase) decrease in prepaid expenses...............       305,000        (107,000)
      Increase (decrease) in accounts payable and accrued
       expenses.............................................   (13,817,000)     30,143,000
Other, net..................................................      (978,000)       (713,000)
                                                              ------------    ------------
  Net cash used for operating activities....................  $ (2,492,000)   $(24,553,000)
                                                              ------------    ------------
Cash Flows from Investing Activities
  Additions to plant and equipment..........................  $ (6,094,000)   $(31,411,000)
  Payment for businesses acquired...........................       --          (10,953,000)
  Proceeds from sales of plant and equipment................        10,000       3,373,000
  Net cash used for investing activities....................  $ (6,084,000)   $(38,991,000)
                                                              ------------    ------------
Cash Flows from Financing Activities:
  Borrowings under revolving credit agreement...............  $100,300,000    $131,400,000
  Payments under revolving credit agreement.................   (89,500,000)    (65,800,000)
  Payments of short and long-term debt......................      (501,000)       (202,000)
  Purchase of treasury stock................................       --           (1,171,000)
  Dividends paid............................................    (1,417,000)       (955,000)
  Stock options and other transactions......................      (119,000)         91,000
Net cash provided from financing activities.................  $  8,763,000    $ 63,363,000
                                                              ------------    ------------
Net increase (decrease) in cash and cash equivalents........  $    187,000    $   (181,000)
Cash and cash equivalents at beginning of year..............       727,000         609,000
                                                              ------------    ------------
Cash and cash equivalents at end of period..................  $    914,000    $    428,000
                                                              ============    ============

     The accompanying notes to condensed consolidated financial statements are an integral part of the statements.

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

    Operating results for the three and nine month periods ended September 30, 1998 have been restated to reflect the effect of (a) compensation expenses which should have been recognized in relation to certain stock option exercise transactions and (b) the correction of gross profit margins at the Verson division. See Note 13 of Notes to Consolidated Financial Statements in the Company's 1998 Annual Report for a more detailed explanation of the restatement.

    The following table reconciles the amounts previously reported to the amounts currently being reported in the Condensed Consolidated Statement of Income (Loss) for the three and nine month periods ended September 30, 1998:

                               INCOME (LOSS)       TAX                       EARNING (LOSS)   EARNING (LOSS)
                                  BEFORE        PROVISION         NET          PER COMMON       PER COMMON
FOR THE THREE MONTHS               TAXES        (BENEFIT)    INCOME (LOSS)    SHARE-BASIC     SHARE-DILUTED
--------------------           -------------   -----------   -------------   --------------   --------------
As previously reported.......  $(15,639,000)   $(5,343,000)  $(10,296,000)       $(0.86)          $(0.86)
Restatement associated with
  Verson gross profit
  margin.....................     4,843,000      1,695,000      3,148,000          0.26             0.26
Restatement associated with
  stock option compensation..       --             --             --             --               --
                               ------------    -----------   ------------        ------           ------
As restated..................  $(10,796,000)   $(3,648,000)  $ (7,148,000)       $ (.60)          $ (.60)
                               ============    ===========   ============        ======           ======
FOR NINE MONTHS ENDED
-----------------------------
As previously reported.......  $  4,092,000    $ 1,513,000   $  2,579,000        $ 0.21           $ 0.21
Restatement associated with
  Verson gross profit
  margin.....................     5,279,000      1,848,000      3,431,000          0.29             0.29
Restatement associated with
  stock option compensation..    (1,119,000)      (392,000)      (727,000)        (0.06)           (0.06)
                               ------------    -----------   ------------        ------           ------
As restated..................  $  8,252,000    $ 2,969,000   $  5,283,000        $ 0.44           $ 0.44
                               ============    ===========   ============        ======           ======

(2) ACCRUED EXPENSES

    The Company's accrued expenses consist of the following:

                                                          9/30/99      12/31/98
                                                        -----------   -----------
Salaries and wages....................................  $ 6,184,000   $ 6,573,000
Warranty..............................................    6,115,000     5,794,000
Self insurance accruals...............................    2,362,000     2,905,000
Pensions, including retiree health....................    4,891,000     4,644,000
Taxes, other than income taxes........................    1,184,000       888,000
Interest..............................................    1,512,000       309,000
Environmental matters.................................    1,127,000     1,225,000
Other.................................................    2,952,000     1,920,000
                                                        -----------   -----------
                                                        $26,327,000   $24,258,000
                                                        ===========   ===========

(3) EARNINGS PER COMMON SHARE

    Basic earnings (loss) per common share for the periods in 1999 is based on the average number of common shares outstanding (11,847,000 and 11,834,000 for the three and nine months ended September 30, 1999, respectively). Diluted earnings per common share for the three months ended September 30, 1999 is based on the average number of common shares outstanding (11,847,000) increased by the dilutive effect of options outstanding (7,000). For the nine months ended September 30, 1999, dilutive securities (8,000 shares) were excluded from the calculation of diluted loss per common share as their effect would have been

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

(3) EARNINGS PER COMMON SHARE (CONTINUED)

antidilutive. Basic earnings (loss) per common share for the same periods in 1998 is based on the average number of common shares outstanding (11,914,000 and 11,920,000 for the three and nine months ended September 30, 1998, respectively). For the three months ended September 30, 1998, dilutive securities (7,000 shares) were excluded from the calculation of diluted loss per common share as their effect would have been antidilutive. Diluted earnings per common share for the nine months ended September 30, 1998 is based on the average number of common shares outstanding (11,920,000) increased by the dilutive effect (149,000 shares) of outstanding options.

(4) BUSINESS PURCHASE OPTION


    In August 1999, the Company acquired a conditional option to purchase certain fixed assets and inventories of the Niagara Machine Division (the "Niagara Assets") of CNB International, Inc. D.I.P. ("CNB") for a purchase price equal to the sum of $8,500,000 plus the fair value of inventories as determined by the parties. The option was subject to the acquisition of substantially all of the assets of CNB by the grantor of the option, Emprotech Corp., which had entered into a letter of intent with CNB regarding the acquisition. On
January 14, 2000, Enprotech terminated its agreement to purchase the assets of CNB, which had the effect of terminating the Company's conditional option to purchase the assets of CNB's Niagara division.


(5) JOINT VENTURE


    On July 15, 1999, the Company and CC Industries, Inc., a privately held firm headquartered in Chicago, signed a letter of intent to form a joint venture for the ownership and operation of the Company's Agricultural Products Group. On October 26, 1999 the Company announced that it had signed a definitive agreement to sell 80.1% of the Agricultural Products Group for approximately $120,000,000, which was reduced on February 10, 2000 to approximately $112,100,000. If the transaction is approved by the Company's shareholders, Bush Hog L.L.C., a new joint-venture company, will acquire the business, assets and certain liabilities of the division within the Agricultural Products Group. Under the final agreement, the Company will sell an 80.1% interest in Bush Hog L.L.C. to an affiliate of C.C. Industries, Inc. Final shareholder approval and closing of the transaction is not expected to occur until the first quarter of 2000.


    If this transaction is completed, the Company's remaining operations will consist solely of the operations of the Industrial Products Group and the 19.9% interest in Bush Hog L.L.C. To complete these transactions, the Company must obtain the consent of its banks under the Second Amended and Restated Credit Agreement and the release of outstanding security interests held by the banks in the assets of the Agricultural Products Group. The banks have consented to such transaction and have agreed to release the security interests, subject to the Company's repayment of its entire indebtedness owing to the banks on the closing. Simultaneous with the closing of this transaction, the Company expects to borrow additional funds, secured by its 19.9% membership interest in Bush Hog L.L.C. All or a portion of those new borrowings, together with the cash proceeds received from the affiliate of CC Industries, net of fees and expenses, will be applied to repay the Company's then current bank indebtedness. If the Company terminates the purchase agreement in order to accept another third party acquisition, the Company is required to pay a termination fee of $5,000,000.

(6) STOCKHOLDER RIGHTS PLAN

    During the third quarter of 1999 the Company announced that its Board of Directors approved the redemption of its current Common Share Purchase Rights and adopted a new Stockholder Rights Plan. The new plan is designed to continue the assurance of fair and equal treatment of all stockholders in the event of any proposed takeover. The plan involves the distribution of the new rights and a redemption payment for current rights to all common shareholders of record as of July 30, 1999. The stockholders received one purchase right for a new series of junior preferred stock for each outstanding share of the Company's common stock and a redemption payment on August 10, 1999 of $0.01 per share for the Common Share

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

(6) STOCKHOLDER RIGHTS PLAN (CONTINUED)

Purchase Rights declared under a 10-year rights agreement adopted in January 1990. Each Preferred Share Purchase Right entitles the holder to purchase from the Company under certain circumstances one one-thousandth of a share of the new junior preferred stock. The rights may be exercised if a person or group announces its intention to acquire or acquires 15 percent or more of Allied Products' common stock. However, an exception is made for certain significant stockholders of the Company who are holding the Company's common stock for investment purposes. They may acquire up to 20 percent of Allied Products' common stock without triggering the Rights Plan. Under certain circumstances, the holders of the rights will be entitled to purchase at below market value either shares of common stock of Allied Products Corporation or the common stock of the acquiring company. Unless redeemed or exchanged earlier, the Preferred Share Purchase Rights will expire in 10 years.

(7) LEGAL PROCEEDINGS

    During 1997, the Company sold the assets of its former Coz division and assigned to the purchaser (the "Assignee") the lease of the Coz facility. The lessor consented to the assignment but did not release the Company from liability as lessee. During 1999, the Assignee announced its intent to vacate the facility and filed a lawsuit against the Company, Worcester, Superior Court, Commonwealth of Massachusetts, and the lessor seeking a declaration of the rights of the respective parties under the lease. In particular, the Assignee has alleged that the Company breached certain representations made in the contract for the sale of the Coz assets, and that the lessor breached certain provisions of the lease. The Company has denied all allegations of misrepresentations asserted by Assignee, and asserted claims against the Assignee for breach of the terms of the assignment and against the lessor for breach of the lease. The lessor has asserted claims in a lawsuit that the Company and the Assignee are in default under the certain terms of the lease, including payment terms. Recently, the lessor placed the Assignee and the Company on notice that it had terminated the lease for nonpayment of rent and accelerated the rent due for the remaining term. The lessor also filed an eviction action against Assignee. The term of the lease runs until December 31, 2000. Rental payments over the remaining term approximate $1,000,000. While the risk of loss is reasonably possible, the Company believes that should the litigation result in a judgment against the Company and in the favor of lessor, the Company will likely be able to receive and collect a favorable judgment against Assignee in the same amount.

    In May 1999 and June 1999, the Company was served with two complaints purporting to be class action lawsuits on behalf of shareholders who purchased the Company's common stock between February 6, 1997 and March 11, 1999. The complaints, which were filed in the United States District Court for the Northern District of Illinois, appear to be virtually identical. They allege various violations of the federal securities laws, including misrepresentations or failure to disclose material information about the Company's results of operations, financial condition, weakness in its financial internal controls, accounting for long-term construction contracts and employee stock option compensation expense. In August 1999, the District Court ordered that the two cases be consolidated for all purposes. A Consolidated Amended Complaint was filed on October 12, 1999. The claims in the Consolidated Amended Complaint appear to be virtually identical to the claims in the prior complaints filed in May 1999 and June 1999. No estimate can currently be made as to the claim, however, such claim could have a material adverse effect on the financial position and results of operations in the near term if an unfavorable outcome were to occur.

(8) CONTINGENT LIABILITIES

    In addition to the items described in Note 7, the Company is involved in a number of legal proceedings as a defending party, including product liability and environmental matters for which additional liability is reasonably possible.

    For one product liability claim, however, the amount of damages claimed against all defendants is $100 million, which exceeds the Company's liability insurance limits of $50 million. Although there is no guarantee that the ultimate outcome of this claim against the Company will not exceed such limits, the

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

(8) CONTINGENT LIABILITIES (CONTINUED)

Company currently believes that the ultimate outcome of this claim will not exceed its insurance coverage. However, changes in the estimate in the near term could be material to the financial position and results of operations if an unfavorable outcome were to occur. For all other matters, after consideration of relevant data, including insurance coverage and accruals, management believes that the eventual outcome of these matters will not have a material adverse effect on the Company's financial position or its ongoing results of operations.

    As described in Note 1 of Notes to Consolidated Financial Statements, the Verson division may not be able to meet delivery schedules for certain presses currently on orders in production. Certain customers of this division may seek to exercise remedies for alleged breach of contract by the Company. The remedies could include partial or complete cancellation of orders and recovery of damages for late delivery, which may include downtime, lost sales and lost profit. The Company cannot at this time determine the amount of any potential claim that may be asserted due to late delivery, however, such claims could have a material adverse effect on the financial position and results of operations in the near term, if an unfavorable outcome were to occur.


    In response to General Motors' concerns that the Company's cash flow problems would further delay or preclude the Company from completing four presses that were in various stages of production, the Company recently entered into two amendments to purchase orders with General Motors. The aggregate sales price of the presses covered by these purchase orders exceeds $75 million. Under the terms of the first amendment, the Company and General Motors agreed to revised shipping, payment and testing schedules that allow the Company to ship components of, and receive payments for, the first two of the four presses earlier than it would have been able to under the terms of the original purchase orders. Payment terms for the third and fourth presses were largely unchanged from the original order (i.e., 90% upon completion, testing and shipment), however, delivery dates (and related payments) have been extended so that the last press will not be shipped until the first quarter of 2001 and final payment will not be received until the first quarter of 2002. Upon fulfillment of certain conditions set forth in the first amendment, General Motors will waive and release the Company from all claims arising from or attributable to the Company's alleged late delivery defaults on all presses and will accept delivery of the last two (2) presses covered by this order. Among the conditions set forth in the first amendment was the requirement that the Company complete the sale of the Agricultural Products Group by the earlier of the expiration of the Company's financing arrangements with its secured lenders or December 31, 1999. Final shareholder approval and closing of the sale of the Agricultural Products Group is not expected to occur until the first quarter of 2000. The Company has recently amended the Second Amended and Restated Credit Agreement to extend the maturity date of this agreement to the earlier of the termination of the Purchase Agreement or March 7, 2000. The Company and General Motors have recently entered into a second amendment to their purchase order to reflect the change in the projected closing date of the sale of the Agricultural Products Group. The amendment requires the Company to complete the sale and establish a commitment for sufficient working capital by February 29, 2000. The Company has requested that General Motors extend that date to at least March 7, 2000.


    Reference is made to Note 10 of the Notes to Consolidated Financial Statements and the description of an adversary proceeding filed against the Company in 1998 by the debtor in a bankruptcy proceeding. On November 4, 1999, the Company entered into an agreement to settle the adversary proceeding. Under the terms of the agreement, the Company will pay $615,000, plus interest accruing at the rate of 8% per annum on any amount unpaid after November 12, 1999. Final payment of the entire settlement amount, plus accrued interest, has been made.

    At September 30, 1999, the Company was contingently liable for approximately $1,579,000 primarily relating to outstanding letters of credit.

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

(9) INCOME TAXES

    The provision for income taxes in the three and nine month periods of 1998 is based upon the Federal statutory rate adjusted for items that are not subject to taxes. No tax benefit was recorded in the three and nine month periods ended September 30, 1999 as the Company had no tax benefits available to record against the pretax loss. Temporary timing differences have remained relatively constant over time and are of a nature that will generally reverse over a longer period of time and are currently not subject to any expiration time frame. However, if the sale of an 80.1% interest in the Agricultural Products Group (see Note 5) is approved by the shareholders, management's belief is that the likelihood of utilizing the deferred tax asset associated with certain temporary differences is further decreased in the near term as a result of the proposed transaction, and that tax loss carryforwards subject to expiration will most likely arise. This will likely require an adjustment which will be recorded upon consummation of the sale, which is the event subject to shareholder approval that reduces the likelihood of the current temporary differences being utilizable.

    See Note 4 of Notes to Consolidated Financial Statements in the Company's 1998 Annual Report on Form 10-K for a further discussion related to income taxes.

(10) OPERATIONS BY INDUSTRY SEGMENT

    During 1998, the Company adopted SFAS 131 -- Disclosures about Segments of a Business Enterprise and Related Information. The determination of business segments is based upon the nature of the products manufactured and current management and internal financial reporting. The segment information for 1998 has been restated to reflect the business segments noted below. Information relating to operations by industry segment follows (in thousands of dollars):

                                               AGRICULTURAL      INDUSTRIAL
                                                 PRODUCTS         PRODUCTS       CORPORATE       CONSOLIDATED
                                               ------------      ----------      ----------      ------------
1999
FOR THE THREE MONTHS:
  Net sales to unaffiliated customers........    $ 38,930        $   30,402      $   --            $ 69,332
  Income (loss) before taxes (a).............       5,471(b)            912 (c)      (5,843)(e)         540
FOR THE NINE MONTHS:
  Net sales to unaffiliated customers........    $112,965        $  113,231      $   --            $226,196
  Income (loss) before taxes (a).............      15,629(b)        (12,354)(c)     (16,726)(e)     (13,451)
  Total assets...............................     108,791           132,123          16,339 (d)     257,253
1998
FOR THE THREE MONTHS
  Net sales to unaffiliated customers........    $ 34,068        $   43,116      $   --            $ 77,184
  Income (loss) before taxes (a).............       3,520(b)         (9,952)(c)      (4,364)(e)     (10,796)
FOR THE NINE MONTHS
  Net sales to unaffiliated customers........    $109,288        $  119,712      $   --            $229,000
  Income (loss) before taxes (a).............      18,306(b)             65 (c)     (10,119)(e)       8,252
  Total assets...............................      96,985           181,348          21,045 (d)     299,378

------------------------------

(a) Segment income (loss) before taxes does not reflect an allocation or charge for general corporate income or expenses, or interest expense.

(b) Includes interest income of $19 in the three months and $81 in nine months of 1999 and $22 in the three months and $82 in the nine months of 1998.

(c) Includes interest income of $38 in the three months and $251 in the nine months of 1999 and $0 in the three and nine months of 1998.

(d) Corporate assets consist principally of cash, deferred income taxes, other assets, properties not used in operations and investment in a unconsolidated joint venture.

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

(10) OPERATIONS BY INDUSTRY SEGMENT (CONTINUED)

(e) Corporate income (loss) before taxes consists of the following:

                                                                 THREE MONTHS           NINE MONTHS
                                                                     ENDED                 ENDED
                                                              -------------------   -------------------
                                                              9/30/99    9/30/98    9/30/99    9/30/98
                                                              --------   --------   --------   --------
General corporate income and expense........................  $(2,818)   $(2,599)   $ (8,545)  $ (4,725)
Stock option compensation (Note 1)..........................    --         --          --        (1,119)
Interest expense............................................   (3,038)    (1,802)     (8,236)    (4,339)
Interest income.............................................       13         37          55         64
                                                              -------    -------    --------   --------
    Total...................................................  $(5,843)   $(4,364)   $(16,726)  $(10,119)
                                                              =======    =======    ========   ========

(11) SUMMARY OF OTHER (INCOME) EXPENSE

   Other (income) expense for the three and nine month periods ended September 30, 1999 and 1998 consists of the following:

                                    FOR THE THREE MONTHS
                                            ENDED           FOR THE NINE MONTHS ENDED
                                    ---------------------   -------------------------
                                     9/30/99     9/30/98     9/30/99       9/30/98
                                    ---------   ---------   ----------   ------------
Interest income...................  $ (70,000)  $ (59,000)  $(387,000)   $  (146,000)
Goodwill amortization.............    112,000     108,000     335,000        240,000
Loan costs amortization...........    181,000       6,000     380,000          6,000
Net (gain) loss on sales of
  operating and non-operating
  assets..........................     14,000      10,000     (79,000)    (1,962,000)
Loss on investment in non
  consolidated subsidiary.........      2,000      16,000     208,000         97,000
Litigation settlements/insurance
  provision.......................    343,000     249,000     (46,000)       818,000
Credit for recovery of long-term
  receivable......................     --        (130,000)     --           (520,000)
Other miscellaneous...............   (271,000)    179,000    (141,000)       (18,000)
                                    ---------   ---------   ---------    -----------
                                    $ 311,000   $ 379,000   $ 270,000    $(1,485,000)
                                    =========   =========   =========    ===========

           ALLIED PRODUCTS CORPORATION AND CONSOLIDATED SUBSIDIARIES

(12) FINANCIAL ARRANGEMENTS

    During the first quarter of 1999, the Company entered into a Second Amended and Restated Credit Agreement replacing the former Amended and Restated Credit Agreement. This new agreement was amended in April 1999. Effective July 31, 1999, the Company entered into a Second Amendment and Waiver to the Second Amended and Restated Credit Agreement ("Second Amendment"). Under the terms of the Second Amendment, the maximum indebtedness under the agreement may remain at $135,000,000 from July 31 through November 29, 1999 rather than decrease on specific dates to $110,000,000 as originally scheduled. Fixed LIBOR interest rates related to amounts outstanding under this agreement have also been increased from LIBOR plus 3.5% to LIBOR plus 4.0%. The final maturity date of the agreement was accelerated from February 28, 2000 to November 30, 1999. The Second Amendment specifies that termination of or a materially adverse change in the letter of intent between CC Industries and the Company or in any succeeding agreement will constitute an event of default under the credit agreement. The Second Amendment also provides for a waiver of noncompliance by the Company as of June 30, 1999 with the minimum consolidated operating cash flow provision of the agreement. See Note 5 of Notes to Consolidated Financial Statements in the Company's 1998 Annual Report on Form 10-K for more detailed explanation on Financial Arrangements.


    Effective October 15, 1999, the Company entered into a Third Amendment and Waiver to the Second Amended and Restated Credit Agreement ("Third Amendment"). The Third Amendment contained a waiver of noncompliance with the Company's financial covenants as of September 30, 1999 and extended the maturity date of the Second Amended and Restated Credit Agreement from November 30, 1999 to December 31, 1999. Effective December 15, 1999, the Company entered into a Fourth Amendment and Waiver to the Second Amended and Restated Credit Agreement to extend the maturity date to February 15, 2000 (subsequently extended to the earlier of termination of the Purchase Agreement or March 7, 2000).

                                                                      APPENDIX A

                  LIMITED LIABILITY COMPANY INTEREST PURCHASE
                        AND ASSET CONTRIBUTION AGREEMENT

      SECOND AMENDMENT TO LIMITED LIABILITY COMPANY INTEREST PURCHASE AND
                             CONTRIBUTION AGREEMENT



    THIS SECOND AMENDMENT TO LIMITED LIABILITY COMPANY INTEREST PURCHASE AND CONTRIBUTION AGREEMENT ("Amendment") is made and entered into as of the 10th day of February, 2000, by and among Allied Products Corporation, a Delaware corporation ("Allied"), Bush Hog Investors, L.L.C., a Delaware limited liability company ("Crown"), and Bush Hog, L.L.C., a Delaware limited liability company (the "Company"). Unless otherwise defined herein, capitalized terms used herein shall have the same meanings assigned to them in the Limited Liability Company Interest Purchase and Contribution Agreement dated as of October 21, 1999 (the "Agreement") between Allied, Crown and the Company.



                                  WITNESSETH:



    WHEREAS, Allied, Crown and the Company entered into the Agreement, which provides for (i) Allied selling, contributing, transferring and assigning to the Company the Purchased Assets subject solely to the Assumed Liabilities;
(ii) Allied selling to Crown eighty and one-tenth percent (80.10%) of the limited liability company interests in the Company; and (iii) Crown and Allied entering into a limited liability company agreement;



    WHEREAS, pursuant to a Loan Agreement dated December 16, 1999 Henry Crown and Company (Not Incorporated), an affiliate of Crown, ("HCC") made a $5,000,000 loan ("Loan") to Allied to provide working capital for the Bush Hog and Great Bend divisions of Allied until the closing under the Agreement. The Loan is evidenced by a promissory note and secured by a mortgage and security agreement on certain of Allied's property in Selma, Alabama (the loan agreement, promissory note, mortgage, security agreement and any other documents evidencing such loan and the security therefore herein called the "Loan Documents");



    WHEREAS, as a condition of the Loan, Crown, the Company and Allied amended the Agreement pursuant to a First Amendment To Limited Liability Company Interest Purchase And Contribution Agreement ("First Amendment") which amendment granted Crown the option to terminate the Agreement if (i) all amounts owed to HCC under the Loan and Loan Documents, including interest, principal and penalties, have not been paid to HCC on or before February 15, 2000; (ii) the Closing has not occurred on or before February 15, 2000 or (ii) if Allied is in default under the Loan Documents. The First Amendment also amended and restated in their entirety Schedule 1.5(a)-3 and Exhibit 5.3 of the Agreement (the Agreement as amended by the First Amendment herein called the "Amended Agreement"); and



    WHEREAS, Allied, Crown and the Company desire to amend the Amended Agreement to defer certain dates contained in the First Amendment and to clarify certain provisions of Exhibit 5.3.



    NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, Allied, Crown and the Company do hereby agree as follows:



    1. SECTION 1.5. The reference to "One Hundred Twenty Million Eighty-Six Thousand Forty One Dollars ($120,086,041)" in Section 1.5(a) and Section 1.5(c) is hereby deleted and replaced with "One Hundred Twelve Million Seventy-Six Thousand and Forty One Dollars ($112,076,041).



    2.  SECTION 10.1(D).  The date of February 15, 2000 referred to
Section 10.1(d) of the Amended Agreement is hereby deleted in its entirety and replaced with the date of March 7, 2000.



    3.  SECTION 10.1(E).  The date of February 29, 2000 referred to
Section 10.1(e) of the Amended Agreement is hereby deleted in its entirety and replaced with the date of March 31, 2000.



    4. SECTION 10.1(G). Section 10.1(g) of the Amended Agreement is amended in its entirety to read as follows:



        (g) By Crown, if Allied defaults in any manner under the Loan Documents or if all amounts payable to HCC under the Loan Documents have not been paid on or before March 7, 2000.



    5. EXHIBIT 5.3. Section 7.1(c) of Exhibit 5.3, the Limited Liability Company Agreement, of the Amended Agreement is hereby amended in its entirety to read as follows:

        (c) Crown and the Company shall have thirty (30) days after receipt of the Allied Sale Notice ("Election Period") either (i) to notify Allied in writing that they will purchase the Allied Interest on the terms proposed by Allied as described in SECTION 7.1(B) ("Purchase Notice") or (ii) if neither the Company or Crown desire to purchase the Allied Interest on the terms proposed by Allied, to notify Allied in writing ("Appraisal Notice") of the election to initiate the Appraisal Process. If either Crown or the Company give Allied an Appraisal Notice, then Crown and the Company shall have twenty (20) days after receipt of the written notice ("Appraisal Period") of the Appraised Value to notify Allied in writing ("Appraised Value Purchase Notice") that they will purchase the Allied Interest at the Appraised Value. If neither the Company or Crown sends to Allied a Purchase Notice or Appraisal Notice within the Election Period or if the Company or Crown sends an Appraisal Notice within the Election Period but do not send an Appraised Value Purchase Notice within the Appraisal Period, then Allied shall have the option, which it may exercise by sending written notice to the Manager, Crown and the Company, within thirty (30) days after the Election Period or the Appraisal Period, whichever is applicable, (the "Sale Transaction Notice"), to require that the Manager sell all of the assets of the Company. In lieu of selling all of the assets of the Company, the Manager may, in its discretion, require that the Members sell all of their Membership Interests or cause the Company to enter into another transaction which effectively constitutes a sale of the Company, in which event the provisions of
    SECTION 7.3 (D) AND (E) shall apply to such sale (the "Sale Transaction"). The Manager shall have the sole discretion to negotiate the terms and conditions of any Arms Length Sale Transaction. If within one hundred eighty
    (180) days after Allied sends the Sales Transaction Notice to the Manager, the Manager has not made reasonable efforts to effectuate an Arms Length Sale Transaction, Allied shall have the right to engage an investment banking firm and/or otherwise pursue an Arms Length Sale Transaction. The Manager will be deemed to be making reasonable efforts to effectuate an Arms Length Sale Transaction, if it has engaged an investment banking firm which is making reasonable efforts to effectuate an Arms Length Sale Transaction. An Arms Length Sale Transaction is a Sale Transaction in which all Members are treated equally with respect to their Membership Interests, in proportion to their Percentage Interests, and the purchaser is not an Affiliate of Crown or the Allied Owners. The transactional costs related to a Arms Length Sale Transaction shall be paid, at the option of the Manager, by the Company or the Members based on their respective Percentage Interests at the date of the Allied Sale Notice. If Allied does not issue the Sale Transaction Notice in accordance with this SECTION 7.1(C), then Allied may not issue an Allied Sale Notice to Crown pursuant to SECTION 7.1(B) for 1 year after the Election Period.



    6. SECTION 7.1(F) of Exhibit 5.3 of the Amended Agreement is amended by changing the reference to Section 7.1(b)(i) to Section 7.1(b).



    7. SECTION 7.3 (D) of Exhibit 5.3 of the Amended Agreement is amended in its entirety to read as follows:



       (d) In the event Crown has exercised the Drag-Along Option or Allied has exercised the Tag-Along Option or in the case of a Sale Transaction, the Allied Owners shall receive the same total consideration, on a pro rata basis according to their respective Percentage Interests, as the Crown Owners receive pursuant to the Proposed Sale or the Sale Transaction.



    8. SECTION 8.1(C) OF EXHIBIT 5.3 OF THE AMENDED AGREEMENT IS AMENDED IN ITS ENTIRETY TO READ AS FOLLOWS:



           (a) "Appraisal Process" refers to the situation where the Company, Allied, Crown or the Declining Member, as the case may be, (i) within sixty (60) days of the Manager's request for Optional Capital more than twenty-four (24) months after the date hereof, (ii) within thirty (30) days of Crown's election to initiate the Appraisal Process pursuant to
       SECTION 7.1(B) or (iii) within sixty (60) days of Crown's election to initiate the Appraisal Process pursuant to SECTION 7.4(B), either agree or fail to agree on the Fair Market Value of the Company (the applicable sixty (60) day period or thirty (30) day period herein called the "Negotiation Period"). In the event of such a failure to reach agreement within such Appraisal Period, Crown and Allied shall provide the other with a final good faith proposed Fair Market Value of the Company (the "Crown Final Proposal" and the "Allied Final Proposal"), in writing, within ten (10) business days after the expiration of such Negotiation Period. Crown and Allied shall then choose an investment banking firm or accounting firm (the "Appraiser") to determine the Fair Market Value of the Company within thirty (30) days of the engagement of such firm; provided, however, that the Fair Market Value of the Company must either: (i) equal the Crown Final Proposal or the Allied Final Proposal, or (ii) fall somewhere between the Crown Final Proposal and the Allied Final Proposal.



               (i) The value of the Company determined by the Appraisal Process (the "Appraised Value") shall be final and binding upon the parties. Any determination of the Appraised Value of the Company pursuant to an Appraisal Process shall also be binding upon the Company and all of the Members with respect to any future determination of the Fair Market Value of the Company or Appraised Value (for the twenty-four
           (24) month period following the valuation date of the Appraisal Process), except that the Appraised Value shall be increased by
           (i) the cumulative amount of all Optional Contributions after the date the Appraised Value was determined, and shall be reduced by
           (ii) Cumulative Distributions after the date the Appraised Value was determined, and shall be further increased or reduced by (iii) the Net Cumulative Earnings or Deficit, respectively. Provided, however, that Allied, on behalf of the Allied Owners, or Crown, on behalf of the Crown Owners, may choose not to be bound by an Appraised Value which is more than 3 months old and related to a different matter (e.g. a prior Optional Capital call), and instead elect to have a new Appraisal Process, as long as the Member electing to begin the new Appraisal Process, and its Affiliates that are Members, bears the entire cost of such Appraisal Process and notifies the other Member and the Manager as follows:



                  (A) if the Appraised Value is to be used in connection with the Manager's request for Optional Capital more than twenty four
              (24) months after the date hereof, within 5 days after receipt of the Manager's request, and



                  (B) if the Appraised Value is to be used in connection with
              Crown's election to initiate the Appraisal Process pursuant to
              SECTION 7.1(B) or SECTION 7.4(B), within 5 days after delivery of delivery of Crown's notice.



               (ii) If Crown and Allied are unable to agree on the Appraiser within fifteen (15) days after the Negotiation Period, Crown and Allied each shall choose an investment banking firm or accounting firm, and direct such firms to choose, within fifteen (15) days, the Appraiser who shall perform the Appraisal Process.



               (iii) The cost of the Appraiser shall be split evenly between Crown and Allied.



    9. RATIFICATION. Except as set forth in this Amendment, all of the terms, covenants, and conditions of the Agreement as amended and all the rights and obligations of Allied, Crown and the Company thereunder, shall remain in full force and effect, and are not otherwise altered, amended, revised, or changed.



    10. COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.



                       [SIGNATURES ON THE FOLLOWING PAGE]

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.



ALLIED:                                                CROWN:

ALLIED PRODUCTS CORPORATION,
a Delaware corporation
                                                       BUSH HOG INVESTORS, L.L.C.,
                                                       a Delaware limited liability company

By:  /s/ Richard Drexler                               By:  Henry Crown and Company (Not Incorporated), an
---------------------------------
    Its:  President                                         Illinois limited partnership, its manager

                                                       By:  /s/ William H. Crown
                                                       ----------------------------------------
                                                       a General Partner
COMPANY:

BUSH HOG, L.L.C., a Delaware limited
liability company

By:  Allied Products Corporation
Its:  Manager

    By:  /s/ Richard Drexler
----------------------------
    Its:  President

       FIRST AMENDMENT TO LIMITED LIABILITY COMPANY INTEREST PURCHASE AND
                             CONTRIBUTION AGREEMENT

    THIS FIRST AMENDMENT TO LIMITED LIABILITY COMPANY INTEREST PURCHASE AND CONTRIBUTION AGREEMENT ("Amendment") is made and entered into as of the 16th day of December, 1999, by and among Allied Products Corporation, a Delaware corporation ("Allied"), Bush Hog Investors, L.L.C., a Delaware limited liability company ("Crown"), and Bush Hog, L.L.C., a Delaware limited liability company (the "Company"). Unless otherwise defined herein, capitalized terms used herein shall have the same meanings assigned to them in the Limited Liability Company Interest Purchase and Contribution Agreement dated as of October 21, 1999 (the "Agreement") between Allied, Crown and the Company.

                                  WITNESSETH:

    WHEREAS, Allied, Crown and the Company entered into the Agreement, which provides for (i) Allied selling, contributing, transferring and assigning to the Company the Purchased Assets subject solely to the Assumed Liabilities;
(ii) Allied selling to Crown eighty and one-tenth percent (80.10%) of the limited liability company interests in the Company; and (iii) Crown and Allied entering into a limited liability company agreement;

    WHEREAS, Henry Crown and Company (Not Incorporated), an affiliate of Crown, ("HCC") is making a $5,000,000 loan ("Loan") to Allied to provide working capital for the Bush Hog and Great Bend divisions of Allied until the closing under the Agreement which loan is being made pursuant to a Loan Agreement dated December 16, 1999 between HCC and Allied and will be evidenced by a promissory note and secured by a mortgage and security agreement on certain of Allied's property in Selma, Alabama (the loan agreement, promissory note, mortgage, security agreement and any other documents evidencing such loan and the security therefore herein called the "Loan Documents");

    WHEREAS, as a condition of the Loan, Allied has agreed that Crown may terminate the Agreement if (i) all amounts owed to HCC under the Loan and Loan Documents, including interest, principal and penalties, have not been paid to HCC on or before February 15, 2000; (ii) the Closing has not occurred on or before February 15, 2000 or (ii) if Allied is in default under the Loan Documents; and

    WHEREAS, Allied, Crown and the Company desire to delete and replace in its entirety SCHEDULE 1.5(a)-3 to the Agreement; and

    WHEREAS, Allied, Crown and the Company desire to delete and replace in its entirety EXHIBIT 5.3 to the Agreement.

    NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, Allied, Crown and the Company do hereby agree as follows:

    1.  SECTION 1.5(A).  Immediately proceeding the last sentence of this
Section that begins "For purposes of this Section 1.5, .... ", insert the following sentence in its entirety:

       "Notwithstanding the foregoing, if prior to the Closing Allied has not paid to Henry Crown and Company (Not Incorporated) ("HCC") all amounts due HCC under that certain Loan Agreement dated December 16, 1999, (the "Loan Agreement") by and between Henry Crown and Company (Not Incorporated), an Illinois limited partnership ("Henry Crown"), and Allied, and the promissory note, mortgage, security agreement and other documents evidenceing the loan under the Loan Agreement (collectively the "Loan Documents"), then Allied directs Crown to pay to HCC from the Purchase Price, all such amounts due HCC and only the remaining portion of the Purchase Price shall be paid to Allied.

    2. SECTION 6.10. The following new Section 6.10 is hereby added in its entirety:

        "6.10  HENRY CROWN LOAN.

        Allied shall have paid to HCC all amounts due and owing, including without limitation, principal, penalties and interest, pursuant to the Loan Documents."

    3.  SECTION 10.1(D).  The date of February 29, 2000 referred to in this section is hereby deleted in its entirety and replaced with the date of February 15, 2000.

    4. SECTION 10.1(G). The following Section 10.1(g) is added in its entirety:

       "(g) By Crown, if Allied defaults in any manner under the Loan Documents or if all amounts payable to HCC under the Loan Documents have not been paid on or before February 15, 2000."

    5. SCHEDULE 1.5(A)-3. SCHEDULE 1.5(A)-3 is hereby deleted in its entirety and replaced with EXHIBIT A attached hereto.

    6. EXHIBIT 5.3. EXHIBIT 5.3, the Limited Liability Company Agreement, is hereby deleted in its entirety and replaced with EXHIBIT B attached hereto.

    7. RATIFICATION. Except as set forth in this Amendment, all of the terms, covenants, and conditions of the Agreement as amended and all the rights and obligations of Allied, Crown and the Company thereunder, shall remain in full force and effect, and are not otherwise altered, amended, revised, or changed.

    8. COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                                                       ALLIED:

                                                       ALLIED PRODUCTS CORPORATION, a Delaware corporation

                                                       By:  /s/ RICHARD DREXLER
                                                            ----------------------------------------------
                                                            Its: President

                                                       CROWN:

                                                       BUSH HOG INVESTORS, L.L.C., a Delaware limited
                                                       liability company

                                                       By: Henry Crown and Company (Not Incorporated), an
                                                       Illinois limited partnership, its manager

                                                       By:  /s/ WILLIAM H. CROWN
                                                            ----------------------------------------------
                                                            a General Partner

                                                       COMPANY:

                                                       BUSH HOG, L.L.C., a Delaware limited liability
                                                       company

                                                       By: Allied Products Corporation
                                                       Its: Manager

                                                       By:  /s/ RICHARD DREXLER
                                                            ----------------------------------------------
                                                            Its: President

                  LIMITED LIABILITY COMPANY INTEREST PURCHASE
                                      AND
                          ASSET CONTRIBUTION AGREEMENT
                                 BY AND BETWEEN
  ALLIED PRODUCTS CORPORATION, BUSH HOG INVESTORS, L.L.C. AND BUSH HOG, L.L.C.
                          DATED AS OF OCTOBER 21, 1999

                               TABLE OF CONTENTS

                                                                                      PAGES
                                                                                     --------
ARTICLE 1              PURCHASE AND SALE TRANSACTIONS..............................      1
    1.1.               Purchase and Sale Transactions..............................      1
    1.2.               Excluded Assets.............................................      1
    1.3.               Assumed Liabilities.........................................      2
    1.4.               Excluded Liabilities........................................      2
    1.5.               Purchase Price Computation and Adjustments and Payment......      4
    1.6.               Closing Date................................................      7
    1.7.               Closing Date Deliveries.....................................      8
    1.8.               Further Assurances..........................................      9

ARTICLE 2              REPRESENTATIONS, WARRANTIES AND COVENANTS OF ALLIED.........      9
    2.1.               Due Organization............................................      9
    2.2.               Power and Authority.........................................      9
    2.3.               Subsidiaries and Investments................................     10
    2.4.               Authority...................................................     10
    2.5.               Financial Statements........................................     10
    2.6.               Operations Since December 31, 1998..........................     10
    2.7.               No Undisclosed Liabilities..................................     11
    2.8.               Taxes.......................................................     11
    2.9.               Availability of Purchased Assets and Legality of Use........     12
    2.10.              Real Property...............................................     12
    2.11.              Accounts Receivable.........................................     13
    2.12.              Inventory...................................................     13
    2.13.              Licenses....................................................     14
    2.14.              Title to Property...........................................     14
    2.15.              Employee Relations..........................................     14
    2.16.              Status of Contracts.........................................     15
    2.17.              No Violations, Litigation or Regulatory Action..............     15
    2.18.              Environmental Matters.......................................     15
    2.19.              Insurance...................................................     16
    2.20.              Customers...................................................     17
    2.21.              Suppliers...................................................     17
    2.22.              Product Liability; Product and Service Warranties...........     17
    2.23.              Intellectual Property.......................................     18
    2.24.              Broker or Finder............................................     18
    2.25.              Year 2000 Compliance and Readiness Matters..................     18
    2.26.              Employee Plans..............................................     19
    2.27.              Ownership...................................................     19
    2.28.              Capitalization..............................................     20
    2.29.              Status of the Company.......................................     20
    2.30.              Great Bend Bonds............................................     20
    2.31.              Sales Representatives.......................................     20
    2.32.              Current Product Lines.......................................     20
    2.33.              Disclosure..................................................     20

ARTICLE 3              REPRESENTATIONS, WARRANTIES AND COVENANTS OF CROWN..........     21
    3.1.               Organization of Crown.......................................     21
    3.2.               Authority of Crown..........................................     21
    3.3.               Financial Matter............................................     21
    3.4.               No Broker or Finder.........................................     21

ARTICLE 4              ACTIONS PRIOR TO THE CLOSING DATE...........................     21
    4.1.               Investigation of the Divisions and Allied by Crown..........     21

                                                                                      PAGES
                                                                                     --------
    4.2.               Preserve Accuracy of Representations and Warranties.........     22
    4.3.               Consents and Approvals......................................     22
    4.4.               Interim Financial Statements................................     22
    4.5.               No Public Announcements.....................................     23
    4.6.               Termination or Modification of Intercompany Agreements......     23
    4.7.               Environmental Surveys.......................................     23
    4.8.               No Other Negotiations.......................................     23
    4.9.               Title Insurance and Surveys.................................     24
    4.10.              Bulk Sales Act Compliance...................................     25
    4.11.              Management Information Systems..............................     25
    4.12.              Business Activity of the Company............................     25
    4.13.              Loan Secured by Allied's Interest in the Company............     25

ARTICLE 5              OTHER AGREEMENTS............................................     25
    5.1.               Non-Competition Agreements..................................     25
    5.2.               Management Services.........................................     25
    5.3.               Limited Liability Company Agreement.........................     25
    5.4.               Employment Agreements.......................................     25
    5.5.               Miscellaneous Insurance Matters.............................     25
    5.6.               Discharge of Excluded Liabilities and Assumed Liabilities...     26
    5.7.               Name........................................................     26
    5.8.               Payment of Great Bend Bonds.................................     26
    5.9.               Great Bend Manufacturing Plant..............................     26

ARTICLE 6              CONDITIONS PRECEDENT TO OBLIGATIONS OF CROWN................     26
    6.1.               No Misrepresentation or Breach of Covenants and
                         Warranties................................................     26
    6.2.               Corporate Action............................................     27
    6.3.               No Restraint or Litigation..................................     27
    6.4.               Necessary Actions...........................................     27
    6.5.               Legal Opinion...............................................     27
    6.6.               Release of Obligations under Letters of Credit of the
                         Divisions.................................................     27
    6.7.               Estoppel Certificates.......................................     27
    6.8.               Allied Loan.................................................     27
    6.9.               Other Documentation.........................................     28

ARTICLE 7              CONDITIONS PRECEDENT TO OBLIGATIONS OF ALLIED...............     28
    7.1.               No Misrepresentation or Breach of Covenants and
                         Warranties................................................     28
    7.2.               Company Action..............................................     28
    7.3.               No Restraint or Litigation..................................     28
    7.4.               Certain Approvals...........................................     28
    7.5.               Legal Opinion...............................................     28
    7.6.               Financial Matters...........................................     28
    7.7.               Other Documentation.........................................     28

ARTICLE 8              INDEMNIFICATION.............................................     29
    8.1.               Indemnification by Allied...................................     29
    8.2.               Indemnification by Crown....................................     30
    8.3.               Indemnification by the Company..............................     30
    8.4.               Limitation of Damages.......................................     30
    8.5.               Notice of Claims............................................     31

ARTICLE 9              EMPLOYEES AND EMPLOYEE BENEFIT PLANS........................     32
    9.1.               Employment..................................................     32
    9.2.               401(k) Plans................................................     33

ARTICLE 10             TERMINATION.................................................     34
    10.1.              Termination.................................................     34

                                                                                      PAGES
                                                                                     --------
    10.2.              Remedies....................................................     34
    10.3.              Risk of Loss................................................     35

ARTICLE 11             GENERAL PROVISIONS..........................................     35
    11.1.              Confidential Nature of Information..........................     35
    11.2.              Governing Law and Forum.....................................     35
    11.3.              Records, Ongoing Cooperation................................     35
    11.4.              Notices.....................................................     36
    11.5.              Successors and Assigns......................................     37
    11.6.              Entire Agreement; Amendments................................     37
    11.7.              Waivers.....................................................     37
    11.8.              Expenses....................................................     37
    11.9.              Sales and Transfer Taxes....................................     38
    11.10.             Execution of Counterparts...................................     38
    11.11.             Certain Provisions Relating to Consents.....................     38
    11.12.             Litigation Support..........................................     38

ARTICLE 12             DEFINITIONS.................................................     40
    12.1.              "A/R List"..................................................     40
    12.2.              "Accounts Payable"..........................................     40
    12.3.              "Accounts Receivable".......................................     40
    12.4.              "Accrued Commissions".......................................     40
    12.5.              "Accrued Payroll Items".....................................     40
    12.6.              INTENTIONALLY OMITTED.......................................     40
    12.7.              "Active Employees"..........................................     40
    12.8.              "Adjusted Current Assets"...................................     40
    12.9.              "Adjusted Current Liabilities"..............................     40
    12.10.             "Adjustment Report".........................................     40
    12.11.             "Affiliate".................................................     40
    12.12.             "Agreement".................................................     40
    12.13.             "Allied"....................................................     40
    12.14.             "Allied 401K Plans".........................................     40
    12.15.             "Allied's Accountant".......................................     41
    12.16.             "Allied Group"..............................................     41
    12.17.             "Allied Trustee"............................................     41
    12.18.             "Alternative Acquisition"...................................     41
    12.19.             "Annual Statement"..........................................     41
    12.20.             "Arbiter"...................................................     41
    12.21.             "Assets"....................................................     41
    12.22.             "Assumed Liabilities".......................................     41
    12.23.             "Banks".....................................................     41
    12.24.             "Bank Lien".................................................     41
    12.25.             "Base Adjusted Net Tangible Investment".....................     41
    12.26.             "Base Adjusted Working Capital".............................     41
    12.27.             "Base Long Term Assumed Liabilities"........................     41
    12.28.             "Bond Trustee"..............................................     41
    12.29.             "Bond Trust Indenture"......................................     41
    12.30.             "Capitalized Leases"........................................     41
    12.31.             "Chicago Office"............................................     41
    12.32.             "Claiming Party"............................................     42
    12.33.             "Closing" and "Closing Date"................................     42
    12.34.             "Closing Date A/R"..........................................     42
    12.35.             "Closing Date Adjusted Net Tangible Investment".............     42
    12.36.             "Closing Date Adjusted Working Capital".....................     42
    12.37.             "Closing Date Balance Sheet"................................     42

                                                                                      PAGES
                                                                                     --------
    12.38.             "Closing Date Long Term Assumed Liabilities"................     42
    12.39.             "Closing Date Middlebrooks Retirement Liability"............     42
    12.40.             "Closing Date Capitalized Tractor Lease Obligations"........     42
    12.41.             "Code"......................................................     42
    12.42.             "Commitments"...............................................     42
    12.43.             "Company Defined Contribution Plan".........................     42
    12.44.             "Company Employees".........................................     42
    12.45.             "Company Trustee"...........................................     42
    12.46.             "Contracts".................................................     42
    12.47.             "Credit Agreement"..........................................     42
    12.48.             "Current Product Lines".....................................     42
    12.49.             "Crown".....................................................     43
    12.50.             "Crown Group"...............................................     43
    12.51.             "December 31, 1998 Balance Sheet"...........................     43
    12.52.             "Discrimination Suit".......................................     43
    12.53.             "Divisions".................................................     43
    12.54.             "Divisions Agreements"......................................     43
    12.55.             "Employees".................................................     43
    12.56.             "Employee Pension Benefit Plans"............................     43
    12.57.             "Employee Welfare Benefit Plans"............................     43
    12.58.             "Enforceability Exceptions".................................     43
    12.59.             "Environmental Health and Safety Laws"......................     43
    12.60.             "Environmental Review"......................................     43
    12.61.             "EEOC"......................................................     43
    12.62.             "ERISA".....................................................     43
    12.63.             "ERISA Affiliate"...........................................     43
    12.64.             "Estimated Adjustments".....................................     43
    12.65.             "Estimated Purchase Price"..................................     43
    12.66.             "Estoppel Certificate"......................................     44
    12.67.             "Excluded Assets"...........................................     44
    12.68.             "Excluded Liabilities"......................................     44
    12.69.             "Existing Liens"............................................     44
    12.70.             "Final Adjusted Net Tangible Investment"....................     44
    12.71.             "Final Long Term Assumed Liabilities".......................     44
    12.72.             "Final Middlebrooks Retirement Liability"...................     44
    12.73.             "Final Adjusted Working Capital"............................     44
    12.74.             "Financial Statements"......................................     44
    12.75.             "Fixed Assets"..............................................     44
    12.76.             "Formation".................................................     44
    12.77.             "GAAP"......................................................     44
    12.78.             "Governmental Agency".......................................     45
    12.79.             "Governmental Charges"......................................     45
    12.80.             "Great Bend Bonds"..........................................     45
    12.81.             "Hazardous Materials".......................................     45
    12.82.             "Inactive Employees"........................................     45
    12.83.             "Indemnifiable Damages".....................................     45
    12.84.             "Indemnity Security Agreement"..............................     45
    12.85.             "Intellectual Property Rights"..............................     45
    12.86.             "Intercompany Agreements"...................................     45
    12.87.             "Interests".................................................     45
    12.88.             "Interim Statements"........................................     45
    12.89.             "Inventory".................................................     46
    12.90.             "Lease".....................................................     46
    12.91.             "Leased Real Property"......................................     46

                                                                                      PAGES
                                                                                     --------
    12.92.             "Letters of Credit".........................................     46
    12.93.             "Letter of Intent"..........................................     46
    12.94.             "Licenses"..................................................     46
    12.95.             "Liens".....................................................     46
    12.96.             "Limited Liability Company Agreement".......................     46
    12.97.             "Manufacturing Lease".......................................     46
    12.98.             "Material Adverse Effect"...................................     46
    12.99.             "Middlebrooks Retirement Liability".........................     46
    12.100.            "Money Purchase Plan".......................................     46
    12.101.            "Most Recent Balance Sheet".................................     46
    12.102.            "Non-claiming Party"........................................     46
    12.103.            "Non-Competition Agreement".................................     46
    12.104.            "Objection Notice"..........................................     46
    12.105.            "Offices"...................................................     47
    12.106.            "Other Assumed Capitalized Leases"..........................     47
    12.107.            "Owned Real Property".......................................     47
    12.108.            "Permit"....................................................     47
    12.109.            "Permitted Exceptions"......................................     47
    12.110.            "Person"....................................................     47
    12.111.            "Personal Property Existing Liens"..........................     47
    12.112.            "Personal Property Permitted Exceptions"....................     47
    12.113.            "Plants"....................................................     47
    12.114.            "Post-Closing Claims".......................................     47
    12.115.            "Pre-Acquisition Liabilities"...............................     47
    12.116.            "Prepaids"..................................................     47
    12.117.            "Product"...................................................     47
    12.118.            "Purchase Price"............................................     47
    12.119.            "Purchase Price Allocation Schedule"........................     47
    12.120.            "Purchased Assets"..........................................     47
    12.121.            "Real Estate Existing Liens"................................     49
    12.122.            "Real Estate Permitted Exceptions"..........................     49
    12.123.            "R&D Lease".................................................     49
    12.124.            "Recalls"...................................................     49
    12.125.            "Remediation Costs".........................................     49
    12.126.            "Sales Representatives".....................................     49
    12.127.            "Series A Bonds"............................................     49
    12.128.            "Series B Bonds"............................................     49
    12.129.            "Services"..................................................     49
    12.130.            "Significant Customers".....................................     49
    12.131.            "Stub Period"...............................................     49
    12.132.            "Superior Proposal".........................................     49
    12.133.            "Surveys"...................................................     49
    12.134.            "Termination Fee"...........................................     49
    12.135.            "Total Salaried Savings Plan Transfer Amount"...............     49
    12.136.            "Tractor Leases"............................................     49
    12.137.            "Transfer Date".............................................     49
    12.138.            "Year 2000 Readiness".......................................     50

                                   SCHEDULES

          1.5(a)                       Purchase Price Adjustments
          1.5(b)                       Inventory Valuation Principles
          1.5(d)                       Purchase Price Allocation
             2.1                       Jurisdictions; Qualifications
             2.2                       Foreign Qualifications
             2.3                       Subsidiaries and Investments
             2.4                       Defaults
             2.5                       Financial Statements
          2.6(b)                       Operations Outside of the Ordinary Course
             2.8                       Tax Audits
             2.9                       Leased Personal Property
         2.10(a)                       Description of Real Estate
         2.10(b)                       Leased Real Property
         2.10(c)                       Eminent Domain
            2.11                       Accounts Receivable
            2.13                       Licenses
            2.14                       Personal Property Permitted Exceptions
            2.15                       Collective Bargaining Agreements, Employee
                                       Benefit Plans, Employee Agreements
            2.16                       Contracts
            2.17                       Litigation
            2.18                       Environmental Matters
            2.19                       Insurance
            2.20                       Significant Customers
            2.21                       Suppliers
            2.22                       Product Warranties
            2.23                       Intellectual Property Rights
            2.25                       Y2K Matters
            2.26                       Employee Plans
            2.31                       Sales Representatives
            2.32                       Current Product Lines
             4.6                       Intercompany Agreements
             4.7                       Environmental Remediation
             4.9                       Surveys
             6.4                       Contract Consents Required
       12.120(a)                       Fixed Assets
       12.120(b)                       Owned Real Property
       12.120(c)                       Contracts
       12.120(d)                       Licenses

                                    EXHIBITS

1.2(c)                                 Great Bend Land Descriptions
2.5                                    Copies of Financial Statements
5.1                                    Non-Competition Agreement
5.3                                    Limited Liability Company Agreement

             LIMITED LIABILITY COMPANY INTEREST PURCHASE AND ASSET
                             CONTRIBUTION AGREEMENT

    This Limited Liability Company Interest Purchase and Asset Contribution Agreement (the "Agreement"), dated as of October 21, 1999, is made by and between Bush Hog Investors, L.L.C., a Delaware limited liability company ("Crown"), Allied Products Corporation, a Delaware corporation ("Allied"), and Bush Hog, L.L.C., a Delaware limited liability company (the "Company").

                                    RECITALS

    A. Allied is a diversified manufacturer of agricultural and turf equipment, industrial presses and other machinery products. Allied's Bush Hog and Great Bend Manufacturing Company divisions (individually "Bush Hog" and "Great Bend", collectively, the "Divisions") are engaged in the manufacturing of agricultural implements and machinery and turf equipment, and in the manufacturing of front-end loaders, respectively (the "Business"). All undefined capitalized terms shall have the same meanings ascribed to them in Article 12.

    B. Simultaneous with the Closing: (i) Allied shall sell, contribute, transfer and assign to the Company the Purchased Assets (as defined herein), subject solely to the Assumed Liabilities (as defined herein); (ii) Allied shall sell to Crown, and Crown shall purchase from Allied, eighty and one-tenth percent (80.1%) of the limited liability company interests in the Company (the "Interests"); and (iii) Crown and Allied shall enter into a Limited Liability Company Agreement for the Company in the form of Exhibit 5.3 attached hereto, all on the terms and subject to the conditions set forth herein.

    C. Allied has granted a security interest (the "Bank Lien") in the Purchased Assets pursuant to the Second Amended and Restated Credit Agreement dated as of February 1, 1999 as subsequently amended (the "Credit Agreement") among Allied, LaSalle National Bank and Bank of America (collectively the "Banks"). Simultaneous with the Closing, Allied shall borrow an amount, secured by its continuing 19.9% limited liability company interest in the Company which, together with the Estimated Purchase Price to be paid at Closing, shall be sufficient to discharge all of Allied's obligations under the Credit Agreement and obtain at Closing a release of the Bank Lien.

    The parties therefore agree, for good and valuable consideration, as follows:

                                   ARTICLE 1
                         PURCHASE AND SALE TRANSACTIONS

    1.1.  PURCHASE AND SALE TRANSACTIONS.

    On the terms and subject to the conditions set forth in this Agreement, Allied shall, on or contemporaneous with the Closing Date: (A) first, cause the Formation of the Company, (B) then, sell, contribute, transfer, set over, deliver and assign to the Company all of the Purchased Assets, subject only to the Assumed Liabilities and the Permitted Exceptions, lease and sublease certain of the Excluded Assets to the Company but retain all other Excluded Assets, and
(C) then, in consideration of the Purchase Price, sell and assign to Crown the Interests, free and clear of all Liens.

    1.2.  EXCLUDED ASSETS.

    Allied shall not contribute to the Company, and shall retain, the following ("Excluded Assets"):

        (a) any asset not included in the Purchased Assets;

        (b) all cash and cash equivalents of Allied (except for petty cash located at the Plants and Offices and imprest accounts) including all cash generated by the Divisions prior to the Closing;

        (c) subject to Section 5.9, all of Tracts 1, 2, 3 and 4, in Great Bend, Kansas, including the Great Bend Lake, as defined and further described in
    Exhibit 1.2(c) and all improvements thereon other than any Fixed Assets described in Section 12.120(a);

        (d) all rights of Allied under this Agreement; and

        (e) the names "Allied Products Corporation," "Allied" and all variations thereof or any right to use the same alone or in conjunction with other words; provided, that the Company shall be permitted to use the Allied name, to the extent such name exists on tangible items including, without limitation, finished goods, supplies, labels and sales literature transferred pursuant to this Agreement, for a commercially reasonable period, but not in excess of twelve
    (12) months after the Closing Date (or 60 days after the Closing Date for paper documents);

        (f)  claims arising out of Excluded Assets or Excluded Liabilities;

        (g) corporate records and financial records required by law to be retained by Allied, except that copies of such records shall be included in Purchased Assets.

    1.3.  ASSUMED LIABILITIES.

    Concurrent with the transfer of the Purchased Assets to the Company on the Closing Date, the Company shall assume, undertake or possess solely the following liabilities, commitments and obligations of the Divisions (collectively, the "Assumed Liabilities"):

        (a) for Employees hired by the Company as of the Closing, the wages, salaries and commissions payable to such Employees for the pay period which includes the Closing Date, and accrued vacation and sick pay, for such Employees, but only to the extent included in the calculation of Final Adjusted Working Capital (the "Accrued Payroll Items");

        (b) commissions payable to Sales Representatives with respect to the Accounts Receivables included in the Purchased Assets to the extent included in the calculation of Final Adjusted Working Capital ("Accrued Commissions");

        (c) the obligations under (i) the Capitalized Leases for the truck tractors listed on Schedule 1.5(a) (the "Tractor Leases") and (ii) the other Capitalized Leases listed on Schedule 1.5(a) (the "Other Assumed Capitalized Leases") and (iii) other Contracts, excluding any liability for a breach thereunder arising out of or accruing from events that occurred prior to the Closing including without limitation any liability of the nature contemplated in Section 1.4(h);

        (d) the obligations and liabilities incurred in the ordinary course of business (except to the extent resulting from, arising out of, relating to, or caused by any tort, breach of contract, infringement or violation of law); provided, however, obligations and liabilities related to employees and employee benefits are included only to the extent described in Section 1.3(a) and 1.3(i);

        (e) the obligations and liabilities incurred in the ordinary course of the business of the Divisions to hold, store or retain finished goods located at any facility of the business of the Divisions for customers who have previously purchased such goods;

        (f) any liability, commitment or obligation regarding any claim for warranty claims for Products manufactured or sold prior to Closing, irrespective of the time of occurrence or assertion of such liability, commitment or obligation;

        (g) the obligations and liabilities listed or reflected in the Closing Date Balance Sheet (except Excluded Liabilities), to the extent included in the Final Adjusted Working Capital or the Final Long Term Assumed Liabilities;

        (h) any liability, commitment or obligation regarding any claim for product liability for events occurring on or after Closing for products within the Current Product Lines, irrespective of when the relevant products within such Current Product Lines were manufactured or sold, except products manufactured or sold by Great Bend or Universal Turf prior to their acquisition by Allied (the "Pre-Acquisition Liabilities"); and

        (i) the obligation to pay supplemental retirement payments to Bobby Middlebrooks under the Allied Products Corporation Nonqualified Deferred Compensation Plan adopted on July 23, 1997 (the "Middlebrooks Retirement Liability").

    1.4.  EXCLUDED LIABILITIES.

    The Company shall not assume or otherwise be responsible for any liabilities or obligations of Allied (other than the Assumed Liabilities) whether or not attributable to the Divisions or otherwise, direct or indirect, known or unknown, absolute or contingent. By way of illustration but not limitation, the Company shall not assume or otherwise be responsible for any of the following liabilities, obligations or commitments of Allied and/or the Divisions or any of its or their Affiliates, (the "Excluded Liabilities"):

        (a) any Governmental Charge arising from the operation of Allied, the Divisions or Assets on or prior to the Closing Date;

        (b) any liability of Allied to any Affiliate, or any Affiliate to Allied, including any liability relating to any lease or sublease of Fixed Assets;

        (c) any cost, broker's or finder's fee or expense incurred incident to the negotiation or preparation of this Agreement or the performance and compliance with the agreements and conditions contained herein including, without limitation, fees, if any, due to J.P. Morgan Securities Inc. or J.P. Morgan & Co. Incorporated;

        (d) any liability, obligation or commitment relating to those certain City of Great Bend, Kansas Industrial Revenue Refunding Improvement Bonds Series A, 1994 and Series B, 1994 in the aggregate principal amount at the time of issuance of $1,250,000 (the "Series A Bonds" and the "Series B Bonds", respectively and the "Great Bend Bonds", collectively), and governed by that certain Trust Indenture dated as of March 1, 1994 (the "Bond Trust Indenture"), between the City of Great Bend, Kansas, as issuer, and Union National Bank of Wichita, Wichita, Kansas, as Trustee (the "Bond Trustee"), which Allied represents as having a Seven Hundred Thousand Dollar ($700,000) principal remaining at March 1, 1999, and an average interest rate of six percent (6%);

        (e) any debt, liability, obligation or commitment to banks or for borrowed money, including, without limitation, that certain Second Amended and Restated Credit Agreement dated as of February 1, 1999, as subsequently amended among Allied and the Banks;

        (f) any liabilities and obligations related to employees or employee benefits including, without limitation, any obligation for wages, commissions, vacation and holiday pay, sick pay, bonuses, severance pay, retiree or employee medical benefits, underfunding of any defined benefit plan, withdrawal liability or partial wind-up or similar liability under law or the provisions of any plan, or any obligation under any employment agreement or common law employment relationship and any statutory obligation to provide continuation of medical benefits pursuant to Section 4980B of the Code or applicable state or provincial law but, notwithstanding the foregoing, excluding any liabilities with respect to the Middlebrooks Retirement Liability included as an Assumed Liability and the Accrued Payroll Items;

        (g) except for specifically described Assumed Liabilities, any liability, obligation or commitment of: (i) Allied or its Affiliates, other than the Company, incurred after the Closing Date; or (ii) Allied's Verson Division.

        (h) any liability the existence of which would constitute a breach or inaccuracy of, or failure to comply with, any of the representations, warranties, covenants or agreements of any party other than Crown hereunder;

        (i) any liability, commitment or obligation regarding any claim relating to product liability for (A) products not within the Current Product Lines (B) Pre-Acquisition Liabilities and (C) events occurring before Closing, including, without limitation, any obligations and liabilities related to that certain asserted product liability claim described on page 8 of Allied's Form 10-Q for the quarterly period ended March 31, 1999, in which the amount of damages claimed against the defendants exceeds Allied's liability insurance limits (known as Haynes & Griffin v. Bush Hog);

        (j) any liability, commitment or obligation arising from Allied's, its Divisions' or their respective predecessors', or the Company's activity prior to Closing relating to the Environmental Health and Safety Laws; or the existence of Hazardous Materials at any Plants or on Real Property now or previously owned or leased by Allied or any of the Divisions, or their respective predecessors; or the deposit of Hazardous Materials by Allied or its Divisions or their respective predecessors including, without limitation, all of the environmental matters referenced in Allied's Form 10-K for the fiscal year ended December 31, 1998;

        (k) any liability, commitment or obligation arising under or with respect to the workers' compensation including Federal, state or provincial (including, without limitation, Ontario and Saskatchewan) statutes relating to occupational health and safety with respect to injuries occurring or occupational illnesses alleged to have begun prior to the Closing Date (including relapses and aggravations of injuries (as determined by the appropriate federal, state or provincial governing body) after the Closing relating to accidents or injuries and occupational diseases occurring before the Closing Date) including without limitation any costs, fees, charges, fines or penalties resulting from any audits of any Plant with respect to periods prior to Closing), premium assessments applicable to the periods prior to the Closing, adjustments (both credits and charges), for whatever reason, to the assessed premiums for periods prior to the Closing and all ongoing claims administration and related fees and expenses including case management, rehabilitation and return to work costs relating to Employees involved in accidents prior to the Closing Date;

        (l) any liability, commitment or obligation of Allied or the Divisions to any finance company financing the purchase of Products relating to any Products sold or ordered prior to the Closing, including without limitation any guarantees, rebates, allowances, take-back agreements or similar commitments;

        (m) any liability, commitment or obligation of Allied relating to the matters described on page 43 of Allied's Form 10-K for the fiscal year ended December 31, 1998, for liabilities related to Allied's agreements with certain executive officers that provide payments of up to approximately three (3) years' compensation if within one (1) year following a defined change in ownership or control of Allied, there is an involuntary termination of such executive's employment or patterns of activity during such period by Allied that cause the executive to resign;

        (n) any liabilities, commitments or obligations arising as a result of actual or alleged occurrences of misconduct by officers, directors and employees of Allied and its Affiliates including employment practices, EEOC, crimes or breaches of fiduciary duties for incidents occurring prior to the Closing Date irrespective of the reporting date, including, without limitation: (1) the shareholder class action lawsuit filed in the United States District Court for the Northern District of Illinois, styled Great Neck Capital Appreciation Investment Partnership, L.P. v. Richard A. Drexler, et al.; and (2) the race discrimination class action suit brought by seven plaintiffs who are current and former employees, styled Quintin Alexander, Freddie Holmes, Henry Hall, Jerry Wilson, Roger Hall, Bert Scott and Darriel Hollman v. Bush Hog Division of Allied Products Corporation, or any subsequent members of such class or any such plaintiffs individually, for matters related thereto ("the "Discrimination Suit"), except to the extent set forth in Section 11.12 below;

        (o) any liabilities, commitments or obligations related to Excluded Assets, Capitalized Leases not listed on Schedule 1.5(a) and operating leases of personal property not listed on Schedule 2.9; and

        (p) any liabilities, commitments or obligations related to the obligation to repurchase equipment and/or inventory from dealers terminated prior to Closing, or arising out of events occurring prior to Closing relating thereto, but only to the extent such obligation exceeds the fair market value of such repurchased inventory and/or equipment based on the sale price received by the Company on a resale of such repurchased equipment and/or inventory, or as otherwise agreed to in writing by the Company and a dealer, in each case, less the Company's costs of repossession, storage, handling, transportation and refurbishment.

    1.5.  PURCHASE PRICE COMPUTATION AND ADJUSTMENTS AND PAYMENT.

        (a) COMPUTATION AND ADJUSTMENTS. The Purchase Price (collectively, the 'Purchase Price') for the Interests shall be One Hundred Twenty Million Eighty-Six Thousand Forty-One Dollars ($120,086,041) adjusted as follows:
    (i) plus or minus an amount equal to eighty and one-tenth percent (80.1%) of the increase or the decrease, respectively, from: (A) the Base Adjusted Working Capital to (B) the Final Adjusted Working Capital; (ii) plus or minus an amount equal to eighty and one-tenth percent (80.1%) of the increase or decrease, respectively, from: (A) the Base Adjusted Net Tangible Investment to (B) the Final Adjusted Net Tangible Investment; provided, however, that if such adjustment in this clause (ii) initially results in an amount owing by Allied to Crown, then Allied shall have the obligation to pay Crown only to the extent that such decrease exceeds $2,258.90 times the number of days which have elapsed between December 31, 1998 and the Closing, but not in excess of 365 days; and (iii) plus or minus an amount equal to eighty and one-tenth percent (80.1%) of the decrease or increase, respectively, from: (A) the Base Long Term Assumed Liabilities to (B) the Final Long Term Assumed Liabilities. For purposes of this Section 1.5, Closing Date Adjusted Working Capital, Closing Date Adjusted Net Tangible Investment and Closing Date Long Term Assumed Liabilities shall be calculated and determined as follows:

           (i) CALCULATION OF CLOSING DATE ADJUSTED WORKING CAPITAL. The "Closing Date Adjusted Working Capital" shall equal the excess of Adjusted Current Assets as set forth in the Closing Date Balance Sheet over Adjusted Current Liabilities as set forth in the Closing Date Balance Sheet.

               (A) The term "Adjusted Current Assets" shall mean the categories of current assets included in the Base Adjusted Working Capital and shall be computed on a basis consistent with the computation of such assets in the Base Adjusted Working Capital,

               (B) The term "Adjusted Current Liabilities" shall mean the categories of liabilities included in the Base Adjusted Working Capital computed on a basis consistent with the computation of such liabilities in the Base Adjusted Working Capital but excluding all liabilities which constitute Excluded Liabilities hereof,

               (C) Schedule 1.5(a) sets forth the adjustments to the working capital included in the Divisions' balance sheet as of June 30, 1999 which would have been required to compute the "Closing Date Adjusted Working Capital," assuming the closing of the transaction hereunder had occurred on June 30, 1999. The Base Adjusted Working Capital was determined based on the items from the Divisions' projected working capital set forth on Schedule 1.5(a) as of September 30, 1999.

           (ii) CALCULATION OF CLOSING DATE ADJUSTED NET TANGIBLE INVESTMENT. The "Closing Date Adjusted Net Tangible Investment" shall mean the amount of the Plant and Equipment net of accumulated depreciation as set forth in the Closing Date Balance Sheet.

           (iii)  CALCULATION OF CLOSING DATE LONG TERM ASSUMED
       LIABILITIES. The Closing Date Long Term Assumed Liabilities shall be the sum of the Closing Date Capitalized Tractor Lease Obligations and the Closing Date Middlebrooks Retirement Liability. The Closing Date Capitalized Tractor Lease Obligations and the Closing Date Middlebrooks Retirement Liability shall be determined as set forth on Schedule 1.5(a).

           (iv) POST-CLOSING PAYMENT OF CLOSING DATE ADJUSTED WORKING CAPITAL, CLOSING DATE ADJUSTED NET TANGIBLE INVESTMENT AND CLOSING DATE LONG TERM ASSUMED LIABILITIES.

               (A) Within sixty (60) days after the Closing Date, Allied will prepare, and cause Allied's Accountant to audit and deliver to Crown, the balance sheet of Divisions as of the close of business on the Closing Date (the "Closing Date Balance Sheet") and will prepare and deliver to Crown a report (the "Adjustment Report"), showing the computation of Closing Date Adjusted Working Capital, Closing Date Adjusted Net Tangible Investment and Closing Date Long Term Assumed Liabilities, computed in accordance with the definitions of Closing Date Adjusted Working Capital, Closing Date Adjusted Net Tangible Investment and Closing Date Long Term Assumed Liabilities set forth herein, and which shall set forth the adjustment to the Purchase Price in Section 1.5(a). Such Closing Date Balance Sheet will be prepared in accordance with GAAP applied on a basis consistent with that used in, and in accordance with the same accounting principles applied in the Divisions' December 31, 1998 Balance Sheet and the Adjustment Report will be prepared in accordance with Section
           1.5(a) and Schedule 1.5(a). The Closing Date Balance Sheet will also include an opinion of Allied's Accountants that they have audited the Closing Date Balance Sheet, and the Adjustment Report and that such Balance Sheet has been prepared in accordance with GAAP, applied on a basis consistent with that used in, and in accordance with the same accounting principles applied in, the preparation of the Divisions' December 31, 1998 Balance Sheet and that the Adjustment Report has been prepared in accordance with Schedule 1.5(a) and in accordance with the terms of this Agreement.

           The Closing Date Balance Sheet shall include and reflect information related to the Business which becomes available after the Closing (other than subsequent events), through the date the Closing Date Balance Sheet is prepared, and which according to GAAP should be reflected in the Closing Date Balance Sheet.

               (B) At Crown's request, Allied shall promptly provide Crown and its accountants with Allied's and its Accountant's books, records and workpapers supporting the preparation of the Closing Date Balance Sheet and the Adjustment Report. Within 30 days after receipt of the Closing Date Balance Sheet and the Adjustment Report, Crown may, by written notice to Allied, object to the Closing Date Balance Sheet and Adjustment Report (the "Objection Notice"). Within twenty-one
           (21) days following delivery of the Objection Notice, Crown and Allied shall attempt in good faith to resolve all disputes between them regarding these items. If Crown and Allied cannot resolve all such disputes within such 21 day period, the matters in dispute shall be determined by an Arbiter. Promptly, but not later than 21 days after the acceptance of its appointment, the Arbiter will determine (based solely on presentations by Allied and Crown to the Arbiter and not by independent review) only those items in dispute and will render a report as to its resolution of such items and the resulting calculation of such items in dispute. In resolving any disputed item, the Arbiter may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party, in each case as presented to the Arbiter. For purposes of Arbiter's calculation of the Closing Date Adjusted Working Capital, Closing Date Adjusted Net Tangible Investment and/or Closing Date Long Term Assumed Liabilities the amounts to be included will be the appropriate amounts from the Closing Date Balance Sheet and the Adjustment Report, as the case may be, as to items that are not in dispute and the amounts determined by the Arbiter, as to items that are submitted for resolution by the Arbiter. Crown and Allied shall cooperate with the Arbiter in making its determination and such determination shall be conclusive and binding upon Crown and Allied. Any fees or expenses payable to the Arbiter shall be paid by the party that does not substantially prevail on the disputed issues (as determined by the Arbiter).

               (C) If Crown does not timely deliver an Objection Notice, Crown shall be deemed to have accepted the Closing Date Adjusted Working Capital, Closing Date Adjusted Net Tangible Investment and/or Closing Date Long Term Assumed Liabilities, as the case may be. The terms Final Adjusted Working Capital, Final Adjusted Net Tangible Investment and Final Long Term Assumed Liabilities shall mean:
           (i) the Closing Date Adjusted Working Capital, the Closing Date Adjusted Net Tangible Investment and Closing Date Long Term Assumed Liabilities, respectively, if Crown does not timely deliver an Objection Notice as set forth above; or (ii) if Crown timely delivers an Objection Notice, the applicable amounts determined pursuant to
           Section 1.5(a)(iv)(B).

               (D) Within five days after determination of the Final Adjusted Working Capital, Final Adjusted Net Tangible Investment, and/or Final Long Term Assumed Liabilities, as the case may be: (i) Allied shall pay Crown by wire transfer of immediately available funds the amount, if any, equal to: (x) eighty and one-tenth percent (80.1%) of the excess of the Base Adjusted Working Capital over the Final Adjusted Working Capital; (y) eighty and one-tenth percent (80.1%) of the excess of Base Adjusted Net Tangible Investment over the Final Adjusted Net Tangible Investment provided, however, that such adjustment in this clause (D)(i)(y) shall only apply to a payment by Allied to Crown to the extent that such decrease from the Base Adjusted Net Tangible Investment exceeds the product of $2,258.90 times the number of days which have elapsed between December 31, 1998 and the Closing, but not in excess of 365 days, and (z) eighty and one-tenth percent (80.1%) of the excess of the Final Long Term Assumed Liabilities over the Base Long Term Assumed Liabilities and
           (ii) Crown shall pay Allied by wire transfer of immediately available funds the amount, if any, equal to (x) eighty and one-tenth percent (80.10%) of the excess of the Final Adjusted Working Capital over the Base Adjusted Working Capital (y) eighty and one-tenth percent (80.1%) of the excess of the Final Adjusted Net Tangible Investment over the Base Adjusted Net Tangible Investment and (z) eighty and one-tenth percent (80.1%) of the excess of Base Long Term Assumed Liabilities over the Final Long Term Assumed Liabilities. Any payment pursuant to this Section (excluding payments attributable to interest) will be treated by the parties as an increase or decrease in the Purchase Price and shall be appropriately adjusted to reflect any Estimated Adjustments paid at the Closing Date. Each of the payments required pursuant to this paragraph shall be set off against the others so that only one party shall make one net payment to the other. Such payment shall include interest on such payments calculated at an annual rate of eight percent (8%) from the Closing to the Date of Payment.

               (E) Notwithstanding the foregoing, on or prior to the Closing Date Crown and Allied shall in good faith attempt to agree on an estimate of the adjustments to the Purchase Price pursuant to this
           Section 1.5(a) (any such agreement herein, the "Estimated Adjustments").

        (b) INVENTORY. The Inventory as of the Closing Date shall be determined in accordance with the inventory valuation principles used by the Divisions set forth on Schedule 1.5(b) and in conformity with GAAP on a basis consistent with past practice. Immediately prior to the Closing Date, Allied, at its sole cost, shall cause the Divisions to take, and Crown (and its agents) may observe, a physical count of the Inventory using procedures consistent with the Divisions' past physical inventory practices. Each party, and its representatives, shall have full access to all work papers and records of such physical count. The physical inventory shall be priced in accordance with such principles with appropriate adjustments for obsolete, used, slow-moving, overstock, damaged or defective goods in accordance with the valuation principles set forth on Schedule 1.5(b). Any adjustments of inventory required as a result of the physical inventory shall be reflected in the inventory included in the Closing Balance Sheet. Any disputes under this section shall be resolved by the Arbiter in accordance with Section 1.5(a)(iv)(B).

        (c) PAYMENT. On the Closing Date, One Hundred Twenty Million Eighty-Six Thousand Forty-One Dollars ($120,086,041) adjusted for the Estimated Adjustments (the "Estimated Purchase Price") shall be paid by Crown to Allied by wire transfer of immediately available funds.

        (d) ALLOCATION. The Purchase Price plus the Assumed Liabilities shall be allocated among the Purchased Assets and Non-Competition Agreement, in accordance with an allocation Schedule (the "Purchase Price Allocation Schedule") prepared by Crown and delivered to Allied not later than the date which is the later of (i) ninety (90) days after Closing, or (ii) 30 days after the determination of the Final Adjusted Working Capital, Final Adjusted Net Tangible Investment and Final Long Term Assumed Liabilities. The schedule shall be prepared in a manner consistent with the principles set forth in Section 1060 of the Code and the regulations promulgated thereunder. The information included on Purchase Price Allocation Schedule shall reflect that the value attributed to the Non-Competition Agreement is part of the goodwill transferred from Allied to the Company. The parties hereto covenant and agree that neither of them will take a position on any tax return or tax return forms, nor will any inconsistent tax election be made by Allied or any Affiliate or the Company before any governmental or regulatory body charged with the collection of any tax, or in any judicial or administrative proceeding, that is in any way inconsistent with the Purchase Price Allocation Schedule. The preceding sentence shall not apply to any tax return or election required to be filed (taking into account all applicable extensions) prior to delivery of the Purchase Price Allocation Schedule or to the portion of the Purchase Price allocable to the Owned Real Property for real estate transfer tax purposes as reasonably determined by Crown and Allied.

    1.6.  CLOSING DATE.

    Subject to the provisions of Section 11.1 hereof, the completion of the transactions contemplated hereunder, shall be at 10:00 a.m. on December 31, 1999, provided that (a) this date may be extended by the notice of either party prior to such date so that the Closing Date occurs on the same date as the transactions herein have been approved by Allied's shareholders and at least five (5) business days have elapsed after the date the last of the approvals and consents contemplated in Section 6.4(ii) have been received, (b) such time may be otherwise extended or shortened as may be agreed upon in writing by Crown and Allied, and (c) the conditions set forth in Article 6 and Article 7 have been satisfied or appropriately waived, at the offices of Gould & Ratner, 222 N. LaSalle, Suite 800, Chicago, Illinois 60601, or at such other place or at such other time as shall be agreed upon in writing by Crown and Allied (such date and time being herein called the "Closing" or "Closing Date").

    1.7.  CLOSING DATE DELIVERIES.

        (a) Allied's Deliveries to the Company and Crown. On the Closing Date, Allied shall deliver to the Company and Crown, duly executed copies, as appropriate, of the following:

            (i) a Certificate of Incorporation of Allied (certified by the Secretary of State of Delaware, dated within two (2) weeks prior to the Closing) and By-Laws of Allied (certified by the Secretary thereof as of the Closing),

           (ii) Certificate of Formation of the Company (certified by Secretary of State of Delaware dated within two (2) weeks prior to the Closing),

           (iii) general assignments and warranty bills of sale in a form to be agreed upon by the parties prior to the Closing Date executed by Allied transferring the Purchased Assets to the Company, free and clear of all Liens, except the Permitted Exceptions and Bank Lien,

           (iv) recordable special warranty deeds (recordable quitclaim deed for parcel 22 as identified in Chicago Title Insurance Company Commitment P99320 dated September 22, 1999) in a form to be agreed upon by the parties prior to the Closing Date to transfer the Owned Real Property to the Company, subject only to the Real Estate Permitted Exceptions,

           (v) any applicable federal, provincial or local tax clearance certificate from the appropriate jurisdiction in which the Purchased Assets are located (including, without limitation, clear realty tax certificates or statements of taxes showing no owing balance from the relevant government agencies),

           (vi) good standing certificates of Allied and the Company each from the Secretary of State of Delaware, dated within two (2) weeks prior to the Closing,

          (vii) tax, lien and judgment searches, dated within two (2) weeks of Closing, showing no Liens, on any of the Purchased Assets or Interests, except for the Existing Liens, all of which will be released at Closing,

          (viii) a resignation by the other officers, directors, managers and other officials of the Company, if any, as may be requested by Crown,

           (ix) all of the documents, instruments and opinions required to be delivered by Allied pursuant to Article 6,

           (x) evidence of release of all Liens on the Purchased Assets and Interests, including, without limitation, the Existing Liens, but excluding the Permitted Exceptions, with respect to only the Purchased Assets,

           (xi) evidence of payment in full of Allied's indebtedness pursuant to the Great Bend Bonds or the representations, warranties, agreements and documentation described in Section 5.8(B),

          (xii) those tax registration certificates reasonably requested by Crown,

          (xiii) the Indemnity Security Agreement,

          (xiv) subject to Section 5.9, a lease (the "Manufacturing Lease") for Tracts 1 and 4 in Great Bend, Kansas, as described on Exhibit
       1.2(c) duly executed by Allied, and

          (xv) a lease or sublease (the "R&D Lease") for the research and development facility located on Tracts 2 and 3 in Great Bend, Kansas, as described on Exhibit 1.2(c) and duly executed by Allied.

    The Manufacturing Lease and R&D Lease shall provide for base rent of $1.00 per year, a lease Term acceptable to Crown, at Crown's option, an option to purchase property for $1.00 and such other terms and conditions as are mutually agreed upon by the parties prior to the Closing Date.

        (b) ALLIED'S DELIVERIES TO CROWN. On the Closing Date, Allied shall deliver to Crown, duly executed copies, as appropriate, of the assignment of the Interests to Crown, free and clear of all Liens, in a form to be agreed upon by the parties prior to the Closing Date.

        (c) CROWN'S DELIVERIES TO ALLIED. On the Closing Date, Crown shall deliver to Allied, the following:

            (i) the Estimated Purchase Price;

           (ii) duly executed copies, as appropriate, of all of the documents, instruments and opinions required to be delivered by Crown pursuant to the relevant provisions of Article 7;

           (iii) Certificate of Formation of Crown certified by the Secretary of State of Delaware dated within two (2) weeks prior to the Closing; and

           (iv) a good standing certificate of Crown from the Secretary of State of Delaware, dated within two (2) weeks prior to the Closing.

        (d)  COMPANY'S DELIVERIES TO ALLIED.

    On the Closing Date and subject to Section 5.9, the Company shall deliver to Allied copies of the Manufacturing Lease and R&D Lease duly executed by the Company.

    1.8.  FURTHER ASSURANCES.

    Not in limitation of Section 1.7(a) and 1.7(b) or Article 5 and Article 6, on the Closing Date, Allied shall (i) deliver to Crown and the Company such other bills of sale, endorsements, assignments, deeds, affidavits of title and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Crown and its counsel, as Crown and the Company may reasonably request or as may be otherwise reasonably necessary to vest in the Company all the right, title and interest of Allied in, to or under any or all of the Purchased Assets free and clear of all Liens other than the Permitted Exceptions, and to vest in Crown all right, title and interest in the Interests free and clear of all Liens, and (ii) take all steps as may be reasonably necessary to put the Company in actual possession and control of all the Purchased Assets and Crown in actual possession of the Interests. From time to time following the Closing, Allied shall, at its cost and expense, execute and deliver, or cause to be executed and delivered, to Crown and the Company, as the case may be, such other instruments of conveyance and transfer as Crown may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and to vest in Crown all right, title and interest in the Interests, and put the Company in possession of, any part of the Purchased Assets free and clear of all Liens other than the Permitted Exceptions, and Crown in actual control and possession of the Interests free and clear of all Liens, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with the Company and Crown at their request in (a) endeavoring to obtain such consent promptly and (b) providing the Company with actual use or enjoyment thereof. Notwithstanding the foregoing, to the extent the Company obtains the actual use and enjoyment thereof, at no additional cost, and on the same or better terms, despite not having obtained any such third party consent, the Company shall hold Allied harmless and against all obligations thereunder.

                                   ARTICLE 2
              REPRESENTATIONS, WARRANTIES AND COVENANTS OF ALLIED

    As an inducement to Crown and the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Allied hereby represents, warrants and covenants to Crown and the Company and agrees as follows:

    2.1.  DUE ORGANIZATION.

    Allied is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business as a foreign corporation in the states listed on Schedule 2.1.

    2.2.  POWER AND AUTHORITY.

    Allied has full corporate power and authority to own, lease or otherwise hold the Purchased Assets and to operate and use the Purchased Assets and to carry on the operation of the Divisions as now conducted. On the Closing, the Company will be a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and duly qualified to transact business as a foreign corporation in the states listed on Schedule 2.2. On the Closing, the Company will have full corporate power and authority to own, lease or otherwise hold the Purchased Assets and to operate and use the Purchased Assets and to carry on the operation of the Divisions as now conducted.

    2.3.  SUBSIDIARIES AND INVESTMENTS.

    Except as set forth on Schedule 2.3 and except for Allied's ownership interests in the Company, Allied, does not, and as of the Closing the Company will not, with respect to the Divisions (a) own, of record or beneficially, any outstanding voting securities of or other equity interests in any corporation, partnership, association, joint venture or other entity or (b) control (directly or indirectly and alone or in combination with others) any corporation, partnership, association, joint venture or other entity.

    2.4.  AUTHORITY.

    Allied has full power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to comply with the terms, conditions and provisions hereof. The execution, delivery and performance of this Agreement, and all other agreements contemplated to be executed, delivered and performed hereunder by Allied have been duly authorized and approved by the board of directors of Allied, and do not require any further authorization or consent of any third party or of any governmental authority except as may be expressly set forth herein. This Agreement is (subject to the receipt of stockholder approval), and each other agreement or instrument contemplated hereby to which Allied is a party, will be, the legal, valid and binding agreement of Allied, enforceable in accordance with their terms except (a) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar law affecting the enforcement of creditors' rights generally, or (b) to the extent that such enforceability is subject to the principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) (the "Enforceability Exceptions").

    Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of or constitute a default under any term of (i) the Certificate of Incorporation or By-Laws of Allied, or (ii) except as set forth on Schedule 2.4 any agreement, mortgage, debt instrument, indenture, franchise, license, permit, authorization, lease (provided that any necessary landlord consent to assignment is obtained) or other instrument, judgment, decree, order, law or regulation by which Allied is bound, or result in the creation of any lien, security interest, prior claim, charge or encumbrance upon any of the Purchased Assets.

    2.5.  FINANCIAL STATEMENTS.

    Attached hereto as Exhibit 2.5 are true, complete and correct copies of (i) the Divisions' consolidated balance sheet and statements of operations (together with any and all notes thereto) for the fiscal year ended December 31, 1998 (the "Annual Statement") and (ii) the Divisions' balance sheets and statements of operations for June 30, 1999 (the "Interim Statement") (collectively, the "Annual Statement" and the "Interim Statement" are referred to as the "Financial Statement"). Except as set forth on Schedule 2.5, the Financial Statements set forth in clause (i) have been prepared in conformity with GAAP and present fairly the assets, liabilities, financial position and results of operations of the Divisions as of their respective dates and for the respective periods covered thereby. Except as set forth on Schedule 2.5, the Financial Statements set forth in clause (ii) have been prepared in conformity with GAAP (except for normal and recurring adjustments for year end statements) and present fairly in all material respects the assets, liabilities, financial position and results of operations of the Divisions as of each applicable entity as of their respective dates and for the respective periods covered thereby. The Company has had no revenues or expenses nor any assets or liabilities prior to or after the Formation.

    2.6.  OPERATIONS SINCE DECEMBER 31, 1998.

        (a) Since December 31, 1998, there has been (i) no Material Adverse Effect and, to the knowledge of Allied, no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause such a change in the future other than the Company's purchase and use of the Purchased

    Assets; and (ii) in relation to the Divisions, no damage, destruction, loss, claim, condemnation or other taking with respect to the Assets other than Accounts Receivable (whether or not covered by insurance), in the excess of $20,000 individually or $200,000 in the aggregate.

        (b) Since December 31, 1998, Allied has conducted the operations of the Divisions in the ordinary course of business consistent with existing operating procedures and practices. Without limiting the generality of the foregoing, since December 31, 1998, except as set forth on Schedules
    1.5(a) and 2.6(b) and except for the transfer of the Purchased Assets to the Company, Allied has not, with respect to the Divisions, Purchased Assets or the Company:

            (i) sold, leased, transferred or otherwise disposed of (except in the ordinary course of business), or mortgaged or pledged, or imposed or suffered to be imposed any lien, charge or encumbrance on, any of the Purchased Assets;

           (ii) canceled any debts owed to, or claims held by, the Divisions (including the settlement of any claims or litigation) other than in the ordinary course of business consistent with past practice;

           (iii) canceled or terminated any contract, lease or agreement in connection with the Divisions or entered into and become bound by any contract, lease or agreement the result of which would be a Material Adverse Effect;

           (iv) declared (or received a declaration of) default under any material Contract;

           (v) entered into any Contracts other than (A) purchase orders entered into in the ordinary course of business, including purchase orders for normally used raw materials and parts, and (B) the Contracts described on
       Schedule 2.16;

           (vi) entered into any joint venture or partnership;

          (vii) made any dividend or distribution of any Purchased Asset;

          (viii) given a raise to any Employee in excess of five percent (5%) of such Employee's 1998 salary; given a bonus to any Employee other than the incentive bonuses earned in 1998 (paid in 1999) and 1999 and the 1999 Christmas bonus; or increased the commissions rate payable to any Employee or Sales Representative by more than five percent (5%) of such person's commissions rate in effect on December 31, 1998;

           (ix) changed any accounting policies or practices;

           (x) made any agreements, written or oral, to perform any of the above, other than this Agreement; or

           (xi) entered into any Capitalized Leases.

    2.7.  NO UNDISCLOSED LIABILITIES.

    None of the Purchased Assets are, nor Allied with respect to the Divisions is, subject to any liability, commitment or obligation (including, without limitation, to the knowledge of Allied, unasserted claims), whether absolute, contingent, accrued or otherwise except (a) for Existing Liens; (b) for the Contracts; (c) as set forth in the Financial Statements and (d) as disclosed in this Agreement and the schedules and exhibits hereto. At Closing, the Company will have no liabilities, commitments or obligations except for the Assumed Liabilities.

    2.8.  TAXES.

    Allied has and will timely file all required foreign, federal, state, provincial, municipal and local income, excise, training, withholding, property, sales, use, franchise, commodity, payroll and other tax returns, declarations and reports with respect to its entire entity including, but not limited to, the Divisions, which are required to be filed on or before the date hereof and the Closing, and shall have paid or reserved for all Governmental Charges arising from the operation of Allied, the Divisions or Assets on or prior to the Closing Date, including without limitation, all Governmental Charges arising in connection with the Great Bend Bonds and all Government Charges required to be withheld by Allied from employees of the Divisions for income taxes, social security, workers' compensation, employment insurance, employer health tax and other payroll taxes and related withholdings and all other similar taxes. There are no actions, suits, proceedings, investigations, inquiries or claims now pending or made or to the best knowledge of Allied threatened against Allied in respect of Governmental Charges in connection with or attributable to the Divisions. Allied has withheld from each amount paid or credited to any Person the amount of Governmental Charges required to be withheld therefrom and has either remitted such Governmental Charges to the proper tax or other receiving authorities within the time required under applicable legislation or set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Allied or the Divisions. The returns, declarations and reports referred to in the previous sentences of this Section 2.8 are or will be true and correct and reflect or will reflect accurately all Governmental Charges for the periods covered thereby. Except as disclosed on Schedule 2.8, Allied has not received a notice that any examination of or proceeding with respect to any tax return or report relating to the Divisions has been requested, scheduled or conducted. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any tax return of Allied.

    2.9.  AVAILABILITY OF PURCHASED ASSETS AND LEGALITY OF USE.

        (a) Allied has delivered to Crown a certified copy of the most recently available list of the Divisions' material plant and equipment (which excludes construction in process). Allied owns outright and has good and marketable title to all personal property constituting Purchased Assets which are not leased by Allied or the Divisions subject to no Liens other than the Existing Liens. Schedule 2.9 lists all personal property constituting Purchased Assets leased by Allied or the Divisions. Except as set forth in Schedule 2.9, Allied holds good and transferable leaseholds in all of the personal property shown on Schedule 2.9, as the case may be, in each case under valid and enforceable leases, subject to no Liens other than the claims of the lessor. Allied and the Divisions are not, and to Allied's knowledge no other party to such personal property lease is, in breach of or default (and no event has occurred which, with due notice or lapse of time or both, may constitute such a lapse or default) under any lease of any item of personal property listed on Schedule 2.9.

        (b) The Purchased Assets: (i) and the Excluded Assets in the aggregate are adequate and sufficient to conduct the business and operations of the Divisions in substantially the manner currently conducted, assuming a continued source of working capital and continuation of relationships with customers and suppliers; (ii) are suitable for the purposes for which they are currently used; and (iii) with respect to tangible personal property included within the Purchased Assets, are in good operating condition and working order, ordinary wear and tear excepted. All improvements included in the Leased Real Property and Owned Real Property are in good condition, ordinary wear and tear excepted, with all of their systems in good working order. Only the business of the Divisions is conducted at the Plants. All manufacturing of the Divisions is conducted at the Plants.

    2.10.  REAL PROPERTY.

        (a) OWNED REAL PROPERTY. Schedule 2.10(a) lists each parcel of Real Property owned and used or held for possible expansion by Allied ("Owned Real Property") in connection with the operations of the Divisions (in each case showing the record title holder, legal description, location and any indebtedness secured by a mortgage or other lien thereon) other than Leased Real Property and of each option or right of first refusal (or similar right) held or given by Allied or its Affiliates to acquire any of the Owned Real Property or Leased Real Property or any other real or immovable property contemplated to be used or useful in the Divisions. True, complete and correct copies of any and all existing opinions or policies of title insurance, and documents referenced therein, available to Allied relating to the Plants and Offices have heretofore been delivered by Allied to Crown. Allied has good and marketable title in fee simple absolute to the Owned Real Property and to all buildings, structures and other improvements thereon, in each case free and clear of all Liens except for Real Estate Permitted Exceptions. In each case such Real Estate Permitted Exceptions has been reflected, to the extent that a value is ascertainable, in each Financial Statement. Except as set forth on Schedule 2.10(a), Allied has not received notice and has no knowledge that any portion of the Owned Real Property or its use violates in any material respect any laws, regulations, rules, ordinances, codes, licenses, deed restrictions and covenants of record, franchises and permits (including, without limitation, electrical, building, zoning, environmental and occupational safety and health requirements).

        (b) LEASED REAL PROPERTY. Schedule 2.10(b) sets forth a list of each lease or similar agreement (showing the rental fees, expiration date, renewal and purchase options, if any, and the location of the real property covered by such lease or other agreement) for Leased Real Property used in connection with the Divisions. True, complete and correct copies of any and all existing opinions or policies of title insurance, and documents referenced therein, available to Allied with respect to each such parcel have heretofore been delivered by Allied to Crown. The applicable lessee has the right to quiet enjoyment of all such real property described in such
    Schedule 2.10(b) for the full term of each such lease or similar agreement (and any renewal option related thereto) relating thereto. All rentals due and owing have been paid and accepted, and the applicable lessee is not in default or breach under said leases or agreements. Schedule 2.10(b), also contains a brief description of each lease or other agreement (including in each case the annual rental, expiration date and description of property covered) under which Allied or any Affiliate thereof is lessor, assignor or sub-lessor of any real property used or useful in connection with the Divisions. Except as set forth on Schedule 2.10(b), no notice of any pending expropriation or any violation in any material respect of laws, regulations, rules, ordinances, codes, licenses, deed restrictions and covenants of record, franchises and permits (including, without limitation, electrical, building, zoning, environmental and occupational safety and health requirements) relating to such assets or their use has been received by Allied and Allied has no knowledge of any such violation or expropriation, and Allied has no knowledge that the existing use of the Leased Real Property is not permitted under and does not conform with applicable zoning ordinances.

        (c) EMINENT DOMAIN. Except as set forth on Schedule 2.10(c), there is no pending or, to Allied's knowledge, threatened: (i) condemnation of any part of the Owned Real Property or Leased Real Property, if any, by any governmental authority; (ii) special assessment against any part of any part of the Owned Real Property or Leased Real Property, if any; or (iii) litigation against Allied for breach of any restrictive covenant affecting any part of the Owned Real Property or Leased Real Property, if any.

        (d) UTILITIES. Allied has not received any notice from any utility company or municipality of any fact or condition which could result in the discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services for the Owned Real Property or Leased Real Property, if any. Each parcel of the Owned Real Property and the Leased Real Property has access to sufficient quantities of water, sewer, gas, steam, electric, telephone, drainage and other utilities required to conduct its business as presently conducted. Allied has not received any notice of any termination or material impairment of any such utilities.

    2.11.  ACCOUNTS RECEIVABLE.

    All Accounts Receivables of Allied relating to the Divisions have arisen from bona fide transactions by the Divisions in the ordinary course of business, and are good and collectible in the ordinary course of business (net of any reserves of the types reflected in the Most Recent Balance Sheet and described in Schedule 2.11), none of the account debtors are Allied or Affiliate thereof. Except as described in Schedule 2.11, none of such accounts receivable are subject to any bona fide defense, counterclaim or set-off, claim for faulty workmanship, defective quality, untimely or inaccurate delivery or other breach of contract or promotional, advertising or other sales or marketing allowances or rebates, or, except to the extent not in excess of the reserve for doubtful accounts, is in dispute, and except as described in Schedule 2.11, Allied is not aware of any basis for any of the foregoing or for any account debtor to return any goods shipped by Allied. None of the Accounts Receivable include work in process. The Divisions do not have any sales on consignment, approval or return.

    2.12.  INVENTORY.

    All Inventory is of good, merchantable and usable quality, is salable in the ordinary course of business of the Divisions, and, after Closing, the Company, and is reflected on each of the Financial Statements at the lower of cost (on a first-in, first-out basis) or market value. The inventory obsolescence policies of Allied with respect to the Divisions are appropriate to the nature of the products sold and marketing methods used by the Divisions, the reserve for inventory obsolescence contained in the Most Recent Balance Sheet fairly reflects the amount of excess, obsolete, defective, damaged, used, overstock and slow moving Inventory as of the date thereof and is consistent with the principles set forth on Schedule 1.5(b), and the reserve for excess, obsolete, defective, damaged, used, overstock and slow-moving inventory to be contained in the Closing Statements will fairly reflect the amount of excess, obsolete, defective, damaged, used, overstock and slow-moving inventory as of the Closing Date. All Inventory which is work-in-process or finished goods: (i) is bona fide work in process or finished goods created in the ordinary course of business and is being completed on schedule and within budget; (ii) has been subjected to and has passed all appropriate tests and inspections; (iii) (with respect to those products which will be completed before Closing) may be sold in conformance with specifications and industry standards; and (iv) in the aggregate will be convertible (or has been converted) into accounts receivable in the ordinary course of business. All work-in-process and finished goods Inventory have been performed in accordance with the designs and plans therefor which meet Year 2000 Readiness standards and satisfy the requirements of the applicable Contracts.

    2.13.  LICENSES.

    Schedule 2.13 lists all Licenses (whether or not transferable) held by Allied on behalf of the Divisions and otherwise necessary for the operation of the Divisions, correct copies of which have previously been delivered to Crown. Allied is the exclusive holder of each of the Licenses, all of which are in full force and effect and are not subject to any pending or threatened challenge, revocation, amendment or forfeiture. No material default or breach exists on the part of Allied with respect to any of the Licenses and no event or condition exists which but for the lapse of time or notice or both would constitute a default or breach with respect to any of the Licenses. True and correct copies of all reports required by law relating to the Licenses have been and will be timely filed with the appropriate bodies, and true and correct copies of such reports have been and will be delivered to Crown.

    2.14.  TITLE TO PROPERTY.

    Allied has good and marketable title to all of the Assets, free and clear of all Liens, except for the Existing Liens. Delivery to the Company and/or Crown on the Closing Date of the instruments of transfer contemplated by Section 1.7 will transfer to the Company good and marketable title to the Purchased Assets, free and clear of all Liens except for the Real Estate Permitted Exceptions and, with respect to personal property, the permitted exceptions, if any, shown on
Schedule 2.14 (the "Personal Property Permitted Exceptions"). No Person has any agreement, option, understanding or commitment or any right or privilege (whether by law, preemptive or contractual) capable of becoming an agreement, option or commitment, for the purchase or other acquisition from Allied of any of the Assets, or any rights or interest therein, other than in the ordinary course of business.

    2.15.  EMPLOYEE RELATIONS.

    Except as set forth on Schedule 2.15, all employees performing services for the Divisions perform those services exclusively for the Divisions. Since 1985, the Divisions and its employees are not and have not been subject to any collective bargaining agreement. Except as described in Schedule 2.15 and
Schedule 2.26, neither Allied, on behalf of the Divisions, nor the Divisions is otherwise a party to or bound by any oral or written: (i) collective bargaining agreement, employment agreement, consulting, advisory or service agreement, deferred compensation agreement, confidentiality agreement or covenant not to compete; (ii) contract or agreement with any officer, director (or equivalent official) or employee of Allied on behalf of the Divisions; or (iii) Employees' Plans (as defined in Section 2.26). Allied has previously delivered to Crown:
(a) a list of all Employees as of December 31, 1998 whose then current base compensation or commission on an annualized basis was in excess of $50,000 and is reasonably expected to be in excess of that amount for fiscal year 1999; (b) the then current compensation of, and a description of the fringe benefits (other than those generally available to all employees of the Divisions) provided by the Divisions to any Employees referred to in the preceding clause
(a); (c) a list of all present or former (since 1997) Employees of the Divisions with last annual salaries or commissions exceeding $50,000 who have terminated or given notice of their intention to terminate their relationship with the Divisions or whose relationship with the Divisions had been terminated since December 31, 1998; (d) a list of any increase, effective after December 31, 1998 in the rate of compensation of any of the Divisions' Employees if such increase exceeds five percent (5%) of the previous annual salary of such Employees;
(e) a list of all substantial changes in job assignments of or promotions or appointments of all employees of the Divisions whose annual base rate of compensation or commissions as of December 31, 1998 was in excess of $50,000;
(f) a list of policy and procedure manuals binding on such Employees; and
(g) with respect to the Divisions, Allied has complied in all material respects with all applicable laws, rules and regulations which relate to wages, hours, discrimination in employment and collective bargaining and to the operation of the Divisions and are not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing other than as may be awarded or agreed to in connection with the Discrimination Suit. Allied believes that its relations with the Employees of the Divisions are good. To Allied's knowledge, there has been no union organizing effort within the last five (5) years of the operation of the Divisions and there have been no strikes, lockouts, slowdowns or similar work stoppages affecting the employees in connection with the Divisions. All employees of the Divisions are terminable at will with no liability except as set forth on Schedule 2.15. Except as set forth on Schedule 2.15, to the best knowledge of Allied, (A) with respect to the Divisions, Allied is not involved in any transaction or other situation with any Employee, officer, director (or equivalent official) or affiliate of Allied that may be generally characterized as a "conflict of interest", and (B) to Allied's knowledge there are no situations with respect to the Business that involved or involves (i) the use of any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) the making of any direct or indirect unlawful payments to government officials or others from funds or the establishment or maintenance of any unlawful or unrecorded funds, (iii) the violation of any of the provisions of The U.S. Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, (iv) the receipt of any illegal discounts or rebates, or (v) any investigation by any other federal, foreign, state or local government agency or authority.

    2.16.  STATUS OF CONTRACTS.

    Each of the Contracts constitutes a legal, valid and binding obligation of Allied and, to Allied's knowledge, each other party thereto subject to the Enforceability Exceptions and is in full force and effect, has not been amended or modified. Except as described in Schedule 2.16, the Contracts may be transferred to the Company pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Allied is not in, or alleged to be in, breach or default under, nor is there or is there alleged to be any basis for termination of, any of the Contracts and, to the best knowledge of Allied, no other party to any of the Contracts has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Allied, or, to the best of the knowledge of Allied, by any such other party. Allied is not paying liquidated damages in lieu of performance under any Contract. Complete and correct copies of each of the Capitalized Leases, and all other material Contracts, have heretofore been delivered to Crown by Allied and are listed on
Schedule 2.16 attached hereto.

    2.17.  NO VIOLATIONS, LITIGATION OR REGULATORY ACTION.

        (a) With respect to the Divisions, Allied has complied in all material respects with all laws, regulations, by-laws, rules, writs, injunctions, ordinances, franchises, decrees or orders of any court or of any foreign, federal, provincial, municipal or other government, governmental department, commission, board, bureau, agency or instrumentality which are applicable to the Assets or the Divisions;

        (b) Except as disclosed on Schedule 2.17, there are no lawsuits, claims, suits, proceedings, investigations, grievances, complaints, or charges pending or, to the best knowledge of Allied, threatened against or affecting Allied (relating to the Divisions), and there are no lawsuits, claims, suits or proceedings pending in which Allied (relating to the Divisions) is the plaintiff or claimant; and

        (c) There is no action, suit or proceeding pending or, to the best knowledge of Allied, threatened which questions the legality or propriety of the transactions contemplated by this Agreement or which may have an adverse effect on Allied's ability to perform its obligations hereunder.

    2.18.  ENVIRONMENTAL MATTERS.

        (a) For the purposes of this Agreement, the following terms and expressions shall have the following meanings:

            (i) "Environmental Health and Safety Laws" means all federal, state and local laws, rules and regulations relating to the protection and preservation of the environment, occupational health and safety or Hazardous Materials.

           (ii) "Environmental Permits" includes all orders, permits, certificates, approvals, consents, registrations and licenses issued by any authority of competent jurisdiction under Environmental Health and Safety Laws.

           (iii) "Hazardous Materials" means, collectively, any contaminant, pollutant, hazardous substance (as defined in Environmental Health and Safety Laws as amended from time to time), toxic substance, petroleum based products, asbestos, or any analogous substance defined in or regulated under any Environmental Health and Safety Laws.

           (iv) "Release" means any release, spill, leak, emission, discharge, leaching, dumping, migrating, escape or other disposal which is or has been made in contravention of any Environmental Health and Safety Laws.

        (b) Except as disclosed in Schedule 2.18 attached hereto, the use, maintenance and operation of the Divisions and the Assets thereof are in compliance in all material respects with all Environmental Health and Safety Laws. Allied, in relation to the Divisions, is in compliance in all material respects with all reporting, monitoring, transportation and disposal requirements under all Environmental Health and Safety Laws. In relation to the Divisions, Allied has not received any notice of, nor does Allied anticipate any material expenditures related to, any non-compliance with any Environmental Health and Safety Laws, and Allied, in relation to the Divisions, has never been convicted of a criminal offense for non-compliance with any Environmental Health and Safety Laws or been fined or otherwise sentenced or settled such prosecution short of conviction.

        (c) Except as set forth on Schedule 2.18, Allied has obtained all Environmental Permits necessary to conduct the business of the Divisions and to own, use and operate the Assets. All such Environmental Permits are listed in Schedule 2.18, and complete and correct copies thereof have been provided to Crown. Allied agrees to assist the Company and Crown with filing all necessary applications and transferring or obtaining all necessary Environmental Permits.

        (d) Except as disclosed in Schedule 2.18, to the knowledge of Allied, there are no Hazardous Materials located on, in or under the surface of any of the Assets, other than those associated with the proper and ordinary operations of the Divisions, and no reportable Release of any Hazardous Material has occurred on or from the Assets or has resulted from the operation of the Divisions.

        (e) Except as disclosed in Schedule 2.18, to the knowledge of Allied, there are no underground or surface storage tanks, urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls (PCBs) or radioactive substances located on, in or under the surface of any of the Assets. In relation to the Divisions, Allied has not received any notice or claim that it is responsible for any cleanup or corrective action under any Environmental Health and Safety Laws. Allied has provided Crown with copies of all environmental audits, assessments and studies of all of the Assets or relating to the Divisions that it has ever conducted or had in its possession.

        (f) No environmental accruals have been established during 1998, 1997 and 1996 in relation to the Divisions.

        (g) Under federal, state and local laws and regulations, where Allied has been named as a potentially responsible party with respect to the Divisions for various hazardous waste sites undergoing remediation or under investigation, Allied has no knowledge of any violations of Allied and believes it has been improperly named or will be considered to be a "de-minimus" party thereto.

    2.19.  INSURANCE.

    Schedule 2.19 sets forth a list and brief description (including policy numbers, insurers, nature of coverage, limits, deductibles, carriers, claims pending under any insurance policy, and effective and termination dates) of all policies of insurance maintained, owned or held by Allied insuring all or a portion of the Purchased Assets and activities of the Divisions and a listing of all open and closed claims related to the Division on such policies for the years 1994 through the present date. Allied has complied in all material respects with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner. Allied has delivered to Crown correct and complete copies of each such insurance policy related to the Divisions and of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the Purchased Assets. Allied has not received any notice within the past three (3) years from any insurance carrier or agent that its rates on the policies applicable to the Divisions would be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks), or that such policies would not be renewed.

    2.20.  CUSTOMERS.

    Schedule 2.20 contains a list of names and addresses of the Significant Customers of Allied with respect to the Divisions and the percentage of the Divisions' gross revenues which each such customer represents or represented during the calendar years 1997 and 1998 and the period January 1, 1999 through August 31, 1999. Allied has received no written notice that there exists an actual or threatened termination, cancellation or litigation of, or any materially adverse modification or change in, the business relationship of Allied, on behalf of the Divisions, with any Significant Customers, and to the best knowledge of Allied there exists no present condition or state of facts or circumstances, involving any of the Significant Customers of which Allied has notice which would have a Material Adverse Effect on the Divisions' relationship with such Significant Customer or prevent Crown from operating the Divisions after the Closing in essentially the same manner in which it has heretofore been operated by Allied, except as affected by the transactions contemplated hereby. Allied is not currently renegotiating (nor has it asked or been asked to renegotiate) any Division Agreement with any Significant Customers in 1997, 1998 or 1999 nor is Allied or any Significant Customer paying liquidated damages in lieu of performing any such Division Agreement.

    2.21.  SUPPLIERS.

    Schedule 2.21 is a true and complete list by dollar volume of purchases made during the calendar years 1997 and 1998 and the period January 1 through June 30, 1999 from the fifteen (15) largest suppliers to Allied (on behalf of the Divisions) of key materials and services and commodities, exclusive of utility services. In the last twelve (12) months, no such supplier has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with Allied. Allied has not received any written notice and is not aware that any such supplier intends to cancel or otherwise modify its relationship with Allied, which cancellation or modification would have a Material Adverse Effect on the Divisions' relationship with such supplier or ability to receive such supplies on a comparable basis. Each of the Accounts Payable represents amounts owed to suppliers or employees of the Divisions for bona fide goods or services performed in good faith on an arms' length basis by such supplier or employee. All such goods have been delivered or services performed by the respective creditor in a timely manner and Allied has no claim against such creditor for offset, faulty workmanship, defective quality of goods, or other breach of contract claim. Except as set forth on Schedule 2.21, no Accounts Payable are owed Allied or any Affiliate thereof.

    2.22.  PRODUCT LIABILITY; PRODUCT AND SERVICE WARRANTIES.

    Schedule 2.22 contains a description of the warranties given or offered by Allied covering Products or services sold or distributed by the Divisions or their predecessors and any other warranty covering any Products or services sold or distributed by the Divisions or their predecessors, which warranty is in effect on June 30, 1999. Schedule 2.22 also sets forth the amount and general nature of any warranty claims experienced by the Divisions or their predecessors in each of the years ended December 31, 1996, 1997 and 1998 and the period January 1, 1999 to the date hereof. Allied, on behalf of the Divisions, is not subject to any liability for warranty claims not shown or in excess of the amounts shown or reserved for in the Most Recent Balance Sheet. Except as disclosed in Schedule 2.22, (i) there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or, to the best of Allied's knowledge, investigation of a civil, criminal or administrative nature by or before any governmental agency against or involving any Product, or class of claims or lawsuits involving the same or similar Product which is pending or, to Allied's knowledge threatened, resulting from an alleged defect in design, manufacture, materials or workmanship of any Product manufactured, produced, distributed, sold or serviced by or on behalf of the Divisions or their predecessors, or any alleged failure to warn, or from any breach of implied warranties or representations, (ii) to Allied's knowledge, for the past three
(3) years there is no fact, situation or circumstance that primarily forms or is likely to be the primary cause for any such claim, and (iii) there has not been, nor is there under consideration or investigation by Allied, any Recall conducted by or on behalf of Allied concerning any Products or any Recall conducted by or on behalf of any entity as a result of any alleged defect in any Product supplied by Allied.

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    2.23.  INTELLECTUAL PROPERTY.

    Schedule 2.23 contains a list of all material Intellectual Property (other than know-how) in which Allied has any right, title or interest or which during the past year has been used in, or which relates to, the business of the Divisions. Except as set forth in Schedule 2.23, Allied either owns or has the right to use by license, sublicense, agreement, or permission all of the Intellectual Property set forth on Schedule 2.23. Except as otherwise set forth in Schedule 2.23, Allied has not granted a license, nor reached an understanding with any third party, nor entered into a written agreement, relating in whole or in part, to any of the Intellectual Property of Allied used in connection with the business or operations of the Divisions, and there has been no assertion thereof by any person. To the knowledge of Allied, there is no infringement or other adverse claim against the rights of Allied with respect to any of the Intellectual Property used or owned by Allied in connection with the conduct of the business of the Divisions. Schedule 2.23 lists separately Allied's trademarks and tradenames which are material to the conduct of the business of the Divisions (the "Material Trademarks and Tradenames"). Allied has not been charged with nor, to the knowledge of Allied, is Allied threatened to be charged with, nor to the knowledge of Allied is there any basis for any charge of, with respect to its Material Trademarks and Tradenames, the infringement or other violation of the intellectual property rights of any other Person. In connection with the conduct of the business of the Divisions and except as set forth on
Schedule 2.23, Allied and the Divisions and, to Allied's knowledge, their predecessors, with respect to their Material Trademarks and Tradenames, have not infringed, nor are any of them infringing, any intellectual property right of any other person. Allied owns or possesses adequate licenses or other rights or, to the knowledge of Allied, can obtain such rights on commercially reasonable terms that will not materially and adversely affect Allied or the Divisions, to use all trademarks, trademark applications, service marks, service mark applications, or other trade names, copyrights, manufacturing processes, formulae, trade secrets and know how and, to the knowledge of Allied and the Divisions, all patents and patent applications or other intellectual property necessary or material to the conduct of the business of the Divisions, as conducted. Except as set forth on Schedule 2.23, Allied has not granted or assigned to any other person or entity any right to manufacture or assemble the products or proposed products of the Divisions. No current or former stockholder, employee, officer or director of Allied or the Divisions has (directly or indirectly) any right, title or interest in any Intellectual Property other than such right which such Person may enjoy as an owner of Allied. Except as set forth on Schedule 2.23, Allied has not entered into any written or oral contract, agreement or arrangement with any Person, pursuant to which such Person receives access to or possession of any source code of Allied, or the right to transfer, sell, distribute or license any product that incorporates any Intellectual Property of Allied in a manner by which such Person or an Affiliate of such Person is or may become an indirect or direct competitor of Allied or the Divisions. To the knowledge of Allied, no current or former director, officer, member, manager or employee of or consultant to Allied or the Divisions is in violation of any terms of any employment contract, non-competition agreement, non-disclosure agreement, patent disclosure or assignment agreement or other contract or agreement containing restrictive covenants relating to the right of any such director, officer, member, manager, employee or consultant to be employed or engaged by Allied or the Divisions because of the nature of the business conducted or proposed to be conducted by Allied or the Divisions, or relating to the use of trade secrets or proprietary information of others.

    2.24.  BROKER OR FINDER.

    Neither Allied nor any of its Affiliates nor any party acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement for which the Company or Crown would be responsible.

    2.25.  YEAR 2000 COMPLIANCE AND READINESS MATTERS.

    The Divisions have conducted testing to determine whether the systems, processes, products, equipment and services used in the Divisions' business have achieved Year 2000 Readiness.

    The Divisions have made written inquiries to its critical suppliers regarding their respective Year 2000 Readiness. To the best of Allied's knowledge, such critical suppliers will not be unable to perform the Contracts due to Year 2000 Readiness issues.

    Allied, on behalf of the Divisions, has made no express or implied warranties regarding the Year 2000 Readiness of the Divisions, or any of their Products or Services.

    2.26.  EMPLOYEE PLANS.

    Schedule 2.26 identifies each retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, retiree health, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit that is maintained or otherwise contributed to, or required to be contributed to, by Allied for the benefit of employees or former employees of the Divisions and each Employee Pension Benefit Plan that Allied or any trade or business whether or not incorporated ("ERISA Affiliate"), that together with Allied would be deemed a "single employer" within the meaning of Section 401(b) of ERISA, sponsors, maintains, contributed to or is required to contribute to (the "Employee Plans") and a true and complete copy of each Employee Plan has been furnished to Crown. Except as set forth in Schedule 2.26, each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Employee Plan. Except as set forth in Schedule 2.26, each Employee Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to qualify under Section 401(a) of the Code, and the Trusts created thereunder have been determined to be exempt from tax under Section 501(a) of the Code, and nothing has occurred which could cause the loss of such qualification. Allied has delivered to Crown the actuarial valuations, if any, prepared for each Employee Plan during the past three years. Except as described in Schedule 2.26:

        (a) all contributions to and payments from each Employee Plan that may have been required to be made in accordance with the terms of any such Employee Plan, or with the recommendation of the actuary for such Employee Plan, and, where applicable, the laws of the jurisdictions that govern such Employee Plan, have been made in a timely manner;

        (b) all material reports, returns and similar documents (including applications for approval of contributions) with respect to any Employee Plan required to be filed with any governmental agency or distributed to any Employee Plan participant have been duly filed on a timely basis or distributed;

        (c) there are no pending investigations by any governmental or regulatory agency or authority involving or relating to an Employee Plan, no pending or, to the best of its knowledge, threatened claims (except for claims for benefits payable in the normal operation of the Employee Plans), suits or proceedings against any Employee Plan or asserting any rights or claims to benefits under any Employee Plan that could give rise to a liability nor, to the knowledge of Allied, are there any facts that could give rise to any liability in the event of such investigation, claim, suit or proceeding;

        (d) no notice has been received by Allied of any complaints or other proceedings of any kind involving Allied or Divisions or, to Allied's best knowledge, any of the employees of the Divisions before any pension board or committee relating to any Employee Plan or to the Divisions; and

        (e) the assets of each Employee Plan are at least equal to the liabilities of such Employee Plans based on the actuarial assumptions utilized in the most recent valuation performed by the actuary for such Employee Plan, and neither Crown nor any of its Affiliates will incur any liability with respect to any Employee Plan as a result of the transactions contemplated by this Agreement.

    2.27.  OWNERSHIP.

    Except as disclosed in the Form 10-Q filed by Allied with the Securities and Exchange Commission for the quarterly periods ending March 31, 1999 and June 30, 1999, since December 31, 1998 there has been no material change in the business, operation, financial condition, assets, properties or prospects of Allied's businesses other than the Divisions which will result in Allied not having sufficient financial resources to pay and discharge its indemnification and other obligations herein as they become due.

    Except for the Bank Lien, Allied represents and warrants to Crown that 100% of the membership interests in the Company are owned beneficially and of record by Allied, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever. Except for the Bank Lien, the membership interests in the Company are not subject to any restriction with respect to their transferability (other than restrictions on transfer under applicable federal and state securities laws).

    2.28.  CAPITALIZATION.

    There are no outstanding rights, options, warrants, rights of first refusal, subscriptions or agreements of any kind to acquire, now or as of the Closing Date, from Allied any or all of its membership ownership in the Company.

    2.29.  STATUS OF THE COMPANY.

    Except for the Bank Lien, immediately prior to the conveyance of the Interests to Crown hereunder, Allied will be the sole owner of 100% of the membership interests in the Company and have good and marketable title thereto, free and clear of all liens, claims, security interests, mortgages, pledges, encumbrances and equities of every kind. At such time and except for the Bank Lien, Allied's ownership of 100% of the Company's membership interests will entitle Allied to full, sole and exclusive control and rights to the Company. Allied's ownership of the Company will constitute 100% of the ownership, legal or equitable, to the Company, and no Person, except for Crown, has ever had any ownership interest, legal or equitable, in or to the Company. The Certificate of Formation and other organizational documents relating to the Company will be in full force and effect, has not been amended or modified, and there will have been no breaches, defaults or notices thereof or events which with or without the passage of time or the giving of notice or both would constitute a breach or default or both by Allied, and with no defaults or breaches thereof and there is no basis for or event causing any such breach or default. Neither Allied, nor any Affiliate thereof, is owed any sums by the Company. The Company will not have transacted any business prior to Closing.

    2.30.  GREAT BEND BONDS.

    The Bond Trust Indenture is in full force and effect and has not been amended. There are no other agreements or instruments governing or otherwise affecting Allied's or Allied's predecessor in interest's obligations with respect to the Great Bend Bonds. All indebtedness under the Series A Bonds has been paid in full. The proceeds of the Series B Bonds were used exclusively to purchase property placed in service more than three (3) years prior to the Closing Date.

    2.31.  SALES REPRESENTATIVES.

    Schedule 2.31 identifies all commission salespersons performing services for the Divisions who are independent contractors ("Sales Representatives"). No relationship other than as set forth in the Contracts with the Sales Representatives exists with any Sales Representative. Allied has previously delivered to Crown: (a) a list of all Sales Representatives as of December 31, 1998 whose then current base commission on an annualized basis was in excess of $50,000 and is reasonably expected to be in excess of that amount for fiscal year 1999 and (b) the then current commission rates payable by the Divisions to any Sales Representative referred to in the preceding clause (a). To Allied's knowledge its relations with the Sales Representatives are generally good.

    2.32.  CURRENT PRODUCT LINES.

    Schedule 2.32 identifies the product lines currently manufactured by the Divisions ("Current Product Lines"). No model within the Current Product Lines was discontinued because it was unsafe or because of product liability problems.

    2.33.  DISCLOSURE.

    None of the representations or warranties of Allied contained herein, and none of the information contained in the Schedules referred to in Article 2, is false or misleading in any material respect or omits to state a fact here or therein necessary to make the statements herein or therein not misleading in any material respect. EXCEPT AS EXPRESSLY SET FORTH HEREIN, ALLIED MAKES NO OTHER REPRESENTATIONS OR WARRANTIES AND DISCLAIMS ALL IMPLIED WARRANTIES.

                                   ARTICLE 3
               REPRESENTATIONS, WARRANTIES AND COVENANTS OF CROWN

    As an inducement to Allied to enter into this Agreement and to consummate the transactions contemplated hereby, Crown hereby represents, warrants and covenants to Allied and agrees as follows:

    3.1.  ORGANIZATION OF CROWN.

    Crown is a limited liability company formed and in good standing under the laws of the State of Delaware and has full power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted.

    3.2.  AUTHORITY OF CROWN.

    Crown has full power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to comply with the terms, conditions and provisions hereof.

    The execution, delivery and performance of this Agreement by Crown, including, without limitation, the deliveries and other agreements of Crown contemplated hereby, have been duly authorized and approved by its Manager (to the extent required) and do not require any further authorization or consent of any third party or of any governmental authority except as expressly set forth herein. This Agreement is, and each other agreement or instrument of Crown contemplated hereby will be, the legal, valid and binding agreement of Crown, enforceable in accordance with its terms except for the Enforceability Exceptions.

    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of or constitute a default under any term of its Articles of Formation or its Limited Liability Company Agreement, or any agreement, mortgage, debt instrument, indenture, franchise, license, permit, authorization, lease or other instrument, judgment, decree, order, law or regulation by which Crown is bound.

    3.3.  FINANCIAL MATTERS

    Crown will have at the Closing the financial wherewithal to consummate and perform its obligations under this Agreement.

    3.4.  NO BROKER OR FINDER.

    Neither Crown nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

                                   ARTICLE 4
                       ACTIONS PRIOR TO THE CLOSING DATE

    The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

    4.1.  INVESTIGATION OF THE DIVISIONS AND ALLIED BY CROWN.

    Allied shall afford to the officers, employees and authorized representatives (including, without limitation, independent public accountants and attorneys) of Crown, its Affiliates and its financing sources reasonable access during normal business hours and opportunity to conduct and complete acquisition review (to be conducted so as to minimize the effect on the business of the Divisions), including, without limitation a review of the Divisions' books and records, leases, contracts and other agreements, income tax returns, public accountant work papers supporting the data underlying the Financial Statements and Interim Statements, physical inspection of the Purchased Assets (including the Real Property for the purpose of conducting an environmental audit and to inspect the Real Property, Fixed Assets and Inventory), and the right to contact and communicate with the Divisions' employees, customers, vendors, suppliers, independent contractors, representatives, government agencies and others having a business relationship with Allied, and Allied shall provide to Crown all authorizations and consents required to effect the foregoing. Allied shall furnish to Crown and its authorized representatives such additional information concerning the Assets and the Divisions as shall be reasonably requested. No investigation made by Crown or its representatives hereunder shall affect the representations and warranties of Allied hereunder. Not in limitation of Section 11.1, Crown agrees that it will keep and maintain any and all information obtained by it, its agents and counsel confidential, and will not make use of any such information other than for its evaluation of the transactions contemplated by this Agreement. Crown shall either destroy or return all information to Allied in the event that the transactions contemplated by this Agreement do not occur.

    4.2.  PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES.

    Each of the parties hereto shall use reasonable best efforts consistent with sound business practices to refrain from taking any action which would render any representation or warranty contained in Article 2 or Article 3 of this Agreement inaccurate on or before the Closing Date. Each party shall promptly notify the other of any (a) event or condition which would render any representation or warranty set forth in Article 2 or Article 3 untrue or in breach or would cause any covenant in Article 2, Article 3, or Article 4 to be unfulfilled or (b) any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. In addition, Allied shall promptly update all Schedules and Exhibits when facts and circumstances change to warrant such updates to make such Schedules and Exhibits accurate (it being understood that such updates shall not in any way diminish Crown's right to claim a breach of this Agreement as a result of any such update). Not in limitation of the foregoing, between the date of execution of this Agreement and the Closing Date, Allied shall conduct the business of the Divisions in the usual and ordinary course, consistent with past practice, and shall not make any material changes in connection with the Divisions without first obtaining the prior written approval of Crown, which approval shall not be unreasonably withheld. Not in limitation, but in furtherance of the foregoing Allied, on behalf of the Divisions, shall not without the prior written approval of Crown
(a) move any manufacturing, warehouse or office site or enter into or terminate any: (i) operating lease for any Fixed Assets where the annual rentals exceed Ten Thousand Dollars ($10,000) or the term exceeds one (1) year (unless such lease could be terminated by tenant on 90 days or less notice without penalty), or (ii) capital lease, (b) enter into any agreements to purchase or sell Fixed Assets, Real Property or Inventory except in the ordinary course of business or except in accordance with the balance of this section, (c) enter into any contracts, leases or other agreements (x) outside of the ordinary course of business or (y) with Allied or its Affiliates, (d) change pricing or change collection practices, (e) change salaries, bonuses or compensation structure of any employee or independent contractor, (f) terminate or move to another operation of Allied or any Affiliate any employee of the Divisions, (g) merge, liquidate, consolidate, reorganize or change the organic structure of Allied or the Divisions, (h) made any dividend or distribution of any of the Purchased Assets, (i) change any accounting policies or practices or (j) make any commitment or agreement with respect to the foregoing. Further, Allied agrees that between the date hereof and the Closing, it will use its reasonable best efforts consistent with sound business practices to maintain all Assets in good operating order, ordinary wear and tear excepted.

    4.3.  CONSENTS AND APPROVALS.

    Allied, at its sole cost and expense, shall use its best efforts promptly to obtain all other consents from parties to Contracts and leases of Real Property (without increasing any financial or other burden on the assignee) and all consents, amendments, licenses or permits from governmental authorities which are required by the terms thereof, this Agreement or otherwise for the due and punctual consummation of the transactions contemplated by this Agreement. Allied shall also cooperate with and assist Crown and its authorized representatives in order to provide an efficient transfer of the control and management of the Divisions and to avoid any undue interruption in the activities and operations of the Divisions following the Closing Date.

    4.4.  INTERIM FINANCIAL STATEMENTS.

    Allied shall furnish Interim Statements to Crown on a periodic basis between the date hereof and Closing. The Interim Statements shall be prepared on a basis consistent with monthly statements prepared by the Divisions in prior periods.

    4.5.  NO PUBLIC ANNOUNCEMENTS.

    Neither of the parties hereto shall, without the approval of the other party, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall be so obligated by law or applicable rules or regulations of governmental or regulatory agencies, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued (except in the case of disclosures which may not properly be disclosed to Crown under any securities law, rule or regulation).

    4.6.  TERMINATION OR MODIFICATION OF INTERCOMPANY AGREEMENTS.

    As of the Closing Date, all Intercompany Agreements set forth on Schedule
4.6 hereof shall be, at Crown's election, either (a) terminated without penalty or (b) modified on terms and conditions mutually agreed upon by Allied and Crown. All such Intercompany Agreements are set forth on Schedule 4.6.

    4.7.  ENVIRONMENTAL SURVEYS.

    Crown has determined that the items set forth on Schedule 4.7 require remediation in order to comply with the Environmental Health and Safety Laws (collectively, the "Remediation"). Prior to the Closing, Allied shall engage reputable environmental consultants and engineers (the "Engineers"), reasonably approved by Crown, to devise a plan and strategy (the "Plan") to perform the Remediation and to complete the Remediation at Allied's sole cost and expense. Crown shall have the right to approve the Plan, provided that such approval is not unreasonably withheld or delayed, and observe the Remediation. The Remediation shall be completed prior to the Closing and Crown shall have received a certificate from the Engineers that the Remediation has been completed and the subject areas, and any other areas uncovered in the course of the Remediation, have been completed and comply with all Environmental Health and Safety Laws (the "Completion Certificate"). If the Remediation is not completed prior to the Closing, or if Crown does not receive an unqualified Completion Certificate prior to Closing, then Crown shall have the option to proceed to Closing but (i) require Allied to continue with the Remediation or
(ii) complete the Remediation itself and charge Allied the reasonable costs, fees and expenses incurred in completing the Remediation. Allied's agreement under this section does not limit its representation and warranty set forth in
Section 2.18 hereof.

    4.8.  NO OTHER NEGOTIATIONS.

    Upon execution of this Agreement, Allied is not engaged in, or shall immediately terminate, any discussions with any third party concerning an Alternative Acquisition (as defined below). From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Allied and the Company shall not, directly or indirectly, (a) solicit, engage in discussions or negotiate with any person (whether such discussions or negotiations are initiated by Allied and the Company or otherwise) or take any other action intended or designed to facilitate the efforts of any person, other than Crown, relating to the possible acquisition of Allied or the Divisions (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of Allied's capital stock or assets (with any such efforts by any such person, including a firm proposal to make such an acquisition, to be referred to as an "Alternative Acquisition"), (b) provide information with respect to the Divisions to any person, other than Crown, relating to a possible Alternative Acquisition by any person, other than Crown, (c) enter into an agreement with any person, other than Crown, providing for a possible Alternative Acquisition, or (d) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any person, other than by Crown.

    Notwithstanding the foregoing, the restrictions set forth in this Agreement shall not prevent the Board of Directors of Allied (or its agents pursuant to its instructions) from taking any of the following actions: (a) furnishing information concerning Allied and the Divisions to any third party or (b) negotiating with such third party concerning an Alternative Acquisition provided that all of the following events shall have occurred: (1) such third party has made a written proposal to the Board of Directors of Allied (which proposal may be conditional) to consummate an Alternative Acquisition which proposal identifies a price or range of values to be paid for the outstanding securities or substantially all of the assets of Allied or of the Divisions, and if consummated, based on the advice of the Allied's investment bankers, the Board of Directors of Allied has determined is financially more favorable to the stockholders of Allied than the terms of this Agreement (a "Superior Proposal");
(2) Allied's Board of Directors has determined, based on the advice of its investment bankers, that such third party is financially capable of consummating such Superior Proposal; (3) Allied's Board of Directors shall have determined, after consultation with its outside legal counsel, that the fiduciary duties of the Board of Directors of Allied require it to furnish information to and negotiate with such third party; and (4) Crown shall have been notified in writing of such Superior Proposal, including all of its terms and conditions, and shall have been given copies of such proposal. Notwithstanding the foregoing, Allied shall not provide any non-public information to such third party unless (1) Allied has prior to the date thereof provided such information to Crown's representatives;
(2) Allied has notified Crown in advance of any such proposed disclosure of non-public information to any such third party, with a description of the information proposed to be disclosed; and (3) Allied provides such non-public information pursuant to a nondisclosure agreement with terms which are at least as restrictive as the nondisclosure agreement heretofore entered into between Allied and Crown.

    In addition to the foregoing, Allied shall not accept or enter into any agreement concerning an Alternative Acquisition for a period of not less than 48 hours after Crown's receipt of a copy of such proposal of an Alternative Acquisition. Upon compliance with the foregoing, Allied shall be entitled to
(1) not recommend or change its recommendation concerning the transactions contemplated herein and (2) enter into an agreement with such third party concerning an Alternative Acquisition provided that the Allied shall immediately make payment in full to Crown of the Termination Fee and such payment shall be a condition to closing the Alternative Acquisition.

    If Allied receives any unsolicited offer or proposal to enter into discussions or negotiations relating to an Alternative Acquisition, Allied shall notify Crown thereof within twenty-four hours of Allied's receipt thereof, including information as to the identity of the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be.

    Allied shall be entitled to provide copies of this Section to third parties who on an entirely unsolicited basis after the date hereof, contact Allied concerning an Alternative Acquisition; provided that Crown shall concurrently be notified of such contact and the delivery of such copy.

    4.9.  TITLE INSURANCE AND SURVEYS.

    Allied shall cooperate fully with and assist Crown in the procurement, at Allied's expense, as soon as practicable, but in no event later than twenty (20) days after the date hereof, of, at Crown's election, (a) Commitments, issued by Chicago Title and Trust Company, committing to insure the Company's title, and showing Allied in title to the Owned Real Property together with leasehold interests in the Leased Real Property described on Schedule 4.9, in the amounts indicated on Schedule 4.9 and with extended coverage without specific exceptions, 3.1 zoning (with parking and showing the existing use as permitted and conforming), contiguity, location, access to street, survey, creditor's rights and nonimputation endorsements, subject only to the Real Estate Permitted Exceptions and exceptions which will be insured over or deleted at Closing with copies of all title exception documents listed in such commitments and (b) Surveys of each parcel of the Real Property set forth on Schedule 4.9 made by licensed surveyors and certified to the Company, as having been made in compliance with 1997 ALTA/ACSM standards (showing to the extent the surveyor is willing to provide at a reasonable cost all optional items under such standards other than items 5, 6, 7(b), 7(c) and 12, 13, 14, 15, 16) and showing no encroachments thereon. At Closing, the Company shall receive ALTA owners and leasehold title insurance policies consistent with the Commitments and the Surveys. Allied shall pay all costs, fees and expenses in connection with the procurement of such Commitments, policies and Surveys. Allied shall execute and deliver at Closing all documents and instruments necessary to transfer the Real Property to the Company subject only to the Real Estate Permitted Exceptions, and to obtain the issuance of such title insurance policies, including the endorsements, including, without limitation, real estate transfer tax declarations, FIRPTA affidavits, environmental disclosure reports, if required, and such other documents, affidavits and instruments necessary or required to transfer the Real Property to the Company and to cause such policies including the endorsements to be issued. In addition, Allied shall remove, or cause to be removed, or insure over prior to the Closing all liens, claims, encumbrances, security interests and other encumbrances from the Owned Real Property except for those items which are the Real Estate Permitted Exceptions. To the extent any claim by the Company under any title insurance policy is reduced by virtue of the imputation to Allied of knowledge or the imputation of knowledge to the Company solely due to the knowledge of Allied of any fact, circumstance or condition, any recovery on such claim shall be distributed to Crown or allocated in such a way that Allied does not share therein, directly or indirectly, as a member of the Company.

    4.10.  BULK SALES ACT COMPLIANCE.

    Based on the inducement offered by Allied's agreements under Sections 8.1(a) and 8.1(c), the parties hereto agree to waive compliance with the provisions of any applicable Bulk Sales statutes (collectively, the "Bulk Sales Acts") in connection with the transactions contemplated by this Agreement.

    4.11.  MANAGEMENT INFORMATION SYSTEMS.

    Prior to the Closing, Allied will (a) reasonably document the location, procedures and other information relating to the Divisions' computer, telecommunications and overall management information systems, and such documentation shall be to a standard and clarity reasonably acceptable to Crown (and Allied shall coordinate the process of such documentation with Crown) and
(b) obtain, at its sole cost and expense, licenses for the Company for all software now being used by the Divisions, or licenses which will be transferable to the Company without the consent of or any payment to the licensor.

    4.12.  BUSINESS ACTIVITY OF THE COMPANY.

    Except as otherwise provided in this Agreement, the Company shall not conduct any business prior to or on the Closing Date, including, without limitation, acquiring assets or assuming liabilities.

    4.13.  LOAN SECURED BY ALLIED'S INTEREST IN THE COMPANY.

    Allied shall use its best efforts to obtain a loan, secured by, among other assets, Allied's membership interest in the Company, on terms reasonably acceptable to Crown, a portion of the proceeds of which will be used, together with the proceeds of the transactions hereunder, to pay and discharge as of the Closing Date, all of Allied's obligations under the Credit Agreement.

                                   ARTICLE 5
                                OTHER AGREEMENTS

    5.1.  NON-COMPETITION AGREEMENTS.

    As of the Closing, Allied shall, in consideration for receipt of the Purchase Price and the Company's assumption of the Assumed Liabilities, enter into a Non-Competition Agreement (the "Non-Competition Agreement") in the form attached hereto as Exhibit 5.1.

    5.2.  MANAGEMENT SERVICES.

    At Closing, CC Industries, Inc. ("CCI") and the Company shall enter into a Management Services Agreement in a form to be mutually agreed upon by the parties prior to the Closing Date.

    5.3.  LIMITED LIABILITY COMPANY AGREEMENT.

    At the Closing, Allied and Crown shall enter into a Limited Liability Company Agreement for the Company in the form attached hereto as Exhibit 5.3 with such changes to Sections 5.3(e), 5.4(b) and 5.4(c) as shall be agreed upon by the parties prior to the Closing Date.

    5.4.  EMPLOYMENT AGREEMENTS.

    The Company shall enter into employment and non-competition agreements in a form to be mutually agreed upon by the parties prior to the Closing Date with the following individuals: Bobby Middlebrooks, James Bearden and Robert Moore, respectively.

    5.5.  MISCELLANEOUS INSURANCE MATTERS.

    At Closing, Allied will at its expense name Crown and the Company, and their respective partners, shareholders, owners, directors, managers, officers, employees, agents, affiliates and its and their respective successors, assigns, partners, heirs and personal representatives, as additional insureds as their interests may appear with respect to Excluded Liabilities related to products manufactured and sold by the Divisions and their predecessors on its general liability, product liability and excess liability insurance policies and furnish Crown with evidence of such insurance coverage.

    At Closing, Company will at its expense name Allied, and its shareholders, directors, officers, employees, agents, affiliates and its and their respective successors, assigns, partners, heirs and personal representatives, as additional insureds as their interests may appear with respect to Assumed Liabilities related to products manufactured and sold by the Divisions prior to the Closing on its general liability, product liability and excess liability insurance policies and furnish Allied with evidence of such insurance coverage.

    5.6.  DISCHARGE OF EXCLUDED LIABILITIES AND ASSUMED LIABILITIES.

    Allied shall timely pay, perform or discharge, as the case may be, all of the Excluded Liabilities.

    5.7.  NAME.

    From and after the Closing Date and consistent with the terms hereof, Crown shall possess, to the exclusion of Allied and the Divisions, all rights to the use of the name or marks listed on Schedule 2.23 hereto, and all logos listed on
Schedule 2.23 hereto, in connection with the business of manufacturing and distributing the Products, whether currently or in the future, manufactured and distributed by the business of the Divisions. Allied shall change the name of all subsidiaries and Affiliates of Allied which contains one of the names or marks listed on Schedule 2.23 hereto, "Bush Hog" and "Great Bend", or a derivative thereof, to a name which is not so listed, or similar to a name so listed, promptly as practicable following the Closing Date.

    5.8.  PAYMENT OF GREAT BEND BONDS.

    On or as of the Closing Date, Allied shall either (A) repay in full or cause to be repaid in full, all indebtedness of Allied pursuant to the Great Bend Bonds and deliver to the Company and Crown evidence of such payment and releases of all collateral relating thereto or (B) provide Crown and the Company with such representations and warranties as shall be reasonably acceptable to Crown with regard to the Great Bend Bonds, with an agreement with the Trustee of the Great Bend Bonds to accept funds at Closing sufficient to call the Great Bend Bonds on March 1, 2000 and to call such bonds on such date and with other legal protection reasonably acceptable to Crown against Allied's creditors obtaining the funds to be used to call the bonds in connection with a bankruptcy or otherwise.

    5.9.  GREAT BEND MANUFACTURING PLANT.

    By written notice delivered to Allied by Crown ten (10) days prior to the Closing Date Crown may elect to include in the Purchased Assets Tracts 1 and 4 in Great Bend, Kansas, as described on Exhibit 1.2(c) and all improvements thereon, in which event such Owned Real Property shall not be an Excluded Asset and there shall be no Manufacturing Lease executed and delivered by Allied and the Company.

                                   ARTICLE 6
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF CROWN

    The obligations of Crown under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the conditions set forth below. The waiver of any of these conditions by Crown shall not relieve Allied of any liability or obligation relating thereto.

    6.1.  NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES.

    Allied's covenants and agreements contained herein shall have been performed or fulfilled in all material respects; each of the representations and warranties of Allied contained or referred to herein shall be true and correct in all material respects on the Closing Date as though made on the Closing Date except for (a) those representations and warranties set forth in Sections 2.1,
2.4 and 2.14, which shall be true and correct in all respects, (b) those representations and warranties already qualified by materiality and (c) changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Crown and; and there shall have been delivered to Crown a certificate or certificates to that effect, dated the Closing Date, signed on behalf of Allied, by its President or any executive officer.

    6.2.  CORPORATE ACTION.

    Allied shall have taken all corporate action including, without limitation, the requisite shareholder approval, necessary to approve the transactions contemplated by this Agreement prior to the execution of this Agreement, and, upon execution of this Agreement, Allied shall have furnished Crown with certified copies of the resolutions adopted by its Board of Directors, in form and substance satisfactory to counsel for Crown, in connection with such transactions. Prior to Closing, Allied shall have provided Crown with evidence satisfactory to counsel to Crown, that the transactions contemplated herein have been approved by Allied's stockholders.

    6.3.  NO RESTRAINT OR LITIGATION.

    No action, suit, investigation or proceeding shall have been instituted and pending or threatened in writing by any third party, governmental or regulatory agency to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

    6.4.  NECESSARY ACTIONS.

    At the Closing, (i) Allied shall have obtained all third-party consents and approvals, as well as licenses and permits, required for the transfer of the:
(a) Interests to Crown free and clear of all Liens; and (b) Purchased Assets to the Company free and clear of all Liens, including, without limitation, the Bank Lien, but subject to the Permitted Exceptions, and including, without limitation, the consents and approvals required for the assignment to the Company of the Contracts as set forth on Schedule 6.4, (ii) all necessary regulatory approvals have been obtained, (iii) the Intercompany Agreements other than those set forth on Schedule 4.6 shall have been terminated or modified without penalty or cost to the Divisions or the Company, and (iv) the consents and estoppel letters of those landlords of Leased Real Property set forth on
Schedule 2.10(b) and other parties to Contracts shall have been obtained.

    6.5.  LEGAL OPINION.

    Crown shall have received an opinion from Gardner, Carton & Douglas, counsel to Allied, in form and substance reasonably satisfactory to counsel to Crown, which opinion shall include, without limitation, the representations and warranties made by Allied in Sections 2.1 and 2.4 (to the best of such counsel's knowledge after a due and diligent inquiry with regard to conflicts), and 2.17(b) and (c) (to the best of such counsel's knowledge after a due and diligent inquiry) in a form to be mutually agreed upon by the parties prior to the Closing Date.

    6.6.  RELEASE OF OBLIGATIONS UNDER LETTERS OF CREDIT OF THE DIVISIONS.

    No less than three (3) days prior to the Closing, Allied shall deliver a schedule of its open Letters of Credit for the Divisions to Crown. At Closing, the Company shall cause to be delivered to the issuing bank under Credit Agreement, letters of credit with terms and availability equivalent to Allied's Letters of Credit for the Divisions outstanding on the Closing Date. No less than three (3) days prior to the Closing, Allied shall deliver to Crown a schedule showing all letters of credit relating to the Divisions issued in favor of Allied including, without limitation, in connection with the sale of products outside of the United States, indicating on such schedule the specific account receivables which relate to each such letter of credit. At the Closing, Allied shall assign to the Company all such letters of credit issued relating to the Divisions in favor of Allied, having obtained the consent of the issuing banks thereto, or Allied shall provide substitute letters of credit to the Company reasonably acceptable to the Company. All costs or fees incurred in connection with such assignments shall be paid by Allied.

    6.7.  ESTOPPEL CERTIFICATES.

    Crown shall have received from Allied on or before Closing, without expense to Crown the Estoppel Certificate. The Estoppel Certificate shall otherwise be in form satisfactory to Crown.

    6.8.  ALLIED LOAN.

    Allied shall have: (i) obtained the release of the Bank Lien conditional only upon payment by Crown of the Estimated Purchase Price and (ii) obtained release(s) of any other Liens on the Purchased Assets and Interests, other than the Permitted Exceptions only with respect to the Purchased Assets.

    6.9.  OTHER DOCUMENTATION.

    Crown shall have received all of the documents and showings required to be delivered by Allied at the Closing pursuant to Section 1.7(a) hereof or otherwise referred to in Article 4 or Article 5 herein, including, without limitation, the commitments and surveys provided in Section 4.9 hereof and such other documentation reasonably requested by counsel to Crown and necessary and appropriate to complete the transactions contemplated hereby.

                                   ARTICLE 7
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF ALLIED

    The obligations of Allied under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the conditions set forth below. The waiver of any of these conditions by Allied shall not relieve Crown of any liability or obligation relating thereto.

    7.1.  NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES.

    Each of Crown's covenants and agreements contained herein shall have been performed or fulfilled in all material respects; each of the representations and warranties of Crown contained or referred to herein shall be true and correct on the Closing Date as though made on the Closing Date except for (a) those representations and warranties set forth in Sections 3.1 and 3.2 which shall be true and correct in all respects, (b) those representations and warranties already qualified by materiality and (c) changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Allied; and there shall have been delivered to Allied a certificate or certificates to such effect, dated the Closing Date, and signed on behalf of Crown by the President or other executive officer of CCI.

    7.2.  COMPANY ACTION.

    Crown shall have taken all Company action necessary to approve the transactions contemplated by this Agreement, and Crown shall have furnished Allied certified copies of resolutions adopted by the manager of Crown, in form and substance satisfactory to counsel for Allied, in connection with such transactions.

    7.3.  NO RESTRAINT OR LITIGATION.

    No action, suit or proceeding shall have been instituted and pending or threatened in writing by any third party or governmental agency to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

    7.4.  CERTAIN APPROVALS.

    The approvals required by section 6.4(ii) and the approval of Allied's stockholders shall have been obtained.

    7.5.  LEGAL OPINION.

    Allied shall have received an opinion from Gould & Ratner, counsel to Crown, in form and substance reasonably satisfactory to counsel to Allied opining to the representations and warranties made by Crown in Sections 3.1 and 3.2 in the form reasonably acceptable to the parties prior to the Closing Date.

    7.6.  FINANCIAL MATTERS.

    Crown shall have the financial wherewithal to consummate and perform its obligations hereunder.

    7.7.  OTHER DOCUMENTATION.

    Allied shall have received the Purchase Price as set forth in Section 1.5(d) hereof and all of the documents and showings required to be delivered by Crown at the Closing pursuant to Section 1.7(b) hereof or otherwise contained herein, and such other documentation reasonably requested by counsel to Allied and necessary and appropriate to complete the transactions contemplated hereby.

                                   ARTICLE 8
                                INDEMNIFICATION

    8.1.  INDEMNIFICATION BY ALLIED.

    Notwithstanding any investigation by Crown or the occurrence of the Closing, Allied, with its successors and assigns, shall indemnify and hold Crown and the Company, jointly and severally, and their respective partners, shareholders, owners, directors, managers, officers, employees, agents, affiliates and its and their respective successors, assigns, partners, heirs and personal representatives (collectively, the "Crown Group"), harmless from, against or in respect of the aggregate of all Indemnifiable Damages suffered, incurred or realized by the Crown Group. For this purpose, the term "Indemnifiable Damages" means the aggregate (after any recovery under title insurance policies which the Company has rights and under which it agrees to use commercially reasonable efforts to make claims) of any and all damage, loss, deficiency, liability, expense (including, but not limited to, any reasonable attorney's fees, expert witness fees, court costs and expenses), action, suit, proceedings, demand, settlement, assessment or judgment (but excluding special, exemplary or consequential damages not related to third party claims or a breach of the representation set forth in Section 2.30) to or against the Crown Group arising out of or in connection with:

        (a) Any debt, obligation, or liability of Allied or its Affiliates which is not expressly assumed by the Company herein, including, without limitation, the Excluded Liabilities, any debt, obligation or liability in connection with the tax examinations and proceedings disclosed on
    Schedule 2.8, the litigation disclosed on Schedule 2.17, whether arising prior to, on or after the Closing, the Environmental Matters disclosed on
    Schedule 2.18, and any liabilities arising in connection with the matters set forth in Section 1.4

        (b) Any breach or violation of or non-performance by Allied of any of its representations, warranties, covenants or agreements contained in this Agreement or any other agreement or document delivered at Closing, or the amount by which the title insurer has failed to pay to either the Company or Crown 100% of any claim under any of the title insurance policies provided for in Section 4.9 hereof by reason of a defect, lien, encumbrance, adverse claim or other matter not known to Crown but which was known as of the date of the policy to Allied;

        (c) Notwithstanding the provisions of Section 4.10, any violation of the Bulk Sales Laws or other similar laws requiring notice to governmental and non-governmental creditors caused by consummation of the transactions contemplated by this Agreement, but only to the extent such violation relates to debts, obligations and liabilities which are not Assumed Liabilities; and

        (d) Any obligation, liability or commitment to any broker, finder or financial intermediary incurred by Allied in connection with the transactions contemplated hereby.

    Notwithstanding anything to the contrary in this Agreement, Allied's indemnification obligations for matters involving, relating to or otherwise arising out of Environmental Health and Safety Laws, including the Environmental Matters disclosed on Schedule 2.18, shall extend only to third party or governmental claims arising from pre-Closing activity. The parties shall cooperate with respect to the resolution of any claim, including the performance of any remedial actions, for which indemnification is being sought by Crown and the Company, and shall agree to risk-based remediation consistent with the current use of the property, so long as such remediation does not interfere with or prohibit the Company's ongoing plans and operations. Allied shall have the right to defend against any obligation to perform remedial activities as ordered by an appropriate governmental agency or third party or any allegations of noncompliance with an Environmental Health and Safety Laws.

    Crown and the Company shall provide Allied and any of its representatives and agents, where appropriate, reasonable access to any site or any of its operations and provide any sampling results or other information regarding the nature and extent of any environmental claims, if requested, sufficient to allow Allied to assess any risks present and the appropriateness of any proposed remedial activities at a site. Crown and the Company shall take no actions which may aggravate any claim subject to indemnification.

    Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, Crown and the Company shall have the right to be put in the same financial position as it would have been had each of the representations and warranties of Allied been true and correct and had each of the covenants and agreements of Allied been performed in full, subject to
Section 8.4.

    Allied's obligations pursuant to this Section 8.1 shall be secured pursuant to the terms of an Indemnity Security Agreement in a form to be mutually agreed upon by the parties prior to the Closing Date (the "Indemnity Security Agreement"). The Indemnity Security Agreement shall grant Crown a security interest in (A) Allied's membership interest in the Company which will be subordinate to any security interest described in Section 4.13 and (B) Allied's right to distributions from the Company.

    8.2.  INDEMNIFICATION BY CROWN.

    Notwithstanding the Closing, Crown and its successors and assigns shall indemnify and hold harmless Allied, its shareholders, directors, officers, employees, agents and its successors, assigns, heirs and personal representatives (collectively, the "Allied Group"), from and with respect to all Indemnifiable Damages suffered, incurred or realized by Allied Group, together with their successors and assigns, arising out of or in connection with:

        (a) Any breach or violation of, or non-performance by, Crown of any of its representations, warranties, covenants or agreements contained in this Agreement or in any document, certificate or schedule required to be furnished pursuant to this Agreement;

        (b) Any obligation, liability or commitment of the Company arising after the Closing other than Excluded Liabilities; and

        (c) Any obligation, liability or commitment to any broker, finder or financial intermediary incurred by Crown in connection with the transactions contemplated hereby.

    Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, the Allied Group shall have the right to be put in the same financial position as it would have been had each of the representatives and warranties of Crown been true and correct and had each of the covenants and agreements of Crown been performed in full, subject to
Section 8.4.

    8.3.  INDEMNIFICATION BY THE COMPANY.

    Notwithstanding the Closing, the Company and its successors and assigns shall indemnify and hold the Allied Group harmless from all Indemnifiable Damages suffered, incurred or realized by Allied Group, together with their successors and assigns, arising out of or in connection with the Assumed Liabilities.

    8.4.  LIMITATION OF DAMAGES.

    The foregoing obligations described in Sections 8.1 and 8.2 shall be subject to and limited by the following principles and limitations:

        (a) All representations and warranties of Allied contained in Article 2 of this Agreement shall survive the consummation of the transactions contemplated by this Agreement from the Closing Date through the date that is 18 months following the Closing Date and shall thereafter terminate, provided, however, that notwithstanding the foregoing, the representations and warranties contained in (1) Sections 2.1, 2.4, 2.10(a) (but only in connection with Owned Real Property for which title insurance has not been received by Crown as of the Closing), 2.14 and 2.24 shall be of unlimited duration; (2) Sections 2.8, 2.22 and 2.30 shall terminate 60 days after the expiration of the statute of limitations applicable to such matter (as such periods may be extended by any applicable waivers or extensions thereof);
    (3) Section 2.18 shall terminate on the date that is ten (10) years following the Closing Date; and (4) any provision of Article 2 shall not terminate to the extent that Indemnifiable Damages result from either Allied's fraud or willful misstatements. All representations and warranties of Crown contained in Article 3 of this Agreement shall survive the consummation of the transactions contemplated by this Agreement from the Closing Date through the date that is 18 months following the Closing Date and shall thereafter terminate, provided, however, that notwithstanding the foregoing, the representations and warranties contained in Sections 3.1 and
    3.2 shall be of unlimited duration. Claims first asserted within the period referred to above shall not be barred and shall survive indefinitely until such claims are resolved.

        (b) Allied shall not be responsible to Crown Group under
    Section 8.1(b) unless and until the aggregate of all Indemnifiable Damages suffered by Crown under that Section 8.1(b) exceeds $200,000 and then Allied shall be responsible to fully indemnify Crown Group for all Indemnifiable Damages in excess thereof, provided, however, that this provision shall not apply to breaches of the representations and warranties contained in Sections 2.1, 2.4, 2.5, 2.10(a) (last three sentences, but only in connection with Real Property for which title insurance described in Section
    4.9 has not been received by Crown as of the Closing), Sections 2.14, 2.22,
    2.24 and 2.30, and with respect to breaches resulting from either Allied's fraud or willful misstatements, in any such events for which Crown Group shall be fully indemnified notwithstanding the amount of Indemnifiable Damages. Crown shall not be responsible to Allied Group under Section
    8.2(c) unless and until the aggregate of all Indemnifiable Damages suffered by Allied Group under that Section 8.2(c) exceeds $200,000 and then Crown shall be responsible to fully indemnify Allied Group for all Indemnifiable Damages in excess thereof, provided, however, that this provision shall not apply to breaches of the representations and warranties contained in Sections 3.1 and 3.2 and with respect to breaches resulting from either Crown's fraud or willful misstatements, in any such events for which Allied Group shall be fully indemnified notwithstanding the amount of Indemnifiable Damages.

    8.5.  NOTICE OF CLAIMS.

    If any claim is made against a party which, if sustained, would give rise to a liability of the other hereunder, the Claiming Party shall promptly cause notice of the claim to be delivered to the Non-claiming Party and shall afford the Non-claiming Party and its counsel, at its sole expense, the opportunity to defend or settle the claim (provided that the Claiming Party and its counsel may participate at their sole cost and expense) provided that the Non-claiming Party admit in writing its responsibility for such claim. Any notice of a claim shall state with reasonable specificity the representation, warranty, covenant or agreement allegedly breached, the alleged basis for the claim, and the amount of liability asserted against the other party by reason of the claim (if such amount can be reasonably estimated). If such notice and opportunity are not given, or if any claim is compromised or settled without notice to and consent of the Non-claiming Party, no liability shall be imposed on the Non-claiming Party by reason of such claim (unless the claiming party is prejudiced by any such failure to timely provide notice or assume the defense), but if notice is given and the Non-claiming Party receiving the notice fails to assume the defense of the claim or fails to admit in writing its liability with respect to such claim, the claim may be defended, compromised or settled by the Claiming Party without the Non-claiming Party's consent and the Non-claiming Party shall remain liable under this Article 8. Notwithstanding anything contained in this
Section 8.5 to the contrary, the Claiming Party may retain control over the defense of any claim hereunder if such control is necessary to (i) prevent its assets or business from being seized, attached or otherwise encumbered or enjoined as a result of such third-party action or (ii) respond to and control any action requiring immediate response, such as prayers for injunctive and other emergency relief. The parties shall cooperate at all times in reasonable requests for documents, testimony and other forms of assistance in connection with any claim pursuant to this Section 8.5. The Non-claiming Party shall not in the defense of any such claim consent to the entry of any judgment against or affecting the Claiming Party or any Affiliate (other than a judgment or a dismissal on the merits and without costs) except with the written consent of the Claiming Party (which shall not be unreasonably withheld or delayed), or enter into any settlement (except with the written consent of the Claiming Party, which shall not be unreasonably withheld or delayed) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Claiming Party of a full release in respect to such claim.

    If the claim does not arise from the claim or demand of a third party, the Non-claiming Party shall have thirty (30) days after the receipt of the written notice of such claim to object to the claim by giving written notice to the Claiming Party specifying the reasons for such objection or objections. If the Non-claiming Party does not so object to the claim, the total amount of the claim shall be promptly paid by the Non-claiming Party. If the Non-claiming Party objects to the claim and the parties are unable to settle any such dispute, then the parties shall have all rights and remedies at law or in equity, and either the Claiming Party or Non-claiming Party may commence an action or proceeding in accordance with Section 11.2 to resolve such dispute.

                                   ARTICLE 9
                      EMPLOYEES AND EMPLOYEE BENEFIT PLANS

    9.1.  EMPLOYMENT.

        (a) Within ten (10) days after execution of this Agreement, Allied shall deliver to the Company a complete list of all Employees. The list shall include the name, social security number, position and compensation of each person on the list and indicate which are on disability, layoff, leave of absence and which are actively at work. Allied shall also provide such other information regarding such Employees as the Company shall reasonably require and as is permitted by law.

        (b) On and as of the Closing Date, Allied will take all action necessary to terminate the Employees. In addition, on the Closing Date, Allied shall cause to be paid to all Employees all payroll sums owing, including, without limitation, "golden parachute", or other benefits due to the Employees through the close of business on the Closing Date or as a result of their termination of employment on or before the Closing Date, except for Accrued Payroll Items and the Middlebrooks Retirement Liability, and shall indemnify, defend and hold harmless the Company from and against all Indemnifiable Damages resulting or arising from such sums. Allied shall also pay on or before the date such amounts are customarily paid to Employees
    (i) all incentive compensation and bonuses payable to Employees employed by Allied immediately prior to the Closing Date in accordance with the Allied Products Management Bonus Plan, the 1999 Incentive Compensation Plan for Great Bend Manufacturing Company and any similar plan maintained for Employees based on the performance of the Divisions through the Closing Date even though such Employees were terminated as of the Closing Date and
    (ii) the Christmas bonuses normally payable to Employees even though such Employees are terminated as of Closing Date. Effective as of the Closing, the Company shall offer employment to not less than ninety-five percent (95%) of all Active Employees of the Divisions on terms and conditions substantially equivalent, except as otherwise provided in Section 9.1(d), to the terms and conditions of the Employee's employment with the Divisions prior to the Closing Date, to be effective on the Closing Date subject to the provisions of Section 5.4. All Active Employees who accept employment with the Company, except as otherwise agreed by the Company in writing, shall be "at-will" employees. Allied shall be solely responsible for all costs and liabilities other than those associated with the Company's failure to reinstate an Active or Inactive Employee or a group of Active or Inactive Employees, whether arising under statute, contract, common law or from any other source relating to those Employees who (A) are terminated by Allied prior to the Closing, (B) are Inactive Employees, (C) are terminated by Allied at the Closing Date and who decline the offer of employment to join the Company or (D) are not offered employment by the Company. In the event that an Inactive Employee is able to return to employment on a full-time basis after Closing, the Company may offer employment to such Inactive Employee on terms and conditions comparable to those of similarly situated employees and, if such offer is accepted, the Company shall be responsible for all terms and conditions of employment relating to such employee relating to periods from and after the date of commencement of employment with the Company, it being understood that the Company shall have no liability, commitment and obligation to any Inactive Employee unless and until such Inactive Employee is hired by the Company in accordance with this sentence and in accordance with applicable law.

        (c) Effective as of the Closing, the Company shall adopt Employee Welfare Benefit Plans providing benefits to its employees substantially identical to the benefits provided to Employees of the Divisions under Employee Welfare Benefit Plans maintained by Allied immediately prior to the Closing. To the extent possible the Employee Welfare Benefit Plans providing health and dental benefits adopted by the Company shall be administered by the same providers or administrators for the plans maintained by Allied for the Employees. For each Employee hired by the Company and to the extent not otherwise required by applicable law, the Company shall cause to be waived any eligibility waiting periods and preexisting conditions, limitations or restrictions under the Company's Employee Welfare Benefit Plans which would not be applicable to the Employee under the corresponding Allied Employee Welfare Benefit Plan. The Company shall give all Active Employees who are hired by the Company credit for deductible and other out of pocket, medical and dental costs incurred by such employees under the comparable the Allied Employee Welfare Benefit Plans so there is no loss of benefits or coverage under such plan. Nothing herein shall prohibit the Company from amending, modifying, replacing or terminating any such

    Employee Welfare Benefit Plans at any time after Closing. Any such employee who, on the Closing Date, is receiving long term disability benefits pursuant to the Allied's Employee Welfare Benefits Plans who is disabled and has not met the required waiting period under the Allied's Employee Welfare Benefit Plans shall not be entitled to long term disability coverage under any such plans established by the Company, but rather shall continue to receive such benefits under the Allied's Employee Welfare Benefit Plans to the extent provided therein. All claims for reimbursement of expenses that are reimbursable under the Allied's Employee Welfare Plans and that were incurred prior to the Closing will be the responsibility of Allied.

        (d) Except for the Middlebrooks Retirement Liability and as provided in
    Section 9.2(b), the Company shall have no obligation to adopt or assume any Employee Plans maintained by Allied and shall have no obligation to provide benefits to employees equivalent to the benefits provided under the Allied Products Corporation Retirement Plan, the Bush Hog Division of Allied Products Corporation's Hourly Wage Employees Pension Plan or any bonus, incentive compensation or stock option maintained or provided by Allied.

        (e) Allied shall take such action as is necessary to terminate the Bush Hog Division of Allied Products Corporation Hourly Wage Employees Pension Plan (the "Money Purchase Plan"), including without limitation, obtaining a favorable determination letter from the Internal Revenue Service that such termination does not affect the continuing qualification of the Money Purchase Plan under Section 401(a) of the Code, and to distribute to the participants, their account balances in the Money Purchase Plan. The Company will permit Allied's employees who become employees of the Company, and who receive an eligible rollover distribution from the Money Purchase Plan, to rollover such distribution into a 401(k) plan established by the Company.

    9.2.  401(K) PLANS.

        (a) Allied shall not amend the Allied Products Corporation Smart Plan (the "Smart Plan") to eliminate or modify the Company Type D Supplemental Contributions for Employees who are participants in the Smart Plan for the 1999 Plan Year and Allied shall make such Company Type D Supplemental Contributions in accordance with the terms of the Smart Plan for Employees who are participants in the Smart Plan within the time period required by applicable law and prior to the Transfer Date defined below.

        (b) Company agrees to establish a defined contribution plan which is qualified under Section 401(a) and (k) of the Code (the "Company Defined Contribution Plan"), effective no later than the Transfer Date. In accordance with the provisions of this Section 9.2, Allied agrees to cause the trustee ("Allied Trustee") of the Allied 401(k) Plans to transfer to the trustee of the Company Defined Contribution Plan ("Company Trustee"), on the Transfer Date, the Total Salaried Savings Plan Transfer Amount.

            (i) As used herein the "Total Salaried Savings Plan Transfer Amount" shall be the amount equal to the account balances in the Allied 401(k) Plans attributable to the participants and beneficiaries in such plan who are employees of the Company ("Company Employees") as shown on the valuation report for valuation date occurring on, or immediately before, the Transfer Date (including any amounts accrued as of such date but not yet contributed to the Allied 401(k) Plans or not yet allocated to the account of a Company Employee under the Allied 401(k) Plans). The Total Salaried Savings Plan Transfer Amount shall take into account any distributions, in-service withdrawals or participant loans received by Company Employees from the Allied 401(k) Plans, including such distributions, withdrawals or loans received after the Closing Date. The Total Salaried Savings Plan Transfer Amount shall be transferred to the Company Trustee entirely in (1) cash or other assets acceptable to the Company Trustee, and (2) notes which represent the participant loans of Company Employees.

           (ii) The "Transfer Date" shall be the date designated by the Company which is at least 45 days after the date Allied is notified of such Transfer Date. In no event shall the Transfer Date occur prior to the later of the date (x) the date Allied has received an opinion of counsel from Company, in form and substance satisfactory to Allied, that the Company's Defined Contribution Plan meets the requirements under Section 401(a) and (k) of the Code in form and in all other material respects, and (y) the date Company has received an opinion of counsel from Allied, in form and substance satisfactory to Company, that the Allied 401(k) Plans each meet the requirements under Section 401(a) and (k) of the Code in form and in all other material respects, including nondiscrimination with respect to the availability of benefits, rights and features under section 401(a)(4) of the Code and the regulations promulgated thereunder.

                                   ARTICLE 10
                                  TERMINATION

    10.1.  TERMINATION.

    Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

        (a) By the mutual written consent of Crown and Allied;

        (b) By Allied upon the material breach, inaccuracy or non-fulfillment by Crown of any of its covenants, agreements or representations or warranties contained herein after thirty (30) days' written notice and opportunity to cure, which material breach, inaccuracy or non-fulfillment would have a Material Adverse Effect;

        (c) By Crown upon the material breach, inaccuracy or non-fulfillment by Allied of any of its covenants, agreements or representations or warranties contained herein after thirty (30) days' written notice and opportunity to cure;

        (d) By Crown, if any of the conditions set forth in Article 6 of this Agreement have not been satisfied in all material respects on or before February 29, 2000, and such condition or conditions have not been waived by Crown, provided, however, that Crown is not in material breach of this Agreement at such time;

        (e) By Allied, if any of the conditions set forth in Article 7 of this Agreement have not been satisfied in all material respects on or before February 29, 2000, and such condition or conditions have not been waived by Allied, provided, however, that Allied is not in material breach of this Agreement at such time; and

        (f) By Allied, if such termination is necessary to allow Allied to enter into an agreement with respect to a Superior Proposal.

    10.2.  REMEDIES.

        (a) BY ALLIED. In the event of the existence of Allied's right to terminate pursuant to Section 10.1(b) or 10.1(e) hereof, Allied may at its sole election (i) waive such right and close (without waiving any of its rights under Article 8), (ii) terminate the Agreement and/or (iii) provided that the existence of such right to terminate is not solely as a result of matters beyond the control of Crown, seek all remedies available at law or in equity.

        (b) BY CROWN. In the event of the existence of Crown's right to terminate pursuant to Sections 10.1(b) or 10.1(d), Crown shall at its election either (i) waive such right and close (without waiving any of its rights under Article 8), (ii) terminate the Agreement and/or (iii) provided that the existence of such right to terminate is not solely as a result of matters beyond the control of Allied, seek all remedies available at law or in equity, including the remedy of specific performance, it being acknowledged that the Purchased Assets and the Divisions are unique and monetary damages would not be wholly adequate.

        (c) OTHER. In the event that this Agreement shall be terminated pursuant to Section 10.1(a) or the failure of the conditions set forth in Sections 6.3 or 7.3, all further obligations of the parties under this Agreement (other than Sections 11.2 and 11.8) shall be terminated without further liability of any party to the other.

        (d) In the event Allied terminates this Agreement pursuant to Section 10.1(f), Crown shall only be entitled to receive from Allied the Termination Fee, payable by wire transfer of immediately available funds to an account designated by Crown within two (2) business days after Allied enters into an agreement with respect to an Alternative Acquisition, but not later than the closing thereof.

    10.3.  RISK OF LOSS.

    The risk of any loss to the Assets and all liability with respect to injury and damage occurring in connection therewith shall be the sole responsibility of Allied until the completion of the Closing. If any part of the Assets or any of the Real Property, damage to which would constitute a Material Adverse Effect, shall be damaged by fire or other casualty prior to the Closing hereunder, Crown shall have the right and option:

        (a) to terminate this Agreement, without liability to Allied; or

        (b) to proceed with Closing hereunder, in which event such casualty shall not constitute a breach by Allied of any representation, warranty or covenant in this Agreement, and, at its election, receive a credit against the Purchase Price for the replacement value of the property so damaged, or be entitled to receive and retain the insurance proceeds arising from such casualty.

    If any part of such properties, damage to which shall not constitute a Material Adverse Effect, shall be damaged by fire or other casualty prior to the completion of the Closing hereunder, Crown shall proceed with the Closing (unless not otherwise obligated to do so pursuant to the terms hereof) and either (1) receive a credit against the Purchase Price for the value of the property so damaged, or (2) be entitled to receive and retain the insurance proceeds arising from such casualty.

                                   ARTICLE 11
                               GENERAL PROVISIONS

    11.1.  CONFIDENTIAL NATURE OF INFORMATION.

    Each party hereto agrees that it will treat in confidence all documents, materials and other information (including all Financial Statements) which it shall have obtained regarding any other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby, the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, all copies of nonpublic documents and material which have been furnished in connection therewith shall be promptly returned to the party furnishing the same, shall continue to be treated as confidential information and shall not be used for the benefit of the party who returned such confidential information.

    11.2.  GOVERNING LAW AND FORUM.

    This Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois. All parties agree and consent that all disputes, claims and controversies hereunder and interpretation hereof shall be brought in the exclusive forum of the courts located in Cook County, Illinois, and the parties agree not to remove any action from such forum or claim forum non conveniens.

    11.3.  RECORDS, ONGOING COOPERATION.

        (a) Allied and the Company shall cooperate with each other and make available or cause to be made available to each other in a timely fashion such records, tax data, prior tax returns and filings and other information as may be reasonably required for the preparation by the Company or Allied of any tax returns, elections, consents or certificates required to be prepared and filed by the Company or Allied and any audit or other examination by any taxing authority, or judicial or administrative proceeding relating to liability for taxes including, without limitation, commodity taxes, audits, sales taxes and sales tax audits, and for the satisfaction of any obligations to employees or former employees (including COBRA obligations). The Company and Allied will each retain and provide to the other party all records and other information which may be relevant to any such obligations or tax return, audit or examination, proceeding or determination, and will each consult with the other party on a timely basis prior to entering any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any tax return of the other party for any period. Without limiting the generality of the foregoing, each of the Company and Allied will retain copies of all tax returns, supporting work schedules and other records relating to tax periods or portions thereof ending prior to or on the Closing Date. The Company will provide Allied with usual and customary tax information for the tax period beginning January 1, 1999 and ending on the Closing Date (the "Stub Period"). Allied will prepare calendar year 1998 and the Stub Period tax returns. The Company shall use reasonable efforts to deliver such Stub Period tax return information to Allied not later than February 28, 2000. The Company will provide Allied with any necessary payroll records attributable to the period prior to the Closing Date. The Company shall cooperate with Allied to the extent reasonably necessary for Allied's preparation of its financial statements and tax returns and in the sharing of financial and accounting information with respect thereto or with respect to any audit, examination, or other proceeding with respect thereto.

        (b) Allied will continue to keep in place for a period of five
    (5) years after the Closing Date (and for an additional five (5) years thereafter to the extent Allied or its successors or assigns are still then in business) policies of Excess, Directors and Officers and Fiduciary Liability Insurances (for ongoing businesses) to insure Allied and the Divisions for claims which are Excluded Liabilities and normally insured under such policies. Allied shall cause Crown to be designated as Additional Insured under such policies with respect to the Post-Closing Claims. In addition, Allied shall provide Crown with copies of policies including endorsements showing Crown's status as Additional Insured on these policies. Such insurance carriers shall have a "Best's Rating" of "A" and a "Financial Size" of at least "X" or, if such ratings are not then in effect, the equivalent thereof or such other financial rating as is reasonably acceptable to Crown. Allied, Crown and the Company shall cooperate in the defense of all product liability claims relating to the Divisions, including reasonable access to all records necessary to defend such claims.

    11.4.  NOTICES.

    All notices or other communications required or permitted hereunder shall be in writing in English and shall be deemed given or delivered when delivered personally, or when sent by registered or certified mail or prepaid overnight courier or by legible facsimile addressed as follows:

If to Crown, to:                 Bush Hog Investors, L.L.C.
                                 222 North LaSalle Street, Suite 1000
                                 Chicago, IL 60601
                                 Attn: William H. Crown
                                 Facsimile: 312/984-1490

with a copy to:                  Gould & Ratner
                                 222 North LaSalle Street, Suite 800
                                 Chicago, IL 60601-1086
                                 Attn: Michael S. Allen, Esq.
                                 Facsimile: 312/236-3241

If to Allied, to:                Allied Products Corporation
                                 10 South Riverside Plaza
                                 Chicago, IL 60606
                                 Attn: Corporate Secretary
                                 Facsimile: 312/454-9608

with a copy to:                  Gardner, Carton & Douglas
                                 Quaker Tower
                                 321 North Clark Street
                                 Chicago, IL 60610
                                 Attn: William Morrison, Esq./David A. Rubenstein, Esq.
                                 Facsimile: 312/644-3381

If to the Company, to:           Bush Hog, L.L.C.
                                 222 North LaSalle Street, Suite 1000
                                 Chicago, IL 60601
                                 Attn: William H. Crown
                                 Facsimile: 312/984-1490

and to:                          Allied Products Corporation
                                 10 South Riverside Plaza
                                 Chicago, IL 60606
                                 Attn: Corporate Secretary
                                 Facsimile: 312/454-9608

with a copy to:                  Gould & Ratner
                                 222 North LaSalle Street, Suite 800
                                 Chicago, IL 60601-1086
                                 Attn: Michael S. Allen, Esq.
                                 Facsimile: 312/236-3241

and to:                          Gardner, Carton & Douglas
                                 Quaker Tower
                                 321 North Clark Street
                                 Chicago, IL 60610
                                 Attn: William Morrison, Esq./David A. Rubenstein, Esq.
                                 Facsimile: 312/644-3381

or to such address as such party may indicate by a notice delivered to the other parties hereto. Notice is deemed received the same day (in the case of personal delivery), three (3) days after mailing (in the case of registered mail) and the next business day (in the case of overnight courier or facsimile transmission).

    11.5.  SUCCESSORS AND ASSIGNS.

        (a) The rights of the parties under this Agreement shall not be assignable, except that Crown may assign all or a portion of its rights, and delegate all or a portion of its rights, hereunder to an Affiliate or Affiliates.

        (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties and successors and assigns permitted by this Section 11.5 any right, remedy or claim under or by reason of this Agreement.

    11.6.  ENTIRE AGREEMENT; AMENDMENTS.

    This Agreement and the Schedules and Exhibits referred to herein and the documents delivered pursuant hereto, contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or intents between or among any of the parties hereto including without limitation that certain letter of intent dated July 15, 1999 (the "Letter of Intent") by and between CCI, Henry Crown and Company and Allied; provided, however, Section 10 of the Letter of Intent survives this Agreement and remains binding on the parties thereto. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement.

    11.7.  WAIVERS.

    Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

    11.8.  EXPENSES.

    Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including, without limitation, the fees, expenses and disbursements of its counsel and accountants.

    11.9.  SALES AND TRANSFER TAXES.

    Any sales, commodity and transfer taxes imposed in connection with the transactions contemplated by this Agreement (including the transfer of the Purchased Assets upon the Formation) shall be borne fifty percent (50%) by Allied and fifty percent (50%) by Crown.

    11.10.  EXECUTION OF COUNTERPARTS.

    This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been agreed upon by each of the parties and delivered to Allied and Crown.

    11.11.  CERTAIN PROVISIONS RELATING TO CONSENTS.

        (a) Allied shall use all reasonable efforts prior to and after the Closing Date to obtain all third party consents that are required of it in connection with the transactions contemplated by this Agreement. Such consents shall include the consent to the direct transfer of the Purchased Assets subject to the Assumed Liabilities to the Company. Allied shall not obtain any consent that will modify any Contract, Lease or Permit to Crown's or the Company's material economic detriment, unless Crown or the Company expressly approves the obtaining of such consent, which approval shall not be unreasonably withheld. Crown and the Company shall cooperate as reasonably necessary or desirable to secure the third party consents, including, without limitation, providing to such third party information, including financial information, regarding the Company's intended use of the Purchased Assets. Allied shall cause all deposits, utilities and telephone accounts, and similar services used in the business of the Divisions to be assigned or reregistered to or in the name of the Company.

        (b) To the extent that any Contract or Lease is not capable of being transferred by Allied to the Company pursuant to this Agreement without the consent of a third party (including a Governmental Agency) and such consent is not obtained prior to Closing, or if such transfer or attempted transfer would constitute a breach or a violation of any law, nothing in this Agreement will constitute a transfer or an attempted transfer thereof.

        (c) In the event that any such consent is not obtained on or prior to the Closing Date, and notwithstanding any waiver by the Company, as the case may be, of the condition set forth in Section 11.11(a) hereof, Allied will use its reasonable efforts to (i) provide to the Company the benefits of the applicable Contract or Lease, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Company and
    (iii) enforce at the request of the Company and for the account of the Company at Allied's expense, any rights of Allied arising from any such Contract or Lease (including the right to elect to terminate such Contract or Lease in accordance with the terms thereof upon the request of the Company, as the case may be).

        (d) Except to the extent arising from a breach of this Agreement by Allied, the Company shall bear all costs, fees or expenses paid in connection with (a) transferring Permits, (b) obtaining new Permits and which shall include Permits that are temporary in nature to allow the transfer of such to the Company or any subsequent Permits which are permanent in nature to enable the Company to operate and continue to operate the Business or to continue to operate the Business in the manner as it is currently being conducted, or (c) modification or alteration of the business of the Divisions or the Purchased Assets or any capital purchase or expenditure deemed necessary and advisable or requested or required by any Governmental Agency in order to obtain such Permit.

    11.12. LITIGATION SUPPORT. In the event and for so long as any party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving Allied, the other party will cooperate with the contesting or defending party and its counsel in such contest or defense, make available its personnel, and provide such testimony and access to its books and records as may be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article 8). With respect to the Discrimination Suit, Crown and the Company (i) will waive any conflict arising from Allied's use of Constangy, Brooks & Smith as its counsel, (ii) will cooperate in the defense thereof by counsel of their choice, (iii) will be allowed to participate in any settlement discussions whether or not they are parties to the suit and whether occurring before or after the Closing Date. Prior to any settlement of the Discrimination Suit, Allied must obtain the consent of Crown and Company, which consent shall not be unreasonably withheld and which consent will be given by Crown and Company if (A) the settlement does not include deferred payments by Allied with are not adequately secured and for which the Company could be liable if Allied fails to make such payments, and (B) the settlement as it relates to the Company's obligation or liability includes not more than (1) the reasonable hiring and promotion of qualified persons to open positions, and (2) reasonable changes in employment practices which may include future, but not retroactive, pay raises to be provided by the Company and the Company's obligation or liability will not have a Material Adverse Effect on the business of the Company. With respect to the Discrimination Suit, Allied (x) will waive any conflict arising from Crown's or the Company's use of Gould & Ratner and/or Constangy, Brooks & Smith as their counsel, (y) will pay all legal fees of defense (and court costs, including such fees and costs of Crown and the Company, whether or not the Company is joined as a party), except to the extent resulting from actions of the Company alleged to have occurred after the Closing including, without limitation, violations of consent decrees, court orders and settlement agreements. In addition, Allied will pay all monetary damages (whether by judgment or settlement) including, without limitation, any costs or expenses reasonably incurred by the Company in order to comply with such settlement or judgment, and the Company will be solely responsible for implementing any actions required (whether by judgment or a settlement approved by Crown) which may be required of the Company with respect to changes in employment practices.

                                   ARTICLE 12
                                  DEFINITIONS

    12.1.  "A/R LIST".

    Refers to a list of all account debtors and the amounts owed to the Divisions, together with the names and addresses of such account debtors and the aging of such amounts.

    12.2.  "ACCOUNTS PAYABLE".

    Refers to the trade accounts payable to vendors of the Company.

    12.3.  "ACCOUNTS RECEIVABLE".

    Refers to the trade and other accounts and notes receivable related to the Divisions.

    12.4.  "ACCRUED COMMISSIONS".

    Has the meaning set forth in Section 1.3(b).

    12.5.  "ACCRUED PAYROLL ITEMS".

    Has the meaning set forth in Section 1.3(a).

    12.6.  INTENTIONALLY OMITTED.

    12.7.  "ACTIVE EMPLOYEES".

    Refers to Employees actively working for the Divisions as of the Closing.

    12.8.  "ADJUSTED CURRENT ASSETS".

    Has the meaning set forth in Section 1.5(a)(i)(A).

    12.9.  "ADJUSTED CURRENT LIABILITIES".

    Has the meaning set forth in Section 1.5(a)(i)(B).

    12.10.  "ADJUSTMENT REPORT".

    Refers to the report generated by Allied and/or Allied's Accountant reflecting the Closing Date Adjusted Net Tangible Investment, the Closing Date Adjusted Working Capital and the Closing Date Long Term Assumed Liabilities.

    12.11.  "AFFILIATE".

    Of a Person refers to any other Person directly or indirectly owning, controlling or holding, with power to vote, ten percent (10%) or more of the outstanding voting securities of such first-named Person; and any other Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly controlled by or under common control with or of such first-named Person. As used herein, the term "control," together with "controlled," "controlling" or similar variants used herein, refers to the possession, directly or indirectly, of the power to direct or cause the direction and management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and includes all directors and executive officers thereof.

    12.12.  "AGREEMENT".

    Refers to this Limited Liability Company Interest Purchase and Asset Contribution Agreement.

    12.13.  "ALLIED".

    Refers to Allied Products Corporation, a Delaware corporation.

    12.14.  "ALLIED 401K PLANS".

    Refers to the Allied Products Corporation Smart Plan and the Allied Products Corporation Savings Incentive Plan for Bush Hog Salaried Employees.

    12.15.  "ALLIED'S ACCOUNTANT".

    Refers to Price Waterhouse Coopers, its independent public accounting firm.

    12.16.  "ALLIED GROUP".

    Has the meaning set forth in Section 8.2.

    12.17.  "ALLIED TRUSTEE".

    Has the meaning set forth in Section 9.2(b).

    12.18.  "ALTERNATIVE ACQUISITION".

    Has the meaning set forth in Section 4.8

    12.19.  "ANNUAL STATEMENT".

    Has the meaning set forth in Section 2.5.

    12.20.  "ARBITER".

    Refers to any nationally-recognized accounting firm mutually satisfactory to Crown and Allied.

    12.21.  "ASSETS".

    Refers to all of the assets owned or used by the Divisions.

    12.22.  "ASSUMED LIABILITIES".

    Has the meaning set forth in Section 1.3.

    12.23.  "BANKS".

    Has the meaning set forth in Recital C.

    12.24.  "BANK LIEN"

    Has the meaning set forth in Recital C.

    12.25.  "BASE ADJUSTED NET TANGIBLE INVESTMENT".

    Means the December 31, 1998 Adjusted Net Tangible Investment of $23,852,000, which was computed as set forth on Schedule 1.5(a) attached hereto.

    12.26.  "BASE ADJUSTED WORKING CAPITAL"

    Shall equal Fifty Nine Million Twenty Two Thousand Dollars ($59,022,000), as determined pursuant to Schedule 1.5(a).

    12.27.  "BASE LONG TERM ASSUMED LIABILITIES".

    Means the December 31, 1998 Long Term Assumed Liabilities of $1,411,000 which were computed as set forth on Schedule 1.5(a) attached hereto.

    12.28.  "BOND TRUSTEE".

    Has the meaning set forth in Section 1.4(d).

    12.29.  "BOND TRUST INDENTURE".

    Has the meaning set forth in Section 1.4(d).

    12.30.  "CAPITALIZED LEASES"

    Refers to the capitalized leases set forth on Schedule 1.5(a) and any other capitalized leases of Allied.

    12.31.  "CHICAGO OFFICE".

    Refers to Allied's corporate office at 10 South Riverside Plaza, Chicago, IL 60606.

    12.32.  "CLAIMING PARTY".

    Refers to the party seeking indemnification under Article 8.

    12.33.  "CLOSING" AND "CLOSING DATE".

    Each refer to the date and time referred to in Section 1.6 for the completion of the purchase of the Interests.

    12.34.  "CLOSING DATE A/R".

    Refers to a statement in good faith valuing the net book value under GAAP of the Accounts Receivable as of the Closing Date.

    12.35.  "CLOSING DATE ADJUSTED NET TANGIBLE INVESTMENT".

    Has the meaning set forth in Section 1.5(a).

    12.36.  "CLOSING DATE ADJUSTED WORKING CAPITAL".

    Has the meaning set forth in Section 1.5(a).

    12.37.  "CLOSING DATE BALANCE SHEET".

    Has the meaning set forth in Section 1.5(a)(iv)(A).

    12.38.  "CLOSING DATE LONG TERM ASSUMED LIABILITIES".

    Has the meaning set forth in Section 1.5(a)(iii).

    12.39.  "CLOSING DATE MIDDLEBROOKS RETIREMENT LIABILITY".

    Has the meaning set forth on Schedule 1.5(a).

    12.40.  "CLOSING DATE CAPITALIZED TRACTOR LEASE OBLIGATIONS".

    Has the meaning set forth on Schedule 1.5(a).

    12.41.  "CODE".

    Refers to the U.S. Internal Revenue Code of 1986, as amended, and any successor provision.

    12.42.  "COMMITMENTS".

    Refers to title insurance commitments for an ALTA Owners Form-1992 policy.

    12.43.  "COMPANY DEFINED CONTRIBUTION PLAN".

    Has the meaning set forth in Section 9.2(b).

    12.44.  "COMPANY EMPLOYEES".

    Has the meaning set forth in Section 9.2(b)(i).

    12.45.  "COMPANY TRUSTEE".

    Has the meaning set forth in Section 9.2(b).

    12.46.  "CONTRACTS".

    Has the meaning set forth in Section 12.120(c).

    12.47.  "CREDIT AGREEMENT".

    Has the meaning set forth in Recital C.

    12.48.  "CURRENT PRODUCT LINES".

    Has the meaning set forth in Section 2.32.

    12.49.  "CROWN"

    Refers to Bush Hog Investors, L.L.C., a Delaware limited liability company.

    12.50  "CROWN GROUP".

    Has the meaning set forth in Section 8.1.

    12.51  "DECEMBER 31, 1998 BALANCE SHEET".

    Refers to the Divisions' balance sheet dated as of December 31, 1998.

    12.52  "DISCRIMINATION SUIT".

    Has the meaning set forth in Section 1.4(n).

    12.53  "DIVISIONS".

    Refers to Allied's Bush Hog (including Universal Turf) and Great Bend Manufacturing Company divisions.

    12.54  "DIVISIONS AGREEMENTS".

    Refers to the contracts, agreements, leases, distribution agreements, dealer agreements and franchise agreements, whether or not constituting one of the Contracts, which are binding on or a benefit to the Divisions.

    12.55.  "EMPLOYEES".

    Refers to the common law employees of Allied who performed services for the Divisions.

    12.56.  "EMPLOYEE PENSION BENEFIT PLANS".

    Refers to the Employee Plans described in Section 3(2) of ERISA.

    12.57.  "EMPLOYEE WELFARE BENEFIT PLANS".

    Refers to the Employee Plans described in Section 3(1) of ERISA.

    12.58.  "ENFORCEABILITY EXCEPTIONS".

    Has the meaning set forth in Section 2.4.

    12.59.  "ENVIRONMENTAL HEALTH AND SAFETY LAWS".

    Has the meaning set forth in section 2.18.

    12.60.  "ENVIRONMENTAL REVIEW".

    Refers to a phase I environmental assessment of each parcel of Owned Real Property and Leased Real Property included in the Assets (or otherwise used in the Divisions).

    12.61.  "EEOC".

    Refers to the Equal Employment Opportunity Commission.

    12.62.  "ERISA".

    Refers to the Employee Retirement Income Security Act of 1974, as amended.

    12.63.  "ERISA AFFILIATE".

    Has the meaning set forth in Section 2.26.

    12.64.  "ESTIMATED ADJUSTMENTS".

    Has the meaning set forth in 1.5(a)(iv)(E).

    12.65.  "ESTIMATED PURCHASE PRICE".

    Refers to the portion of the Purchase Price to be paid at Closing set forth in Section 1.5(a).

    12.66.  "ESTOPPEL CERTIFICATE".

    Refers to a current estoppel certificate from the landlord under each lease for Leased Real Property, and each other party referred to on Schedule 2.10(b), stating (i) that such real property lease for Leased Real Property is in full force and effect and has not been amended, modified or supplemented other than as set forth on Schedule 2.10(b), and that a true, complete and correct copy is attached thereto (ii) that all rent and other sums and charges payable under such lease are current and setting forth the date through which such payments have been made, (iii) the amount of any tenant security or other similar deposit held by or on behalf of such landlord under such lease, (iv) that no notice of default on the part of Allied or the Divisions or termination notice has been served under the lease for such Leased Real Property that remains outstanding,
(v) that to the best of such landlord's knowledge, no uncured default or termination event or condition exists under such lease and that no event has occurred or condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition and (vi) that the consummation of the transactions provided for herein will not constitute a default under such lease or grounds for the termination thereof or for the exercise of any other right or remedy adverse to the interests of the tenant thereunder.

    12.67.  "EXCLUDED ASSETS".

    Has the meaning set forth in Section 1.2.

    12.68.  "EXCLUDED LIABILITIES".

    Has the meaning set forth in Section 1.4.

    12.69.  "EXISTING LIENS".

    Refers only to the Bank Lien and those Liens described on Schedule 2.10(a).

    12.70.  "FINAL ADJUSTED NET TANGIBLE INVESTMENT".

    Has the meaning set forth in Section 1.5(a)(iv)(C).

    12.71.  "FINAL LONG TERM ASSUMED LIABILITIES".

    Has the meaning set forth in Section 1.5(a)(iv)(C).

    12.72.  "FINAL MIDDLEBROOKS RETIREMENT LIABILITY".

    Has the meaning set forth in Section 1.5(a)(iv)(C).

    12.73.  "FINAL ADJUSTED WORKING CAPITAL".

    Has the meaning set forth in Section 1.5(a)(iv)(C).

    12.74.  "FINANCIAL STATEMENTS".

    Has the meaning set forth in Section 2.5.

    12.75.  "FIXED ASSETS".

    Has the meaning set forth in Section 12.120(a).

    12.76.  "FORMATION".

    Refers to the formation of the Company as a Delaware limited liability company.

    12.77.  "GAAP".

    Shall mean generally accepted accounting principles consistently applied by the Divisions from and after 1995 so described and promulgated by the American Institute of Certified Public Accountants which are applicable as of the date on which any calculation made hereunder is to be effective or as on the date of any financial statements referred to herein, as the case may be.

    12.78.  "GOVERNMENTAL AGENCY".

    Shall mean (a) any international, foreign, federal, state, county, local or municipal government or administrative agency or political subdivision thereof,
(b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction, or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction.

    12.79.  "GOVERNMENTAL CHARGES".

    Means and includes all federal, state, provincial, municipal, local and foreign income taxes, commodity taxes, payroll taxes, sales taxes, excise taxes, training taxes, withholding taxes, property taxes, use taxes, and franchise taxes and all other taxes, customs duties, rates, levies, assessments, reassessments and other charges, together with all penalties, interest and fines with respect thereto, payable to any federal, state, provincial, municipal, local and foreign or other government or governmental agency, authority board, bureau or commission, domestic or foreign, including all amounts described in Code Sections 144(a), 147 and 148.

    12.80.  "GREAT BEND BONDS".

    Has the meaning set forth in Section 1.4(d).

    12.81.  "HAZARDOUS MATERIALS".

    Has the meaning set forth in Section 2.18(a).

    12.82.  "INACTIVE EMPLOYEES".

    Refers to Employees of the Divisions who are not classified as Active Employees as of the Closing Date due to a leave, disability or other physical or mental condition.

    12.83.  "INDEMNIFIABLE DAMAGES".

    Has the meaning set forth in Section 8.1.

    12.84.  "INDEMNITY SECURITY AGREEMENT".

    Has the meaning set forth in Section 8.1.

    12.85.  "INTELLECTUAL PROPERTY RIGHTS".

    Individually and collectively, refers to lists, telephone numbers, URL, website, copyrights, copyright registrations and applications therefor, all registrations of trademarks, trade names, brand names, labels or other trade rights and pending applications therefor, service refers to all of Allied's inventions, improvements, domestic and foreign patents and applications therefor, customer marks, trade dress, logos, rights in computer software, and all rights granted or retained in licenses under any of the foregoing and all other know-how used in connection with the business of the Divisions, including, but not limited to, confidential, secret and/or proprietary information, all technical information, inventions, designs and patents, whether or not patentable, which are used by Allied in connection with the business of the Divisions.

    12.86.  "INTERCOMPANY AGREEMENTS".

    Refers to any agreements, commitments and other obligations between the Divisions, on the one hand, and Allied and their Affiliates, on the other hand.

    12.87.  "INTERESTS".

    Refers to the 80.1% membership interest in the Company to be sold by Allied to Crown pursuant to Section 1.5.

    12.88.  "INTERIM STATEMENTS".

    Refers to the unaudited interim balance sheets of the kind contemplated in
Section 2.5(i) for the Divisions for each month and three month period (together with year-to-date statements) beginning with the statements for the month ending June 30, 1999 and through the month preceding the Closing.

    12.89.  "INVENTORY".

    Has the meaning set forth in Section 12.120(e).

    12.90.  "LEASE".

    Refers to all leases related to the business of the Divisions to which Allied is either a lessor or lessee on the Closing Date.

    12.91.  "LEASED REAL PROPERTY".

    Refers to Real Property owned by any third party and which Allied or any Affiliate thereof is lessee thereof.

    12.92.  "LETTERS OF CREDIT".

    Refers to Allied's letters of credit that are open and have either a remaining term or an undrawn amount.

    12.93.  "LETTER OF INTENT".

    Has the meaning set forth in Section 11.6.

    12.94.  "LICENSES"

    Has the meaning set forth in Section 12.120(d).

    12.95.  "LIENS"

    Refers to any mortgage, pledge, security interest, charge or other encumbrance, claims, easements, defects in title, covenants and other restrictions or encroachments of any kind.

    12.96.  "LIMITED LIABILITY COMPANY AGREEMENT".

    Refers to the Limited Liability Company Agreement between Allied and Crown forming the Company.

    12.97.  "MANUFACTURING LEASE".

    Has the meaning set forth in Section 1.7(a)(xiv).

    12.98.  "MATERIAL ADVERSE EFFECT".

    Refers to a material adverse change in the business, operations, financial condition, assets, properties or prospects of either or both Divisions.

    12.99.  "MIDDLEBROOKS RETIREMENT LIABILITY".

    Has the meaning set forth in Section 1.3(i).

    12.100.  "MONEY PURCHASE PLAN".

    Has the meaning set forth in Section 9.1(e).

    12.101.  "MOST RECENT BALANCE SHEET".

    Refers to the unaudited Statement of Assets and Liabilities of the Divisions as of June 30, 1999, prepared in accordance with GAAP, consistently applied, except as noted therein.

    12.102.  "NON-CLAIMING PARTY".

    Refers to the party from whom the Claiming Party is seeking indemnification.

    12.103.  "NON-COMPETITION AGREEMENT".

    Has the meaning set forth in Section 5.1.

    12.104.  "OBJECTION NOTICE".

    Refers to the written notice delivered by Crown to Allied delineating in reasonable detail Crown's objections to the Closing Date Balance Sheet.

    12.105.  "OFFICES".

    Refers to the Divisions' sales, services and administrative offices at Selma, Alabama and Great Bend, Kansas.

    12.106.  "OTHER ASSUMED CAPITALIZED LEASES".

    Has the meaning set forth in Section 1.3(c).

    12.107.  "OWNED REAL PROPERTY".

    Has the meaning set forth in Section 2.10(a).

    12.108.  "PERMIT".

    Refers to any permit, approval, authorization, license, variance, or permission required by a Governmental Agency under any applicable laws.

    12.109.  "PERMITTED EXCEPTIONS".

    Refers to all of the Real Estate Permitted Exceptions and Personal Property Permitted Exceptions.

    12.110.  "PERSON".

    Refers to an individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency or board or commission or authority or any other form of entity or organization.

    12.111.  "PERSONAL PROPERTY EXISTING LIENS".

    Refers only to those certain Existing Liens described on Schedule 2.9.

    12.112.  "PERSONAL PROPERTY PERMITTED EXCEPTIONS".

    Refers only to those certain Personal Property Existing Liens described on
Schedule 2.14.

    12.113.  "PLANTS".

    Refers to the Divisions' manufacturing facilities and offices in Great Bend, Kansas, Selma, Alabama, and Opp, Alabama.

    12.114.  "POST-CLOSING CLAIMS".

    Refers to those claims brought against Allied and/or the Divisions subsequent to the Closing Date.

    12.115.  " PRE-ACQUISITION LIABILITIES".

    Has the meaning set forth in Section 1.3(h).

    12.116.  "PREPAIDS".

    Refers to the security deposits and prepaid expenses relating to the Divisions.

    12.117.  "PRODUCT".

    Refers to any product, substance or material manufactured, distributed or sold by or on behalf of the Divisions or their predecessors.

    12.118.  "PURCHASE PRICE".

    Has the meaning set forth in Section 1.5(a).

    12.119.  "PURCHASE PRICE ALLOCATION SCHEDULE"

    Has the meaning set forth in Section 1.5(d).

    12.120.  "PURCHASED ASSETS".

    Refers to all of the assets and rights of every type or description whatsoever which are primarily used by, or useful in, the business, affairs or operations as a going concern of the Divisions as of Closing, including without limitation, information and tangible assets located at the Chicago Office, free and clear of all liens, security interests, prior claims, charges, pledges, encumbrances, claims and equities of every kind except for the Permitted Exceptions, subject to the Assumed Liabilities including, without limitation, the following set forth in clauses (a) through (f) below, but excluding the Excluded Assets.

        (a) FIXED ASSETS. All fixed tangible personal and moveable property of every type or description used in connection with the Divisions, wherever located, and owned, used or leased on the Closing Date, including without limitation, all machinery, equipment, furniture, fixtures, tools, dies, patterns, molds, vehicles, facilities, improvements, computer hardware and all spare parts, accessories and supplies related thereto ("Fixed Assets"), including, without limitation, the Fixed Assets identified on Schedule 12.120(a) attached hereto and made a part hereof.

        (b) REAL PROPERTY. All real or immovable property and fixtures of every type or description, whether freehold or leasehold, used in connection with the Divisions and owned now or on the Closing Date, including without limitation the Plants and Offices and such other Owned Real Property identified on Schedule 12.120(b) attached hereto and made a part hereof, including without limitation all improvements, fixtures, options and rights and all other appurtenances thereto and rights in respect thereof.

        (c) LEASES, CONTRACTS, OPTIONS AND OTHER OBLIGATIONS. All leases, contracts, agreements, options, manufacturer's warranties, securities in other businesses which are useful in or related to the Divisions and other rights related to the Divisions existing on the date hereof, other than the office lease for the Chicago Office ("Contracts"), as set forth on Schedule 12.120(c) attached hereto and made a part hereof, except for Contracts with Allied or Affiliates unless agreed to in writing by Crown. To the extent that Allied enters into additional leases, contracts and agreements between the date hereof and the Closing, which additional leases, contracts and agreements are entered into in the ordinary course of business and in accordance with Section 4.2(c) hereof, Allied will update such Schedule and such additional leases, contracts and agreements shall also be included within the definition of Contracts.

        (d) LICENSES AND CERTIFICATES. To the extent transferable, all authorizations, grants, permits and other licenses, including, without limitation, all licenses and certificates from the federal, state and local authorities issued in connection with, or used by, the Divisions ("Licenses"), including, without limitation, the Licenses identified on
    Schedule 12.120(d) attached hereto and made a part hereof.

        (e) CURRENT ASSETS. All current assets relating to the Divisions of every type or description. Prepaids (to the extent specifically agreed to be purchased by Crown), the Accounts Receivable, and all new and used inventories (including raw materials, work-in-process and finished goods) and samples, supplies and spare parts related thereto of all products sold by the Divisions whether at the Plant, Office, outside warehouses or in transit thereto or therefrom (the "Inventory").

        (f) OTHER ASSETS AND RIGHTS. All other personal property of every type or description used in the Divisions, whether tangible or intangible, including, without limitation, computer software (including source and object codes), accounting data, trade secrets, catalogues, customer lists, mailing lists, supplier lists, all rights under life insurance policies, all of Allied's rights to indemnification against Great Bend and Universal Turf pursuant to the respective purchase agreements thereto, the trademarks "Bush Hog" and "Great Bend", associated logos, and the goodwill associated therewith, and all other Intellectual Property Rights, rights under acquisition agreements whereby Allied and/or Affiliates acquired the Assets, rights under any pending lawsuits or claims, books and records (including such books and records as are contained in computerized storage media), and including books and records related to Inventory, purchasing, accounting, sales, research, engineering, manufacturing, maintenance, repairs, marketing, banking, Intellectual Property, the Non-Competition Agreement referred to in Section 5.1, shipping records, personnel files for all active employees and all files, records, literature and correspondence (provided, however, that Allied shall be entitled to make and retain copies of such books and records to the extent they relate to Excluded Assets or Excluded Liabilities), and other tangible and intangible property, including goodwill and covenants not to compete, rights of setoff and rights of recoupment of the Divisions and of causes of action against third parties as of the Closing Date, and all rights of Allied under any property, casualty, workers' compensation or other insurance policy or related insurance services contract which are part of the Contracts.

    12.121.  "REAL ESTATE EXISTING LIENS".

    Refers only to those certain Existing Liens described on Schedule 2.10(a), paragraph 3.

    12.122.  "REAL ESTATE PERMITTED EXCEPTIONS".

    Refers only to those certain Real Estate Existing Liens described on
Schedule 2.10(a), paragraph 4.

    12.123.  "R&D LEASE".

    Has the meaning set forth in Section 1.7(a)(xv).

    12.124.  "RECALLS".

    Refers to, collectively, Product recalls, reworks, retrofits and post-sale warnings.

    12.125.  "REMEDIATION COSTS".

    Refers to the costs of any remedial actions reasonably necessary to comply with the Environmental Health and Safety Laws.

    12.126.  "SALES REPRESENTATIVES".

    Has the meaning set forth in Section 2.31.

    12.127.  "SERIES A BONDS".

    Has the meaning set forth in Section 1.4(d).

    12.128.  "SERIES B BONDS".

    Has the meaning set forth in Section 1.4(d).

    12.129.  "SERVICES".

    Collectively refers to the systems, processes, products, equipment and services of the Divisions (including, but not limited to, all Intellectual Property and any software embedded in any products and equipment).

    12.130.  "SIGNIFICANT CUSTOMERS".

    Refers to the [ten (10)] largest customers (measured by dollar volume of business).

    12.131.  "STUB PERIOD".

    Has the meaning set forth in Section 11.3(a).

    12.132.  "SUPERIOR PROPOSAL".

    Has the meaning set forth in Section 4.8.

    12.133.  "SURVEYS".

    Refers to current plats of survey prepared in conformity with 1997 ALTA/ACSM Standards.

    12.134.  "TERMINATION FEE".

    Means $5,000,000.

    12.135.  "TOTAL SALARIED SAVINGS PLAN TRANSFER AMOUNT".

    Has the meaning set forth in Section 9.2(b)(i).

    12.136.  "TRACTOR LEASES".

    Refers to those truck tractor leases described on Schedule 1.5(a).

    12.137.  "TRANSFER DATE".

    Has the meaning set forth in Section 9.2(b)(ii).

    12.138.  "YEAR 2000 READINESS".

    Means that the Services used in the Divisions' business will correctly identify, recognize and process four-digit year dates and that the Services will: (1) continue to function properly with regard to dates before, during and after the transition to year 2000 including, but not limited to, the ability to roll dates from December 31, 1999 to January 1, 2000 and beyond with no errors or system interruptions; (2) accurately perform calculations and comparisons on dates that span centuries; (3) accept and properly process dates that could span more than 100 years (e.g., calculating a person's age from their birth date and the current date); (4) properly sort and sequence dates that span centuries; (5) understand that the year 2000 starts on a Saturday; (6) recognize that February 29, 2000 is a valid date and that the Year 2000 has 366 days; (7) prohibit use of date fields for any purpose other than to store valid dates; (8) preclude the use of 12/31/99 or any other valid date to indicate something other than a date (e.g., 12/31/99 in a date field refers to "do not ever cancel"); and (9) comply with and conform to the specifications of American National Standard ANSI X3.30-1997, Representation for Calendar Date and Ordinal Date for Information Interchange.

                 --BALANCE OF PAGE INTENTIONALLY LEFT BLANK.--

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                                       CROWN:

                                                       BUSH HOG INVESTORS, L.L.C., a Delaware limited
                                                       liability company

                                                       By: Henry Crown and Company (Not Incorporated), an
                                                       Illinois limited partnership, its manager

                                                       By:  /s/ WILLIAM H. CROWN
                                                            ----------------------------------------------
                                                            a General Partner

                                                       ALLIED:

                                                       ALLIED PRODUCTS CORPORATION, a Delaware corporation

                                                       By:  /s/ RICHARD DREXLER
                                                            ----------------------------------------------
                                                            Its: President

                                                       COMPANY:

                                                       BUSH HOG, L.L.C., a Delaware limited liability
                                                       company

                                                       By:  /s/ RICHARD DREXLER
                                                            ----------------------------------------------
                                                            Its: President

                                                                      APPENDIX B

                      LIMITED LIABILITY COMPANY AGREEMENT

                      LIMITED LIABILITY COMPANY AGREEMENT
                              OF BUSH HOG, L.L.C.
                                 BY AND BETWEEN
           ALLIED PRODUCTS CORPORATION AND BUSH HOG INVESTORS, L.L.C.

                           DATED AS OF             , 1999

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                           --------
ARTICLE 1    ORGANIZATION OF COMPANY.....................................      1

  1.1.       Organization and Continuation...............................      1
  1.2.       Name........................................................      1
  1.3.       Principal Place of Business.................................      1
  1.4.       Registered Office and Registered Agent......................      1
  1.5.       Names and Addresses of Members..............................      2

ARTICLE 2    BUSINESS OF COMPANY.........................................      2

  2.1.       Purpose.....................................................      2

ARTICLE 3    CAPITAL CONTRIBUTIONS AND MEMBERSHIP INTERESTS..............      2

  3.1.       Initial Capital Contributions of Members....................      2
  3.2.       Optional Capital Contributions..............................      2
  3.3.       Membership Interests........................................      3
  3.4.       Company Loans...............................................      3
  3.5.       Limitation of Liability.....................................      3
  3.6.       Interest....................................................      4
  3.7.       Title to Property...........................................      4
  3.8.       No Third Party Rights.......................................      4

ARTICLE 4    INCOME TAX MATTERS..........................................      4

  4.1.       General Income Tax Matters..................................      4
  4.2.       Allocations of Net Profits and Net Losses...................      4
  4.3.       Capital Accounts............................................      4
  4.4.       Special Rules...............................................      4
  4.5.       Definitions.................................................      5
  4.6.       754 Election................................................      7
  4.7.       Differing Tax Basis; Tax Allocation.........................      7
  4.8.       Special Allocations.........................................      7
  4.9.       Compliance With Tax Code....................................      7
  4.10.      Adjustments to Percentage Interests.........................      8
  4.11.      Financial Records, Audits, and Reports......................      8
  4.12.      Tax Matters.................................................      8

ARTICLE 5    DISTRIBUTIONS...............................................      8

  5.1.       Distributable Cash..........................................      8
  5.2.       Distributions of Distributable Cash.........................      9
  5.3.       Mandatory Distributions of Distributable Cash...............      9
  5.4.       Mandatory Tax Distributions of Distributable Cash...........      9
  5.5.       Offset Against Distributions................................     10
  5.6.       Right to Distributions......................................     10

ARTICLE 6    MANAGEMENT OF THE COMPANY...................................     11

  6.1.       Control and Management......................................     11
  6.2.       Manager.....................................................     11
  6.3.       Compensation of the Members and Manager.....................     12
  6.4.       Reliance by Third Parties...................................     12
  6.5.       Time to be Devoted to Management of Business................     12
  6.6.       Indemnification of the Manager and Members..................     12

ARTICLE 7    TRANSFERS...................................................     13

  7.1.       Transfer Restrictions.......................................     13
  7.2.       Further Restrictions on Transfers...........................     14
  7.3.       Drag-along Option and Tag-along Option......................     14
  7.4.       Unauthorized and Involuntary Transfers......................     15
  7.5.       Additional General Transfer Provision.......................     16

                                                                             PAGE
                                                                           --------
ARTICLE 8    DEFINITIONS.................................................     16

  8.1.       Definitions.................................................     16

ARTICLE 9    DISSOLUTION AND TERMINATION.................................     17

  9.1.       Withdrawal of a Member......................................     17
  9.2.       Dissolution.................................................     18
  9.3.       Winding up, Liquidation, and Distribution of Assets.........     18
  9.4.       Time of Liquidation.........................................     18
  9.5.       Report on Liquidation.......................................     18
  9.6.       Return of Contribution......................................     18
  9.7.       Articles of Dissolution.....................................     18

ARTICLE 10   OTHER AGREEMENTS............................................     19

  10.1.      Conflicts...................................................     19
  10.2.      Investment Intent and Representations.......................     19
  10.3.      Payment of Formation Costs..................................     19
  10.4.      Appointment of Crown as Attorney-in-Fact....................     20
  10.5.      Non-Disclosure..............................................     20

ARTICLE 11   MISCELLANEOUS PROVISIONS....................................     20

  11.1.      Notices.....................................................     20
  11.2.      Application of Delaware Law.................................     21
  11.3.      Choice of Venue.............................................     21
  11.4.      Waiver of Action for Partition..............................     21
  11.5.      Entire Agreement............................................     21
  11.6.      Ministerial Amendments to Articles of Organization..........     21
  11.7.      Amendments to Agreement.....................................     21
  11.8.      Execution of Additional Instruments.........................     21
  11.9.      Construction................................................     21
  11.10.     Headings....................................................     21
  11.11.     Waivers.....................................................     21
  11.12.     Severability................................................     22
  11.13.     Heirs, Successors, and Assigns..............................     22
  11.14.     Not for the Benefit of Creditors............................     22
  11.15.     Counterparts................................................     22

                     LIMITED LIABILITY COMPANY AGREEMENT OF
                                BUSH HOG, L.L.C.

    This Limited Liability Company Agreement (the "Agreement"), is made and
entered into as of                           , 1999, by and between Bush Hog
Investors, L.L.C., a Delaware limited liability company ("Crown"), and Allied Products Corporation, a Delaware corporation ("Allied") (Crown and Allied are sometimes each individually referred to herein as a "Member", and collectively as the "Members"), and Bush Hog, L.L.C., a Delaware limited liability company (the "Company").

                                    RECITALS

    A. Allied, as the initial Member, formed the Company to own and operate the assets previously used in the Bush Hog and Great Bend Manufacturing Company divisions (individually "Bush Hog" and "Great Bend", collectively, the "Divisions"), which are engaged in the production of agricultural implements and machinery and turf equipment, and in the manufacturing of front-end loaders, respectively (the "Business").

    B. As of the date hereof and simultaneous with the execution of this Agreement, pursuant to that certain Limited Liability Company Interest Purchase and Asset Contribution Agreement dated October 15, 1999 as amended by a First Amendment to Limited Liability Company Interest Purchase and Contribution Agreement dated December 10, 1999 (the agreement as amended herein the "Purchase and Contribution Agreement"): (i) Allied assigned all of the Purchased Assets, subject solely to Assumed Liabilities, to the Company; and (ii) Allied sold to Crown, and Crown purchased from Allied, eighty and one-tenth percent (80.10%) of the Membership Interests in the Company. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase and Contribution Agreement.

    C. In consideration of the mutual agreements and covenants contained herein, the consummation of the transactions contemplated by the Purchase and Contribution Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

                                   ARTICLE 1
                            ORGANIZATION OF COMPANY

    1.1.  ORGANIZATION AND CONTINUATION.

    Allied organized and formed the Company pursuant to the Delaware Limited Liability Company Act (the "Act"). The Manager shall execute and file such additional instruments as may be necessary to continue the Company as a limited liability company in Delaware, and to qualify the Company, if not already qualified, to do business in each jurisdiction where such qualification is necessary. The duration of the Company shall be perpetual.

    1.2.  NAME.

    The name of the Company shall be Bush Hog, L.L.C. or such other names as the Manager may from time to time select.

    1.3.  PRINCIPAL PLACE OF BUSINESS.

    The principal place of business of the Company initially shall be 222 North LaSalle Street, Suite 1000, Chicago, Illinois 60601. The Company may relocate its principal place of business to any other place or places, within or outside of Illinois, as the Manager may from time to time deem advisable.

    1.4.  REGISTERED OFFICE AND REGISTERED AGENT.

    The Company's initial registered agent shall be Corporation Trust Company, and its registered office shall be 1209 Orange Street, Wilmington, Delaware. The Company's registered office and registered agent may be changed from time to time by the Manager by filing the name of the new registered agent, or the address of the new registered office, with the Delaware Secretary of State pursuant to the Act.

    1.5.  NAMES AND ADDRESSES OF MEMBERS.

    Crown's address is 222 N. LaSalle Street, Suite 1000, Chicago, Illinois 60601. Allied's address is 10 South Riverside Plaza, Chicago, Illinois 60606.

                                   ARTICLE 2
                              BUSINESS OF COMPANY

    2.1.  PURPOSE.

    The purpose of the Company shall be to engage in the production of agricultural implements and machinery and turf equipment, and in the manufacturing of front-end loaders and other light construction equipment and such other agricultural and construction manufacturing equipment businesses as the Manager determines is advisable and in the best interest of the Company.

                                   ARTICLE 3
                 CAPITAL CONTRIBUTIONS AND MEMBERSHIP INTERESTS

    3.1.  INITIAL CAPITAL CONTRIBUTIONS OF MEMBERS.

    As set forth in the Purchase and Contribution Agreement, Allied has on the date hereof contributed to the Company the Purchased Assets subject only to the Assumed Liabilities. The foregoing capital contribution of Allied is hereafter referred to as the "Initial Capital Contribution." Immediately after such contribution, but before the sale to Crown of eighty and one-tenth percent (80.10%) of the Membership Interests (as that term is defined in SECTION 3.3) (such 80.1% Membership Interest purchased by Crown on the date hereof is referred to as the "Initial Crown Interest"), Allied owned 100% of the Membership Interests in the Company.

    3.2.  OPTIONAL CAPITAL CONTRIBUTIONS.

    (a) In the event that the Manager, in its reasonable discretion, determines that the Company requires additional capital (for any purpose including to fund an acquisition, meet working capital needs, make capital improvements, or retire Company debt), and the Manager determines that such capital should be in the form of additional equity capital contributions to the Company, then the Manager shall first request the Members to contribute additional funds (the "Optional Capital") in proportion to each Member's Percentage Interest. In such event, the Manager shall send written notice to each Member at least forty-five (45) days in advance of the amount of Optional Capital requested from that Member. Any additional capital contributions contributed pursuant to SECTION 3.2 shall be known as "Optional Contributions." No Member shall be required to make an Optional Contribution.

    (b) Notwithstanding the foregoing, after the aggregate Optional Capital contributed to the Company by the Members exceeds an amount equal to the sum of
(i) Thirty Million Dollars ($30,000,000) and (ii) the aggregate distributions made to the Members pursuant to SECTION 5.3, Allied may contribute, provided the Allied Owners have contributed at least their pro rata share of each previous Optional Capital call (based on their aggregate Percentage Interests at the time the Optional Capital is requested), up to fifty percent (50%) of subsequent Optional Capital until the Allied Owners' aggregate Percentage Interests equal thirty percent (30%).

    (c) Subject to the provisions of SECTIONS 3.2(A) and (B), in the event that a Member (a "Declining Member") declines to contribute its entire pro rata share of the Optional Capital, the other Member shall then have ten (10) days in which to make an additional contribution of Optional Capital equal to the amount of Optional Capital the Declining Member failed to contribute.

    (d) In the event that the Members decline to contribute all of the Optional Capital requested by the Manager pursuant to SECTION 3.2(A), the Manager may then allow third parties to make capital contributions up to the amount of the deficiency on the same terms and conditions as were offered to the Members. Provided, however, that if such third party capital contributions are not made within one hundred twenty (120) days of the date the Company originally requested the Optional Capital from the Members, then the Company must again first request such Optional Capital from the Members and give them a chance to contribute pursuant to SECTION 3.2(A) before accepting capital contributions from non-Members. Any third party contributing capital pursuant to this SECTION 3.2(D) shall become an additional Member and shall, as a condition of making such contribution, sign and agree to be bound by this Agreement.

    (e) Notwithstanding anything to the contrary contained in this SECTION 3.2, in the event additional funds are requested pursuant to SECTION 3.2(A), each Member may elect to have one or more of its Affiliates contribute all or part of its share of such Optional Capital (including the amount of Optional Capital the Declining Member failed to contribute). If any Member so elects, such contributing Affiliate shall become an additional Member of the Company, subject to complying with the provisions of SECTION 7.2.

    (f) If the Optional Capital is not contributed in proportion to the Member's Percentage Interests, then the Percentage Interests of the Members (including third parties and Affiliates who become new Members pursuant to SECTION 3.2(D) and SECTION 3.2(E)) shall be adjusted so that each Member's Percentage Interest immediately following the contribution of the Optional Capital is equal to a fraction the denominator of which is the total amount of Optional Capital being contributed by all Member's plus the Relevant Value of the Company (as defined below), and the numerator of which is equal to the Optional Capital being contributed by the Member plus the product of (x) that Member's Percentage Interest (prior to the current capital contribution) times
(y) the Relevant Value of the Company. For purposes of this SECTION 3.2(F), the "Relevant Value of the Company" shall mean: (i) the Adjusted Book Value of the Company if the contribution of Option Capital occurs within the twenty four (24) month period immediately following the date hereof; or (ii) the Appraised Value of the Company as determined by the Appraisal Process, if the contribution of Optional Capital occurs after twenty four (24) months from the date hereof.

    (g) Nothing contained in this SECTION 3.2 or elsewhere in this or any other prior agreement shall limit the amount of money which the Company may borrow or obtain as capital contributions.

    3.3.  MEMBERSHIP INTERESTS.

    (a) The "Membership Interest" of each Member shall mean that Member's ownership interest in the Company, including the right to participate in the affairs of the Company (to the extent specifically provided for herein or by law), and to receive distributions from the Company, and the "Percentage Interest" of each Member shall mean that Member's Membership Interest expressed as a percentage of the total Membership Interests in the Company. The initial Percentage Interest of the Members shall be as follows:

Crown.........................     80.1%
Allied........................     19.9%
                                  -----
                                  100.0%
                                  =====

    (b) In the event that a Member transfers all or part of its Membership Interest in accordance with the terms of this Agreement, the Percentage Interest of the transferee and transferor shall be adjusted to reflect such transfer.

    3.4.  COMPANY LOANS.

    The Company may borrow money from any source, including Members or Affiliates of Members, so long as the terms and conditions of any loan from a Member or an Affiliate of a Member are, at the time of such borrowing, at least as favorable to the Company as the Company could have obtained from an unrelated third party lender in an arms' length transaction. In addition, if any Member or an Affiliate of a Member guarantees any loan to the Company, the Company may pay the guarantor a fee in an amount that does not exceed the excess of (a) the loan rate the Company would have obtained from an unrelated third party lender in an arms' length transaction for a loan to the Company without the guarantor's guarantee, over (b) the loan rate the Company is actually being charged. It is the intent of this Section to permit the Company to compensate a Member (or its Affiliates) for the reduction in the loan rate to the Company attributable to a guarantee by that Member (or its Affiliates) of the Company's indebtedness.

    3.5.  LIMITATION OF LIABILITY.

    Except as otherwise provided by law, no Member shall be subject to assessment by the Company except for the Initial Capital Contribution required of Allied pursuant to SECTION 3.1. A Member shall not personally be liable for any of the debts or obligations of the Company, or any of the Company's losses, beyond the amount of that Member's total capital contributions to the Company.

    3.6.  INTEREST.

    No interest shall be paid to any Member on its capital contributions or on its share of undistributed profits.

    3.7.  TITLE TO PROPERTY.

    All real, personal, and intangible property owned by the Company shall be owned by the Company as an entity and, insofar as permitted by applicable law, no Member shall have any ownership interest in such property in its individual name or right, and each Member's interest in the Company shall be personal property for all purposes.

    3.8.  NO THIRD PARTY RIGHTS.

    Any right of the Company to require capital contributions under the terms of
SECTION 3.2 shall not be construed as conferring any rights to any other party not a party to this Agreement, including the holder of any obligation secured by a mortgage, deed of trust, security interest, or other lien or encumbrance affecting the Company or any interest of a Member in the Company.

                                   ARTICLE 4
                               INCOME TAX MATTERS

    4.1.  GENERAL INCOME TAX MATTERS.

    Prior to the purchase of the Initial Crown Interest by Crown, the Company was a single member limited liability company and for federal income tax purposes was taxed as a division of Allied. The Members agree that in accordance with Revenue Ruling 99-5, and notwithstanding anything contained in this Agreement or the Purchase and Contribution Agreement to the contrary, the purchase of the Initial Crown Interest will be treated and reported for federal income tax purposes as a sale by Allied to Crown of an 80.1% interest in each of the Company's assets and a contribution to the Company by Allied of its 19.9% interest in each of the Company's assets and a contribution to the Company by Crown of its 80.1% interest in each of the Company's assets. Accordingly, immediately after the purchase of the Initial Crown Interest by Crown, the Capital Accounts of the Members are in proportion to their Percentage Interests and Crown's Capital Account is equal to the Purchase Price under the Purchase and Contribution Agreement, as adjusted as provided therein.

    4.2.  ALLOCATIONS OF NET PROFITS AND NET LOSSES.

    Net Profits and Net Losses shall be allocated at the end of each fiscal year to the Members in accordance with their respective Percentage Interests. As set forth in SECTION 4.10, such allocations shall take into account any changes in the Members' Percentage Interests that may occur during the year.

    4.3.  CAPITAL ACCOUNTS.

    A separate capital account ("Capital Account") shall be maintained for each Member strictly in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). Each Member's Capital Account shall be credited with the amount of money, or the fair market value of any other property, contributed by the Member to the capital of the Company, and the Member's share of Net Profits (as that term is defined in SECTION 4.5(B)). Each Member's Capital Account shall be debited with the Member's share of Net Losses (as that term is defined in SECTION 4.5(B)), and any distributions made to the Member by the Company.

    Unless otherwise agreed to by the transferee and the transferor, any transferee of all or part of a Member's Membership Interest shall succeed to a proportionate share of the transferor's Capital Account, and shall be deemed to have made the capital contributions, and received the distributions and allocations of Net Profits and Net Losses, allocable to the portion of the Membership Interest so transferred.

    4.4.  SPECIAL RULES.

        (a) Qualified Income Offset. Notwithstanding anything to the contrary contained in SECTION 4.2, no allocation of Net Losses for a taxable year of the Company shall be made to a Member to the extent such allocation would cause or increase a negative balance in such Member's Capital Account. For purposes of this SECTION 4.4 each such Member's Capital Account shall be reduced for
    (a) allocations of Net Losses that, as of the end of such taxable year, reasonably are expected to be made to such Member pursuant to Sections 704(e)(2) and 706(d) of the Internal Revenue Code and Treasury Regulation
    Section 1.751-1(b)(2)(ii); and (b) distributions that, as of the end of such taxable year, reasonably are expected to be made to such Member, to the extent such distributions exceed offsetting increases to such Member's Capital Account that reasonably are expected to occur during (or prior to) the Company's taxable years in which such distributions reasonably are expected to be made and shall be increased for (i) such Member's allocable share of minimum gain, and (ii) the amount such Member is unconditionally obligated to contribute to the capital of the Company pursuant to the provisions of this Agreement (or under state law). In the event such Member unexpectedly receives an allocation or distribution which causes or increases a negative balance in such Member's Capital Account, as adjusted, then items of Company gross income and gain will first be allocated as quickly as possible to such Member until the negative balance standing in such Member's Capital Account, as adjusted, is reduced to zero.

        (b) Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement if for any Fiscal Year there is a net decrease in Partnership Minimum Gain, each Member shall be specially allocated items of income and gain for such year (and, if necessary, for succeeding years) in an amount equal to such Member's share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g), except as otherwise provided in Treasury Regulation Sections 1.704-2(f)(2), 1.704-2(f)(3), 1.704-(2)(f)(4), and 1.704-2(f)(5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(f)(6). This SECTION 4.4(B) is intended to comply with the minimum gain chargeback requirement of Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

        (c) Partner Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, if during a Fiscal Year there is a net decrease in Partner Nonrecourse Debt Minimum Gain, each Member who has a share of that Partner Nonrecourse Debt Minimum Gain (determined in accordance with Treasury Regulation Section 1.704-2(i)(5)) as of the beginning of such year shall be specially allocated items of income and gain for such year (and, if necessary, for succeeding years) in an amount equal to such Member's share of the net decrease in Partner Nonrecourse Debt Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(i)(4) (and taking into account the exceptions provided therein). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(i)(4). This SECTION 4.4(C) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section
    1.704-2(i)(4) and shall be interpreted consistently therewith.

        (d) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period shall be allocated to the Members in accordance with their respective Percentage Interests.

        (e) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i).

    4.5.  DEFINITIONS.

        (a) Book Value. "Book Value" means, with respect to any asset, the asset's adjusted basis for Federal income tax purposes, except as follows:

            (i) the initial Book Value of the assets contributed under SECTION
       3.1 shall be the values as agreed to under the Purchase and Contribution Agreement and the initial Book Value of any other assets contributed to the Company shall be the value of the asset agreed to by the Members; and

           (ii) such Book Value shall thereafter be adjusted in the same manner as would the asset's adjusted basis for Federal income tax purposes except that depreciation deductions shall be computed in accordance with
       SECTION 4.5(B)(IV).

        (b) Net Profits and Net Losses. "Net Profits" and "Net Losses" means, for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such Fiscal Year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code
    Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

            (i) any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this SECTION 4.5(B) shall be added to such taxable income or loss;

           (ii) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures under Code Section 704(b) and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this SECTION 4.5(B) shall be subtracted from such taxable income or loss;

           (iii) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Book Value of such property rather than its adjusted tax basis;

           (iv) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account depreciation on the assets' respective Book Values for such Fiscal Year or other period determined in accordance with Treasury Regulations under Code Section 704(b); and

           (v) any amount that is allocated pursuant to SECTION 4.4 or SECTION
       4.7 shall be excluded from the determination of Net Profits and Net
       Losses.

        (c) Nonrecourse Deductions. "Nonrecourse Deductions" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(1). Generally, the amount of Nonrecourse Deductions for a Fiscal Year equals the net increase, if any, in the amount of Partnership Minimum Gain during the Fiscal Year reduced (but not below zero) by the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain (except that increases in Partnership Minimum Gain resulting from certain conversions, refinancings or other changes to a debt instrument do not generate Nonrecourse Deductions). The amount of Nonrecourse Deductions shall be determined in accordance with Treasury Regulation Section 1.704-2(c).

        (d) Nonrecourse Liability. "Nonrecourse Liability" has the meaning set forth in Treasury Regulation Sections 1.704-2(b)(3) and 1.752-1(a)(2).

        (e) Partner Nonrecourse Debt. "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

        (f) Partner Nonrecourse Debt Minimum Gain. "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2). Generally, Partner Nonrecourse Debt Minimum Gain means an amount with respect to each Partner Nonrecourse Debt equal to the minimum gain attributable to the Partner Nonrecourse Debt. The amount of Partner Nonrecourse Debt Minimum Gain shall be determined in accordance with Treasury Regulation Section 1.704-2(i)(3), except that to the extent not otherwise included in the computation of Partner Nonrecourse Debt Minimum Gain, Partner Nonrecourse Debt Minimum Gain shall be increased by the amount which would be included if each Partner Nonrecourse Debt which is not secured by any Company property were secured by all Company property (but in a position so that all debt which is secured (or has a penalty as a matter of law) is payable before said Partner Nonrecourse Debt).

        (g) Partner Nonrecourse Deductions. "Partner Nonrecourse Deductions" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(1). Generally, an amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Fiscal Year equals the net increase, if any, in the amount of Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt reduced (but not below zero) by the aggregate amount of any distributions during that Fiscal Year to the Member that bears the economic risk of loss for such Partner Nonrecourse Debt that are both attributable to such Partner Nonrecourse Debt and allocable to an increase in Partner Nonrecourse Debt Minimum

    Gain. The amount of Partner Nonrecourse Deductions shall be determined in accordance with Treasury Regulation Section 1.704-2(i)(2).

        (h) Partnership Minimum Gain. "Partnership Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(2). Generally, the amount of Partnership Minimum Gain is determined by first computing for each Partnership Nonrecourse Liability any gain the Company would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of that liability, and then aggregating the separately computed gains, with certain limitations applicable to minimum gain arising from certain conversions, refinancings, or other changes to a debt instrument. The amount of Partnership Minimum Gain shall be determined in accordance with Treasury Regulation Section 1.704-2(d).

    4.6.  754 ELECTION.

    Upon receipt of a written request of a transferor or transferee of a Percentage Interest in excess of one percent (1 %), the Manager shall cause the Company to make an election (a "Section 754 Election"), at the time and in the manner provided in Treasury Regulations Section 1.754-1(b), to adjust the tax cost basis of the Company's property in the manner provided in Sections
734(b) and 743(b) of the Internal Revenue Code. Provided, however, that a
Section 754 Election shall only be mandatory if the result of making the Section 754 Election would be to create a special basis adjustment in favor of the requesting Member in an amount in excess of fifty thousand dollars ($50,000). In all other cases, the decision to make or refrain from making a Section 754 Election shall be in the sole discretion of the Manager. Notwithstanding anything to the contrary contained in the remainder of this SECTION 4.6, in any event in which a Section 754 Election is in place it shall be the responsibility of each Member for whose benefit an adjustment to the basis of Company property is maintained pursuant to the Section 754 Election (the "Affected Member") to maintain and to provide the Manager with the accounting and income tax information necessary for the Company to properly report, for federal income tax purposes, the effect of the Section 754 Election as it applies to the Affected Member.

    4.7.  DIFFERING TAX BASIS; TAX ALLOCATION.

    The Manager shall cause depreciation and gain or loss with respect to each item of property contributed to the Company to be allocated among the Members for federal income tax purposes in accordance with the principles of Section 704(c) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder, so as to take into account the variation, if any, between the adjusted tax basis of such property and its fair market value at the time of contribution, using any method described in those Treasury Regulations. Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations of depreciation and gain or loss under this Section shall not affect the Members' Capital Accounts.

    4.8.  SPECIAL ALLOCATIONS.

    The Members expect and intend that upon the liquidation of the Company, after giving effect to all contributions and all allocations for all periods, the Members' Capital Accounts will have positive balances in proportion to their Percentage Interests. If the Manager determines that this would not be the result, then the allocations provided for in this ARTICLE 4 shall be modified in a manner consistent with Treasury Regulations Sections 1.704-1(b) and 1.704-2 to the extent necessary to cause the Members' Capital Accounts to be in such proportions.

    4.9.  COMPLIANCE WITH TAX CODE.

    It is intended that the maintenance of Capital Accounts for each Member and the allocation of Company income, gain, loss, deductions and credits for tax purposes in accordance with this Agreement will comply with Sections 704(b), 704(c) and other applicable provisions of the Code. If at any time the Manager is advised by its tax advisors that the allocation of Company income, gain, loss, deductions and credits under the applicable provisions of this Agreement are likely not to be respected for federal income tax purposes, this Agreement shall be amended to the minimum extent necessary to satisfy the applicable requirements of the Code; provided, however, that no such amendment shall be made which could under any circumstances increase the amount of capital contributions otherwise required to be made by any Member, or adversely alter the timing or the amount of any distributions to which such Member otherwise would be entitled, under the provisions of the Agreement.

    4.10.  ADJUSTMENTS TO PERCENTAGE INTERESTS.

    In the event that the Percentage Interests of the Members are adjusted during a fiscal year (including as a result of a contribution or admission of a new member pursuant to SECTION 3.2), all allocations of (a) Net Profits and other items of income or gain, and (b) Net Losses and other items of loss or deduction, shall be made by use of any method, as chosen by the Manager in its reasonable discretion, which is prescribed by the Treasury Regulations and which takes into account the varying interests of the Members in the Company during such fiscal year; provided however, that, except as provided to the contrary under Section 4.8 or Section 4.9, material nonrecurring items shall be allocated based on the Members' Percentage Interests at the time of the event giving rise to the nonrecurring item.

    4.11.  FINANCIAL RECORDS, AUDITS, AND REPORTS.

        (a) At the Company's expense, the Manager shall cause the Company to maintain such books and records as are required to be kept pursuant to
    Section 18-305 of the Act. Such books and records shall be maintained at the Company's principal place of business, and shall be open to reasonable inspection, examination, and copying by the Members or their duly authorized representatives during normal business hours (at that Member's expense). Provided, however, that any such inspection, examination, and copying must be for a purpose reasonably related to that Member's interest in the Company.

        (b) As soon as reasonably practicable after the end of each fiscal year, the Manager shall prepare financial statements showing the results of the Company's operations during the preceding year, and a balance sheet of the Company as of the end of such fiscal year, and the Manager shall deliver copies of these statements to the Members. By June 30 of each fiscal year, plus such additional time as may be required to take into account any audit of the books and records of the Company, the Manager shall deliver to each Member its K-1 Statement. The Manager may cause the Company to engage, at the Company's expense, an independent certified public accountant to assist in the preparation of the Company's tax returns.

        (c) The Allied Owners shall account for the Allied Interest using the Cost Method for financial accounting reporting purposes.

    4.12.  TAX MATTERS.

    For the purpose of keeping the Members informed of all administrative and judicial proceedings relating to the adjustment of Company items at the Company level, and for all other relevant purposes, Crown shall be the tax matters partner (the "TMP"), with all of the rights, duties, powers, and obligations provided for in Sections 6221 through 6232, inclusive, of the Internal Revenue Code. The TMP, as an authorized representative of the Company, shall assume the defense of any claims made by the Internal Revenue Service, or other taxing authority, to the extent that such claims relate to the adjustment of Company items at the Company level, and, in connection therewith, retain and pay (as an expense of the Company) legal counsel for the Company. If, in any year, the Company's information return is challenged by the Internal Revenue Service, or other taxing authority, and such challenge relates to the adjustment of Company items at the Company level, the TMP shall promptly inform the Members of the challenge and keep the Members fully informed of the status of such challenge and all related proceedings.

                                   ARTICLE 5

                                 DISTRIBUTIONS

    5.1.  DISTRIBUTABLE CASH.

    For purposes of this Agreement, "Distributable Cash" shall mean the total cash revenues received by the Company during the relevant period from all sources, less the aggregate of the following: (a) all cash expenditures made during the relevant period in connection with the operation of the Company business and reinvestments of cash in accordance with the Company's purpose as set forth in ARTICLE 2 and as determined by the Manager in accordance with this Agreement; (b) cash payments of interest and principal made by the Company under any Company loans during the relevant period; (c) amounts allocated during the relevant period to reserves deemed necessary or desirable by the Manager for any purpose, including working capital, taxes, insurance, debt service and contingent liabilities.

    5.2.  DISTRIBUTIONS OF DISTRIBUTABLE CASH.

    Distributions of Distributable Cash shall be made to the Members at such times and in such amounts as the Manager shall determine in its sole discretion. All distributions shall be made to the Members in accordance with their Percentage Interests at the time of such distribution. All amounts which the Company withholds pursuant to the Internal Revenue Code or any foreign, state or local tax laws with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member or Members pursuant to this SECTION 5.2.

    5.3.  QUARTERLY MANDATORY DISTRIBUTIONS.

        (a) Subject to the provisions of SECTION 5.3(c) on or before the last day of each calendar quarter, the Manager shall calculate and distribute to each Member its Quarterly Mandatory Distribution, except to the extent such a distribution is prohibited by law.

        (b) "Quarterly Mandatory Distribution" means (for each Member) the amount equal to the excess of (i) the Current Net Profit Allocation to that Member, over (ii) the aggregate distributions to that Member pursuant to
    SECTION 5.2, 5.3 and 5.4 during the current year. The "Current Net Profit Allocation" means (for each Member) the amount equal to Net Profits allocable to that Member for the period from the first day of such calendar year to the last day of the month preceding such distribution.

        (c) This SECTION 5.3 shall not be effective after Allied ceases to be a Member or after Allied ceases to be a "reporting company" under the Securities Exchange Act of 1934, as amended. Distributions may be made in any form as the Manager shall determine provided such Distribution can be treated as earnings by Allied for the quarter in which received. If Crown or the Company has notified Allied of a claim ("Claim") under the Purchase and Contribution Agreement, no distributions shall be required under this
    SECTION 5.3 until either (i) there is a final, nonappealable determination of liability and either Allied is held not liable to Crown or the Company, or Allied has paid to Crown and the Company the amount for which it is liable or (ii) an amount equal to amount claimed to be due Crown or the Company under a Claim has been placed in escrow ("Escrow") pursuant to an escrow agreement reasonably satisfactory to Allied and Crown or the Company, as the case may be, and which Escrow and the monies therein shall not be, in Crown's reasonable opinion, subject to attachment by creditors of Allied or subject to the jurisdiction of a bankruptcy court. If an Escrow has been established, then, until an amount equal to the amount of the Claim is deposited into the Escrow, any distributions to Allied pursuant to this Section shall be paid to such Escrow.

        (d) Nothing contained in this SECTION 5.3 shall impose any obligation on the Company to borrow money, request Optional Capital, or use any part of the Initial Capital Contributions, in order to make any Mandatory Distributions. Nothing in this SECTION 5.3 or SECTION 5.4 shall prevent the Manager from requesting Optional Capital prior to, after or at the same time, or in the same amount, as the distribution made pursuant to such Section.

    5.4.  MANDATORY TAX DISTRIBUTIONS OF DISTRIBUTABLE CASH.

        (a) If by reason of SECTION 5.3(c) distributions are not required to be made pursuant to SECTION 5.3, then on or before April 15 of each year, the Manager shall calculate and distribute to each Member its Mandatory Tax Distribution Amount, except to the extent such a distribution is prohibited by law or any agreement between the Company and a non-Affiliated third party.

        (b) "Mandatory Tax Distribution Amount" means (for each Member) the amount equal to the excess of (i) the Cumulative Net Profit Allocation to that Partner, over (ii) aggregate distributions to that Member pursuant to
    SECTION 5.2 during the current year and all previous years. The "Cumulative Net Profit Allocation" means (for each Member) the amount equal to the excess, if any, of (x) the product of the Net Profits allocated to that Member for each previous year pursuant to SECTION 4.2 times the Maximum Rate for each such year , over (y) the product of the Net Losses allocated to that Member for each previous year pursuant to SECTION 4.2 times the Maximum Rate for each such year. The "Maximum Rate" for each year means the sum of the maximum individual federal income tax rate and the maximum individual Illinois state income tax rate in effect for each such year.

        (c) In the event that Net Profits for any year are increased or decreased as a result of a re-determination of the Company's Net Profits or Net Losses by virtue of any action taken by the Internal Revenue Service or other taxing authority, then each Member shall return to the Company any amount by which the Mandatory Tax Distribution Amount actually received by that Member exceeds the Mandatory Tax Distribution Amount that Member should have received in light of the re-determination. Likewise, the Company shall (subject to any contractual or statutory limitations) distribute to each Member any amount by which the Mandatory Tax Distribution Amount that should have been received by such Member in light of the re-determination exceeds the Mandatory Tax Distribution Amount actually received by such Member.

        (d) In the event the Mandatory Tax Distribution Amount for any Member is less than that Member's Percentage Interest (as of the date of distribution) of the total Mandatory Distribution Amount for all Members, the Mandatory Tax Distribution Amount for that Member shall be increased so that the total Mandatory Tax Distribution Amount for all Members are distributed in proportion to their Percentage Interests as of the date of distribution. For purposes of this SECTION 5.4, the Allied Owners shall be treated as one Member and the Crown Owners shall be treated as one Member.

        (e) If Crown or the Company has notified Allied of a Claim, no distributions shall be required under this SECTION 5.4, until either
    (i) there is a final, nonappealable determination of liability and either Allied is held not liable to Crown or the Company, or Allied has paid to Crown and the Company the amount for which it is liable or (ii) an amount equal to amount claimed to be due Crown or the Company under a Claim has been placed in the Escrow. If an Escrow has been established, then, until an amount equal to the amount of the Claim is deposited into the Escrow, any distributions to Allied pursuant to this Section shall be paid to such Escrow.

        (f) Nothing contained in this SECTION 5.4 shall impose any obligation on the Company to borrow money, request Optional Capital, or use any part of the Initial Capital Contributions, in order to make any Mandatory Tax Distributions.

    5.5.  OFFSET AGAINST DISTRIBUTIONS.

    For purposes of this Agreement, at any time after there is a final, nonappealable determination that Allied is liable to Crown or the Company for any amount under the Purchase and Contribution Agreement (the "Reduction Amount") which Allied has not paid in accordance with the Purchase and Contribution Agreement, then, in addition to such actions at law or in equity that the Company and Crown are otherwise entitled to take to collect the Reduction Amount or any portion thereof, the Company and Crown may, at Crown's election: (a) offset distributions owed to the Allied Owners by the Reduction Amount and, if the amount is owed to Crown, reallocate such amounts to Crown, or
(b) if the amount is due to the Company, reduce the Allied Owners' aggregate Percentage Interests (and increase Crown's Percentage Interest) by the percentage equal to a fraction the numerator of which is equal to the Reduction Amount, and the denominator of which is the value of the Company as of the date of this Agreement (as determined by dividing the Purchase Price under the Purchase and Contribution Agreement, as adjusted as provided therein, by .801), or (c) if the amount is due to Crown, reduce the Allied Owners' aggregate Percentage Interests (and increase Crown's Percentage Interest) by the percentage equal to a fraction the numerator of which is equal to the Reduction Amount, and the denominator of which is the Purchase Price under the Purchase and Contribution Agreement, as adjusted as provided therein. The provisions of clauses (b) and (c) of this Section shall not apply to any Percentage Interests pledged to a party other than Crown or its Affiliates pursuant to a Permitted Pledge.

    5.6.  RIGHT TO DISTRIBUTIONS.

    No Member shall have the right to demand or receive any distribution until the time (and on the same terms as) such distribution is made to the Members generally pursuant to the terms of this ARTICLE 5. No Member shall have the right to demand or receive property other than cash from the Company.

                                   ARTICLE 6

                           MANAGEMENT OF THE COMPANY

    6.1.  CONTROL AND MANAGEMENT.

        (a) The business and affairs of the Company shall be directed and managed by the Manager. The Manager is authorized and directed to take all acts necessary or desirable in connection with the operation of the Company, including (i) executing and fulfilling agreements, including agreements with Affiliates of Members, (ii) making loans or borrowing money,
    (iii) instituting or settling litigation, (iv) purchasing, selling, or leasing real estate, and (v) selling or otherwise disposing of the Company's assets.

        (b) The Manager may delegate the management of the day-to-day activities of the Company to a management team (the "Management Team") consisting of officers and employees of the Company. The Management Team shall at all times be under the direct control and supervision of the Manager.

            (i) The Management Team shall submit annual capital and operating budgets to the Manager for approval.

           (ii) The Management Team shall initially consist of the following officers, who shall have substantially the same duties and responsibilities to the Company as they formerly had in the Divisions:

              (A) Bobby M. Middlebrooks, President;

              (B) James A. Bearden, Executive Vice President/General Manager;

              (C) Robert O. Moore, Vice President of Sales;

              (D) Charlie C. Johnson, Vice President of Engineering;

              (E) Wallace W. Gamel, Vice President of Manufacturing;

              (F) Michael E. Giles, Controller;

              (G) Keith T. Meyer, Director of Distribution and Data Management;
                  and

              (H) David Middlebrooks, Director of Human Resources.

           (iii) The composition and duties of the Management Team may be modified from time to time as the Manager determines in its sole discretion. The appointment of any person to the Management Team or any other committee of the Company shall not constitute an employment agreement or guaranty of employment.

    6.2.  MANAGER.

        (a) CCI is hereby designated to serve as the initial Manager. The Manager may at any time withdraw as the Manager of the Company and may be removed by Members holding fifty-one percent (51%) or more of the Percentage Interests. In the event of such withdrawal or removal, Members holding fifty-one percent (51%) or more of the Percentage Interests shall appoint and designate a new replacement Manager, who does not have to be a Member. The withdrawal or removal of a Member as Manager does not constitute a withdrawal of all or any portion of a Member's Membership Interest or affect any of that Member's rights as a Member under this Agreement or otherwise.

        (b) Notwithstanding anything to the contrary in this Agreement, the Manager shall have all rights accorded to a manager under the Act, and shall have full and complete discretion, power and authority, subject in all cases to the other provisions of this Agreement and the requirements of applicable law, to manage, control, administer and operate the Business and affairs of the Company for the purposes stated in SECTION 2.1 above, and to make all decisions affecting such business and affairs.

    6.3.  COMPENSATION OF THE MEMBERS AND MANAGER.

        (a) Except as set forth in the remainder of this SECTION 6.3, no salaries, fees, commissions, or other compensation shall be paid to any Member by the Company for any services rendered to or on behalf of the Company or in connection with the Company's business affairs, operations, or assets.

        (b) The Company is entering into a Management Agreement with CCI Industries, Inc., a Delaware corporation ("CCI") and an Affiliate of Crown. The Members agree that the terms and provisions of the Management Agreement including the annual management fee payable to CCI thereunder is at least as favorable to the Company as the Company could obtain from an unrelated third-party in an arms' length transaction.

    6.4.  RELIANCE BY THIRD PARTIES.

    The signed statement of the Manager reciting that it has the authority to undertake any act on behalf of the Company, when delivered to any third party shall be all the evidence such third party shall need concerning the capacity of the Manager, and such third party shall be entitled to rely upon such statement and shall not be required to inquire further into the authority of the Manager to bind the Company. Nothing contained in this SECTION 6.4, however, shall confer on the Manager any greater rights than those granted elsewhere in this Agreement.

    6.5.  TIME TO BE DEVOTED TO MANAGEMENT OF BUSINESS.

    The Manager shall devote so much of its time to the business of the Company as in their reasonable and good faith judgment the conduct of the Company business shall reasonably require. The Manager shall not be obligated to manage the Company as their sole and exclusive function, nor must they perform any act or thing in connection with the business of the Company not expressly set forth in this Agreement.

    6.6.  INDEMNIFICATION OF THE MANAGER AND MEMBERS.

        (a) In any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, and whether by or on behalf of the Company or any other person, to which the Manager, a Member, or any of their respective partners, members, shareholders, directors, officers, employees and/or agents (collectively, the "Indemnified Group"), is or was a party, or is threatened to be made a party, by reason of the fact that it is or was the Manager, a Member, (or because it is or was a partner, member, director, officer, employee, or agent of the Manager or a Member), the Company shall indemnify and hold harmless such member of the Indemnified Group against all expenses (including reasonable attorneys' and accountants' fees and court costs), judgments, and other amounts paid or payable in settlement, actually and reasonably incurred by the member of the Indemnified Group in connection with such action, suit, or proceeding, so long as the conduct of such member of the Indemnified Group did not constitute recklessness or willful misconduct. Any act or omission by a member of the Indemnified Group, if done in reliance upon the opinion of legal counsel or public accountants selected with the exercise of reasonable care by such member of the Indemnified Group on behalf of the Company shall conclusively be presumed not to constitute recklessness or willful misconduct on the part of such member of the Indemnified Group.

        (b) For purposes of this SECTION 6.6, the termination of any action, suit or proceeding by judgment, order, settlement or otherwise shall not, of itself, create a presumption that the conduct of a member of the Indemnified Group constituted recklessness or willful misconduct.

        (c) Expenses (including reasonable attorneys' and accountants' fees and court costs) incurred by a member of the Indemnified Group in defending any claim, action, suit, or proceeding shall be paid by the Company in advance of the final disposition of the matter upon receipt of an undertaking by such member of the Indemnified Group to repay such amount if the member of the Indemnified Group is ultimately determined not to be entitled to indemnity.

        (d) Regardless of the indemnity provided for under this SECTION 6.6, the Company may carry such indemnification insurance as the Manager deems necessary.

                                   ARTICLE 7

                                   TRANSFERS

    7.1.  TRANSFER RESTRICTIONS.

        (a) The Allied Owners, may not, directly or indirectly, in any circumstances, except as provided herein, without the prior written consent of Crown, sell, convey, transfer, assign, mortgage, pledge, hypothecate or otherwise encumber in any way (a "Transfer") all or any portion of their Membership Interests to a party other than a Permitted Transferee, or withdraw from the Company. Any such attempted Transfer or withdrawal not permitted hereunder shall be deemed null and void. The Company shall be entitled to recover any and all damages, including attorneys' fees, caused by such unauthorized Transfer or attempted Transfer. The Allied Owners may pledge their Membership Interests as security for a loan, only with the prior consent of Crown (any such pledge consented to by Crown herein called a "Permitted Pledge").

        (b) In the event that Allied, and each Affiliate of Allied that is admitted as a Member under this Agreement (collectively the "Allied Owners"), desire to sell all of their Membership Interests (collectively the "Allied Interest"), Allied shall send to Crown and the Company written notice of their desire to sell and the terms which the Allied Owners would be willing to accept therefor (the "Allied Sale Notice"). Crown and the Company shall have the option to purchase the Allied Interest on the terms proposed by Allied or, if Crown is not willing to acquire the Allied Interest on the terms proposed by Allied, Crown and the Company shall have the option to purchase the Allied Interest at the Appraised Value pursuant to the Appraisal Process.

        (c) In the event that neither Crown nor the Company desire to purchase the Allied Interest on the terms proposed by Allied as described in
    SECTION 7.1(b), then Crown and the Company shall have thirty (30) days after receiving the Allied Sale Notice (the "Election Period"), to send Allied written notice of the election to initiate the Appraisal Process. In the event that neither Crown nor the Company send Allied written notice of the election to initiate the Appraisal Process or to purchase the Allied Interest on the terms proposed by Allied, then Allied shall have the option, which it may exercise by sending written notice to the Manager, Crown and the Company, within thirty (30) days after the Election Period (the "Sale Transaction Notice"), to require that the Manager sell all of the assets of the Company. In lieu of selling all of the assets of the Company, the Manager may, in its discretion, require that the Members sell all of their Membership Interests or cause the Company to enter into another transaction which effectively constitutes a sale of the Company, subject to SECTION 7.3 (the "Sale Transaction"). The Manager shall have the sole discretion to negotiate the terms and conditions of any Arms Length Sale Transaction. If within one hundred eighty (180) days after Allied sends the Sales Transaction Notice to the Manager, the Manager has not made reasonable efforts to effectuate an Arms Length Sale Transaction, Allied shall have the right to engage an investment banking firm and/or otherwise pursue an Arms Length Sale Transaction. The Manager will be deemed to be making reasonable efforts to effectuate an Arms Length Sale Transaction, if it has engaged an investment banking firm which is making reasonable efforts to effectuate an Arms Length Sale Transaction. An Arms Length Sale Transaction is a Sale Transaction in which all Members are treated equally with respect to their Membership Interests, in proportion to their Percentage Interests, and the purchaser is not an Affiliate of Crown or the Allied Owners. The transactional costs related to a Arms Length Sale Transaction shall be paid, at the option of the Manager, by the Company or the Members based on their respective Percentage Interests at the date of the Allied Sale Notice. If Allied does not issue the Sale Transaction Notice in accordance with this
    SECTION 7.1(c), then Allied may not issue an Allied Sale Notice to Crown pursuant to SECTION 7.1(b) for 1 year after the Election Period.

        (d) If Crown or the Company has elected to purchase the Allied Interest pursuant to the Appraisal Process, then the closing of the purchase of the Allied Interest shall take place 30 days after the determination of the Appraised Value at the offices of the Company. The purchase price of the Allied Interest shall be equal to the Allied Owners' aggregate Percentage Interests as of the closing date times the Appraised Value of the Company, without any minority interest discount. Each party shall pay its own expenses in connection with such closing.

        (e) If Crown or the Company has elected to purchase the Allied Interest pursuant to the Appraisal Process or on the terms proposed by Allied as described in SECTION 7.1(b), then at the closing of the purchase of the Allied Interest, the Allied Owners shall execute and deliver such deeds, assignments and other documents in recordable form as shall be necessary
    (x) to convey the Allied Interest to the Company, Crown or their designee, free of any liens or encumbrances thereon (provided that those caused by the Company and any restrictions on such interests arising under this Agreement shall not be deemed an encumbrance), and (y) to release the Company, the Manager and the Members and their respective agents from any claims arising out of the Allied Owners' ownership of their Membership Interests in the Company.

        (f) In the event that any Allied Owner shall fail or refuse to execute any instruments required to be executed in connection with a sale of the Allied Interest to Crown, its designee or the Company, then provided that the Company or Crown or their designee has fully performed its obligations with respect to the payment of purchase price, Allied hereby (and by the acceptance of the terms of this Agreement pursuant to SECTION 7.2(b)(i) each other Allied Owner) irrevocably constitutes and appoints Crown as its true and lawful attorney-in-fact, such power being, coupled with an interest, with Crown having full power and authority in the name, place, and stead of each Allied Owner, to execute, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this SECTION 7.1(d), including assignments of the Allied Owners' Membership Interests.

    7.2.  FURTHER RESTRICTIONS ON TRANSFERS.

    Notwithstanding anything contained in this ARTICLE 7 to the contrary, no Transfer of any Membership Interest may be made to a Permitted Transferee or otherwise unless:

        (a) The Manager is given ten (10) days advance written notice of the proposed Transfer;

        (b) The transferor and the transferee:

            (i) execute and acknowledge a written acceptance and adoption by the transferee of all of the terms and provisions of this Agreement as may be amended from time to time and any other instruments as counsel for the Company may reasonably require to admit the transferee as a substituted or additional member of the Company (including instruments confirming their agreement under SECTION 7.2(b)(ii)); and

           (ii) if the transferor and the transferee are Affiliates, irrevocably agree that the transferor is authorized to accept notices for, give consents and take other actions on behalf of and otherwise bind the transferee and that Company and the other Members shall be fully protected in relying on any instrument signed by the transferor on behalf of the transferee; and

           (iii) pay all reasonable fees and other costs (including reasonable attorneys' fees) incurred by the Company in connection with the Transfer and admission of the transferee to the Company;

        (c) In the opinion of counsel for the Company, such Transfer would not violate any agreement assumed by the Company pursuant to the Purchase and Contribution Agreement;

        (d) If deemed necessary by counsel for the Company, the Company receives an opinion satisfactory to its legal counsel to the effect that such Transfer may be made without registering under the Securities Act of 1933 or any applicable state Blue Sky or securities law or regulations.

    7.3.  DRAG-ALONG OPTION AND TAG-ALONG OPTION.

        (a) In the event that Crown, and/or any Affiliate of Crown that is admitted as a Member under this Agreement (collectively the "Crown Owners") desire to sell all or any portion of their Membership Interest (collectively the "Crown Interest") to a party, other than an Affiliate, in an arms length transaction (for purposes of this SECTION 7.3 only, a "Proposed Sale"), Crown shall send to Allied: (i) written notice of the price, terms, and conditions of the Proposed Sale, together with a copy of any written agreement memorializing the terms and conditions of the Proposed Sale (collectively, for purposes of this SECTION 7.3 only, the "Proposed Sale Notice"), (ii) the name, address, and business of the proposed purchaser (for purposes of this SECTION 7.3 only, the "Buyer"), and
    (iii) such other information concerning the Buyer and the Proposed Sale as Allied may reasonably request.

        (b) If the Proposed Sale is for all of the Crown Interest, Crown may elect to require the Allied Owners to sell all of the Allied Interest to the Buyer pursuant to the same economic terms and conditions as the Crown Owners sell the Crown Interest pursuant to the Proposed Sale (the "Drag-Along Option"). Allied hereby (and by the acceptance of the terms of this Agreement pursuant to SECTION 7.2(b)(i) each other Allied Owner) irrevocably constitutes and appoints Crown as its true and lawful attorney-in-fact, such power being, coupled with an interest, with Crown having full power and authority in the name, place, and stead of each Allied Owner to execute, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this SECTION 7.3, including assignments of the Allied Owners' Membership Interests to the Buyer. Crown shall have fifteen (15) days from the date it sends Allied the Proposed Sale Notice to inform Allied of its election to exercise the Drag-Along Option.

        (c) In the event that the Proposed Sale is for all of the Crown Interest and Crown does not elect to exercise the Drag-Along Option or the Proposed Sale is for less than all of the Crown Interest, then, for a period of twenty (20) days from the date on which the Proposed Sale Notice was sent to Allied, Allied shall have the option to either: (i) sell the same proportion of the Allied Interest to the Buyer on the same economic terms and conditions as the Crown Owners sell the Crown Interest pursuant to the Proposed Sale (a "Tag-Along Option"), or (ii) do nothing. If all of the Allied Owners desire to exercise the Tag-Along Option, Allied shall send written notice to Crown within this twenty (20)day period, and Crown will require as a condition of the Proposed Sale that the Buyer recognize and honor the Tag-Along Option of the Allied Owners. Otherwise, the Allied Owners shall be deemed to have elected alternative (ii), and this deemed election shall be irrevocable. Provided, however, if the closing of the Proposed Sale does not take place within one hundred twenty (120) days from the date of the Proposed Sale Notice, then Crown must deliver to Allied a new Proposed Sale Notice, and Allied shall again have twenty (20) days in which to exercise the Tag-Along Option. The rights of the Allied Owners pursuant to this subparagraph shall not inure to the benefit of any transferee (other than another Allied Owner) of all or part of the Allied Interest.

        (d) In the event Crown has exercised the Drag-Along Option or Allied has exercised the Tag-Along Option, the Allied Owners shall receive the same total consideration, on a pro rata basis according to their respective Percentage Interests, as the Crown Owners receive pursuant to the Proposed Sale or the Sale Transaction.

        (e) In the event Crown has exercised the Drag-Along Option or Allied has exercised the Tag-Along Option, the Allied Owners shall make customary representations and warranties, on a joint and several basis, including as to the Allied Owners' title to the Allied Interest, the authorization of the Allied Owners to transfer the Allied Interest, and the legality of such transfer by the Allied Owners. The Allied Owners shall have the same indemnification obligations (on a pro rata basis) as the Crown Owners in connection with any representations and warranties made by the Crown Owners regarding the Company pursuant to the Proposed Sale or Sale Transaction.

        (f) Notwithstanding anything contained herein, the Tag-Along Option shall not apply to any transfer by a Crown Owner to an Affiliate.

    7.4.  UNAUTHORIZED AND INVOLUNTARY TRANSFERS.

        (a) Any attempt to Transfer a Member's Membership Interest in violation of this Agreement shall be void and the transferee shall have no right to require any information or account of the Company's transactions, to inspect the Company's books and records, or to participate in any option granted to, or matter requiring the approval or disapproval of, the Members.

        (b) Notwithstanding anything to the contrary contained in
    SECTION 7.4(a), in the event of any involuntary transfer of all or part of the Allied Interest, the Company and Crown shall have the right, but not the obligation, to purchase the Allied Interest at a price equal to the Allied Owners' aggregate Percentage Interests times the value of the Company determined in SECTION 3.2(f).

    7.5.  ADDITIONAL GENERAL TRANSFER PROVISION.

        (a) The Company shall not dissolve or terminate upon the admission of any member to the Company or upon any assignment of a Membership Interest by any Member. Allied hereby (and by the acceptance of the terms of this Agreement pursuant to SECTION 7.2(b)(i) each other Allied Owner) waives any right it may have to dissolve, liquidate, or terminate the Company in such an event.

        (b) Upon the completion of a transfer of a Membership Interest (other than to an Affiliate of the transferor) in compliance with this Agreement, the transferor shall be released from all future obligations accruing under this Agreement after the date of such transfer if the transferee assumes all such obligations in place of the transferor. The transferor shall remain liable, however, for its obligations under this Agreement accruing on or prior to the date of such a transfer, or arising out of such transfer or events occurring prior to the date of transfer and, if the transfer is to an Affiliate, for its and its Affiliates obligations accruing under this Agreement after the date of such transfer.

                                   ARTICLE 8

                                  DEFINITIONS

    8.1.  DEFINITIONS.

    For purposes of this Agreement, the following capitalized terms have the indicated meanings:

        (a) "Adjusted Book Value" means the sum of: (i) the quotient of the Purchase Price under the Purchase and Contribution Agreement, as adjusted as provided therein, divided by .801, plus (ii) the cumulative amount of all Optional Contributions, minus (iii) Cumulative Distributions, plus or minus
    (iv) the Net Cumulative Earnings or Deficit, respectively.

        (b) "Affiliate" means, with respect to the Allied Owners, any person controlling, or controlled by or under common control with Allied, and with respect to the Crown Owners, a Permitted Transferee and any other person controlling, or controlled by or under common control with Crown.

        (c) "Appraisal Process" refers to the situation where the Company, Allied, Crown or the Declining Member, as the case may be, within sixty
    (60) days of: (i) the Manager's request for Optional Capital more than twenty four (24) months after the date hereof or (ii) Crown's election to initiate the Appraisal Process pursuant to SECTION 7.1(b) or
    SECTION 7.4(b), either agree or fail to agree upon the Fair Market Value of the Company. In the event of such a failure to reach agreement within such sixty (60) day period, Crown and Allied shall provide the other with a final good faith proposed Fair Market Value of the Company (the "Crown Final Proposal" and the "Allied Final Proposal"), in writing, within ten
    (10) business days after the expiration of such sixty (60) day period. Crown and Allied shall then choose an investment banking firm or accounting firm (the "Appraiser") to determine the Fair Market Value of the Company within thirty (30) days of the engagement of such firm; provided, however, that the Fair Market Value of the Company must either: (i) equal the Crown Final Proposal or the Allied Final Proposal, or (ii) fall somewhere between the Crown Final Proposal and the Allied Final Proposal.

            (i) The value of the Company determined by the Appraisal Process (the "Appraised Value") shall be final and binding upon the parties. Any determination of the Appraised Value of the Company pursuant to an Appraisal Process shall also be binding upon the Company and all of the Members with respect to any future determination of the Fair Market Value of the Company or Appraised Value (for the twenty-four (24) month period following the valuation date of the Appraisal Process), except that the Appraised Value shall be increased by (i) the cumulative amount of all Optional Contributions after the date the Appraised Value was determined, and shall be reduced by (ii) Cumulative Distributions after the date the Appraised Value was determined, and shall be further increased or reduced by (iii) the Net Cumulative Earnings or Deficit, respectively. Provided, however, that Allied, on behalf of the Allied Owners, or Crown, on behalf of the Crown Owners, may choose not to be bound by an Appraised Value which is more than 3 months old and related to a different matter

           (e.g. a prior Optional Capital call), and instead elect to have a new Appraisal Process, as long as the Member electing to begin the new Appraisal Process, and its Affiliates that are Members, bears the entire cost of such Appraisal Process and notifies the other Member and the Manager as follows:

               (A) if the Appraised Value is to be used in connection with the Manager's request for Optional Capital more than twenty four (24) months after the date hereof, within 5 days after receipt of the Manager's request, and

               (B) if the Appraised Value is to be used in connection with Crown's election to initiate the Appraisal Process pursuant to
           SECTION 7.1(B) or SECTION 7.4(B), within 5 days after delivery of delivery of Crown's notice.

           (ii) If Crown and Allied are unable to agree on the Appraiser within fifteen (15) days after the aforementioned sixty (60) day period, Crown and Allied each shall choose an investment banking firm or accounting firm, and direct such firms to choose, within fifteen (15) days, the Appraiser who shall perform the Appraisal Process.

           (iii) The cost of the Appraiser shall be split evenly between Crown and Allied.

        (d) "Cumulative Distributions" means the cumulative amount of all distributions made by the Company to the Members after the date hereof.

        (e) "Fair Market Value" means the fair market value of the Company, as a going concern and taking into account all relevant factors determinative of value, as of the end of the calendar month preceding the date on which the Company's request for Optional Capital was made or the date of the Allied Sale Notice or the date of the involuntary transfer, as the case may be.

        (f) "Net Cumulative Earnings or Deficit" as of any date (a "Determination Date") means the difference between the net income of the Company for all years ending prior to the Determination Date as reflected in the financial statements prepared in accordance with generally accepted accounting principles and the net loss of the Company for all years ending prior to the Determination Date as reflected in the financial statements prepared in accordance with generally accepted accounting principles, plus the net income or minus the net loss for the partial period ending on the Determination Date. Net income or net loss for this partial period shall be estimated by the Manager and adjusted at the time the actual net income or net loss of the Company for the year in which the Determination Date is reflected in the financial statement prepared in accordance with generally accepted accounting principles.

        (g) "Permitted Transferee" means:

            (i) any other Member;

           (ii) the lineal descendants of Henry Crown or Irving Crown, the spouses and adopted children of the lineal descendants of Henry Crown or Irving Crown (collectively, the "Crown Families");

           (iii) trusts for the primary benefit of any member of the Crown Families;

           (iv) the executors, administrators, or personal representatives of any person or entity described in SECTION 8.1(G),(I),(II), or (III) or

           (v) an entity (i) which is controlled by any of the persons or entities described in SECTION 8.1(G),(I),(II), (III), or (IV) of which a majority of its ownership interests are owned by the persons or entities described in SECTION 8.1(G),(I),(II), (III) or (IV).

                                   ARTICLE 9
                          DISSOLUTION AND TERMINATION

    9.1.  WITHDRAWAL OF A MEMBER.

    Without the consent of the Manager, no Member may voluntarily withdraw or resign from the Company prior to the termination of the Company in accordance with this ARTICLE 9, and any such withdrawal or resignation shall be considered wrongful. No Member shall have the right to demand the return of its capital contributions other than out of distributions to Members generally as provided in ARTICLE 5

    9.2.  DISSOLUTION.

    The Company shall be dissolved upon: (a) the sale or other disposition of all or substantially all of the Company's assets, or (b) the decision of the Manager to dissolve.

    9.3.  WINDING UP, LIQUIDATION, AND DISTRIBUTION OF ASSETS.

    Upon dissolution, the Manager shall windup the affairs of the Company. During the windup process, the Net Profits, Net Losses, and Distributable Cash shall continue to be shared by the Members in accordance with this Agreement. Upon the dissolution of the Company, the Manager shall sell or convert into cash all of the Company's assets other than cash as promptly as possible, but in a businesslike manner so as not to cause undue loss. All cash and the proceeds from the sale of the Company's assets, to the extent available, together with any other assets to be distributed in kind, shall be applied and distributed by the Members in the following order of priority:

        (a) First, to creditors (including Members and their Affiliates who are creditors) and the expenses of liquidation, in the order of priority provided by law;

        (b) Second, to the establishment of any reserves which the Manager determines to be reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company; and

        (c) Thereafter, as provided in ARTICLE 5.

        (d) In the event the Company receives a promissory note upon the sale of all or substantially all of its assets, then the Company shall remain in existence, to the extent necessary, to collect the proceeds of such promissory note. The proceeds collected from any such promissory note shall be distributed as soon as practicable in accordance with this SECTION 9.3. Any amounts withheld for reserves pursuant to SECTION 9.3(B) shall be distributed from time to time in the reasonable discretion of the Manager to the Members in the same priority as the amounts withheld would have otherwise been distributed pursuant to this SECTION 9.3.

    9.4.  TIME OF LIQUIDATION.

    A reasonable time, as determined by the Manager, shall be allowed for the orderly liquidation of the properties and other assets of the Company, and the discharge of the Company's liabilities to creditors, so as to enable the Manager to attempt to minimize, to the extent it deems practicable, advisable, or desirable, the normal losses attendant upon a liquidation.

    9.5.  REPORT ON LIQUIDATION.

    As soon as practicable, and in any event within ninety (90) days following the completion of the liquidation of the Company's properties, the Manager shall supply each Member with financial statements setting forth (i) the assets and liabilities of the Company as of the date of complete liquidation, (ii) each Member's pro rata portion of distributions, and (iii) the amount retained as reserves pursuant to Section 9.3(b).

    9.6.  RETURN OF CONTRIBUTION.

    Upon dissolution, each Member shall look solely to the Company for the return of its capital contributions. If the Company property remaining after the payment or discharge of the Company's debts and liabilities is insufficient to return the capital contribution of a Member, that Member shall not have recourse for this deficiency against any other Member.

    9.7.  ARTICLES OF DISSOLUTION.

    When all of the Company's debts, liabilities, and obligations have been paid and discharged, or adequate provisions have been made therefore, and all of the remaining property and assets have been distributed to the Members, a Certificate of Cancellation in the form required under the Act shall be executed and filed with the Delaware Secretary of State. Upon the filing of the Certificate of Cancellation, the existence of the Company shall cease, except for the purpose of suits, other proceedings, and appropriate action as provided in the Act. The Manager shall have authority on behalf, and in the name, of the Company to distribute any

Company property discovered after dissolution, convey real estate, and take such other actions as may be necessary following the filing of the Certificate of Cancellation.

                                   ARTICLE 10
                                OTHER AGREEMENTS

    10.1.  CONFLICTS.

        (a) Each Member understands that the other Members and their Affiliates may be interested, directly or indirectly, in various businesses and undertakings other than the Company. Except as may be provided to the contrary by law or in SECTION 10.5, the Members may pursue opportunities, and make investments, without any duty or obligation to first offer such opportunities or investments to the Company or the other Members.

        (b) Each Member understands and acknowledges that the conduct of the business of the Company may involve business dealings with other businesses or undertakings of the other Members and their Affiliates. The creation of the Company and the assumption by each Member of its duties under this Agreement shall be without prejudice to the respective rights of the other Members and their Affiliates to maintain such other businesses and undertakings, and to receive and enjoy profits or compensation from such other businesses and undertakings. Each Member waives any rights it might otherwise have to share or participate in the other businesses and undertakings of the other Members and their Affiliates.

        (c) The Company shall not enter into a material transaction or business relationship with a Member or an Affiliate of a Member unless the other Members are given notice of such transaction or relationship, and such transaction or relationship is entered into on terms and conditions at least as favorable to the Company as the Company could obtain from an unrelated third-party in an arms' length transaction.

    10.2.  INVESTMENT INTENT AND REPRESENTATIONS.

        (a) Each Member is acquiring its Membership Interest for investment purposes only, and without a view to resale in connection with any distribution.

        (b) Each Member is aware that the Membership Interests offered by the Company have not been registered under the Securities Act of 1933 or any applicable state securities laws (collectively, the "Securities Laws") in reliance upon the exemptions provided by Section 4(2) of the Securities Act of 1933, and similar exemptions under other Securities Laws.

        (c) Each Member is aware that the resale of any Membership Interest without registration under the Securities Laws or an exemption from the Securities Laws is prohibited, and that reliance on any exemption from registration must be established to the Company's reasonable satisfaction before such a resale will be permitted.

        (d) Each Member is aware that there will be no public market for the Membership Interests and, accordingly, it may not be possible for a Member to liquidate its investment in the Company, except as provided pursuant to the terms of this Agreement and that certain Registration Rights Agreement between the Company and the Members dated as of the date of this Agreement.

        (e) Each Member has either (i) consulted with its business, tax, and legal advisors with respect to the documents and information relating to this transaction, and they have advised that Member as to the merits of the offering, or (ii) such Member has such knowledge and experience in financial and business matters as to be capable of evaluating on its own the merits and risks of investment in the Company, including the risk of the complete loss of its investment.

    10.3.  PAYMENT OF FORMATION COSTS.

    All costs (including reasonable attorneys' fees) incurred directly in connection with the formation of the Company shall be borne by the Company. Such costs shall include the costs incurred by the Company in connection with the filing of its certificate of formation, but shall not include the costs incurred by Crown and Allied in connection with the negotiation of this Agreement or the Purchase and Contribution Agreement, which each party shall bear itself.

    10.4.  APPOINTMENT OF CROWN AS ATTORNEY-IN-FACT.

    Allied and any other person admitted as a member hereby irrevocably constitute and appoint Crown as their true and lawful attorney-in-fact, such power being coupled with an interest, with Crown having full power and authority in the name, place and stead of each Member to execute, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including:

        (a) all certificates and other instruments, and any amendments thereof, which Crown deems appropriate to qualify or continue the Company as a limited liability company (or an entity in which the Members will have limited liability comparable to that provided by the Act) in any jurisdiction in which the Company may conduct business;

        (b) all instruments which Crown deems appropriate to reflect a change or modification of this Agreement made in accordance with the terms of this Agreement which does not change the substance of this Agreement or adversely affect Allied; and

        (c) all conveyances and other instruments which Crown deems appropriate to reflect the dissolution and termination of the Company, including any certificate or other instruments required under SECTION 9.7.

    10.5.  NON-DISCLOSURE.

    Each of the Members acknowledge that during the term of this Agreement, by virtue of the positions of trust and confidence they will occupy with the Company as a Member, they and their employees and agents will be exposed to confidential information and trade secrets belonging to the Company, most of which will either be (i) marked "confidential," (ii) limited or restricted in access thereto to those persons who "need to know" such information, or (iii) otherwise confidential and proprietary by virtue of the value they have to the business and operations of the Company. Confidential information and trade secrets for purposes of this SECTION 10.5 means business plans, financial information, trade secrets, inventions, improvements to existing inventions and patents, potential customer surveys and lists, marketing strategies, know how, source and object codes, schematic drawings and designs, plans and specifications, and related information that is treated as confidential by the Company and is not generally known publicly or in the industry in which the Company does business or by a person to whom the disclosure is made. The Members acknowledge that the Company has a legitimate proprietary interest in the confidential information and trade secrets, that maintaining the confidentiality and integrity of same is very important to the Company, and that disclosure of same would cause substantial loss to the Company both monetarily and in terms of loss of goodwill and competitive position. Accordingly, without the consent of Manager, the Members agree not to use, copy, remove from the Company's premises or divulge any confidential information at any time, except as required in pursuance of its responsibilities for and on behalf of the Company. The Members further agree to take all reasonable steps necessary or reasonably requested by the Company to ensure that all confidential information is kept confidential.

                                   ARTICLE 11
                            MISCELLANEOUS PROVISIONS

    11.1.  NOTICES.

    Any notice or other thing required or desired to be served, given, or delivered under this Agreement shall be deemed validly served, given, or delivered upon: (i) the deposit thereof in the United States mail, registered or certified, with proper postage prepaid, (ii) transmission thereof in a legible facsimile transmission, or (iii) prepaid deposit thereof with an overnight courier, addressed to the Member to be notified at the address or facsimile number listed on the records of the Company; with a copy to be served, given or delivered to the attorney for the Company. Notice shall be deemed received three
(3) business days after delivery by (i) above, and the next business day after delivery by (ii) or (iii) above. The address of any Member may be changed by written notice to the other Members duly served in accordance with this SECTION 11.1.

    11.2.  APPLICATION OF DELAWARE LAW.

    This Agreement, and its application and interpretation, shall be governed exclusively by its terms and by the internal laws of the State of Delaware, and specifically the Act, without regard to that state's choice-of-law principles.

    11.3.  CHOICE OF VENUE.

    Any action brought in connection with this Agreement shall be brought only in the federal or state courts located in Cook County and Chicago, Illinois. The Members irrevocably submit to the personal jurisdiction of such courts, and waive any objections they may have concerning the venue or convenience of such forums.

    11.4.  WAIVER OF ACTION FOR PARTITION.

    Each Member irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

    11.5.  ENTIRE AGREEMENT.

    This Agreement, the Purchase and Contribution Agreement and the other agreements referred to herein or therein, constitute the entire agreement among the Members with respect to the transactions contemplated herein and therein, and supersede all prior oral or written agreements, commitments, or understandings with respect to the matters provided for in this Agreement, the Purchase and Contribution Agreement and the other agreements referred to herein or therein.

    11.6.  MINISTERIAL AMENDMENTS TO ARTICLES OF ORGANIZATION.

    The Manager shall have full power, with prior notice to the Members, to amend the Company's Certificate of Formation whenever required by law to preserve the existence of the Company or the limited liability status of the Members.

    11.7.  AMENDMENTS TO AGREEMENT.

    The Manager shall have full power with prior notice to the Members, to amend this Agreement, provided that all amendments to this Agreement shall be in writing and require the written consent of Crown and Allied to the extent the non-consenting member is adversely affected by such amendment.

    11.8.  EXECUTION OF ADDITIONAL INSTRUMENTS.

    Each Member agrees to execute such other and further statements of interest and holdings, designations, powers of attorney, and other instruments necessary to comply with any applicable laws, rules, or regulations.

    11.9.  CONSTRUCTION.

    When required by the context, whenever the singular number is used in this Agreement the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Any reference to the Code, Act or other statutes or laws shall include all amendments, modifications or replacements of the specific sections and provisions concerned. The term "include" and derivatives thereof shall be construed in an illustrative and not a limitative sense.

    11.10.  HEADINGS.

    The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any of its provisions.

    11.11.  WAIVERS.

    The failure of any party to seek redress for the violation of, or to insist upon the strict performance of, any covenant or condition of this Agreement shall not prevent a subsequent act that would originally have constituted a violation from having the effect of an original violation.

    11.12.  SEVERABILITY.

    If any provision of this Agreement or its application to any person or circumstance shall be found invalid, illegal, or unenforceable to any extent, the remainder of this Agreement and its application shall not be affected and shall remain enforceable to the fullest extent permitted by law.

    11.13.  HEIRS, SUCCESSORS, AND ASSIGNS.

    Each of the covenants, terms, provisions, and agreements contained in this Agreement shall be binding upon the parties hereto and their respective heirs, legal representatives, successors, and direct and indirect assigns and shall inure to the benefit of the parties hereto and their respective permitted successors and (direct and indirect) assigns.

    11.14.  NOT FOR THE BENEFIT OF CREDITORS.

    None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any creditors of the Company.

    11.15.  COUNTERPARTS.

    This Agreement may be executed in counterparts, each of which an original but all of which shall constitute one and the same instrument.

    The undersigned hereby agree, acknowledge, and certify that the foregoing Agreement constitutes the Limited Liability Company Agreement, adopted by the Members of the Company as of the date first above written.

                                          BUSH HOG INVESTORS, L.L.C.,

                                            a Delaware limited liability company

                                          By: Henry Crown and Company (Not
                                          Incorporated),

                                            an Illinois limited partnership, its
                                          manager

                                          By:
  ------------------------------------------------------------------------------

                                                  a general partner

                                          ALLIED PRODUCTS CORPORATION,

                                            a Delaware corporation

                                          By:
  ------------------------------------------------------------------------------

                                          Its:
  ------------------------------------------------------------------------------

                                                                      APPENDIX C

                           OPINION OF ING BARINGS LLC

ING BARINGS

October 8, 1999

Board of Directors
Allied Products Corporation
10 South Riverside Plaza
Chicago, Illinois 60606

Gentlemen:

    We understand that CC Industries (the "Acquiror") has proposed the formation of a joint venture ("Newco") to own and operate the Bush Hog and Great Bend Manufacturing Company divisions (the "Agricultural Products Group") of Allied Products Corporation ("Allied Products" or the "Company"). Upon the formation of Newco, the Acquiror would purchase an 80.1% interest in Newco for $120.2 million (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Letter of Intent dated July 15, 1999 and the Draft Limited Liability Company Interest Purchase and Asset Contribution Agreement dated October 4, 1999.

    You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, to Allied Products of the consideration to be offered in the Proposed Transaction.

    We have acted as financial advisor to the Board of Directors of the Company in connection with the Proposed Transaction and will receive a customary fee for our services. As you are aware, ING Barings has previously rendered and continues to render certain investment banking and financial advisory services to the Company. In the ordinary course of our business, we trade or otherwise effect transactions in the securities of the Company and may purchase and sell securities of the Company for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, as you are also aware, certain employees of ING Barings hold positions in the Company's Common Stock and Mitchell Quain, an Executive Vice President of ING Barings, serves as a member of the Board of Directors of the Company.

    In conducting our analysis and arriving at our opinion as expressed herein, we have reviewed, among other things, the following:

     (i) the Letter of Intent dated July 15, 1999, and the Draft Limited Liability Company Interest Purchase and Asset Contribution Agreement dated October 4, 1999;

    (ii) the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1997 and 1998 and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

    (iii) the Company's Proxy Statement dated June 18, 1999;

    (iv) all Form 8-K's filed by the Company over the past three years;

    (v) the confidential offering memorandum prepared by J.P. Morgan Securities Inc. in May 1999 pertaining to the Agricultural Products Group;

    (vi) selected recent research reports published by Wall Street securities firms;

   (vii) certain other publicly available information concerning the Company and the trading market for the Common Stock;

   (viii) the terms of the Draft Operating Agreement dated October 4, 1999;

    (ix) certain internal information and other data relating to the Company, its business and prospects, including pro forma historical information for the five year period ending December 31, 1998; forecasts and projections for the five year period ending December 31, 2003; all of which were provided to us by management of the Company;

    (x) the Memo dated September 24, 1999 from William Morrison of Gardner, Carton and Douglas describing certain business and financial aspects of the transaction;

    (xi) certain publicly available information concerning certain other companies engaged in businesses which we believe to be generally comparable to the Company and the trading markets for certain of such other companies' securities; and

   (xii) the financial terms of certain recent business combinations which we believe to be relevant.

    We have held discussions with certain officers and employees of the Company concerning its business and operations, assets, present condition and prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

    In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us and have not attempted independently to verify such information, nor do we assume any responsibility to do so. We have assumed that the Company's forecasts and projections provided to us have been reasonably prepared based on the best current estimates and judgment of the Company's management as to the future financial condition and results of operations of the Company. We have not conducted a physical inspection of the properties and facilities of the Company, nor have we made or obtained any independent evaluation or appraisal of such properties and facilities. We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our opinion necessarily is based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof. We reserve, however, the right to withdraw, revise or modify our opinion based upon additional information which may be provided to or obtained by us, which suggests, in our judgment, a material change in the assumptions upon which our opinion is based. We have assumed that the Definitive Limited Liability Company Interest Purchase and Asset Contribution Agreement will be the same as the draft reviewed in all material respects.

    This letter and the opinion expressed herein are for the use of the Board of Directors of the Company. This opinion does not address the Company's underlying business decision to approve the Proposed Transaction or constitute a recommendation to the shareholders of the Company as to how such shareholders should vote or as to any other action such shareholders should take regarding the Proposed Transaction. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent except the Company may include this opinion in its entirety in any proxy statement or information statement relating to the transaction sent to the Company's shareholders.

    Based upon and subject to the foregoing, it is our opinion as investment bankers that the consideration to be received by the Company is fair, from a financial point of view.

Very truly yours,

ING BARINGS LLC

                          ALLIED PRODUCTS CORPORATION
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS--
               FOR SPECIAL MEETING OF STOCKHOLDERS MARCH 7, 2000

    The undersigned hereby appoints S.S. Sherman, Lloyd A. Drexler and
Richard A. Drexler, and each of them, Proxies, with the powers the undersigned would possess if personally present, to vote all shares of the undersigned in Allied Products Corporation at the special meeting of the stockholders to be held on March 7, 2000, at 9:30 A.M., Chicago Time, and at any adjournment thereof, for the purpose of acting upon the proposals referred to herein in accordance with the designations below, and of acting in their discretion upon such other matters as may properly come before the meeting.

1. To consider the approval of the Limited Liability Company Interest Purchase and Asset Contribution Agreement by and among the Company, Bush
    Hog, L.L.C., a Delaware limited liability company ("New Bush Hog") and Bush Hog Investors, L.L.C, a Delaware limited liability company which contemplates (a) the transfer from the Company to New Bush Hog of substantially all of the operating assets and some of the liabilities associated with the Company's agricultural products group in exchange for all of the outstanding membership interests of New Bush Hog and (b) the sale of membership interests representing 80.1% of the outstanding membership interests of New Bush Hog to Bush Hog Investors for a purchase price of $112,076,041, subject to post-closing adjustments.

2. To transact any other business that may properly come before the meeting or any adjournment of the special meeting.

           / / FOR                             / / AGAINST                                / / ABSTAIN

                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

    IF YOU SIGN AND RETURN THIS PROXY, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE HEREON. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

                                               Dated: ____________________, 2000

                                               __________________________ (L.S.)

                                               __________________________ (L.S.)

                                               IMPORTANT: PLEASE SIGN EXACTLY AS
                                               YOUR NAME OR NAMES APPEAR ON THE
                                               STOCK CERTIFICATE OR
                                               CERTIFICATES, AND WHEN SHARES ARE
                                               HELD BY JOINT TENANTS, BOTH
                                               SHOULD SIGN. WHEN SIGNING AS
                                               ATTORNEY, EXECUTOR,
                                               ADMINISTRATOR, TRUSTEES OR
                                               GUARDIAN, GIVE YOUR FULL TITLE AS
                                               SUCH. IF THE SIGNATORY IS A
                                               CORPORATION OR PARTNERSHIP SIGN
                                               THE FULL CORPORATE OR PARTNERSHIP
                                               NAME BY DULY AUTHORIZED OFFICER
                                               OR PARTNER.

                                               NOTE: PLEASE DATE, SIGN AND MAIL
                                               THIS PROXY IN THE ENCLOSED
                                               ENVELOPE. NO POSTAGE IS REQUIRED
                                               FOR MAILING IN THE UNITED STATES.

PROXY                                                                      PROXY

                             FORM OF DIRECTION CARD
                          ALLIED PRODUCTS CORPORATION
                                   SMART PLAN
          DIRECTIONS FOR VOTING SHARES OF ALLIED PRODUCTS CORPORATION
                 ("THE COMPANY") HELD IN TRUST FOR THE EMPLOYEE

    The undersigned hereby authorizes the Advisory Committee for the above-captioned plan (the "Plan") to direct the Trustee for the Plan to vote at the Special Meeting of Stockholders of the Company on March 7, 2000 or at any adjournments thereof, all shares of Company Stock credited to the account of the undersigned under the Trust for such Plan at the close of business on January 18, 2000, as directed below on the following matters, and, in their discretion, on any other matters that may come before the meeting:

1. To consider the approval of the Limited Liability Company Interest Purchase and Asset Contribution Agreement by and among the Company, Bush
    Hog, L.L.C., a Delaware limited liability company ("New Bush Hog") and Bush Hog Investors, L.L.C., a Delaware limited liability company which contemplates (a) the transfer from the Company to New Bush Hog of substantially all of the operating assets and some of the liabilities associated with the Company's agricultural products group in exchange for all of the outstanding membership interests of New Bush Hog and (b) the sale of membership interests representing 80.1% of the outstanding membership interests of New Bush Hog to Bush Hog Investors for a purchase price of $112,076,041, subject to post-closing adjustments.

2. To transact any other business that may properly come before the meeting or any adjournment of the special meeting.

           / / FOR                            / / AGAINST                              / / ABSTAIN

    IF YOU SIGN AND RETURN THIS DIRECTION, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE HEREON. SMART SHARES FOR WHICH NO INSTRUCTIONS ARE RECEIVED WILL BE VOTED IN THE SAME PROPORTION AS NON-SMART SHARES ARE VOTED.

                                                DATED: ___________________, ____

                                                __________________________(L.S.)

                                                           Signature

                                                NOTE: PLEASE DATE, SIGN AND MAIL
                                                THIS DIRECTION IN THE ENCLOSED
                                                ENVELOPE. NO POSTAGE IS REQUIRED
                                                FOR MAILING IN THE UNITED
                                                STATES.

                             FORM OF DIRECTION CARD
                          ALLIED PRODUCTS CORPORATION
                          ALLIED PRODUCTS CORPORATION
                          SAVINGS INCENTIVE PLAN (SIP)
  DIRECTIONS FOR VOTING SHARES OF ALLIED PRODUCTS CORPORATION (THE "COMPANY")
                         HELD IN TRUST FOR THE EMPLOYEE

    The undersigned hereby authorizes the Advisory Committee for the above-captioned plan ("SIP") to direct the Trustee for the Plan to vote at the Special Meeting of Stockholders of the Company on March 7, 2000 or at any adjournments thereof, all shares of Company Stock credited to the account of the undersigned under the Trust for such Plan at the close of business on January 18, 2000, as directed below on the following matters, and, in their discretion, on any other matters that may come before the meeting:

1. To consider the approval of the Limited Liability Company Interest Purchase and Asset Contribution Agreement by and among the Company, Bush
    Hog, L.L.C., a Delaware limited liability company ("New Bush Hog") and Bush Hog Investors, L.L.C, a Delaware limited liability company which contemplates (a) the transfer from the Company to New Bush Hog of substantially all of the operating assets and some of the liabilities associated with the Company's agricultural products group in exchange for all of the outstanding membership interests of New Bush Hog and (b) the sale of membership interests representing 80.1% of the outstanding membership interests of New Bush Hog to Bush Hog Investors for a purchase price of $112,076,041, subject to post-closing adjustments.

2. To transact any other business that may properly come before the meeting or any adjournment of the special meeting.

           / / FOR                            / / AGAINST                              / / ABSTAIN

    IF YOU SIGN AND RETURN THIS DIRECTION, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE HEREON. SIP SHARES FOR WHICH NO INSTRUCTIONS ARE RECEIVED WILL BE VOTED IN THE SAME PROPORTION AS NON-SIP SHARES ARE VOTED.

                                                DATED: ___________________, ____

                                                __________________________(L.S.)

                                                NOTE: Please date, sign and mail
                                                this direction in the enclosed
                                                envelope. No postage is required
                                                for mailing in the United
                                                States.